Form 10-K, Exhibit 13
period 2004-12-31
CHEVIOT FINANCIAL CORP
filed 2005-03-31
CIK 1248124

                                TABLE OF CONTENTS

================================================================================


                                                                            Page
                                                                            ----

President's Letter to Stockholders and Customers...............................1

Business of Cheviot Financial Corp.............................................2

Financial Highlights...........................................................3

Management's Discussion and Analysis of Financial Condition
  and Results of Operations....................................................5

Financial Statements:
       Report of Independent Registered Public Accounting Firm................25
       Consolidated Statements of Financial Condition.........................26
       Consolidated Statements of Earnings....................................27
       Consolidated Statements of Comprehensive Income........................28
       Consolidated Statements of Shareholders' Equity........................29
       Consolidated Statements of Cash Flows..................................30
       Notes to Consolidated Financial Statements.............................32

Directors and Officers........................................................56

Investor and Corporate Information............................................57

Office Locations..............................................................58

                        LETTER FROM THE PRESIDENT AND CEO

================================================================================


To Our Stockholders and Customers:

        We are pleased to present the Annual Report to Stockholders of Cheviot Financial Corp. (the "Company"), the holding company which owns 100% of the outstanding stock of Cheviot Savings Bank (the "Bank") of Cheviot, Ohio. With our stock offering completed in January 2004, this is the first annual report to reflect the results of operations and financial condition of Cheviot Financial Corp. as a public company.

        The Company reported net earnings of $1.3 million for 2004, or 14 cents per share. This compares to net earnings of $2.3 million for 2003. The decrease in net earnings for the most-recent period primarily reflects a one-time $1.5 million expense recorded in connection with the Company's contribution to the Cheviot Savings Bank Charitable Foundation, which was established at the time of the Bank's reorganization into a mutual holding company.

        Excluding the after-tax effects of the charitable contribution, the Company's year-over-year earnings increased 10.9% to $2.6 million, or 27 cents per share. The increase is attributable primarily to an increase in net interest income and a decrease in the provision for losses on loans, which were partially offset by a decrease in other income and an increase in general, administrative and other expenses.

        In 2004, Cheviot Savings Bank opened a Lending Center in Mason, Ohio and purchased land for a full service branch in the Delhi area. The design of this branch is complete. Construction should begin in the near future. Directors and Management will continue to explore expansion opportunities through internal growth or acquisitions.

        Funding our Charitable Foundation has had an impact on our earnings this year, but we believe it's an investment that will pay dividends in the long run. In the past year the Charitable Foundation disbursed over $82,000 in support of homeownership, college scholarships, and other civic endeavors. We are proud to operate our business as an integral part of the greater Cincinnati community.

        I want to personally thank you for your support as a stockholder and pledge to continue to advance the interests of the Company, the Bank, the community, our customers and our stockholders.

                                Sincerely,

                                Cheviot Financial Corp.


                                By /s/ Thomas J. Linneman
                                  --------------------------------------------
                                  Thomas J. Linneman
                                  President and Chief Executive Officer

                             CHEVIOT FINANCIAL CORP.


                       BUSINESS OF CHEVIOT FINANCIAL CORP.

================================================================================


Cheviot Savings Bank (the "Savings Bank") was established in 1911 as an Ohio chartered mutual savings and loan association. As an Ohio-chartered savings and loan association, the Savings Bank is subject to the regulation and supervision of the Ohio Department of Financial Institutions and the Office of Thrift Supervision.

On January 5, 2004, the Savings Bank reorganized into a two-tier mutual holding company structure (the "Reorganization") and established Cheviot Financial Corp. ("Cheviot Financial" or the "Corporation"), as the parent of the Savings Bank. Cheviot Financial issued 9,918,751 common shares in the Reorganization. Cheviot Mutual Holding Company was organized as a federally chartered mutual holding company and owns 55.0% of the outstanding common stock of Cheviot Financial. Cheviot Financial sold 4,388,438 common shares, representing approximately 44.0% of the outstanding common stock, at $10.00 per share to the Savings Bank's depositors and a newly formed Employee Stock Ownership Plan ("ESOP"). In addition, 75,000 shares, or approximately one percent of the outstanding shares, were issued to a charitable foundation established by the Savings Bank. Cheviot Financial's issuance of common shares resulted in proceeds, net of offering costs and shares issued to the ESOP, of $39.3 million.

The Savings Bank is a community and customer oriented savings and loan operating four full-service offices in Hamilton County, Ohio, which we consider our primary market area. We emphasize personal service and customer convenience in serving the financial needs of the individuals, families and businesses residing in our markets.

Cheviot Financial's executive offices are located at 3723 Glenmore Avenue, Cheviot, Ohio 45211-4744, and our telephone number is (513) 661-0457.

The following are highlights of Cheviot Savings Bank's operations:

        o a 93-year history of providing financial products and services to individuals, families and small business customers in southwestern Ohio;

        o       a commitment to single family residential mortgage lending;

        o maintaining capital strength and exceeding regulatory "well capitalized" capital requirements; and

        o a business strategy designed to expand our banking relationships with existing and future customers.

                             CHEVIOT FINANCIAL CORP.


                        SELECTED FINANCIAL AND OTHER DATA

================================================================================


The following tables set forth selected financial and other data of Cheviot Financial Corp. at the dates and for the periods presented.

                                                               AT DECEMBER 31,                     AT MARCH 31,
                                                         --------------------------  -----------------------------------------
                                                             2004          2003          2003          2002           2001
                                                         ------------  ------------  ------------  ------------   ------------
                                                                                   (IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:
Total assets............................................    $276,587      $317,399      $243,784      $229,001       $227,032
Cash and cash equivalents...............................       7,725        83,776        24,408        21,195         37,747
Investment securities held to maturity - at cost........      27,102        17,135         6,146        11,244          8,078
Mortgage-backed securities available for sale...........       1,483             -             -             -              -
Mortgage-backed securities held to maturity - at cost...      29,204        21,804        23,593        22,961         28,848
Loans receivable,  net (1)..............................     203,842       186,853       182,444       166,550        143,547
Deposits................................................     179,989       267,927       195,312       190,172        193,612
Advances from the Federal Home Loan Bank................      16,199         9,206        10,765         3,948              -
Shareholders' equity (2)................................      77,940        37,867        35,932        33,543         31,962


                                                  FOR THE
                                                 YEAR ENDED   FOR THE NINE MONTHS ENDED
                                                DECEMBER 31,         DECEMBER 31,               FOR THE YEAR ENDED MARCH 31,
                                                ------------  --------------------------  ----------------------------------------
                                                    2004          2003          2002          2003          2002          2001
                                                ------------  ------------  ------------  ------------  ------------  ------------
                                                                                 (IN THOUSANDS)

SELECTED OPERATING DATA
Total interest income............                   $12,983        $9,427       $10,718       $14,068       $14,494       $15,421
Total interest expense...........                     3,881         3,278         4,639         5,926         8,355         9,456
                                                ------------  ------------  ------------  ------------  ------------  ------------
Net interest income..............                     9,102         6,149         6,079         8,142         6,139         5,875
Provision for losses on
  (recoveries of) loans..........                         -            45            (8)          250           312             -
                                                ------------  ------------  ------------  ------------  ------------  ------------
Net interest income after
  provision for losses on
  (recoveries of) loans..........                     9,102         6,104         6,087         7,892         5,827         5,875
Total other income...............                       270           191           110           263           506           502
Total general, administrative,
  and other expense..............                     6,968         3,365         3,175         4,530         3,936         4,000
                                                ------------  ------------  ------------  ------------  ------------  ------------
Earnings before income taxes.....                     2,404         2,930         3,022         3,625         2,397         2,377
Federal income taxes.............                     1,076           995         1,027         1,236           816           809
                                                ------------  ------------  ------------  ------------  ------------  ------------
Net earnings.....................                   $ 1,328        $1,935        $1,995       $ 2,389       $ 1,581       $ 1,568
                                                ============  ============  ============  ============  ============  ============

Earnings per share - basic and
  diluted........................                     $0.14           N/A           N/A           N/A           N/A           N/A
                                                       ====           ===           ===           ===           ===           ===

-------------------------

(1)  Includes loans held for sale.
(2)  Consists of retained earnings only for periods prior to December 31, 2004.

                             CHEVIOT FINANCIAL CORP.

================================================================================

                                                AT OR FOR
                                                 THE YEAR        AT OR FOR THE NINE
                                                   ENDED      MONTHS ENDED DECEMBER 31,      AT OR FOR THE YEAR ENDED MARCH 31,
                                                DECEMBER 31,  --------------------------  ----------------------------------------
                                                    2004          2003          2002          2003          2002          2001
                                                ------------  ------------  ------------  ------------  ------------  ------------
SELECTED FINANCIAL RATIOS AND OTHER
DATA:(1)
PERFORMANCE RATIOS:
Return on average assets......................         0.48%         1.02%         1.11%         0.99%         0.70%         0.71%
Return on average equity......................         1.72          6.97          7.67          6.83          4.84          5.01
Average equity to average assets..............        27.91         14.64         14.48         14.56         14.55         14.16
Equity to total assets at end of period.......        28.18         11.93         14.65         14.74         14.65         14.08
Interest rate spread (2)......................         2.85          3.06          3.17          3.09          2.33          2.23
Net interest margin (2).......................         3.39          3.39          3.54          3.50          2.85          2.78
Average interest-earning assets to
  average interest-bearing liabilities........       137.59        118.48        113.60        115.76        113.49        112.22
Total general, administrative and other
  expenses to average total assets............         2.53          1.77          1.77          1.89          1.75          1.81
Efficiency ratio (3)..........................        74.35         53.08         51.30         53.90         59.23         62.73
ASSET QUALITY RATIOS:
Non-performing loans as a percent of total
  loans (4)...................................         0.12          0.25          0.04          0.13          0.37          0.38
Non-performing assets as a percent of
  total assets................................         0.12          0.16          0.06          0.15          0.34          1.01
Allowance for loan losses as a percent of
  total loans.................................         0.36          0.41          0.26          0.40          0.29          0.17
Allowance for loan losses as a percent of
  non-performing assets.......................       214.66        151.18        327.56        195.48         62.73         10.46
REGULATORY CAPITAL RATIOS:
Tangible capital..............................        21.07         11.93         14.65         14.74         14.65         14.08
Core capital..................................        21.07         11.93         14.65         14.74         14.65         14.08
Risk-based capital............................        47.08         30.05         29.26         32.52         30.58         32.60
NUMBER OF:
Banking offices...............................         4             4             4             4             4             4

--------------------------

(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the periods, and have been annualized where appropriate.

(2) Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) Efficiency ratio represents the ratio of general, administrative and other expenses divided by the sum of net interest income and total other income.

(4) Nonperforming loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while nonperforming assets consist of nonperforming loans and real estate acquired through foreclosure.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


This discussion and analysis reflects Cheviot Financial's financial statements and other relevant statistical data and is intended to enhance your understanding of our consolidated financial condition and results of operations. You should read the information in this section in conjunction with Cheviot Financial's consolidated financial statements and their notes included in this annual report. The preparation of financial statements involves the application of accounting policies relevant to the business of Cheviot Financial. Certain of Cheviot Financial's accounting policies are important to the portrayal of Cheviot Financial's financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances. Facts and circumstances which could affect these judgments include, but without limitation, changes in interest rates, in the performance of the economy or in the financial condition of borrowers.

GENERAL

Our results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on our loans and securities and our cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the provision for losses on loans, loan sales and servicing activities, and service charges and fees collected on our loan and deposit accounts. Our general, administrative and other expense primarily consists of employee compensation and benefits, advertising expense, data processing expense, other operating expenses and federal income taxes. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. In 2003, we decided to change our fiscal year end from March 31 to December 31. Consequently, changes in our results of operations for the year ended December 31, 2004 are compared against the nine month period ended December 31, 2003.

CRITICAL ACCOUNTING POLICIES

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. We consider the accounting method used for the allowance for loan losses to be a critical accounting policy.

The allowance for loan losses is the estimated amount considered necessary to cover credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for losses on loans which is charged against income. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of the most critical for Cheviot Savings Bank.

Management performs a quarterly evaluation of the allowance for loan losses. Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlining collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


CRITICAL ACCOUNTING POLICIES (continued)

The analysis has two components, specific and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve. Actual loan losses may be significantly more than the reserves we have established which could have a material negative effect on our financial results.

FORWARD LOOKING STATEMENTS

This annual report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

        o       statements of our goals, intentions and expectations;

        o statements regarding our business plans and prospects and growth and operating strategies;

        o statements regarding the asset quality of our loan and investment portfolios; and

        o       estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

        o significantly increased competition among depository and other financial institutions;

        o inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

        o general economic conditions, either nationally or in our market areas, that are worse than expected;

        o       adverse changes in the securities market;

        o legislative or regulatory changes that adversely affect our business;

        o our ability to enter new markets successfully and capitalize on growth opportunities;

        o       changes in consumer spending, borrowing and savings habits;

        o changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board and the Public Company Accounting Oversight Board; and

        o       changes in our organization, compensation and benefit plans.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

                             CHEVIOT FINANCIAL CORP.


     AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID

================================================================================


Net interest income represents the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Net interest income also depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them, respectively.

The following tables set forth certain information for the year ended December 31, 2004, the nine months ended December 31, 2003 and 2002, and for the fiscal years ended March 31, 2003 and 2002. For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, is expressed both in dollars and rates. No tax equivalent adjustments were deemed necessary based on materiality. Average balances are based on monthly averages. In the opinion of management, monthly averages do not differ materially from daily averages.

                                               FOR THE YEAR ENDED                 FOR THE NINE MONTHS ENDED DECEMBER 31,
                                                DECEMBER 31, 2004                   2003                           2002
                                                               AVERAGE                      AVERAGE                         AVERAGE
                                            AVERAGE             YIELD/   AVERAGE             YIELD/    AVERAGE               YIELD/
                                            BALANCE  INTEREST    RATE    BALANCE  INTEREST   RATE(5)   BALANCE   INTEREST     RATE
                                                                          (Dollars in thousands)
Assets:
Interest-earning assets:
  Loans receivable, net (1)                $197,000   $11,221    5.70%  $185,149    $8,442    6.08%    $174,711    $9,101     6.95%
  Mortgage-backed securities                 28,807       821    2.85     21,469       558    3.47       26,091       896     4.58
  Investment securities                      30,449       765    2.51      9,944       217    2.91       13,866       439     4.22
  Interest-earning deposits and other (2)    12,181       176    1.44     25,237       210    1.11       14,591       282     2.58
                                           --------  --------           --------  --------             --------  --------
     Total interest-earning assets          268,437    12,983    4.84    241,799     9,427    5.20      229,259    10,718     6.23

Total non-interest-earning assets             7,463                       10,990                         10,163
                                           --------                     --------                       --------

     Total assets                          $275,900                     $252,789                       $239,422
                                           ========                     ========                       ========

Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
  Deposits                                 $181,683     3,285    1.81   $194,308     2,935    2.01     $191,713     4,311     3.00
  FHLB advances                              13,417       596    4.44      9,772       343    4.68       10,104       328     4.33
                                           --------  --------           --------- --------             --------  --------
     Total interest-bearing liabilities     195,100     3,881    1.99    204,080     3,278    2.14      201,817     4,639     3.06
                                                     -------- -------                      -------     --------            -------

Total non-interest-bearing liabilities        3,790                       11,694                          2,947
                                           --------                     --------                       --------

     Total liabilities                      198,890                      215,774                        204,764

Shareholders' equity                         77,010                       37,015                         34,658
                                           --------                     --------                       --------

     Total liabilities and shareholders'
       equity                              $275,900                     $252,789                       $239,422
                                           ========                     ========                       ========

Net interest income                                 $   9,102                     $  6,149                       $  6,079
                                                    =========                     ========                       ========

Interest rate spread (3)                                         2.85%                        3.06%                           3.17%
                                                              =======                      =======                         =======

Net interest margin (4)                                          3.39%                        3.39%                           3.54%
                                                              =======                      =======                         =======

Average interest-earning assets to
  average interest-bearing liabilities                         137.59%                                 118.48%              113.60%
                                                              =======                                 ========             =======

-------------------------------
(1) Includes nonaccruing loans. Interest income on loans receivable, net includes amortized loan origination fees.
(2) Includes interest-earning demand deposits, other interest-earning deposits and FHLB stock.
(3) Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.
(4) Net interest margin is net interest income divided by average interest-earning assets.
(5)     Annualized.

                             CHEVIOT FINANCIAL CORP.

     AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID

================================================================================

                                                                  YEAR ENDED MARCH 31,
                                                      2003                                   2002
                                                                  AVERAGE                                 AVERAGE
                                          AVERAGE                  YIELD/        AVERAGE                  YIELD/
                                          BALANCE   INTEREST        RATE         BALANCE   INTEREST        RATE
                                                                   (Dollars in thousands)
Assets:
Interest-earning assets:
  Loans receivable (1)                   $176,728   $ 11,995        6.79%       $155,973   $ 11,539        7.40%
  Mortgage-backed securities               25,644      1,139        4.44          23,013      1,487        6.46
  Investment securities                    12,354        588        4.76          12,908        670        5.19
  Interest-bearing deposits an
    other (2)                              18,121        346        1.91          23,609        798        3.38
                                         --------   --------                    --------   --------
Total interest-earning assets             232,847     14,068        6.04         215,503     14,494        6.73

Total non-interest-earning assets           7,365                                  9,179
                                         --------                               --------

Total assets                             $240,212                               $224,682
                                         ========                               ========

Liabilities and Equity:
Interest-bearing liabilities:
  Deposits                               $190,838      5,473        2.87        $188,887      8,319        4.40
  FHLB advances                            10,305        453        4.40             992         36        3.63
                                         --------   --------                    --------   --------
Total interest-bearing liabilities        201,143      5,926        2.95         189,879      8,355        4.40
                                                    --------    --------                   --------    --------

Total non-interest-bearing liabilities      4,105                                  2,116
                                         --------                               --------

Total liabilities                         205,248                                191,995

Retained earnings                          34,964                                 32,687
                                         --------                               --------

Total liabilities and
  retained earnings                      $240,212                               $224,682
                                         ========                               ========

Net interest income                                 $  8,142                               $  6,139
                                                    ========                               ========

Interest rate spread (3)                                            3.09%                                  2.33%
                                                                ========                               ========

Net interest margin (4)                                             3.50%                                  2.85%
                                                                ========                               ========

Average interest-earning assets to
  interest-bearing liabilities                                    115.76%                                113.49%
                                                                ========                               ========

-------------------------------------
(1) Includes nonaccruing loans. Interest income on loans receivable, net includes amortized loan origination fees.
(2) Includes interest-bearing demand deposits, other interest-bearing deposits and FHLB stock.
(3) Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.
(4) Net interest margin is net interest income divided by average interest-earning assets.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


RATE/VOLUME ANALYSIS.

The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                                      THE NINE MONTHS ENDED
                              YEAR ENDED DECEMBER 31, 2004              DECEMBER 31, 2003                YEAR ENDED MARCH 31, 2003
                               COMPARED TO THE YEAR ENDED          COMPARED TO THE NINE MONTHS            COMPARED TO YEAR ENDED
                                    DECEMBER 31, 2003                ENDED DECEMBER 31, 2002                  MARCH 31, 2002
                                   INCREASE/(DECREASE)                 INCREASE/(DECREASE)                  INCREASE/(DECREASE)
                                   DUE TO                               DUE TO                              DUE TO
                             VOLUME      RATE       NET           VOLUME      RATE       NET          VOLUME      RATE       NET
                                                                        (In thousands)
Interest-earning assets:
Loans receivable, net       $   740    $  (836)  $    (96)       $   525    $(1,184)  $   (659)      $ 1,456    $(1,000)  $    456
Investment securities           472        (20)       452           (106)      (116)      (222)          (28)       (54)       (82)
Mortgage-backed securities      210       (148)        62           (143)      (195)      (338)          155       (503)      (348)
Interest-earning assets
  and other                    (153)        73        (80)           140       (212)       (72)         (157)      (295)      (452)
                            -------    -------   --------        -------    -------   --------       -------    -------   --------
Total interest-earning
  assets                      1,269       (931)       338            416     (1,707)    (1,291)        1,426     (1,852)      (426)

Interest-bearing
  liabilities:
Deposits                       (243)      (556)      (799)            58     (1,434)    (1,376)           88     (2,934)    (2,846)
FHLB advances                   150        (21)       129            (11)        26         15           407         10        417
                            -------    -------   --------        -------    -------   --------       -------    -------   --------
Total interest-bearing
  liabilities                   (93)      (577)      (670)            47     (1,408)    (1,361)          495     (2,924)    (2,429)
                            -------    -------   --------        -------    -------   --------       -------    -------   --------

Increase (decrease) in net
  interest income           $ 1,362    $  (354)  $  1,008        $   369    $  (299)  $     70       $   931    $ 1,072   $  2,003
                            =======    =======   ========        =======    =======   ========       =======    =======   ========

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2004 AND DECEMBER 31, 2003

At December 31, 2004, Cheviot Financial had total assets of $276.6 million, a decrease of $40.8 million, or 12.9%, from the $317.4 million total at December 31, 2003. The decrease in total assets reflects a decrease in cash and cash equivalents, as funds received for stock subscription orders in 2003 increased the level of assets at December 31, 2003.

Cash, federal funds sold and interest-earning deposits in other financial institutions totaled $7.7 million at December 31, 2004, a decrease of $76.1 million, or 90.8%, from the $83.8 million total at December 31, 2003. Investment securities totaled $27.1 million at December 31, 2004, an increase of $10.0 million, or 58.2%, from $17.1 million at December 31, 2003. During the year ended December 31, 2004, investment securities purchases consisted of $26.0 million of U.S. Government agency obligations, including step-up bonds, which were partially offset by $16.0 million of maturities. All of our investment securities are classified as held to maturity.

Mortgage-backed securities totaled $30.7 million at December 31, 2004, an increase of $8.9 million, or 40.7%, from $21.8 million at December 31, 2003. The increase in mortgage-backed securities was due primarily to $15.4 million of purchases, partially offset by $6.5 million of principal prepayments and repayments.

Loans receivable, including loans held for sale, totaled $203.8 million at December 31, 2004, an increase of $17.0 million, or 9.1%, from December 31, 2003. The increase resulted from loan originations of $60.6 million, which were partially offset by loan repayments of $40.6 million and loans sales of $2.8 million. Growth in the loan portfolio consisted primarily of a $15.0 million increase in loans secured by one-to four-family residential real estate. During the fiscal year ended March 31, 2003, Cheviot Savings Bank initiated a program of selling selected one- to four-family residential fixed-rate loans to the Federal Home Loan Bank of Cincinnati. Loans serviced totaled $5.5 million at December 31, 2004, and there were no loans held for sale at December 31, 2004.

At December 31, 2004, the allowance for loan losses totaled $732,000, or 0.36% of net loans, compared to $768,000, or 0.41% of net loans at December 31, 2003. In determining the allowance for loan losses at any point in time, management and the board of directors apply a systematic process focusing on the risk of loss in the portfolio. First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. Delinquent multi-family and commercial loans are evaluated individually for potential impairments in their carrying value. The analysis resulted in no additional provision to the allowance at December 31, 2004.

Second, the allowance for loan losses entails utilizing our historic loss experience by applying such loss percentage to the loan types to be collectively evaluated in the portfolio. This segment of the loss analysis resulted in assigning no additional allowance at December 31, 2004. Consequently, no provision was made to the allowance during the year ended December 31, 2004. The analysis of the allowance for loan losses requires an element of judgment and is subject to the possibility that the allowance may need to be increased, with a corresponding reduction in earnings. To the best of management's knowledge, all known and inherent losses that are probable and that can be reasonably estimated have been recorded at December 31, 2004.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2004 AND DECEMBER 31, 2003 (continued)

Non-performing and impaired loans totaled $251,000 at December 31, 2004, compared to $462,000 at December 31, 2003. At December 31, 2004 nonperforming and impaired loans were comprised of loans secured by one-to four family residential real estate totaling $157,000 and loans secured by non-residential real estate totaling $94,000. The allowance for loan losses totaled 291.6% and 166.2% of non-performing and impaired loans at December 31, 2004 and 2003, respectively. Although management believes that the allowance for loan losses conforms with generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

Deposits totaled $180.0 million at December 31, 2004, a decrease of $87.9 million, or 32.8%, from $267.9 million at December 31, 2003. The decrease was comprised of a $70.9 million decrease in NOW accounts, primarily representing funds received in 2003 for stock subscription orders, a $6.5 million decrease in money market accounts, and an $8.6 million decrease in certificates of deposit. Upon consummation of the stock offering on January 5, 2004, the Savings Bank refunded approximately $36.1 million for over-subscribed stock subscription orders and transferred approximately $39.6 million to shareholders' equity. The decrease in deposits, after consideration of the effects of the offering, resulted primarily from management's decision to control the Savings Bank's cost of funds given the substantial increase in liquidity due to the stock offering. While management generally pursues a strategy of moderate growth in deposits, the Savings Bank has not historically offered the highest interest rates on deposits in its market area.

Advances from the Federal Home Loan Bank of Cincinnati increased by $7.0 million, or 76.0%, to a total of $16.2 million at December 31, 2004. The increase in advances was due primarily to management's decision to fund loan originations at the Mason lending center with advances to lock in a positive interest rate spread.

Shareholders' equity totaled $77.9 million at December 31, 2004, a $40.1 million, or 105.8%, increase from December 31, 2003. The increase resulted from net proceeds from the completion of the common stock offering, resulting in an increase of $42.8 million to common stock and additional paid-in capital and net earnings of $1.3 million for the year ended December 31, 2004, which were partially offset by a $3.3 million reduction for shares acquired by the Employee Stock Ownership Plan and dividends paid during 2004 totaling $821,000.

Cheviot Savings Bank is required to maintain minimum regulatory capital pursuant to federal regulations. At December 31, 2004, Cheviot Savings Bank's regulatory capital substantially exceeded all minimum regulatory capital requirements.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2004 AND THE NINE MONTH PERIOD ENDED DECEMBER 31, 2003

As previously noted, during 2003 management elected to change its reporting year-end from March 31st to December 31st. As a result, the following discussion compares the financial results for the year ended December 31, 2004 to the nine months ended December 31, 2003.

GENERAL

Cheviot Financial's net earnings totaled $1.3 million for the year ended December 31, 2004, a decrease of $607,000, or 31.4%, compared to the net earnings recorded for the nine months ended December 31, 2003. The decrease in net earnings was primarily attributable to an increase in general, administrative and other expense of $3.6 million and an increase in the provision for federal income taxes of $81,000, which were partially offset by an increase in net interest income of $3.0 million and an increase in other income of $79,000.

INTEREST INCOME

Total interest income for the year ended December 31, 2004, totaled $13.0 million, an increase of $3.6 million, or 37.7%, compared to the nine months ended December 31, 2003. The increase in interest income reflects the impact of an increase of $26.6 million, or 11.0%, in the average balance of interest-earning assets outstanding during the year ended December 31, 2004 as compared to the nine months ended December 31, 2003, which was partially offset by a decrease of 36 basis points in the average yield, from 5.20% to 4.84%.

Interest income on loans increased by $2.8 million, or 32.9%, for the year ended December 31, 2004. The increase in interest income on loans reflects the impact of an $11.9 million, or 6.4%, increase in the average balance outstanding during 2004, which was partially offset by a decrease of 38 basis points in the average yield on loans to 5.70%. Interest income on mortgage-backed securities increased by $263,000, or 47.1%, during the year ended December 31, 2004, due primarily to a $7.3 million increase in the average balance outstanding, partially offset by a decrease in the average yield of 62 basis points from the 2003 period. Interest income on investment securities increased by $548,000, or 252.5%, during the year ended December 31, 2004, due primarily to a $20.5 million, or 206.2%, increase in the average balance outstanding, partially offset by a decrease in the average yield of 40 basis points from the 2003 period. Interest income on other interest-earning assets decreased by $34,000, or 16.2%, during the year ended December 31, 2004. The decrease was due primarily to a decrease of $13.1 million in the average balance outstanding, which was partially offset by a 33 basis point increase in the average yield.

INTEREST EXPENSE

Interest expense totaled $3.9 million for the year ended December 31, 2004, an increase of $603,000, or 18.4%, compared to the nine months ended December 31, 2003. The average balance of interest-bearing liabilities outstanding declined by $9.0 million during 2004 and the average cost of funds decreased by 15 basis points to 1.99% for the year ended December 31, 2004. Interest expense on deposits totaled $3.3 million for the year ended December 31, 2004, an increase of $350,000, or 11.9%, from the nine months ended December 31, 2003. This increase was a result of the three additional months in the 2004 reporting period, as the average cost of deposits decreased by 20 basis points to 1.81% for 2004, and the average balance outstanding decreased by $12.6 million, or 6.5%, for 2004. Interest expense on borrowings totaled $596,000 for the year ended December 31, 2004, an increase of $253,000, or 73.8%, from the 2003 period. This increase resulted from an increase in the average balance of borrowings outstanding of $3.6 million, or

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


COMPARISON OF RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2004 AND THE NINE MONTH PERIOD ENDED DECEMBER 31, 2003 (continued)

INTEREST EXPENSE (continued)

37.3%, which was partially offset by a 24 basis point decrease in the average cost of borrowings for the year ended December 31, 2004 from the 2003 period. Decreases in the average yields on interest-earning assets and the average cost of interest-bearing liabilities were due primarily to the overall decline in interest rates in the economy during 2004 and 2003.

NET INTEREST INCOME

As a result of the foregoing changes in interest income and interest expense, as well as the different terms of the comparative periods, net interest income increased by $3.0 million, or 48.0%, during the year ended December 31, 2004 from the nine month period ended December 31, 2003. The average interest rate spread decreased to 2.85% for the year ended December 31, 2004 from 3.06% for the nine months ended December 31, 2003. The net interest margin remained the same at 3.39% for the year ended December 31, 2004 and the nine months ended December 31, 2003.

PROVISION FOR LOSSES ON LOANS

There was no provision for losses on loans charged to earnings for the year ended December 31, 2004. Total allowance for loan losses is calculated by management based on historical experience, the volume and type of lending conducted by Cheviot Savings Bank, the status of past due principal and interest payments and other factors related to the collectibility of the Savings Bank's loan portfolio. Based on an analysis of these factors and the fact that non-performing and impaired loans dropped $211,000, or 45.7%, to $251,000 at December 31, 2004, compared to $462,000 at December 31, 2003, no provision was needed despite the fact that net loans increased $17.0 million. At December 31, 2004, the allowance for loan losses totaled $732,000, or 0.36% of net loans, compared to $768,000 or 0.41% of net loans at December 31, 2003. Management believes all non-performing loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known non-performing assets or that the allowance will be adequate to cover losses on non-performing assets in the future.

OTHER INCOME

Other income totaled $270,000 for the year ended December 31, 2004, an increase of $79,000, or 41.4%, compared to the nine months ended December 31, 2003. While the increase in other income was primarily attributable to the different terms of the comparative periods, the Savings Bank also realized increases in service fees on deposits and in gains on sales of loans. The increase in gains on sale of loans was due to an increase in the volume of loans sold period-to-period.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


COMPARISON OF RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2004 AND THE NINE MONTH PERIOD ENDED DECEMBER 31, 2003 (continued)

GENERAL, ADMINISTRATIVE AND OTHER EXPENSE

General, administrative and other expense totaled $7.0 million for the year ended December 31, 2004, an increase of $3.6 million, or 107.1%, compared to the nine months ended December 31, 2003. The increase in general, administrative and other expense was due primarily to the three-month difference in reporting periods year to year. Significant increases in general, administrative and other expense included an increase of $1.5 million to fund our charitable foundation, a $418,000 expense recorded in connection with the Employee Stock Ownership Plan established in connection with the reorganization to a mutual holding company and expenses associated with staffing and operating our new Mason lending center.

FEDERAL INCOME TAXES

The provision for federal income taxes totaled $1.1 million for the year ended December 31, 2004, an increase of $81,000, or 8.1%, compared to the provision recorded for the 2003 period. The increase resulted primarily from the effects of Cheviot Financial's non-deductible charitable contribution of $750,000 in 2004. The effective tax rates were 44.8% and 34.0% for the year ended December 31, 2004 and the nine-month period ended December 31, 2003, respectively.

COMPARISON OF RESULTS OF OPERATIONS FOR THE NINE MONTH PERIODS ENDED DECEMBER 31, 2003 AND 2002

As previously discussed, the Reorganization was not completed until January 5, 2004. The following discussion represents the operating results of the Savings Bank only.

GENERAL

The Savings Bank's net earnings totaled $1.9 million for the nine months ended December 31, 2003, a decrease of $60,000, or 3.0%, compared to the net earnings recorded for the nine months ended December 31, 2002. The decrease in net earnings was primarily attributable to an increase in the provision for losses on loans of $53,000 and an increase in general, administrative and other expense of $190,000, which were partially offset by an increase in net interest income of $70,000, an increase in other income of $81,000 and a decrease in the provision for federal income taxes of $32,000.

INTEREST INCOME

Total interest income for the nine months ended December 31, 2003, totaled $9.4 million, a decrease of $1.3 million, or 12.0%, compared to the nine months ended December 31, 2002. The decrease in interest income reflects the impact of a decrease of 103 basis points in the average yield, from 6.23% to 5.20%, which was partially offset by an increase of $12.5 million, or 5.5%, in the average balance of interest-earning assets outstanding during the nine months ended December 31, 2003 as compared to the nine months ended December 31, 2002.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


COMPARISON OF RESULTS OF OPERATIONS FOR THE NINE MONTH PERIODS ENDED DECEMBER 31, 2003 AND 2002 (continued)

INTEREST INCOME (continued)

Interest income on loans decreased by $659,000, or 7.2%, for the nine months ended December 31, 2003. The decrease in interest income on loans reflects the impact of a decrease of 87 basis points in the average yield on loans to 6.08%, which was partially offset by a $10.4 million, or 6.0%, increase in the average balance outstanding during the 2003 period. Interest income on mortgage-backed securities decreased by $338,000, or 37.7%, during the nine months ended December 31, 2003, due primarily to a $4.6 million decrease in the average balance outstanding and a decrease in the average yield of 111 basis points from the comparable 2002 period. Interest income on investment securities decreased by $222,000, or 50.6%, during the nine months ended December 31, 2003, due primarily to a $3.9 million, or 28.3%, decrease in the average balance outstanding and a decrease in the average yield of 131 basis points from the comparable 2002 period. Interest income on other interest-earning assets decreased by $72,000, or 25.5%, during the nine months ended December 31, 2003. The decrease was due primarily to a 147 basis point decrease in the average yield, which was partially offset by an increase of $10.6 million in the average balance outstanding over the comparable 2002 period.

INTEREST EXPENSE

Interest expense for the nine months ended December 31, 2003 totaled $3.3 million, a decrease of $1.4 million, or 29.3%, compared to the nine months ended December 31, 2002. The decrease resulted from a 92 basis point decrease in the average cost of funds, to 2.14% for the nine months ended December 31, 2003, which was partially offset by a $2.3 million, or 1.1%, increase in the average balance of deposits and borrowings outstanding for the period ended December 31, 2003. Interest expense on deposits totaled $2.9 million for the nine months ended December 31, 2003, a decrease of $1.4 million, or 31.9%, from the nine months ended December 31, 2002. This decrease was a result of a 99 basis point decrease in the average cost of deposits to 2.01% for the 2003 period, which was partially offset by an increase in the average balance outstanding of $2.6 million, or 1.4%, for the 2003 period. Interest expense on borrowings totaled $343,000 for the nine months ended December 31, 2003, an increase of $15,000, or 4.6%, from the 2002 period. This increase resulted from an increase in the average cost of borrowings of 35 basis points for the nine months ended December 31, 2003 from the comparable 2002 period, which was partially offset by a decrease in the average balance of borrowings outstanding year to year. Decreases in the average yields on interest-earning assets and the average cost of deposits were due primarily to the overall decline in interest rates in the economy during 2003 and 2002.

NET INTEREST INCOME

As a result of the foregoing changes in interest income and interest expense, net interest income increased by $70,000, or 1.2%, during the nine months ended December 31, 2003 from the comparable period ended December 31, 2002. The average interest rate spread decreased to 3.06% for the nine months ended December 31, 2003 from 3.17% for the nine months ended December 31, 2002. The net interest margin decreased to 3.39% for the nine months ended December 31, 2003 from 3.54% for the nine months ended December 31, 2002.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


COMPARISON OF RESULTS OF OPERATIONS FOR THE NINE MONTH PERIODS ENDED DECEMBER 31, 2003 AND 2002 (continued)

PROVISION FOR LOSSES ON LOANS

A provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by the Savings Bank, the status of past due principal and interest payments and other factors related to the collectibility of the Savings Bank's loan portfolio. Based upon an analysis of these factors, management recorded a provision for losses on loans totaling $45,000 for the nine months ended December 31, 2003. The provision recorded during the nine months ended December 31, 2003 generally reflects the $3.9 million of growth in the loan portfolio and an increase in the level of nonperforming loans year to year.

OTHER INCOME

Other income totaled $191,000 for the nine months ended December 31, 2003, an increase of $81,000, or 73.6%, compared to the nine months ended December 31, 2002. The increase in other income was primarily attributable to a $49,000 increase in gain on sales of loans in the secondary market and a $20,000 decrease in losses on sales of real estate acquired through foreclosure. During the last quarter of fiscal 2003, the Savings Bank initiated a program to sell loans to the Federal Home Loan Bank of Cincinnati. The increase in gains on sale of loans was due to an increase in the volume of loans sold year-to-year.

GENERAL, ADMINISTRATIVE AND OTHER EXPENSE

General, administrative and other expense totaled $3.4 million for the nine months ended December 31, 2003, an increase of $190,000, or 6.0%, compared to the nine months ended December 31, 2002. The increase in general, administrative and other expense was due primarily to an increase of $105,000, or 6.1%, in employee compensation and benefits, an increase of $41,000, or 9.8% in property, payroll and other taxes and an increase of $106,000, or 35.6% in other operating expense, which were partially offset by a decrease of $32,000, or 10.6%, in occupancy and equipment expense and a decrease of $17,000, or 9.7% in data processing expense. The increase in employee compensation and benefits was due primarily to a $56,000 expense recorded in connection with the directors' deferred compensation plan established during the last quarter of fiscal 2003. Management anticipates that the future annual expense related to this plan will total approximately $20,000. The increase in property, payroll and other taxes was due primarily to a $27,000 increase in franchise taxes. The increase in other operating expense was due primarily to costs incurred related to updating the Savings Bank's website and providing promotional material related to the change in Cheviot Savings Bank's name effective April 2, 2003. The decrease in data processing expense was a result of the conversion of the data processing system in June 2002. Management elected to change to the Intrieve data processing system in order to enhance product offerings and to provide for future growth.

FEDERAL INCOME TAXES

The provision for federal income taxes totaled $995,000 for the nine months ended December 31, 2003, a decrease of $32,000, or 3.1%, compared to the provision recorded for the same period in 2002. The decrease resulted primarily from a $92,000, or 3.0%, decrease in pretax earnings. The effective tax rate was 34.0% for each of the nine-month periods ended December 31, 2003 and 2002.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================

COMPARISON OF RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED MARCH 31, 2003 AND MARCH 31, 2002

GENERAL

The Savings Bank's net earnings for the fiscal year ended March 31, 2003, totaled $2.4 million, an increase of $808,000, or 51.1%, over the $1.6 million of net earnings recorded in fiscal 2002. The increase in earnings was primarily attributable to an increase of $2.0 million in net interest income and a decrease of $62,000 in the provision for losses on loans, which were partially offset by a decrease of $243,000 in other income, an increase of $594,000 in general, administrative and other expense and an increase of $420,000 in the provision for federal income taxes.

INTEREST INCOME

Total interest income for the fiscal year ended March 31, 2003, totaled $14.1 million, a decrease of $426,000, or 2.9%, compared to 2002. The decrease in interest income reflects the impact of a decrease of 69 basis points in the average yield, from 6.73% in 2002 to 6.04% in 2003, which was partially offset by an increase of $17.3 million, or 8.0%, in the average balance of interest-earning assets during fiscal 2003 as compared to fiscal 2002.

Interest income on loans totaled $12.0 million for the fiscal year ended March 31, 2003, an increase of $456,000, or 4.0%, over the comparable 2002 total. The increase resulted primarily from a $20.8 million, or 13.3%, increase in the average balance outstanding, which was partially offset by a 61 basis point decrease in the average yield, to 6.79% in 2003. Interest income on mortgage-backed securities totaled $1.1 million for the year ended March 31, 2003, a $348,000, or 23.4%, decrease from the 2002 period. The decrease was due primarily to a 202 basis point decrease in the average yield to 4.44%, which was partially offset by a $2.6 million, or 11.4%, increase in the average balance outstanding in 2003. Interest income on investment securities decreased by $82,000, or 12.2%, due primarily to a $554,000 decrease in the average balance and a 43 basis point decline in the average yield, to 4.76% in the 2003 period. Interest income on other interest-earning assets decreased by $452,000, or 56.6%, due primarily to a decrease in the average yield of 147 basis points, from 3.38% in 2002 to 1.91% in 2003, and a $5.5 million, or 23.2%, decrease in the average balance outstanding year to year.

INTEREST EXPENSE

Interest expense on deposits totaled $5.5 million for the fiscal year ended March 31, 2003, a decrease of $2.8 million, or 34.2%, compared to the fiscal year ended March 31, 2002, due primarily to a 153 basis point decrease in the average cost of deposits, to 2.87% for 2003, which was partially offset by a $2.0 million, or 1.0%, increase in the average balance of interest-bearing deposits outstanding year to year. During fiscal 2003, the composition of our deposits changed so that lower cost core deposits increased, while higher rate certificates of deposit accounts decreased. Interest expense on borrowings totaled $453,000 for the fiscal year ended March 31, 2003, an increase of $417,000 over the 2002 period. The increase resulted primarily from a $9.3 million increase in the average balance outstanding and a 77 basis point increase in the average cost of borrowings, to 4.40% in 2003. Decreases in the level of average yields on interest-earning assets and average cost of interest-bearing liabilities were due primarily to the overall decline in interest rates in the economy to the lowest levels in 40 years.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


COMPARISON OF RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED MARCH 31, 2003 AND MARCH 31, 2002 (continued)

NET INTEREST INCOME

As a result of the foregoing changes in interest income and interest expense, net interest income increased by $2.0 million, or 32.6%, to a total of $8.1 million for the year ended March 31, 2003. The interest rate spread increased to approximately 3.09% at March 31, 2003, from 2.33% at March 31, 2002, and the net interest margin increased to approximately 3.50% for the fiscal year ended March 31, 2003, compared to 2.85% for the 2002 period.

PROVISION FOR LOSSES ON LOANS

A provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by the Savings Bank, the status of past due principal and interest payments and other factors related to the collectibility of the Savings Bank's loan portfolio. Based upon an analysis of these factors, management recorded a provision for losses on loans totaling $250,000 for the fiscal year ended March 31, 2003, a decrease of $62,000 or 19.9%, compared to fiscal 2002. The 2003 provision generally reflects the $18.4 million growth in the gross loan portfolio during fiscal 2003 as well as management's perception of the risk prevalent in the economy, specifically the 1.9% increase to 5.2%, in the unemployment rate in Hamilton County and contiguous counties year to year, based upon statistics published by the Ohio Bureau of Employment Services.

OTHER INCOME

Other income totaled $263,000 for the fiscal year ended March 31, 2003, a decrease of $243,000, or 48.0%, compared to 2002. The decrease in other income was primarily attributable to a $254,000, or 99.2%, decrease in rental income on real estate acquired through foreclosure and a $36,000 loss in fiscal 2003, compared to a $90,000 gain in fiscal 2002, recorded on sale of real estate acquired through foreclosure, which was partially offset by a $123,000, or 100.8%, increase in other operating income and a $14,000 gain on sale of loans in the secondary market. The decrease in rental income on real estate acquired through foreclosure was due primarily to the sale of the real estate during the fiscal year ended March 31, 2002. The increase in other operating income was due primarily to a $110,000 settlement received from a lawsuit related to a real estate owned parcel. The gain on sale of loans was a result of the Savings Bank selling $481,000 in loans to the Federal Home Loan Bank of Cincinnati in fiscal 2003.

GENERAL, ADMINISTRATIVE AND OTHER EXPENSE

General, administrative and other expense totaled $4.5 million for the fiscal year ended March 31, 2003, an increase of $594,000, or 15.1%, compared to fiscal 2002. The increase in general, administrative and other expense was due primarily to an increase of $631,000, or 32.0%, in employee compensation and benefits, a $45,000 or 13.2%, increase in occupancy and equipment, a $36,000, or 18.2%, increase in data processing and an increase of $27,000, or 7.3%, in other operating expense, which were partially offset by an absence of $182,000 in expenses of real estate acquired through foreclosure recognized in fiscal 2002. The increase in employee compensation and benefits was due primarily to the establishment of a deferred directors'

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


COMPARISON OF RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED MARCH 31, 2003 AND MARCH 31, 2002 (continued)

GENERAL, ADMINISTRATIVE AND OTHER EXPENSE (continued)

compensation plan in fiscal 2003, resulting in a charge of $229,000. In addition, under the Savings Bank's employee bonus plan, incentive compensation increased by $242,000, or 288.1%, and normal merit compensation increased by $124,000, or 8.1%, which were partially offset by a $19,000 increase in deferred loan origination costs related to the increase in lending volume year to year. The increase in occupancy and equipment and data processing expense were a result of costs incurred in connection with a conversion of the data processing system in June 2002. Management elected to change to the Intrieve data processing system in order to enhance their product offerings and to provide for future growth. The increase in other operating expense was due primarily to costs incurred for office supplies year to year. The decrease in expenses of real estate acquired through foreclosure was due to the sale of the real estate during the fiscal year ended March 31, 2002.

FEDERAL INCOME TAXES

The provision for federal income taxes totaled $1.2 million for the fiscal year ended March 31, 2003, an increase of $420,000 or 51.5%, compared to the provision recorded in fiscal 2002. This increase was primarily attributable to a $1.2 million, or 51.2%, increase in pre-tax earnings year to year. The effective tax rate amounted to 34.1% and 34.0% for the fiscal years ended March 31, 2003 and 2002, respectively.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


MANAGEMENT OF MARKET RISK

QUALITATIVE ANALYSIS

Our most significant form of market risk is interest rate risk. The primary objective of our interest rate risk policy is to manage the exposure of net interest income to changes in interest rates. Our board of directors and management evaluates the interest rate risk inherent in certain assets and liabilities, determines the level of risk appropriate given our business strategy, operating environment, capital and liquidity requirements and performance objectives and modifies lending, investing, deposit and borrowing strategies accordingly. Our board of directors reviews management's activities and strategies, the effect of those strategies on the net portfolio value, and the effect that changes in market interest rates would have on net portfolio value.

We actively monitor interest rate risk in connection with our lending, investing, deposit and borrowing activities. We emphasize the origination of residential and multi-family fixed-rate mortgage loans, including 15, 20 and 30 year first mortgage loans, residential, multi-family and commercial real estate adjustable-rate loans, construction loans and consumer loans. Depending on market interest rates and our capital and liquidity position, we may sell our newly originated fixed-rate mortgage loans on a servicing-retained basis. We also invest in short-term securities, which generally have lower yields compared to longer-term investments. Shortening the maturities of our interest-earning assets by increasing investments in shorter-term loans and securities helps to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates. These strategies may adversely impact net interest income due to lower initial yields on these investments in comparison to longer term, fixed-rate loans and investments.

QUANTITATIVE ANALYSIS

As part of its monitoring procedures, the Asset and Liability Management Committee regularly reviews interest rate risk by analyzing the impact of alternative interest rate environments on the market value of portfolio equity, which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in market value of portfolio equity that are authorized by the Savings Bank's board of directors.

The Office of Thrift Supervision provides the Savings Bank with the information presented in the following tables. They present the change in the Savings Bank's net portfolio value ("NPV") at December 31, 2004 and 2003, that would occur upon an immediate change in interest rate based on Office of Thrift Supervision assumptions, but without effect to any steps that management might take to counteract that change. The application of the methodology attempts to quantify interest rate risk as the change in NPV which would result from a theoretical change in market interest rates of 100, 200 and 300 basis points. Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning assets and outgoing cash flows on interest-bearing liabilities.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


QUANTITATIVE ANALYSIS (continued)

                                DECEMBER 31, 2004
     CHANGE IN
INTEREST RATES IN
   BASIS POINTS                                                                             NET PORTFOLIO VALUE
      ("BP")                             NET PORTFOLIO VALUE(3)                             AS % OF PV OF ASSETS(4)
    (RATE SHOCK
   IN RATES)(1)           $ AMOUNT            $ CHANGE            % CHANGE               NPV RATIO(5)      CHANGE
                                  (In thousands)
      +300 bp             $46,602            $(21,647)              (31.7)%                 17.79%         (595)bp
      +200 bp              54,166             (14,083)              (20.6)                  20.00          (374)
      +100 bp              61,539              (6,710)               (9.8)                  22.02          (172)
         0 bp              68,249                  -                  -                     23.74             -
      -100 bp              71,052               2,803                 4.1                   24.36            62
     -200 bp(2)                -                   -                  -                      -                -


                                DECEMBER 31, 2003
     CHANGE IN
INTEREST RATES IN
   BASIS POINTS                                                                             NET PORTFOLIO VALUE
      ("BP")                             NET PORTFOLIO VALUE(3)                             AS % OF PV OF ASSETS(4)
    (RATE SHOCK
   IN RATES)(1)           $ AMOUNT            $ CHANGE            % CHANGE               NPV RATIO(5)      CHANGE
                                  (In thousands)

      +300 bp             $35,205            $(12,855)              (26.7)%                 11.14%         (333)bp
      +200 bp              39,781              (8,279)              (17.2)                  12.37          (210)
      +100 bp              44,147              (3,913)               (8.1)                  13.50           (97)
         0 bp              48,060                  -                  -                     14.47             -
      -100 bp              49,045                 985                 2.0                   14.67            20
     -200 bp(2)                -                   -                  -                      -                -

-------------------------------------
(1) Assumes an instantaneous uniform change in interests rates at all maturities.
(2) Not meaningful because some market rates would compute at a rate less than zero.
(3) Net portfolio value represents the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities.
(4) Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(5) NPV Ratio represents the net portfolio value divided by the present value of assets.

The model reflects that the Savings Bank's NPV is more sensitive to an increase in interest rates than a decrease in interest rates. The above table indicates that as of December 31, 2004, in the event of a 100 basis point increase in interest rates, we would experience a 9.8%, or $6.7 million, decrease in net portfolio value. In the event of a 100 basis point decrease in interest rates, we would experience a 4.1%, or $2.8 million, increase in net portfolio value. However, given the current low level of market interest rates and the low probability of further significant declines in absolute rates, we did not calculate net portfolio value for interest rate decreases of greater than 100 basis points.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


QUANTITATIVE ANALYSIS (continued)

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurement. Modeling changes in net portfolio value requires the making of certain assumptions regarding prepayment and deposit decay rates, which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. While we believe such assumptions to be reasonable, there can be no assurance that assumed prepayment rates and decay rates will approximate actual future loan prepayment and deposit withdrawal activity. Moreover, the NPV table presented assumes that the composition of our interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV table provides an indication of our interest rate risk exposure at a particular point in time, such measurement is not intended to and does not provide a precise forecast of the effect of changes in market interest rates on our net portfolio value and will differ from actual results.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of securities and funds provided by our operations. In addition, we may borrow from the Federal Home Loan Bank of Cincinnati. At December 31, 2004 and 2003, we had $16.2 million and $9.2 million, respectively, in outstanding borrowings from the Federal Home Loan Bank of Cincinnati and had the capacity to increase such borrowings at those dates by approximately $106.0 million.

Loan repayments and maturing securities are a relatively predictable source of funds. However, deposit flows, calls of securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace. These factors reduce the predictability of these sources of funds.

Our primary investing activities are the origination of one- to four-family real estate loans, commercial real estate, construction and consumer loans, and, to a lesser extent, the purchase of securities. For the year ended December 31, 2004, loan originations and purchases totaled $60.6 million. For the nine months ended December 31, 2003 and 2002, loan originations and purchases totaled $53.6 million and $50.7 million, respectively. Purchases of investment securities and mortgage-backed securities were $41.4 million for the year ended December 31, 2004. Purchases of investment securities and mortgage-backed securities totaled $20.0 million and $12.2 million for the nine months ended December 31, 2003 and 2002, respectively.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


LIQUIDITY AND CAPITAL RESOURCES (continued)

Total deposits decreased $87.9 million during the year ended December 31, 2004, while total deposits increased $72.6 million during the nine months ended December 31, 2003. The increase in deposits during the nine months ended December 31, 2003, was due primarily to the funds received for stock subscription orders. Upon completion of the stock offering on January 5, 2004, the Savings Bank refunded approximately $36.1 million in subscription orders and transferred approximately $39.6 million to shareholders' equity. Total deposits increased $5.1 million during the fiscal year ended March 31, 2003. Deposit flows are affected by the level of interest rates, the interest rates and products offered by competitors and other factors.

The following table sets forth information regarding the Corporation's obligations and commitments to make future payments under contract as of December 31, 2004.

                                                                             PAYMENTS DUE BY PERIOD
                                                            LESS       MORE THAN   MORE THAN      MORE
                                                            THAN          1-3         4-5         THAN
                                                           1 YEAR        YEARS       YEARS       5 YEARS       TOTAL
                                                                           (In thousands)
Contractual obligations:
  Advances from the Federal Home Loan Bank                $    -       $    -       $    -       $ 16,199     $ 16,199
  Certificates of deposit                                   83,072       20,330          471          -        103,873

Amount of loan commitments and expiration per period:
  Commitments to originate one- to four-family
    loans                                                    1,343          -            -            -          1,343
  Home equity lines of credit                               10,606          -            -            -         10,606
  Undisbursed loans in process                               4,754          -            -            -          4,754
  Lease obligations                                             20            2          -            -             22
                                                          --------     --------     --------     --------     --------

         Total contractual obligations                    $ 99,795     $ 20,332     $    471     $ 16,199     $136,797
                                                          ========     ========     ========     ========     ========

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.

At December 31, 2004 and 2003, we exceeded all of the applicable regulatory capital requirements. Our core (Tier 1) capital was $58.4 million and $37.9 million, or 21.1% and 11.9% of total assets, at December 31, 2004 and 2003, respectively. In order to be classified as "well-capitalized" under federal banking regulations, we were required to have core capital of at least $13.9 million, or 5.0% of assets, as of December 31, 2004. To be classified as a well-capitalized bank, we must also have a ratio of total risk-based capital to risk-weighted assets of at least 10.0%. At December 31, 2004 and 2003, we had a total risk-based capital ratio of 47.1% and 30.1%, respectively.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and related consolidated financial data presented herein regarding Cheviot Financial have been prepared in accordance with accounting principles generally accepted in the United States of America, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of Cheviot Financial's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on Cheviot Financial's performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, because such prices are affected by inflation to a larger extent than interest rates.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors
Cheviot Financial Corp.

We have audited the accompanying consolidated statements of financial condition of Cheviot Financial Corp. (successor-in-interest to Cheviot Savings Bank) as of December 31, 2004 and 2003, and the related consolidated statements of earnings, comprehensive income, shareholders' equity and cash flows for the year ended December 31, 2004, for the nine month periods ended December 31, 2003 and 2002 and for the fiscal year ended March 31, 2003. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cheviot Financial Corp. as of December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for the year ended December 31, 2004, for the nine month periods ended December 31, 2003 and 2002 and for the fiscal year ended March 31, 2003, in conformity with accounting principles generally accepted in the United States of America.



/s/ Grant Thornton, LLP

Cincinnati, Ohio
March 11, 2005


                                             CHEVIOT FINANCIAL CORP.

                                  CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                            December 31, 2004 and 2003
                                                  (In thousands)


         ASSETS                                                                           2004              2003
Cash and due from banks                                                              $   2,836         $   3,979
Federal funds sold                                                                       4,370            69,267
Interest-earning deposits in other financial institutions                                  519            10,530
                                                                                     ---------         ---------
         Cash and cash equivalents                                                       7,725            83,776

Investment securities held to maturity - at cost, approximate market value of
  $26,864 and $17,147 at December 31,
  2004 and 2003, respectively                                                           27,102            17,135
Mortgage-backed securities available for sale - at fair value                            1,483               -
Mortgage-backed securities held to maturity - at cost, approximate market value of $29,315 and $21,808 at December 31,
  2004 and 2003, respectively                                                           29,204            21,804
Loans receivable - net                                                                 203,842           186,424
Loans held for sale - at lower of cost or market                                           -                 429
Real estate acquired through foreclosure - net                                              90                46
Office premises and equipment - at depreciated cost                                      2,947             2,910
Federal Home Loan Bank stock - at cost                                                   2,909             2,792
Accrued interest receivable on loans                                                       750               655
Accrued interest receivable on mortgage-backed securities                                   80                71
Accrued interest receivable on investments and interest-bearing deposits                   219               195
Prepaid expenses and other assets                                                          236             1,162
                                                                                     ---------         ---------

         Total assets                                                                $ 276,587         $ 317,399
                                                                                     =========         =========

         LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                                             $ 179,989         $ 267,927
Advances from the Federal Home Loan Bank                                                16,199             9,206
Advances by borrowers for taxes and insurance                                            1,014               922
Accounts payable and other liabilities                                                   1,003               901
Accrued federal income taxes                                                               127               259
Deferred federal income taxes                                                              315               317
                                                                                     ---------         ---------
         Total liabilities                                                             198,647           279,532

Shareholders' equity
  Preferred stock - authorized 5,000,000 shares, $.01 par value; none issued
  Common stock - authorized 30,000,000 shares, $.01 par value;
    9,918,751 shares issued and outstanding at December 31, 2004                            99
  Additional paid-in capital                                                            42,746               -
  Shares acquired by Employee Stock Ownership Plan                                      (3,273)              -
  Retained earnings - restricted                                                        38,374            37,867
  Other comprehensive income, unrealized losses on securities available
    for sale, net of tax effects                                                            (6)              -
                                                                                     ---------         ---------
         Total shareholders' equity                                                     77,940            37,867
                                                                                     ---------         ---------

         Total liabilities and shareholders' equity                                  $ 276,587         $ 317,399
                                                                                     =========         =========

The accompanying notes are an integral part of these statements.


                                              CHEVIOT FINANCIAL CORP.

                                        CONSOLIDATED STATEMENTS OF EARNINGS

                                                  (In thousands)


                                                                                     NINE
                                                              YEAR ENDED          MONTHS ENDED          YEAR ENDED
                                                              DECEMBER 31,        DECEMBER 31,           MARCH 31,
                                                                 2004          2003          2002          2003
Interest income
  Loans                                                        $ 11,221      $  8,442      $  9,101      $ 11,995
  Mortgage-backed securities                                        821           558           896         1,139
  Investment securities                                             765           217           439           588
  Interest-earning deposits and other                               176           210           282           346
                                                               --------      --------      --------      --------
         Total interest income                                   12,983         9,427        10,718        14,068

Interest expense
  Deposits                                                        3,285         2,935         4,311         5,473
  Borrowings                                                        596           343           328           453
                                                               --------      --------      --------      --------
         Total interest expense                                   3,881         3,278         4,639         5,926
                                                               --------      --------      --------      --------

         Net interest income                                      9,102         6,149         6,079         8,142

Provision for losses on (recoveries of) loans                       -              45            (8)          250
                                                               --------      --------      --------      --------

         Net interest income after provision for
           losses on (recoveries of) loans                        9,102         6,104         6,087         7,892

Other income
  Rental                                                             40            28            28            38
  Loss on sale of real estate acquired through foreclosure          (13)           (8)          (28)          (36)
  Gain on sale of loans                                              57            52             3            14
  Other operating                                                   186           119           107           247
                                                               --------      --------      --------      --------
         Total other income                                         270           191           110           263

General, administrative and other expense
  Employee compensation and benefits                              3,139         1,832         1,727         2,601
  Occupancy and equipment                                           393           269           301           385
  Property, payroll and other taxes                                 672           461           420           576
  Data processing                                                   229           159           176           234
  Legal and professional                                            317           138           154           202
  Advertising                                                       188           102            99           135
  Charitable contributions                                        1,500           -             -             -
  Other operating                                                   530           404           298           397
                                                               --------      --------      --------      --------
         Total general, administrative and other expense          6,968         3,365         3,175         4,530
                                                               --------      --------      --------      --------

         Earnings before income taxes                             2,404         2,930         3,022         3,625

Federal income taxes
  Current                                                         1,075           947         1,067         1,455
  Deferred                                                            1            48           (40)         (219)
                                                               --------      --------      --------      --------
         Total federal income taxes                               1,076           995         1,027         1,236
                                                               --------      --------      --------      --------

         NET EARNINGS                                          $  1,328      $  1,935      $  1,995      $  2,389
                                                               ========      ========      ========      ========

         Earnings per share - basic and diluted                $    .14           N/A           N/A           N/A
                                                               ========      ========      ========      ========

The accompanying notes are an integral part of these statements.


                                        CHEVIOT FINANCIAL CORP.

                            CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                            (In thousands)


                                                                             NINE
                                                        YEAR ENDED        MONTHS ENDED       YEAR ENDED
                                                       DECEMBER 31,        DECEMBER 31,       MARCH 31,
                                                           2004         2003        2002        2003
Net earnings for the period                              $ 1,328      $ 1,935     $ 1,995     $ 2,389

Other comprehensive loss, net of tax:
  Unrealized holding losses on securities during the
    period, net of tax benefits of $3 in 2004                 (6)         -           -           -
                                                         -------      -------     -------     -------

Comprehensive income                                     $ 1,322      $ 1,935     $ 1,995     $ 2,389
                                                         =======      =======     =======     =======

Accumulated comprehensive loss                           $    (6)     $   -       $   -       $   -
                                                         =======      =======     =======     =======

The accompanying notes are an integral part of these statements.


                                                       CHEVIOT FINANCIAL CORP.

                                           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                     For the year ended December 31, 2004, the nine months ended
                                     December 31, 2003 and the fiscal year ended March 31, 2003
                                                (In thousands, except per share data)


                                                                               SHARES                     UNREALIZED
                                                                              ACQUIRED                    LOSSES ON
                                                                ADDITIONAL   BY EMPLOYEE                ON SECURITIES     TOTAL
                                                      COMMON      PAID-IN  STOCK OWNERSHIP   RETAINED     AVAILABLE    SHAREHOLDERS'
                                                       STOCK      CAPITAL       PLAN         EARNINGS     FOR SALE        EQUITY
Balance at April 1, 2002                             $    -       $    -       $    -        $ 33,543      $    -        $ 33,543

Net earnings for the year ended March 31, 2003            -            -            -           2,389           -           2,389
                                                     --------     --------     --------      --------      --------      --------

Balance at March 31, 2003                                 -            -            -          35,932           -          35,932

Net earnings for the nine months ended
  December 31, 2003                                       -            -            -           1,935           -           1,935
                                                     --------     --------     --------      --------      --------      --------

Balance at December 31, 2003                              -            -            -          37,867           -          37,867

Proceeds from issuance of commons stock                    99       42,746       (3,571)          -             -          39,274
Net earnings for the year ended December 31, 2004         -            -            -           1,328           -           1,328
Cash dividends declared of $.20 per share                 -            -            -            (821)          -            (821)
Amortization expense of ESOP                              -            -            298           -             -             298
Unrealized losses on securities designated as
  available for sale, net of related tax benefits         -            -            -             -              (6)           (6)
                                                     --------     --------     --------      --------      --------      --------

Balance at December 31, 2004                         $     99     $ 42,746     $ (3,273)     $ 38,374      $     (6)     $ 77,940
                                                     ========     ========     ========      ========      ========      ========

The accompanying notes are an integral part of these statements.


                                                       CHEVIOT FINANCIAL CORP.

                                                CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           (In thousands)


                                                                                                      NINE
                                                                               YEAR ENDED         MONTHS ENDED           YEAR ENDED
                                                                              DECEMBER 31,         DECEMBER 31,           MARCH 31,
                                                                                  2004          2003          2002          2003
Cash flows from operating activities:
  Net earnings for the period                                                  $  1,328      $  1,935      $  1,995      $  2,389
  Adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
    Amortization of premiums and discounts on
      investment and mortgage-backed securities, net                                131           145           262           292
    Depreciation                                                                    224           175           202           260
    Amortization of expense related to ESOP                                         298           -             -             -
    Amortization of deferred loan origination fees                                  (48)         (101)          (46)          (98)
    Proceeds from sale of loans in the secondary market                           2,827         2,629           119           491
    Loans originated for sale in the secondary market                            (2,374)       (2,791)         (117)         (716)
    Gain on sale of loans                                                           (57)          (52)           (3)          (14)
    Loss on sale of real estate acquired through foreclosure                         13             8            28            36
    Federal Home Loan Bank stock dividends                                         (117)          (82)          (92)         (119)
    Provision for losses on (recoveries of) loans                                   -              45            (8)          250
    Increase (decrease) in cash due to changes in:
      Accrued interest receivable on loans                                          (95)          -             (60)          (96)
      Accrued interest receivable on mortgage-backed securities                      (9)           20             5            25
      Accrued interest receivable on investments and interest-
        bearing deposits                                                            (24)          (61)           36           157
      Prepaid expenses and other assets                                             926          (718)           33          (150)
      Accounts payable and other liabilities                                        102           367           912           260
      Federal income taxes
        Current                                                                    (132)         (143)         (521)          343
        Deferred                                                                      1            48           (40)         (219)
                                                                               --------      --------      --------      --------
         Net cash flows provided by operating activities                          2,994         1,424         2,705         3,091

Cash flows provided by (used in) investing activities:
  Principal repayments on loans                                                  40,605        46,669        37,775        56,260
  Loan disbursements                                                            (58,234)      (50,853)      (49,123)      (70,781)
  Loan participations purchased                                                     -             -          (1,443)       (1,443)
  Purchase of investment securities                                             (26,012)      (15,064)       (4,073)       (6,114)
  Proceeds from maturity of investment securities                                16,000         4,000         4,000        11,000
  Purchase of mortgage-backed securities                                        (15,437)       (4,984)       (8,143)       (8,143)
  Principal repayments on mortgage-backed securities                              6,459         6,701         5,242         7,431
  Additions to real estate acquired through foreclosure                             (40)          -             -             (16)
  Proceeds from sale of real estate acquired through foreclosure                    276           133           126           150
  Purchase of office premises and equipment                                        (262)          (66)         (196)         (232)
                                                                               --------      --------      --------      --------
         Net cash flows used in investing activities                            (36,645)      (13,464)      (15,835)      (11,888)

Cash flows provided by (used in) financing activities:
  Net increase (decrease) in deposits                                           (87,938)       72,615         3,714         5,140
  Proceeds from Federal Home Loan Bank advances                                   9,000           -           8,000         8,000
  Repayments on Federal Home Loan Bank advances                                  (2,007)       (1,559)         (759)       (1,183)
  Advances by borrowers for taxes and insurance                                      92           352           359            53
  Proceeds from issuance of common stock                                         39,274           -             -             -
  Dividends paid on common stock                                                   (821)          -             -             -
                                                                               --------      --------      --------      --------
         Net cash flows provided by (used in) financing activities(42,400)       71,408        11,314        12,010
                                                                               --------      --------      --------      --------

Net increase (decrease) in cash and cash equivalents                            (76,051)       59,368        (1,816)        3,213

Cash and cash equivalents at beginning of period                                 83,776        24,408        21,195        21,195
                                                                               --------      --------      --------      --------

Cash and cash equivalents at end of period                                     $  7,725      $ 83,776      $ 19,379      $ 24,408
                                                                               ========      ========      ========      ========

The accompanying notes are an integral part of these statements.


                                                CHEVIOT FINANCIAL CORP.

                                   CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                    (In thousands)


                                                                                        NINE
                                                              YEAR ENDED             MONTHS ENDED           YEAR ENDED
                                                              DECEMBER 31,           DECEMBER 31,            MARCH 31,
                                                                 2004            2003           2002            2003
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  CASH PAID DURING THE PERIOD FOR:
    Federal income taxes                                        $1,110        $  1,089        $   1,038        $1,113
                                                                ======        ========        =========        ======

    Interest on deposits and borrowings                         $3,881        $  3,278        $   4,639        $5,926
                                                                ======        ========        =========        ======


Supplemental disclosure of noncash investing activities:
  Transfers from loans to real estate acquired through
    foreclosure                                                 $  293        $     46        $     154        $  157
                                                                ======        ========        =========        ======

  Loans originated upon sales of real estate acquired
    through foreclosure                                         $  221         $   -            $   -          $  -
                                                                ======        ========        =========        ======

  Recognition of mortgage servicing rights in accordance
    with SFAS No. 140                                           $   23        $     21        $       1        $    4
                                                                ======        ========        =========        ======

The accompanying notes are an integral part of these statements.

                             CHEVIOT FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 Year ended December 31, 2004, nine months ended
         December 31, 2003 and 2002 and fiscal year ended March 31, 2003


NOTE A - SUMMARY OF ACCOUNTING POLICIES

        For all periods through December 31, 2003, Cheviot Savings Bank (the "Savings Bank") operated as a state-chartered mutual financial institution. On June 24, 2003, the Board of Directors of the Savings Bank adopted a Plan of Reorganization (the "Plan" or the "Reorganization") pursuant to which the Savings Bank reorganized into a two-tier mutual holding company structure with the establishment of a stock holding company, Cheviot Financial Corp. ("Cheviot Financial" or the "Corporation"), as parent of the Savings Bank, and the Savings Bank converted to the stock form of ownership, followed by the issuance of all the Savings Bank's outstanding stock to Cheviot Financial. The Reorganization was completed effective January 5, 2004. Pursuant to the Plan, Cheviot Financial issued 9,918,751 common shares. Cheviot Mutual Holding Company was organized as a federally chartered mutual holding company and owns 55.0% of the outstanding common stock of Cheviot Financial. Cheviot Financial sold 4,388,438 common shares, representing approximately 44% of the outstanding common stock, at $10.00 per share, to the Savings Bank's depositors and a newly formed Employee Stock Ownership Plan ("ESOP"). In addition, 75,000 shares, or approximately one percent of the outstanding shares, were issued to a charitable foundation established by Cheviot Financial. The Reorganization and stock offering resulted in proceeds, net of offering costs, of approximately $42.8 million.

        The Corporation conducts a general banking business in southwestern Ohio which consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, commercial and consumer purposes. The Corporation's profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Corporation can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

        The financial information presented herein has been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and general accounting practices within the financial services industry. In preparing financial statements in accordance with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

        During 2003, the Corporation elected to change its financial reporting year to December 31, from March 31. This change was made without any impact on the Corporation's operational structure.

        The following is a summary of significant accounting policies which have been consistently applied in the preparation of the accompanying financial statements.

        1.      PRINCIPLES OF CONSOLIDATION

        The accompanying consolidated financial statements as of and for the year ended December 31, 2004, include the accounts of the Corporation and its wholly-owned subsidiary, the Savings Bank. All significant intercompany items have been eliminated. The accompanying financial statements as of December 31, 2003 and for the nine-month periods ended December 31, 2003 and 2002 and the fiscal year ended March 31, 2003, are comprised of the Savings Bank only.

                             CHEVIOT FINANCIAL CORP.

                 Year ended December 31, 2004, nine months ended
         December 31, 2003 and 2002 and fiscal year ended March 31, 2003


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

        2.      INVESTMENT AND MORTGAGE-BACKED SECURITIES

        The Corporation accounts for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that investments be categorized as held-to-maturity, trading, or available for sale. Securities classified as held to maturity are carried at cost only if the Corporation has the positive intent and ability to hold these securities to maturity. Securities available for sale are carried at fair value with resulting unrealized gains or losses recorded to shareholders' equity. During the year ended December 31, 2004, management acquired one mortgage-backed security that had been designated as available for sale. At December 31, 2003, the Corporation designated all investment and mortgage-backed securities as held-to-maturity. Realized gains or losses on sales of securities are recognized using the specific identification method.

        3.      LOANS RECEIVABLE

        Loans receivable are stated at the principal amount outstanding, adjusted for deferred loan origination fees and the allowance for loan losses. Interest is accrued as earned unless the collectibility of the loan is in doubt. Interest on loans that are contractually past due more than 150 days is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status. If the ultimate collectibility of the loan is in doubt, in whole or in part, all payments received on nonaccrual loans are applied to reduce principal until such doubt is eliminated.

        Loans held for sale are carried at the lower of cost (less principal payments received) or fair value (market value), calculated on an aggregate basis. At December 31, 2004, the Corporation had not designated any loans as held for sale. At December 31, 2003, loans held for sale were carried at cost.

        During fiscal 2003, the Corporation initiated a program to sell certain loans in transactions with the Federal Home Loan Bank, retaining servicing on loans sold. The Corporation accounts for mortgage servicing rights in accordance with SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which requires that the Corporation recognize, as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained must allocate some of the cost of the loans to the mortgage servicing rights.

        The Corporation recorded amortization related to mortgage servicing rights totaling $3,000 and $2,000 during the year ended December 31, 2004 and nine months ended December 31, 2003, respectively. The Corporation recorded a nominal amount of amortization related to mortgage servicing rights during the fiscal year ended March 31, 2003, as loans sold to the Federal Home Loan Bank did not take place until the latter part of the fiscal year. The carrying value of the Corporation's mortgage servicing rights, which approximated their fair value, totaled approximately $43,000 and $23,000 at December 31, 2004 and 2003, respectively.

                             CHEVIOT FINANCIAL CORP.

                 Year ended December 31, 2004, nine months ended
         December 31, 2003 and 2002 and fiscal year ended March 31, 2003


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

        3.      LOANS RECEIVABLE (continued)

        The Corporation was servicing mortgage loans of approximately $5.5 million and $2.9 million that had been sold to the Federal Home Loan Bank at December 31, 2004 and 2003, respectively.

        4.      LOAN ORIGINATION FEES AND COSTS

        The Corporation accounts for loan origination fees and costs in accordance with the provisions of SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Pursuant to the provisions of SFAS No. 91, origination fees received from loans, net of direct origination costs, are deferred and amortized to interest income using the level-yield method, giving effect to actual loan prepayments. Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs attributable to originating a loan, i.e., principally actual personnel costs. Fees received for loan commitments that are expected to be drawn upon, based on the Corporation's experience with similar commitments, are deferred and amortized over the life of the loan using the level-yield method. Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis.

        5.      ALLOWANCE FOR LOAN LOSSES

        It is the Corporation's policy to provide valuation allowances for estimated losses on loans based on past loan loss experience, changes in the composition of the loan portfolio, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area. When the collection of a loan becomes doubtful, or otherwise troubled, the Corporation records a charge-off equal to the difference between the fair value of the property securing the loan and the loan's carrying value. Major loans and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

        The Corporation accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." This Statement requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loan's observable market price or fair value of the collateral if the loan is collateral dependent.

        A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Corporation considers its investment in existing one- to four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Corporation's investment in construction, commercial and multi-family residential real estate loans, and its evaluation of impairment thereof, such loans are generally collateral dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value.

                             CHEVIOT FINANCIAL CORP.

                 Year ended December 31, 2004, nine months ended
         December 31, 2003 and 2002 and fiscal year ended March 31, 2003


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

        5.      ALLOWANCE FOR LOAN LOSSES (continued)

        Collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

        The Corporation's impaired and nonperforming loan information was as follows:

                                                                                                    DECEMBER 31,
                                                                                               2004             2003
                                                                                                   (In thousands)
         Impaired loans with related allowance                                                 $  33            $  38
         Nonperforming loans not subject to individual
           evaluation for impairment                                                             218              424
                                                                                               -----            -----

              Total impaired and nonperforming loans                                           $ 251            $ 462
                                                                                               =====            =====

                                                                                        NINE
                                                            YEAR ENDED              MONTHS ENDED             YEAR ENDED
                                                            DECEMBER 31,             DECEMBER 31,            MARCH 31,
                                                                2004              2003         2002             2003
                                                                                    (In thousands)
         Allowance on impaired loans
           Beginning balance                                    $  28             $  28        $  28            $  28
                Provision                                          -                 -            -                -
                                                                -----             -----        -----            -----
           Ending balance                                       $  28             $  28        $  28            $  28
                                                                =====             =====        =====            =====

         Average balance of impaired loans                      $  36             $  39        $  40            $  40
         Interest income recognized on impaired loans           $   3             $   3        $   3            $   4

        The allowance for impaired loans is included in the Corporation's overall allowance for credit losses.

        6.      REAL ESTATE ACQUIRED THROUGH FORECLOSURE

        Real estate acquired through foreclosure is carried at the lower of the loan's unpaid principal balance (cost) or fair value less estimated selling expenses at the date of acquisition. A loan loss provision is recorded for any write down in the loan's carrying value to fair value at the date of acquisition. Real estate loss provisions are recorded if the properties' fair value subsequently declines below the value determined at the recording date. In determining the lower of cost or fair value at acquisition, costs relating to development and improvement of property are considered. Costs relating to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

                             CHEVIOT FINANCIAL CORP.

                 Year ended December 31, 2004, nine months ended
         December 31, 2003 and 2002 and fiscal year ended March 31, 2003


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

        7.      OFFICE PREMISES AND EQUIPMENT

        Office premises and equipment are carried at cost. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation and amortization are provided on the straight-line and accelerated methods over the useful lives of the assets, estimated to be between fifteen and forty years for buildings and improvements, five to ten years for furniture and equipment and five years for automobiles. An accelerated method is used for tax reporting purposes.

        8.      FEDERAL INCOME TAXES

        The Corporation accounts for federal income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes." In accordance with SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in net taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years' earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management's estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

        The Corporation's principal temporary differences between pretax financial income and taxable income result from different methods of accounting for deferred loan origination fees and costs, Federal Home Loan Bank stock dividends, the general loan loss allowance, charitable contributions and the directors deferred compensation plan. Additional temporary differences result from depreciation computed using accelerated methods for tax purposes.

        9.      BENEFIT PLANS

        The Corporation has a 401(k) retirement savings plan, which covers all employees who have attained the age of 21 and have completed one year of service. Each year the Corporation is required to contribute 3% of eligible employees' salaries, plus the lesser of 3% of each participant's salary or 50% of each participant's contributions, to the plan. Additional employer contributions are made at the discretion of the Board of Directors. Employer contributions totaled $123,000, $88,000, $76,000 and $123,000 for the year ended December 31, 2004, the nine months ended December 31, 2003 and 2002 and the year ended March 31, 2003, respectively.

                             CHEVIOT FINANCIAL CORP.

                 Year ended December 31, 2004, nine months ended
         December 31, 2003 and 2002 and fiscal year ended March 31, 2003


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

        9.      BENEFIT PLANS (continued)

        The Corporation implemented a nonqualified directors deferred compensation plan (the "compensation plan") during fiscal 2003, which provides for the payment of benefits to its directors upon termination of service with the Corporation and vesting in the compensation plan after ten years of service. The deferred compensation liability reflects the current value of the plan obligation based on a present value of providing a sum certain of $11,400 per year to each participant for ten years after retirement. The present value was determined using an interest rate of 7.00% and the relative time to retirement for each participant. The Corporation recorded expense of approximately $20,000, $56,000 and $229,000 for the directors deferred compensation plan for the year ended December 31, 2004, the nine months ended December 31, 2003 and the fiscal year ended March 31, 2003, respectively. No expense was recorded for the compensation plan during the nine months ended December 31, 2002.

        In connection with the Reorganization, the Corporation implemented an Employee Stock Ownership Plan ("ESOP") which provides retirement benefits for substantially all full-time employees who have completed one year of service and have attained the age of 21. The Corporation accounts for the ESOP in accordance with Statement of Position ("SOP") 93-6, "Employers Accounting for Employee Stock Ownership Plans." SOP 93-6 requires that compensation expense recorded by employers equal the fair value of ESOP shares allocated to participants during a give year. Allocation of shares to the ESOP participants are contingent upon the repayment of a loan to Cheviot Financial Corp. totaling $3.3 million at December 31, 2004. The Corporation recorded expense for the ESOP of approximately $418,000 for the year ended December 31, 2004.

        10.     FAIR VALUE OF FINANCIAL INSTRUMENTS

        SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value of financial instruments, both assets and liabilities, whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.

        The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

        The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at December 31, 2004 and 2003:

                CASH AND CASH EQUIVALENTS: The carrying amounts presented in the consolidated statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

                INVESTMENT AND MORTGAGE-BACKED SECURITIES: For investment and mortgage-backed securities, fair value is deemed to equal the quoted market price.

                             CHEVIOT FINANCIAL CORP.

                 Year ended December 31, 2004, nine months ended
         December 31, 2003 and 2002 and fiscal year ended March 31, 2003


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

        10.     FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

                        LOANS RECEIVABLE: The loan portfolio was segregated into categories with similar characteristics, such as one- to four-family residential, multi-family residential and commercial real estate. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. For loans on deposit accounts, fair values were deemed to equal the historic carrying values. The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

                        FEDERAL HOME LOAN BANK STOCK: The carrying amount presented in the consolidated statements of financial condition is deemed to approximate fair value.

                        DEPOSITS: The fair value of NOW accounts, passbook accounts, and money market demand deposits is deemed to approximate the amount payable on demand at December 31, 2004 and 2003. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

                        ADVANCES FROM THE FEDERAL HOME LOAN BANK: The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities or, when available, quoted market prices.

                        ADVANCES BY BORROWERS FOR TAXES AND INSURANCE: The carrying amount of advances by borrowers for taxes and insurance is deemed to approximate fair value.

                        COMMITMENTS TO EXTEND CREDIT: For fixed-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. At December 31, 2004 and 2003, the fair value of loan commitments was not material.

                             CHEVIOT FINANCIAL CORP.

                 Year ended December 31, 2004, nine months ended
         December 31, 2003 and 2002 and fiscal year ended March 31, 2003


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

        10.     FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

        Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation's financial instruments were as follows at December 31:

                                                            2004                           2003
                                                 CARRYING            FAIR        CARRYING            FAIR
                                                    VALUE           VALUE           VALUE           VALUE
                                                                      (In thousands)
        Financial assets
          Cash and cash equivalents              $  7,725        $  7,725        $ 83,776        $ 83,776
          Investment securities                    27,102          26,864          17,135          17,147
          Mortgage-backed securities               30,687          30,798          21,804          21,808
          Loans receivable                        203,842         203,637         186,853         183,126
          Federal Home Loan Bank stock              2,909           2,909           2,792           2,792
                                                 --------        --------        --------        --------

                                                 $272,265        $271,933        $312,360        $308,649
                                                 ========        ========        ========        ========

        Financial liabilities
          Deposits                               $179,989        $180,186        $267,927        $268,004
          Advances from the Federal Home
            Loan Bank                              16,199          16,229           9,206           9,154
          Advances by borrowers for taxes
            and insurance                           1,014           1,014             922             922
                                                 --------        --------        --------        --------

                                                 $197,202        $197,429        $278,055        $278,080
                                                 ========        ========        ========        ========

        11.     ADVERTISING

        Advertising costs are expensed when incurred.

        12.     CASH AND CASH EQUIVALENTS

        For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold and interest-bearing deposits in other financial institutions with original terms to maturity of ninety days or less.

        13.     EARNINGS PER SHARE

        Basic earnings per share is computed based upon the weighted-average common shares outstanding during the year less shares in the ESOP that are unallocated and not committed to be released. Weighted-average common shares deemed outstanding, which gives effect to 357,075 unallocated ESOP shares, totaled 9,561,676 for the year ended December 31, 2004.

                             CHEVIOT FINANCIAL CORP.

                 Year ended December 31, 2004, nine months ended
         December 31, 2003 and 2002 and fiscal year ended March 31, 2003


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

        13.     EARNINGS PER SHARE (continued)

        Diluted earnings per share is computed taking into consideration common shares outstanding and dilutive potential common share equivalents. The Corporation had no dilutive or potentially dilutive securities during the year ended December 31, 2004.

        The provisions of SFAS No. 128, "Earnings Per Share," are not applicable to the nine month periods ended December 31, 2003 and 2002 and the fiscal year ended March 31, 2003, as the Savings Bank had not completed its mutual holding company reorganization until January 5, 2004.

        14.     RECLASSIFICATIONS

        Certain prior period amounts have been reclassified to conform to the December 31, 2004 consolidated financial statement presentation.

        15.     RECENT ACCOUNTING DEVELOPMENTS

        In December 2003, the Financial Accounting Standards Board (the "FASB") issued FASB Interpretation No. 46(R) ("FIN 46(R)"), "Consolidation of Variable Interest Entities." FIN 46(R) requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns, or both. FIN 46(R) also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. The consolidation requirements of FIN 46(R) apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements of FIN 46(R) apply to existing entities in the first fiscal year ending after December 15, 2004. The Corporation does not have any variable interest entities, therefore the adoption of FIN 46(R) had no material effect on the Corporation's financial statements.

        In March 2004, the Emerging Issues Task Force ("EITF") issued EITF 03-01 "The Meaning of Other-than-Temporary Impairment and its Application to Certain Investments." EITF 03-01 requires that unrealized losses on investment securities that are deemed other-than-temporary be recorded as an adjustment to earnings. The Statement applies both to securities designated as held to maturity and those designated as available for sale. EITF 03-01 provides that unrealized losses may be viewed as other-than-temporary as a result not only due to deterioration of the credit quality of the issuer, but due to changes in the interest rate environment as well. An investor must be able to demonstrate the positive ability and intent to hold such securities until a forecasted recovery takes place or until maturity of the security. EITF 03-01 requires separate disclosure related to unrealized losses for securities that have been in an unrealized loss position for a period of less than twelve months and for those that have been in an unrealized loss position for a period greater than twelve months, for financial statements issued for years ending after December 15, 2003. In September 2004, the FASB issued a final FASB Staff Position, FSP EITF Issue 03-01-1, which has delayed the effective date for the measurement and recognition guidance of EITF 03-01. The comment period related to this staff position ended October 29, 2004. The implementation date is unknown until further guidance is issued by the FASB. The Corporation is evaluating the impact of adopting EITF 03-01.

                             CHEVIOT FINANCIAL CORP.

                 Year ended December 31, 2004, nine months ended
         December 31, 2003 and 2002 and fiscal year ended March 31, 2003


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

        15.     RECENT ACCOUNTING DEVELOPMENTS (continued)

        In December 2004, the FASB issued a revision to SFAS No. 123 which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, primarily on accounting for transactions in which an entity obtains employee services in share-based transactions. This Statement, SFAS No. 123 (R) "Share Based Payment", requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award, with limited exceptions. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award - the requisite service period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Employee share purchase plans will not result in recognition of compensation cost if certain conditions are met.

        Initially, the cost of employee services received in exchange for an award of liability instruments will be measured based on current fair value; the fair value of that award will be remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation cost over that period. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification.

        Excess tax benefits, as defined by SFAS No. 123(R) will be recognized as an addition to additional paid-in capital. Cash retained as a result of those excess tax benefits will be presented in the consolidated statement of cash flows as financing cash inflows. The write-off of deferred tax assets relating to unrealized tax benefits associated with recognized compensation cost will be recognized as income tax expense unless there are excess tax benefits from previous awards remaining in additional paid in capital to which it can be offset.

        Compensation cost is required to be recognized in the beginning of the first interim or annual period that begins after June 15, 2005, or July 1, 2005 as to the Corporation. The Corporation currently has no stock option or other share-based incentive plans that are subject to the provisions of SFAS No. 123(R).

                             CHEVIOT FINANCIAL CORP.

                 Year ended December 31, 2004, nine months ended
         December 31, 2003 and 2002 and fiscal year ended March 31, 2003


NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES

        The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of investment securities held to maturity at December 31 are shown below.

                                                                    DECEMBER 31, 2004
                                                                   GROSS          GROSS      ESTIMATED
                                               AMORTIZED      UNREALIZED     UNREALIZED           FAIR
                                                    COST           GAINS         LOSSES          VALUE
                                                                      (In thousands)
        U.S. Government agency securities        $27,002          $    -         $  240        $26,762
        Municipal obligations                        100               2              -            102
                                                 -------          ------         ------        -------

                                                 $27,102          $    2         $  240        $26,864
                                                 =======          ======         ======        =======

        The Corporation's U.S. Government agency securities are scheduled to mature within five years. The municipal obligation is scheduled to mature in 2025.

                                                                    DECEMBER 31, 2003
                                                                   GROSS          GROSS      ESTIMATED
                                               AMORTIZED      UNREALIZED     UNREALIZED           FAIR
                                                    COST           GAINS         LOSSES          VALUE
                                                                      (In thousands)
        U.S. Government agency securities        $17,035          $   14         $    5        $17,044
        Municipal obligations                        100               3              -            103
                                                 -------          ------         ------        -------

                                                 $17,135          $   17         $    5        $17,147
                                                 =======          ======         ======        =======

                             CHEVIOT FINANCIAL CORP.

                 Year ended December 31, 2004, nine months ended
         December 31, 2003 and 2002 and fiscal year ended March 31, 2003


NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

        The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of mortgage-backed securities at December 31, 2004 and 2003 are shown below.

                                                                    DECEMBER 31, 2004
                                                                   GROSS          GROSS      ESTIMATED
                                               AMORTIZED      UNREALIZED     UNREALIZED           FAIR
                                                    COST           GAINS         LOSSES          VALUE
                                                                      (In thousands)
        AVAILABLE FOR SALE:
          Government National Mortgage
            Association adjustable-rate
            participation certificates           $ 1,492          $    -         $    9        $ 1,483
                                                 =======          ======         ======        =======

        HELD TO MATURITY:
          Federal Home Loan Mortgage
            Corporation adjustable-rate
            participation certificates           $ 1,507          $   10         $   14        $ 1,503
          Federal National Mortgage
            Association adjustable-rate
            participation certificates             1,684              17              1          1,700
          Government National Mortgage
            Association adjustable-rate
            participation certificates            26,013             148             49         26,112
                                                 -------          ------         ------        -------

                                                 $29,204          $  175         $   64        $29,315
                                                 =======          ======         ======        =======


                                                                    DECEMBER 31, 2003
                                                                   GROSS          GROSS      ESTIMATED
                                               AMORTIZED      UNREALIZED     UNREALIZED           FAIR
                                                    COST           GAINS         LOSSES          VALUE
                                                                      (In thousands)
       HELD TO MATURITY:
         Federal Home Loan Mortgage
           Corporation adjustable-rate
           participation certificates            $ 2,001          $   13         $   16        $ 1,998
         Federal National Mortgage
           Association adjustable-rate
           participation certificates              2,127              12             15          2,124
         Government National Mortgage
           Association adjustable-rate
           participation certificates             17,676             100             90         17,686
                                                 -------          ------         ------        -------

                                                 $21,804          $  125         $  121        $21,808
                                                 =======          ======         ======        =======

                             CHEVIOT FINANCIAL CORP.

                 Year ended December 31, 2004, nine months ended
         December 31, 2003 and 2002 and fiscal year ended March 31, 2003


NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)


        The amortized cost of mortgage-backed securities, including those designated as available for sale, at December 31, 2004 and 2003, by contractual terms to maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

                                                      DECEMBER 31,
                                                    2004        2003
                                                     (In thousands)

        Due in one year or less                   $   754      $   513
        Due in one year through five years          3,249        2,268
        Due in five years through ten years         4,641        3,389
        Due in more than ten years                 22,052       15,634
                                                  -------      -------

                                                  $30,696      $21,804
                                                  =======      =======

        The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2004:

                                 LESS THAN 12 MONTHS                 12 MONTHS OR LONGER                        TOTAL
        DESCRIPTION OF      NUMBER OF    FAIR   UNREALIZED     NUMBER OF    FAIR   UNREALIZED      NUMBER OF    FAIR   UNREALIZED
          SECURITIES       INVESTMENTS   VALUE    LOSSES      INVESTMENTS   VALUE    LOSSES       INVESTMENTS   VALUE    LOSSES
                                                                    (Dollars in thousands)
        U.S. Government
          agency obligations      7     $24,767    $233              1      $1,995    $  7               8     $26,762    $240
        Mortgage-backed
          securities              7      12,880      58              7       3,743      15              14      16,623      73
                                ---     -------    ----            ---      ------    ----             ---     -------    ----

        Total temporarily
          impaired securities    14     $37,647    $291              8      $5,738    $ 22              22     $43,385    $313
                                ===     =======    ====            ===      ======    ====             ===     =======    ====

        Management has the intent and ability to hold these securities for the foreseeable future. The decline in the fair value is primarily due to an increase in market interest rates. The fair values are expected to recover as securities approach maturity dates.

                             CHEVIOT FINANCIAL CORP.

                 Year ended December 31, 2004, nine months ended
         December 31, 2003 and 2002 and fiscal year ended March 31, 2003


NOTE C - LOANS RECEIVABLE

        The composition of the loan portfolio, including loans held for sale, at December 31 was as follows:

                                                         2004           2003
                                                           (In thousands)

        One- to four-family residential              $182,016       $166,998
        Multi-family residential                        9,944          7,714
        Construction                                   10,718         13,770
        Commercial                                      6,750          5,278
        Consumer                                          133            169
                                                     --------       --------
                                                      209,561        193,929
        Less:
          Undisbursed portion of loans in process       4,754          6,038
          Deferred loan origination fees                  233            270
          Allowance for loan losses                       732            768
                                                     --------       --------

                                                     $203,842       $186,853
                                                     ========       ========

        The Corporation's lending efforts have historically focused on one- to four-family and multi-family residential real estate loans, which comprise approximately $197.9 million, or 97% of the total loan portfolio at December 31, 2004 and approximately $182.4 million, or 98% of the total loan portfolio at December 31, 2003. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Corporation with adequate collateral coverage in the event of default. Nevertheless, the Corporation, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of southwestern Ohio, thereby impairing collateral values. However, management is of the belief that real estate values in the Corporation's primary lending area are presently stable.

        In the ordinary course of business, the Corporation has made loans to its officers and directors. Loans to officers and directors, as well as employees, are made at reduced interest rates and closing costs. These loans do not involve more than the normal risk of collectibility. The aggregate dollar amount of loans to officers and directors totaled approximately $1.2 million and $1.1 million at December 31, 2004 and 2003, respectively.

                             CHEVIOT FINANCIAL CORP.

                 Year ended December 31, 2004, nine months ended
         December 31, 2003 and 2002 and fiscal year ended March 31, 2003


NOTE D - ALLOWANCE FOR LOAN LOSSES

        The activity in the allowance for loan losses is as follows:

                                                           YEAR ENDED            NINE MONTHS ENDED           YEAR ENDED
                                                          DECEMBER 31,             DECEMBER 31,               MARCH 31,
                                                              2004              2003           2002             2003
                                                                                  (In thousands)
        Beginning balance                                     $768              $735           $483             $483
        Provision for losses on (recoveries of) loans           -                 45             (8)             250
        Charge-offs of loans                                   (36)              (12)            -                -
        Recoveries                                              -                 -              -                 2
                                                              ----              ----           ----             ----

        Ending balance                                        $732              $768           $475             $735
                                                              ====              ====           ====             ====

        At December 31, 2004 and 2003 and March 31, 2003, the Corporation's allowance for loan losses was comprised of a general loan loss allowance of $704,000, $740,000 and $707,000, respectively, which is includible as a component of regulatory risk-based capital, and a specific loan loss allowance of $28,000 at each of those respective dates.

        Nonperforming and impaired loans totaled approximately $251,000, $462,000, $178,000 and $235,000, at December 31, 2004, 2003 and 2002,
        and March 31, 2003, respectively.

        During the year ended December 31, 2004 interest income of approximately $17,000 would have been recognized had non-performing loans been performing in accordance with contractual terms.

        During the nine month periods ended December 31, 2003 and 2002, interest income of approximately $16,000 and $7,000, respectively, would have been recognized had nonperforming loans been performing in accordance with contractual terms.

        During the fiscal year ended March 31, 2003, interest income of approximately $9,000 would have been recognized had nonperforming loans been performing in accordance with contractual terms.


NOTE E - OFFICE PREMISES AND EQUIPMENT

        Office premises and equipment are comprised of the following at December 31:

                                                2004                2003
                                                     (In thousands)

        Land                                 $   560             $   360
        Buildings and improvements             3,766               3,766
        Furniture and equipment                1,386               1,323
        Automobiles                               29                  29
                                             -------             -------
                                               5,741               5,478
        Less accumulated depreciation          2,794               2,568
                                             -------             -------

                                             $ 2,947             $ 2,910
                                             =======             =======

                             CHEVIOT FINANCIAL CORP.

                 Year ended December 31, 2004, nine months ended
         December 31, 2003 and 2002 and fiscal year ended March 31, 2003


NOTE F - DEPOSITS

        Deposits consist of the following major classifications at December 31:

        DEPOSIT TYPE AND WEIGHTED-AVERAGE
        INTEREST RATE                                2004                2003
                                                          (In thousands)

        NOW accounts
          2004 - 0.24%                          $  12,534
          2003 - 0.30%                                              $  83,458
        Passbook accounts
          2004 - 0.70%                             19,573
          2003 - 0.70%                                                 21,539
        Money market demand deposit
          2004 - 1.15%                             44,009
          2003 - 1.16%                                                 50,497
                                                ---------           ---------
             Total demand, transaction and
               passbook deposits                   76,116             155,494

        Certificates of deposit
          Original maturities of:
            Less than 12 months
              2004 - 1.98%                         23,673
              2003 - 1.19%                                             21,340
            12 to 18 months
              2004 - 1.96%                         33,487
              2003 - 1.70%                                             38,256
            24 months
              2004 - 2.23%                         25,418
              2003 - 2.56%                                             31,854
            Over 36 months
              2004 - 4.65%                         21,295
              2003 - 4.73%                                             20,983
                                                ---------           ---------

             Total certificates of deposit        103,873             112,433
                                                ---------           ---------

             Total deposits                     $ 179,989           $ 267,927
                                                =========           =========

        The Savings Bank had deposit accounts with balances in excess of $100,000 totaling $43.7 million and $105.0 million at December 31, 2004 and 2003, respectively. Deposits issued in amounts greater than $100,000 are not federally insured. At December 31, 2003, deposits included approximately $76.4 million of stock subscription receipts, of which $36.1 million was returned to the subscribers in January 2004 due to the over-subscribed status of the offering.

                             CHEVIOT FINANCIAL CORP.

                 Year ended December 31, 2004, nine months ended
         December 31, 2003 and 2002 and fiscal year ended March 31, 2003


NOTE F - DEPOSITS (continued)

        Interest expense on deposits is summarized as follows:

                                                          YEAR ENDED             NINE MONTHS ENDED          YEAR ENDED
                                                         DECEMBER 31,              DECEMBER 31,              MARCH 31,
                                                             2004               2003          2002             2003
                                                                                 (In thousands)

        Passbook savings                                    $  141            $  120         $  224           $  277
        NOW and money market demand deposits                   572               466            707              894
        Certificates of deposit                              2,572             2,349          3,380            4,302
                                                            ------            ------         ------           ------

                                                            $3,285            $2,935         $4,311           $5,473
                                                            ======            ======         ======           ======

        Maturities of outstanding certificates of deposit at December 31 are summarized as follows:

                                                  2004           2003
                                                    (In thousands)

        Less than six months                 $  43,494      $  44,416
        Six months to one year                  39,578         45,260
        Over one year to three years            20,330         21,546
        Over three years                           471          1,211
                                             ---------      ---------

                                             $ 103,873      $ 112,433

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

        Advances from the Federal Home Loan Bank, collateralized at December 31, 2004 and 2003 by pledges of certain residential mortgage loans totaling $20.2 million and $11.5 million, respectively, and the Savings Bank's investment in Federal Home Loan Bank stock, are summarized as follows:

                                               MATURING
                                              YEAR ENDING
        INTEREST RATE RANGE                  DECEMBER 31,         2004                  2003
                                                                    (Dollars in thousands)

        3.89% - 5.44%                           2012           $ 7,563               $     -
        3.75% - 4.84%                           2014             8,636                 9,206
                                                               -------               -------

                                                               $16,199               $ 9,206
                                                               =======               =======

               Weighted-average interest rate                     4.49%                 4.61%
                                                               =======               =======

                             CHEVIOT FINANCIAL CORP.

                 Year ended December 31, 2004, nine months ended
         December 31, 2003 and 2002 and fiscal year ended March 31, 2003


NOTE H - FEDERAL INCOME TAXES

        Federal income taxes on earnings differs from that computed at the statutory corporate tax rate for the year ended December 31, 2004, the nine months ended December 31, 2003 and the year ended March 31, 2003, as follows:

                                                                 FOR THE                FOR THE                FOR THE
                                                               YEAR ENDED          NINE MONTHS ENDED         YEAR ENDED
                                                              DECEMBER 31,            DECEMBER 31,             MARCH 31,
                                                                  2004            2003           2002            2003
                                                                                     (In thousands)
        Federal income taxes at statutory rate                   $   817         $   996         $1,027         $ 1,233
        Increase (decrease) in taxes resulting primarily from:
          Non-deductible charitable contributions                    259              -              -               -
          Nontaxable interest income                                  (1)             (1)            (1)             (5)
          Other                                                        1              -               1               8
                                                                 -------         -------        -------         -------

        Federal income taxes per financial statements            $ 1,076         $   995        $ 1,027         $ 1,236
                                                                 =======         =======        =======         =======

        Effective tax rate                                          44.8%           34.0%          34.0%           34.1%
                                                                 =======         =======        =======         =======

        The composition of the Corporation's net deferred tax liability at December 31 is as follows:


        Taxes (payable) refundable on temporary                   2004                2003
        differences at statutory rate:                                 (In thousands)
        Deferred tax assets:
          General loan loss allowance                            $ 239               $ 252
          Deferred compensation                                    100                  97
          Charitable contributions                                 142                  -
          Unrealized losses on securities available for sale         3                  -
          Other                                                      4                   4
                                                                 -----               -----
             Total deferred tax assets                             488                 353

        Deferred tax liabilities:
          Deferred loan origination costs                          (91)                (32)
          Federal Home Loan Bank stock dividends                  (627)               (588)
          Book/tax depreciation                                    (70)                (50)
          Mortgage servicing rights                                (15)                 -
                                                                 -----               -----
             Total deferred tax liabilities                       (803)               (670)
                                                                 -----               -----

             Net deferred tax liability                          $(315)              $(317)
                                                                 =====               =====

        The Corporation was allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at December 31, 2004 include approximately $3.0 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction at December 31, 2004 was approximately $1.0 million.

                             CHEVIOT FINANCIAL CORP.

                 Year ended December 31, 2004, nine months ended
         December 31, 2003 and 2002 and fiscal year ended March 31, 2003


NOTE I - COMMITMENTS

        The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers, including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of the commitments reflect the extent of the Corporation's involvement in such financial instruments.

        The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

        At December 31, 2004 and 2003, the Corporation had outstanding commitments to originate fixed-rate loans with interest rates ranging from 3.50% to 6.25% totaling $1.3 million and $2.9 million, respectively, secured by one- to four-family residential real estate. Additionally, the Corporation had unused lines of credit under home equity loans totaling $10.6 million and $9.6 million at December 31, 2004 and 2003, respectively. In the opinion of management, all loan commitments equaled or exceeded prevalent market interest rates as of December 31, 2004 and 2003, and such commitments have been underwritten on the same basis as that of the existing loan portfolio. Management believes that all loan commitments are able to be funded through cash flow from operations and existing excess liquidity. Fees received in connection with these commitments have not been recognized in earnings.

        During 2004, the Savings Bank entered into a lease agreement for office space under an operating lease which is scheduled to expire in 2006. The lease agreement requires annual rental payments of approximately $20,000 through December 2005, and approximately $2,000 in 2006. The lease contains three one-year renewal options. The Savings Bank's rental expense for the year ended December 31, 2004, totaled $18,000.


NOTE J - REGULATORY CAPITAL

        The Savings Bank is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (the "OTS"). Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on its financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Savings Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Savings Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                             CHEVIOT FINANCIAL CORP.

                 Year ended December 31, 2004, nine months ended
         December 31, 2003 and 2002 and fiscal year ended March 31, 2003


NOTE J - REGULATORY CAPITAL (continued)

        The minimum capital standards of the OTS generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as shareholders' equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) generally equal to 4.0% of adjusted total assets, except for those associations with the highest examination rating and acceptable levels of risk. The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Corporation multiplies the value of each asset on its statement of financial condition by a defined risk-weighting factor, e.g., one- to four-family residential loans carry a risk-weighted factor of 50%.

        During 2004, the Savings Bank was notified by the OTS that it was categorized as "well-capitalized" under the regulatory framework for prompt corrective action. Additionally, management is not aware of any recent event that would cause this classification to change. To be categorized as "well-capitalized" the Savings Bank must maintain minimum capital ratios as set forth in the following table.

        As of December 31, 2004 and 2003, management believed that the Savings Bank met all capital adequacy requirements to which it was subject.


                                                         AS OF DECEMBER 31, 2004
                                                                                           TO BE "WELL-
                                                                                        CAPITALIZED" UNDER
                                       ACTUAL                  FOR CAPITAL               PROMPT CORRECTIVE
                                  -----------------          ADEQUACY PURPOSES          ACTION PROVISIONS
                                   AMOUNT    RATIO           AMOUNT    RATIO             AMOUNT     RATIO
                                                         (Dollars in thousands)
        Tangible capital          $58,439    21.1%       =>$  4,160    =>1.5%         =>$13,865     =>  5.0%

        Core capital              $58,439    21.1%       =>$ 11,092    =>4.0%         =>$16,638     =>  6.0%

        Risk-based capital        $59,143    47.1%       =>$ 10,050    =>8.0%         =>$12,562     => 10.0%


                                                         AS OF DECEMBER 31, 2003
                                                                                           TO BE "WELL-
                                                                                        CAPITALIZED" UNDER
                                       ACTUAL                  FOR CAPITAL               PROMPT CORRECTIVE
                                  -----------------          ADEQUACY PURPOSES          ACTION PROVISIONS
                                   AMOUNT    RATIO           AMOUNT    RATIO             AMOUNT     RATIO
                                                         (Dollars in thousands)

                                                         (Dollars in thousands)

        Tangible capital          $37,865    11.9%       =>$  4,761    =>1.5%         =>$15,870     =>  5.0%

        Core capital              $37,865    11.9%       =>$ 12,696    =>4.0%         =>$19,044     =>  6.0%

        Risk-based capital        $38,605    30.1%       =>$ 10,277    =>8.0%         =>$12,847     =>10.0%

                             CHEVIOT FINANCIAL CORP.

                 Year ended December 31, 2004, nine months ended
         December 31, 2003 and 2002 and fiscal year ended March 31, 2003


NOTE J - REGULATORY CAPITAL (continued)

        The Savings Bank's management believes that, under the current regulatory capital regulations, the Savings Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Savings Bank, such as increased interest rates or a downturn in the economy in the Savings Bank's market area, could adversely affect future earnings and, consequently, the ability to meet future minimum regulatory capital requirements.

        The Savings Bank is subject to regulations imposed by the OTS regarding the amount of capital distributions payable by the Savings Bank to Cheviot Financial. Generally, the Savings Bank's payment of dividends is limited, without prior OTS approval, to net income for the current calendar year plus the two preceding calendar years, less capital distributions paid over the comparable time period. Insured institutions are required to file an application with the OTS for capital distributions in excess of this limitation. The Savings Bank has not applied to the OTS for approval of any dividends in 2004.

        Regulations of the OTS governing mutual holding companies permit Cheviot Mutual Holding Company (the "Holding Company") to waive the receipt by it of any dividend declared by Cheviot Financial or the Savings Bank on the common stock, provided that the OTS does not object to such waiver. The Holding Company waived $1.1 million in dividends during the year ended December 31, 2004.


NOTE K - REORGANIZATION AND CHANGE OF CORPORATE FORM

        On June 24, 2003, the Board of Directors of the Corporation adopted a Plan of Reorganization (the "Plan" or the "Reorganization") pursuant to which the Corporation reorganized into a two-tier mutual holding company structure with the establishment of a stock holding company, Cheviot Financial Corp., as parent of the Corporation, and the Corporation converted to the stock form of ownership, followed by the issuance of all the Corporation's outstanding stock to Cheviot Financial Corp. The Reorganization was completed effective January 5, 2004. Pursuant to the Plan, Cheviot Financial Corp. sold 4,388,438 common shares representing approximately 44% of the outstanding common stock, at $10.00 per share to the Corporation's depositors and a newly formed Employee Stock Ownership Plan ("ESOP"). In addition, 75,000 shares, or approximately one percent of the outstanding shares, were issued to a charitable foundation established by Cheviot Financial Corp.. This contribution of common shares, coupled with a $750,000 cash contribution to the charitable foundation by the Corporation, resulted in the recognition of a $1.5 million pre-tax expense in the first quarter of 2004. Cheviot Mutual Holding Company was organized as a federally chartered mutual holding company and owns 55.0% of the outstanding common stock of Cheviot Financial Corp. Cheviot Financial Corp. issued 9,918,751 common shares, which resulted in proceeds, net of offering costs, of approximately $42.8 million. The costs of issuing the common stock were deferred and deducted from the sale proceeds of the offering. At December 31, 2003, the Corporation had capitalized approximately $960,000 of costs related to the offering.

        The Reorganization was accounted for as a change in corporate form with the historic basis of the Corporation's assets, liabilities and equity unchanged as a result. Subsequent to the Reorganization, the existing rights of the Corporation's depositors upon liquidation as of the effective date were transferred with records maintained to ensure such rights receive statutory priority in the event of a future mutual to stock conversion, or in the more unlikely event of the Corporation's liquidation.

                             CHEVIOT FINANCIAL CORP.

                 Year ended December 31, 2004, nine months ended
         December 31, 2003 and 2002 and fiscal year ended March 31, 2003


NOTE L - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION

        The following condensed financial statements summarize the financial position of the Corporation as of December 31, 2004, and the results of its operations and its cash flows for the year ended December 31, 2004:

                             CHEVIOT FINANCIAL CORP.
                        STATEMENT OF FINANCIAL CONDITION
                                December 31, 2004
                                 (In thousands)

        ASSETS

        Cash in Cheviot Savings Bank                                $15,780
        Loan receivable - ESOP                                        3,273
        Investment in Cheviot Savings Bank                           58,437
        Prepaid expenses and other assets                               441
        Prepaid federal income taxes                                      9
                                                                    -------

                 Total assets                                       $77,940
                                                                    =======

        SHAREHOLDERS' EQUITY

        Common stock                                                $    99
        Additional paid-in capital                                   42,746
        Shares acquired by Employee Stock Ownership Plan             (3,273)
        Retained earnings                                            38,374
        Unrealized losses on securities available for sale               (6)
                                                                    -------

                 Total shareholders' equity                         $77,940
                                                                    =======


                             CHEVIOT FINANCIAL CORP.
                              STATEMENT OF EARNINGS
                          Year ended December 31, 2004
                                 (In thousands)

        Income
          Interest income                                           $   177
          Equity in earnings of Cheviot Savings Bank                  2,095
                                                                    -------
                 Total income                                         2,272

        General, administrative and other expense                       953
                                                                    -------

        Earnings before federal income tax credits                    1,319

        Federal income tax credits                                       (9)
                                                                    -------

        Net earnings                                                $ 1,328
                                                                    =======

                             CHEVIOT FINANCIAL CORP.

                 Year ended December 31, 2004, nine months ended
         December 31, 2003 and 2002 and fiscal year ended March 31, 2003


NOTE L - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION (continued)

                             CHEVIOT FINANCIAL CORP.
                             STATEMENT OF CASH FLOWS
                          Year ended December 31, 2004
                                 (In thousands)

        Cash flows from operating activities:
          Net earnings for the year                                 $  1,328
          Equity in undistributed earnings of Cheviot Savings Bank (2,095) Increase (decrease) in cash due to changes in:
            Prepaid expenses and other assets                           (143)
            Prepaid federal income taxes                                  (9)
                                                                    --------
                 Net cash used in operating activities                  (919)

        Cash flows from investing activities:
          Purchase of investment in Cheviot Savings Bank             (21,754)
          Disbursement of loan to ESOP                                (3,571)
                                                                    --------
                 Net cash used in investing activities               (25,325)

        Cash flows from financing activities:
          Proceeds from issuance of common stock                      42,845
          Dividends paid                                                (821)
                                                                    --------
                 Net cash provided by financing activities            42,024
                                                                    --------

        Net increase in cash and cash equivalents                     15,780

        Cash and cash equivalents at beginning of year                    -
                                                                    --------

        Cash and cash equivalents at end of year                    $ 15,780
                                                                    ========

                             CHEVIOT FINANCIAL CORP.

                 Year ended December 31, 2004, nine months ended
         December 31, 2003 and 2002 and fiscal year ended March 31, 2003


NOTE M - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

        The following table summarizes the Corporation's quarterly results for the years ended December 31, 2004 and 2003.

                                                                              THREE MONTHS ENDED
                                                      DECEMBER 31,     SEPTEMBER 30,       JUNE 30,      MARCH 31,
        2004:                                                        (In thousands, except per share data)
        Total interest income                               $3,368            $3,348         $3,182         $3,085
        Total interest expense                               1,014               991            927            949
                                                            ------            ------         ------         ------

        Net interest income                                  2,354             2,357          2,255          2,136
        Other income                                            72                81             41             76
        General, administrative and other expense            1,344             1,352          1,400          2,872
                                                            ------            ------         ------         ------

        Earnings (loss) before income taxes                  1,082             1,086            896           (660)
        Federal income taxes                                   368               370            306             32
                                                            ------            ------         ------         ------

        Net earnings (loss)                                 $  714            $  716         $  590         $ (692)
                                                            ======            ======         ======         ======

        Earnings (loss) per share:
          Basic and diluted                                 $  .08            $  .07         $  .06         $ (.07)
                                                            ======            ======         ======         ======


                                                                              Three Months Ended
                                                      DECEMBER 31,     SEPTEMBER 30,       JUNE 30,      MARCH 31,
        2003:                                                        (In thousands, except per share data)

        Total interest income                               $3,111            $3,092         $3,224         $3,351
        Total interest expense                               1,021             1,076          1,181          1,288
                                                            ------            ------         ------         ------

        Net interest income                                  2,090             2,016          2,043          2,063
        Provision for losses on loans                           15                15             15            260
        Other income                                            65                63             63            151
        General, administrative and other expense            1,207             1,091          1,067          1,351
                                                            ------            ------         ------         ------

        Earnings before income taxes                           933               973          1,024            603
        Federal income taxes                                   317               330            348            209
                                                            ------            ------         ------         ------

        Net earnings                                        $  616            $  643         $  676         $  394
                                                            ======            ======         ======         ======

        Earnings (loss) per share:
          Basic and diluted                                    N/A               N/A            N/A            N/A
                                                            ======            ======         ======         ======

                             DIRECTORS AND OFFICERS

================================================================================


DIRECTORS OF CHEVIOT
FINANCIAL CORP. AND             OFFICERS OF               OFFICERS OF
CHEVIOT SAVINGS BANK       CHEVIOT FINANCIAL CORP.    CHEVIOT SAVINGS BANK

THOMAS J. LINNEMAN          THOMAS J. LINNEMAN        THOMAS J. LINNEMAN
President and Chief         President and Chief       President and Chief
Executive Officer           Executive Officer         Executive Officer

JAMES E. WILLIAMSON         SCOTT T. SMITH            JEFFREY J. LENZER
Executive Secretary,        Chief Financial Officer   Vice President, Lending
District Administrator
of Oak Hills Local          JAMES E. WILLIAMSON       KEVIN M. KAPPA
School District             Executive Secretary       Vice President, Compliance

EDWARD L. KLEEMEIER                                   SCOTT T. SMITH
Retired District Fire Chief,                          Chief Financial Officer
City of Cincinnati

JOHN T. SMITH
Secretary/Treasurer
of Hawkstone Associates

ROBERT L. THOMAS
Owner/Operator
R&R Quality Meats
and Catering

GERHARD H. HILLMANN
Retired Manager of
Field Operations for
Fletcher Homes

                       INVESTOR AND CORPORATE INFORMATION

================================================================================


ANNUAL MEETING

The annual meeting of stockholders will be held at 3:00 p.m., Eastern Daylight Savings Time, on April 26, 2005 at the Cheviot Savings Bank Corporate Offices located at 3723 Glenmore Avenue, Cheviot, Ohio.

STOCK LISTING

Cheviot Financial Corp. common stock is listed on The Nasdaq SmallCap Market under the symbol "CHEV".

As of March 15, 2005, there were 9,918,751 shares of Cheviot Financial Corp. common stock outstanding (including unallocated ESOP shares) and there were approximately 1,001 registered holders of record.

Set forth below are the high and low prices of our common stock for the prior four quarters, as well as our quarterly dividend payment history.

                                                                    DIVIDEND
QUARTER ENDED                       HIGH       LOW                    PAID

March 31, 2004                     $13.75    $13.00                   $.05
June 30, 2004                      $13.49    $10.17                   $.05
September 30, 2004                 $12.31    $10.47                   $.05
December 31, 2004                  $13.34    $10.91                   $.05

STOCKHOLDER AND GENERAL INQUIRIES            TRANSFER AGENT

Cheviot Financial Corp.                      Registrar and Transfer Company
3723 Glenmore Avenue                         10 Commerce Drive
Cincinnati, Ohio  45211                      Cranford, New Jersey
(513) 661-0457                               (800) 525-7686
Attn:  Kimberly A. Siener
Investor Relations

INDEPENDENT AUDITORS                         CORPORATE COUNSEL

Grant Thornton LLP                           Luse Gorman Pomerenk & Schick, P.C.
625 Eden Park Drive                          5335 Wisconsin Avenue NW
Suite 900                                    Suite 400
Cincinnati, Ohio  45202                      Washington, DC  20015
(513) 762-5000                               (202) 274-2000

ANNUAL REPORTS

A copy, without exhibits, of the Cheviot Financial Corp. Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Kimberly A. Siener, Investor Relations, Cheviot Financial Corp., 3723 Glenmore Avenue, Cheviot, Ohio 45211.

                                OFFICE LOCATIONS

================================================================================


FULL SERVICE BANKING LOCATIONS

Main Office:   Cheviot                Branch Offices:    Monfort Heights
               3723 Glenmore Avenue                      5550 Cheviot Road
               Cheviot, Ohio  45211                      Cincinnati, Ohio  45247
               (513) 661-0457                            (513)389-3325

                                                         Bridgetown
                                                         6060 Bridgetown Road
                                                         Cincinnati, Ohio  45248
                                                         (513) 389-3333

                                                         Harrison
                                                         1194 Stone Drive
                                                         Harrison, Ohio  45030
                                                         (513) 202-5490

LENDING CENTER (opened in 2004)

               Mason
               6676 Tri-Way Drive
               Mason, Ohio  45040
               (513) 770-3390