Form 10-K, Exhibit 13
period 2005-12-31
CHEVIOT FINANCIAL CORP
filed 2006-03-28
CIK 1248124

                                   EXHIBIT 13


                         ANNUAL REPORT TO SHAREHOLDERS

                                TABLE OF CONTENTS

================================================================================


                                                                            PAGE

President's Letter to Shareholders and Customers...............................1

Business of Cheviot Financial Corp.............................................2

Financial Highlights...........................................................3

Management's Discussion and Analysis of Financial Condition
  and Results of Operations....................................................5

Financial Statements:
       Report of Independent Registered Public Accounting Firm................22
       Consolidated Statements of Financial Condition.........................23
       Consolidated Statements of Earnings....................................24
       Consolidated Statements of Comprehensive Income........................25
       Consolidated Statements of Shareholders' Equity........................26
       Consolidated Statements of Cash Flows..................................27
       Notes to Consolidated Financial Statements.............................29

Directors and Officers........................................................53

Investor and Corporate Information............................................54

Office Locations..............................................................55

              LETTER FROM THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

================================================================================


To Our Shareholders and Customers:

        We are pleased to present the Annual Report to Shareholders of Cheviot Financial Corp. (the "Company"), the holding company which owns 100% of the outstanding stock of Cheviot Savings Bank (the "Bank") of Cheviot, Ohio. This is the second annual report to reflect the results of operations and financial condition of Cheviot Financial Corp. as a public company.

        The Company reported net earnings of $2.2 million for 2005 and ended the year with assets of $291.8 million.

        Construction of a full service branch in the Delhi area is nearly complete, and should open for business in the very near future. Construction has also started on a second full service branch in the Taylor Creek area, and land is being purchased for a third new location. Directors and Management continue to explore expansion opportunities through internal growth or acquisitions.

        Cheviot Savings Bank has expanded its services and products to include On-Line Banking, Bill Pay, Financial Planning and additional Investment alternatives. The Bank strives to offer excellent products and service to our customers.

        Cheviot Savings Bank Charitable Foundation made numerous contributions to the local community in the past two years. The Foundation awarded over $175,000 in support of neighborhood improvements, needy causes, and higher education. The Foundation has been a supporter of Cystic Fibrosis, Hospice, Homeownership Counseling Center, Boy Scouts of America, and over 100 recipients of college scholarships from area high schools.

        I want to personally thank you for your support as a shareholder and pledge to continue to advance the interests of the Company, the Bank, the community, our customers and shareholders.

                                        Sincerely,

                                        Cheviot Financial Corp.


                                        By _____________________________________
                                           Thomas J. Linneman
                                           President and Chief Executive Officer

                             CHEVIOT FINANCIAL CORP.

                       BUSINESS OF CHEVIOT FINANCIAL CORP.

================================================================================


Cheviot Savings Bank (the "Savings Bank") was established in 1911 as an Ohio chartered mutual savings and loan association. As an Ohio-chartered savings association, the Savings Bank is subject to the regulation and supervision of the Ohio Department of Financial Institutions and the Office of Thrift Supervision.

In 2004, the Savings Bank reorganized into a two-tier mutual holding company structure (the "Reorganization") and established Cheviot Financial Corp. ("Cheviot Financial" or the "Corporation") as the parent of the Savings Bank. Pursuant to the Plan, Cheviot Financial issued 9,918,751 common shares, of which approximately 55.0% was issued to Cheviot Mutual Holding Company, a federally chartered mutual holding company. Cheviot Financial sold 4,388,438 common shares, representing approximately 44.0% of the outstanding common stock to the Savings Bank's depositors and a newly formed Employee Stock Ownership Plan ("ESOP") at an initial issuance price of $10.00 per share. In addition, 75,000 shares, or approximately one percent of the outstanding shares, were issued to a charitable foundation established by the Savings Bank. Cheviot Financial's issuance of common shares resulted in proceeds, net of offering costs and shares issued to the ESOP, of $39.3 million.

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

The following are highlights of Cheviot Savings Bank's operations:

        o a 94-year history of providing financial products and services to individuals, families and small business customers in southwestern Ohio;

        o       a commitment to single family residential mortgage lending;

        o maintaining capital strength and exceeding regulatory "well capitalized" capital requirements; and

        o a business strategy designed to expand our banking relationships with existing and future customers.

                             CHEVIOT FINANCIAL CORP.

                        SELECTED FINANCIAL AND OTHER DATA

================================================================================


The following tables set forth selected financial and other data of Cheviot Financial Corp. at the dates and for the periods presented.

                                                                                     AT DECEMBER 31,                AT MARCH 31,
                                                                             2005         2004        2003        2003       2002
                                                                                                 (In thousands)
SELECTED FINANCIAL CONDITION DATA:
Total assets.............................................                $291,791     $276,587    $317,399    $243,784   $229,001
Cash and cash equivalents................................                   9,103        7,725      83,776      24,408     21,195
Investment securities held to maturity - at cost.........                  27,084       27,102      17,135       6,146     11,244
Mortgage-backed securities available for sale............                   1,269        1,483           -           -          -
Mortgage-backed securities held to maturity - at cost....                  20,285       29,204      21,804      23,593     22,961
Loans receivable, net (1)................................                 222,711      203,842     186,853     182,444    166,550
Deposits.................................................                 181,238      179,989     267,927     195,312    190,172
Advances from the Federal Home Loan Bank.................                  33,209       16,199       9,206      10,765      3,948
Shareholders' equity (2).................................                  74,810       77,940      37,867      35,932     33,543


                                                                      FOR THE                FOR THE                  FOR THE
                                                                     YEAR ENDED          NINE MONTHS ENDED          YEAR ENDED
                                                                    DECEMBER 31,            DECEMBER 31,             MARCH 31,
                                                                  2005       2004         2003       2002         2003       2002
                                                                                          (In thousands)
SELECTED OPERATING DATA:
Total interest income....................................      $14,408    $12,983       $9,427    $10,718      $14,068    $14,494
Total interest expense...................................        5,129      3,881        3,278      4,639        5,926      8,355
                                                               -------    -------       ------    -------      -------    -------
Net interest income......................................        9,279      9,102        6,149      6,079        8,142      6,139
Provision for losses on (recoveries of) loans............           97         -            45         (8)         250        312
                                                               -------    -------       ------    -------      -------    -------
Net interest income after provision for
  losses on (recoveries of) loans........................        9,182      9,102        6,104      6,087        7,892      5,827
Total other income.......................................          445        270          191        110          263        506
Total general, administrative and other expense..........        6,418      6,968        3,365      3,175        4,530      3,936
                                                               -------    -------       ------    -------      -------    -------
Earnings before income taxes.............................        3,209      2,404        2,930      3,022        3,625      2,397
Federal income taxes.....................................        1,056      1,076          995      1,027        1,236        816
                                                               -------    -------       ------    -------      -------    -------
Net earnings.............................................      $ 2,153    $ 1,328       $1,935    $ 1,995      $ 2,389    $ 1,581
                                                               =======    =======       ======    =======      =======    =======

Earnings per share - basic and diluted...................      $  0.22    $  0.14          N/A        N/A          N/A        N/A
                                                               =======    =======       ======    =======      =======    =======

----------------------------
(1)  Includes loans held for sale.
(2)  Consists of retained earnings only for periods prior to December 31, 2004.

                             CHEVIOT FINANCIAL CORP.

================================================================================

                                                         AT OR FOR THE           AT OR FOR THE           AT OR FOR THE
                                                          YEAR ENDED           NINE MONTHS ENDED          YEAR ENDED
                                                          DECEMBER 31,            DECEMBER 31,              MARCH 31,
                                                        2005       2004         2003       2002          2003       2002
SELECTED FINANCIAL RATIOS AND OTHER DATA:(1)
PERFORMANCE RATIOS:
Return on average assets.........................       0.76%      0.48%        1.02%      1.11%         0.99%      0.70%
Return on average equity.........................       2.79       1.72         6.97       7.67          6.83       4.84
Average equity to average assets.................      27.17      27.91        14.64      14.48         14.56      14.55
Equity to total assets at end of period..........      25.64      28.18        11.93      14.65         14.74      14.65
Interest rate spread (2).........................       2.72       2.85         3.06       3.17          3.09       2.33
Net interest margin (2)..........................       3.39       3.39         3.39       3.54          3.50       2.85
Average interest-bearing asset to average
  interest-bearing liabilities...................     135.63     137.59       118.48     113.60        115.76     113.49
Total general, administrative and other
  expenses to average total assets...............       2.26       2.53         1.77       1.77          1.89       1.75
Efficiency ratio (3).............................      66.00      74.35        70.77      68.40         53.90      59.23
ASSET QUALITY RATIOS:
Nonperforming loans as a percent of total
  loans (4)......................................       0.07       0.12         0.25       0.04          0.13       0.37
Nonperforming assets as a percent of total
  assets.........................................       0.08       0.12         0.16       0.06          0.15       0.34
Allowance for loan losses as a percent of
  total loans....................................       0.36       0.36         0.41       0.26          0.40       0.29
Allowance for loan losses as a percent of
  nonperforming assets...........................     339.50     214.66       151.18     327.56        195.48      62.73
REGULATORY CAPITAL RATIOS:
Tangible capital.................................      16.70      21.07        11.93      14.65         14.74      14.65
Core capital.....................................      16.70      21.07        11.93      14.65         14.74      14.65
Risk-based capital...............................      34.90      47.08        30.05      29.26         32.52      30.58
NUMBER OF:
Banking offices..................................          4          4            4          4             4          4

---------------------------
(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the periods, and have been annualized where appropriate.
(2) Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.
(3) Efficiency ratio represents the ratio of general, administrative and other expenses divided by the sum of net interest income and total other income.
(4) Nonperforming loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while nonperforming assets consist of nonperforming loans and real estate acquired through foreclosure.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


This discussion and analysis reflects Cheviot Financial's financial statements and other relevant statistical data and is intended to enhance your understanding of our consolidated financial condition and results of operations. You should read the information in this section in conjunction with Cheviot Financial's consolidated financial statements and the related notes included in this Annual Report. The preparation of financial statements involves the application of accounting policies relevant to the business of Cheviot Financial. Certain of Cheviot Financial's accounting policies are important to the portrayal of Cheviot Financial's financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances. Facts and circumstances which could affect these judgments include, but without limitation, changes in interest rates, in the performance of the economy or in the financial condition of borrowers.

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

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


CRITICAL ACCOUNTING POLICIES (continued)

The analysis has two components, specific and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve. Actual loan losses may be significantly more than the allowances we have established which could result in a material negative effect on our financial results.

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

The following tables set forth certain information for the year ended December 31, 2005 and 2004, the nine months ended December 31, 2003, and for the fiscal year ended March 31, 2003. For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, is expressed both in dollars and rates. No tax equivalent adjustments were deemed necessary based on materiality. Average balances are based on monthly averages. In the opinion of management, monthly averages do not differ materially from daily averages.

                                                        FOR THE YEARS ENDED DECEMBER 31,                  FOR THE NINE MONTHS ENDED
                                                      2005                            2004                    DECEMBER 31, 2003
                                                              AVERAGE                         AVERAGE                        AVERAGE
                                           AVERAGE             YIELD/      AVERAGE             YIELD/     AVERAGE             YIELD/
                                           BALANCE  INTEREST    RATE       BALANCE  INTEREST    RATE      BALANCE  INTEREST    RATE
                                                                            (Dollars in thousands)
Assets:
Interest-earning assets:
  Loans receivable, net (1)               $211,736   $12,311    5.81%     $197,000   $11,221    5.70%    $185,149    $8,442    6.08%
  Mortgage-backed securities                25,877       889    3.44        28,807       821    2.85       21,469       558    3.47
  Investment securities                     29,321       981    3.35        30,449       765    2.51        9,944       217    2.91
  Interest-earning deposits
    and other (2)                            7,033       227    3.23        12,181       176    1.44       25,237       210    1.11
                                          --------   -------              --------   -------             --------   -------
     Total interest-earning assets         273,967    14,408    5.26       268,437    12,983    4.84      241,799     9,427    5.20

Total non-interest-earning assets           10,481                           7,463                         10,990
                                          --------                        --------                       --------

     Total assets                         $284,448                        $275,900                       $252,789
                                          ========                        ========                       ========

Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
  Deposits                                $177,614     4,029    2.27      $181,683     3,285    1.81     $194,308     2,935    2.01
  FHLB advances                             24,375     1,100    4.51        13,417       596    4.44        9,772       343    4.68
                                          --------   -------              --------   -------             --------   -------
     Total interest-bearing liabilities    201,989     5,129    2.54       195,100     3,881    1.99      204,080     3,278    2.14
                                                     -------  ------                 -------  ------                -------  ------

Total non-interest-bearing liabilities       5,171                           3,790                         11,694
                                          --------                        --------                       --------

     Total liabilities                     207,160                         198,890                        215,774

Shareholders' equity                        77,288                          77,010                         37,015(6)
                                          --------                        --------                       --------

     Total liabilities and
       shareholders' equity               $284,448                        $275,900                       $252,789
                                          ========                        ========                       ========

Net interest income                                  $ 9,279                         $ 9,102                         $6,149
                                                     =======                         =======                        =======

Interest rate spread (3)                                        2.72%                           2.85%                          3.06%
                                                              ======                          ======                         ======

Net interest margin (4)                                         3.39%                           3.39%                          3.39%
                                                              ======                          ======                         ======

Average interest-earning assets to
  average interest-bearing
  liabilities                                                 135.63%                         137.59%                        118.48%
                                                              ======                          ======                         ======

------------------------------------
(1) Includes nonaccruing loans. Interest income on loans receivable, net includes amortized loan origination fees.
(2) Includes interest-earning demand deposits, other interest-earning deposits and FHLB stock.
(3) Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.
(4) Net interest margin is net interest income divided by average interest-earning assets.
(5)  Annualized.
(6)  Consists of only retained earnings at December 31, 2003.

                             CHEVIOT FINANCIAL CORP.

     AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID

================================================================================


                                                      YEAR ENDED MARCH 31,
                                                              2003
                                                                       AVERAGE
                                                  AVERAGE               YIELD/
                                                  BALANCE   INTEREST     RATE
                                                      (Dollars in thousands)
Assets:
Interest-earning assets:
  Loans receivable (1)                           $176,728    $11,995     6.79%
  Mortgage-backed securities                       25,644      1,139     4.44
  Investment securities                            12,354        588     4.76
  Interest-bearing deposits and
    other (2)                                      18,121        346     1.91
                                                 --------    -------
Total interest-earning assets                     232,847     14,068     6.04

Total non-interest-earning assets                   7,365
                                                 --------

Total assets                                     $240,212
                                                 =======

Liabilities and Equity:
Interest-bearing liabilities:
  Deposits                                       $190,838      5,473     2.87
  FHLB advances                                    10,305        453     4.40
                                                 --------    -------
Total interest-bearing liabilities                201,143      5,926     2.95
                                                             -------   ------

Total non-interest-bearing liabilities              4,105
                                                 --------

Total liabilities                                 205,248

Retained earnings                                  34,964
                                                 --------

Total liabilities and
  retained earnings                              $240,212
                                                 ========

Net interest income                                          $ 8,142
                                                             =======

Interest rate spread (3)                                                 3.09%
                                                                       ======

Net interest margin (4)                                                  3.50%
                                                                       ======

Average interest-earning assets to
  interest-bearing liabilities                                         115.76%
                                                                       ======
------------------------------------
(1) Includes nonaccruing loans. Interest income on loans receivable, net includes amortized loan origination fees.
(2) Includes interest-bearing demand deposits, other interest-bearing deposits and FHLB stock.
(3) Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.
(4) Net interest margin is net interest income divided by average interest-earning assets.

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


                                                 YEAR ENDED DECEMBER 31, 2005
                                                  COMPARED TO THE YEAR ENDED
                                                        DECEMBER 31, 2004
                                                     INCREASE
                                                    (DECREASE)
                                                      DUE TO
                                                VOLUME        RATE         NET

Interest-earning assets:
Loans receivable, net                            $867         $223        $1,090
Investment securities                             (30)         246           216
Mortgage-backed securities                        (88)         156            68
Interest-earning assets and other                 (97)         148            51
                                                 ----         ----        ------
Total interest-earning assets                     652          773         1,425

Interest-bearing liabilities:
Deposits                                          (74)         818           744
FHLB advances                                     495            9           504
                                                 ----         ----        ------
Total interest-bearing liabilities                421          827         1,248
                                                 ----         ----        ------

Increase (decrease) in net interest income       $231         $(54)       $  177
                                                 ====         ====        ======

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2005 AND DECEMBER 31, 2004

At December 31, 2005, Cheviot Financial had total assets of $291.8 million, an increase of $15.2 million, or 5.5%, from the $276.6 million total at December 31, 2004. The increase in total assets reflects an increase in advances from the Federal Home Loan Bank to fund growth in the loan portfolio totaling $18.9 million.

Cash, federal funds sold and interest-earning deposits in other financial institutions totaled $9.1 million at December 31, 2005, an increase of $1.4 million, or 17.8%, from the $7.7 million total at December 31, 2004. Investment securities totaled $27.1 million at December 31, 2005, a decrease of $18,000, or 0.1%, from $27.1 million at December 31, 2004. During the year ended December 31, 2005, investment securities purchases consisted of $4.0 million of U.S. Government agency obligations, which were offset by $4.0 million of maturities. All of our investment securities are classified as held to maturity.

Mortgage-backed securities totaled $21.6 million at December 31, 2005, a decrease of $9.1 million, or 29.8%, from $30.7 million at December 31, 2004. The decrease in mortgage-backed securities was due primarily to $9.1 million of principal repayments.

Loans receivable, including loans held for sale, totaled $222.7 million at December 31, 2005, an increase of $18.9 million, or 9.3%, from December 31, 2004. The increase resulted from loan originations of $64.6 million, which were partially offset by loan repayments of $43.9 million and loans sales of $1.6 million. Growth in the loan portfolio consisted primarily of a $13.0 million increase in loans secured by one- to four-family residential real estate. During 2003, Cheviot Savings Bank initiated a program of selling selected one- to four-family residential fixed-rate loans to the Federal Home Loan Bank of Cincinnati. Loans serviced for others totaled $5.9 million at December 31, 2005, and there were $658,000 in loans held for sale at December 31, 2005.

At December 31, 2005, the allowance for loan losses totaled $808,000, or 0.36% of net loans, compared to $732,000, or 0.36% of net loans at December 31, 2004. In determining the allowance for loan losses at any point in time, management and the board of directors apply a systematic process focusing on the risk of loss in the portfolio. First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. Delinquent multi-family and commercial loans are evaluated individually for potential impairments in their carrying value.

Second, the allowance for loan losses entails utilizing our historic loss experience by applying such loss percentage to the loan types to be collectively evaluated in the portfolio. This segment of the loss analysis resulted in an additional $97,000 provision for losses on loans for the year ended December 31, 2005. The analysis of the allowance for loan losses requires an element of judgment and is subject to the possibility that the allowance may need to be increased, with a corresponding future reduction in earnings. To the best of management's knowledge, all known and inherent losses that are probable and that can be reasonably estimated have been provided for at December 31, 2005.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2005 AND DECEMBER 31, 2004 (continued)

Nonperforming and impaired loans totaled $149,000 at December 31, 2005, compared to $251,000 at December 31, 2004. At December 31, 2005 nonperforming loans were comprised of loans secured by one- to four-family residential real estate totaling $15,000 and loans secured by multi-family residential real estate totaling $134,000. The allowance for loan losses totaled 542.3% and 291.6% of nonperforming loans at December 31, 2005 and 2004, respectively. Although management believes that the allowance for loan losses conforms with generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

Deposits totaled $181.2 million at December 31, 2005, an increase of $1.2 million, or .7%, from $180.0 million at December 31, 2004. The deposit growth was comprised of a $6.2 million increase in certificates of deposits, which was partially offset by a decrease in demand transaction and passbook accounts of $4.9 million. While management generally pursues a strategy of moderate growth in deposits, the Savings Bank has not historically offered the highest interest rates on deposits in its market area.

Advances from the Federal Home Loan Bank of Cincinnati increased by $17.0 million, or 105.0%, to a total of $33.2 million at December 31, 2005. The increase in advances was due primarily to management's decision to fund loan originations with advances to lock in a positive interest rate spread.

Shareholders' equity totaled $74.8 million at December 31, 2005, a $3.1 million, or 4.0%, decrease from December 31, 2004. The decrease resulted from the increase in shares acquired by the stock benefit plans of $1.8 million, the purchase of treasury shares totaling $2.5 million and dividends of $1.0 million paid during 2005, all of which were partially offset by net earnings of $2.2 million. At December 31, 2005, Cheviot Financial had the ability to purchase an additional 765,747 shares under its announced stock repurchase plan.

Cheviot Savings Bank is required to maintain minimum regulatory capital pursuant to federal regulations. At December 31, 2005, Cheviot Savings Bank's regulatory capital substantially exceeded all minimum regulatory capital requirements.


COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2005 AND DECEMBER 31, 2004

GENERAL

Cheviot Financial's net earnings totaled $2.2 million for the year ended December 31, 2005, an increase of $825,000, or 62.1%, compared to the net earnings recorded for the year ended December 31, 2004. The increase in net earnings reflects a $550,000 decrease in general, administrative and other expenses in 2005. During the 2004 period, Cheviot Financial contributed $1.5 million to the Cheviot Savings Bank Charitable Foundation. In addition, net interest income increased $177,000, an increase in other income of $175,000 and a decrease in the provision for federal income taxes of $20,000.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


COMPARISON OF RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2005 AND DECEMBER 31, 2004 (continued)

INTEREST INCOME

Total interest income for the year ended December 31, 2005, totaled $14.4 million, an increase of $1.4 million, or 11.0%, compared to the year ended December 31, 2004. The increase in interest income reflects the impact of an increase of $5.5 million, or 2.1%, in the average balance of interest-earning assets outstanding during the year ended December 31, 2005 as compared to the year ended December 31, 2004, and an increase of 42 basis points in the average yield, from 4.84% to 5.26%.

Interest income on loans increased by $1.1 million, or 9.7%, for the year ended December 31, 2005. The increase in interest income on loans reflects the impact of a $14.7 million, or 7.5%, increase in the average balance outstanding during 2005 and an increase of 11 basis points in the average yield on loans to 5.81%. Interest income on mortgage-backed securities increased by $68,000, or 8.3%, during the year ended December 31, 2005, due primarily to an increase in the average yield of 59 basis points from the 2004 period, partially offset by a $2.9 million decrease in the average balance outstanding. Interest income on investment securities increased by $216,000, or 28.2%, during the year ended December 31, 2005, due primarily to an increase in the average yield of 84 basis points from the 2004 period, partially offset by a $1.1 million, or 3.7%, decrease in the average balance outstanding. Interest income on other interest-earning assets increased by $51,000, or 29.0%, during the year ended December 31, 2005. The increase was due primarily to a 179 basis point increase in the average yield, which was partially offset by a decrease of $5.1 million in the average balance outstanding.

INTEREST EXPENSE

Interest expense totaled $5.1 million for the year ended December 31, 2005, an increase of $1.2 million, or 32.2 %, compared to the year ended December 31, 2004. The average balance of interest-bearing liabilities outstanding increased by $6.9 million during 2005 and the average cost of funds increased by 55 basis points to 2.54% for the year ended December 31, 2005. Interest expense on deposits totaled $4.0 million for the year ended December 31, 2005, an increase of $744,000, or 22.6%, from the year ended December 31, 2004. This increase was a result of an increase in the average cost of deposits of 46 basis points to 2.27% for 2005, and the average balance outstanding decreased by $4.1 million, or 2.2%, for 2005. Interest expense on borrowings totaled $1.1 million for the year ended December 31, 2005, an increase of $504,000, or 84.6%, from the 2004 period. This increase resulted from an increase in the average balance of borrowings outstanding of $11.0 million, or 81.7%, and a 7 basis point increase in the average cost of borrowings for the year ended December 31, 2005 from the 2004 period. Increases in the average yields on interest-earning assets and the average cost of interest-bearing liabilities were due primarily to the overall increase in short term interest rates during 2005. Such increases reflect the Federal Reserve's increases in interbank rates during the period.

NET INTEREST INCOME

As a result of the foregoing changes in interest income and interest expense, net interest income increased by $177,000 million, or 1.9%, during the year ended December 31, 2005 from the year ended December 31, 2004. The average interest rate spread decreased to 2.72% for the year ended December 31, 2005 from 2.85% for the year ended December 31, 2004. The net interest margin remained the same at 3.39% for the years ended December 31, 2005 and 2004.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


COMPARISON OF RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2005 AND DECEMBER 31, 2004 (continued)

PROVISION FOR LOSSES ON LOANS

As a result of an analysis of historical experience, the volume and type of lending conducted by the Savings Bank, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to the Savings Bank's market area, and other factors related to the collectibility of the Savings Bank's loan portfolio, management recorded a $97,000 provision for losses on loans for the year ended December 31, 2005. Management's analysis of the allowance resulted in no provision for losses on loans for the year ended December 31, 2004. There can be no assurance that the loan loss allowance will be sufficient to cover losses on nonperforming loans in the future. At December 31, 2005, the allowance for loan losses totaled $808,000, or 0.36% of net loans, compared to $732,000, or 0.36% of net loans at December 31, 2004. Management believes all nonperforming loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming loans or that the allowance will be adequate to cover losses on nonperforming loans in the future.

OTHER INCOME

Other income totaled $445,000 for the year ended December 31, 2005, an increase of $175,000, or 64.8%, compared to the year ended December 31, 2004, due primarily to an increase in other operating income of $92,000, or 49.5%, to $278,000 for the year ended December 31, 2005 from $186,000 for the prior period, an increase of $121,000 in earnings of bank-owned life insurance and a decrease in the loss on sale of real estate acquired through foreclosure of $4,000, which were partially offset by a decrease in the gain on sale of loans of $45,000, or 78.9%.

GENERAL, ADMINISTRATIVE AND OTHER EXPENSE

General, administrative and other expense totaled $6.4 million for the year ended December 31, 2005, a decrease of $550,000, or 7.9%, compared to the year ended December 31, 2004. This decrease is a result of a $1.5 million expense recorded during the first quarter of 2004 in connection with the Corporation's contribution to the Cheviot Savings Bank Charitable Foundation. This decrease was partially offset by an increase of $450,000, or 14.3% in employee compensation and benefits expenses, an increase of $264,000, or 39.3% in property, payroll and other taxes and an increase of $164,000, or 51.7% in legal and professional expenses. The increase in employee compensation and benefits is due primarily to an increase in expense related to stock benefit plans, an increase in contributions to the retirement plan and an increase in the number of employees as a result of the Corporation's growth. The increase in property, payroll and other taxes is due primarily to an increase in the Ohio franchise tax as a result of the overall increase in the Corporation's capital following the completion of the stock offering in 2004. The increase in legal and professional expense was due primarily to expenses associated with the reporting requirements of a public company and professional services in connection with the implementation and design of internal audit procedures and documentation.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


COMPARISON OF RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2005 AND DECEMBER 31, 2004 (continued)

FEDERAL INCOME TAXES

The provision for federal income taxes totaled $1.1 million for the year ended December 31, 2005, a decrease of $20,000, or 1.9 %, compared to the provision recorded for the 2004 period. The decrease resulted primarily from the decrease in earnings before taxes excluding the effects of Cheviot Financial's non-deductible charitable contribution of $750,000 in 2004. The effective tax rates were 32.9% and 44.8% for the years ended December 31, 2005 and 2004, respectively.


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

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


COMPARISON OF RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2004 AND THE NINE MONTH PERIOD ENDED DECEMBER 31, 2003 (continued)

INTEREST EXPENSE

Interest expense totaled $3.9 million for the year ended December 31, 2004, an increase of $603,000, or 18.4%, compared to the nine months ended December 31, 2003. The average balance of interest-bearing liabilities outstanding declined by $9.0 million during 2004 and the average cost of funds decreased by 15 basis points to 1.99% for the year ended December 31, 2004. Interest expense on deposits totaled $3.3 million for the year ended December 31, 2004, an increase of $350,000, or 11.9%, from the nine months ended December 31, 2003. This increase was a result of the three additional months in the 2004 reporting period, as the average cost of deposits decreased by 20 basis points to 1.81% for 2004, and the average balance outstanding decreased by $12.6 million, or 6.5%, for 2004. Interest expense on borrowings totaled $596,000 for the year ended December 31, 2004, an increase of $253,000, or 73.8%, from the 2003 period. This increase resulted from an increase in the average balance of borrowings outstanding of $3.6 million, or 37.3%, which was partially offset by a 24 basis point decrease in the average cost of borrowings for the year ended December 31, 2004 from the 2003 period. Decreases in the average yields on interest-earning assets and the average cost of interest-bearing liabilities were due primarily to the overall decline in interest rates in the economy during 2004 and 2003.

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

PROVISION FOR LOSSES ON LOANS

There was no provision for losses on loans charged to earnings for the year ended December 31, 2004. Total allowance for loan losses is calculated by management based on historical experience, the volume and type of lending conducted by Cheviot Savings Bank, the status of past due principal and interest payments and other factors related to the collectibility of the Savings Bank's loan portfolio. Based on an analysis of these factors and the fact that nonperforming and impaired loans decreased $211,000, or 45.7%, to $251,000 at December 31, 2004, compared to $462,000 at December 31, 2003, no provision was needed despite the fact that net loans increased $17.0 million. At December 31, 2004, the allowance for loan losses totaled $732,000, or 0.36% of net loans, compared to $768,000 or 0.41% of net loans at December 31, 2003. Management believes all nonperforming loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming loans or that the allowance will be adequate to cover losses on nonperforming loans in the future.

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

The Office of Thrift Supervision provides the Savings Bank with the information presented in the following tables. They present the change in the Savings Bank's net portfolio value ("NPV") at December 31, 2005 and 2004, that would occur upon an immediate change in interest rate based on Office of Thrift Supervision assumptions, but without effect to any steps that management might take to counteract that change. The application of the methodology attempts to quantify interest rate risk as the change in NPV which would result from a theoretical change in market interest rates of 100, 200 and 300 basis points. Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning assets and outgoing cash flows on interest-bearing liabilities.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


QUANTITATIVE ANALYSIS (continued)

                                DECEMBER 31, 2005

   CHANGE IN
INTEREST RATES IN
  BASIS POINTS                                             NET PORTFOLIO VALUE
     ("BP")              NET PORTFOLIO VALUE(3)          AS % OF PV OF ASSETS(4)
  (RATE SHOCK
  IN RATES)(1)     $ AMOUNT    $ CHANGE    % CHANGE      NPV RATIO(5)   CHANGE
                       (In thousands)

    +300 bp         $36,337    $(19,935)     (35.4)%       13.43%       (545)bp
    +200 bp          43,031     (13,240)     (23.5)        15.39        (349)
    +100 bp          49,756      (6,516)     (11.6)        17.23        (165)
       0 bp          56,272           -          -         18.88           -
    -100 bp          59,765       3,493        6.2         19.63          75
    -200 bp(2)       59,596       3,325        5.9         19.38          50


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

------------------------------------
(1) Assumes an instantaneous uniform change in interests rates at all maturities.
(2) Not meaningful because some market rates would compute at a rate less than zero.
(3) Net portfolio value represents the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities.
(4) Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(5) NPV Ratio represents the net portfolio value divided by the present value of assets.

The model reflects that the Savings Bank's NPV is more sensitive to an increase in interest rates than a decrease in interest rates. The above table indicates that as of December 31, 2005, in the event of a 100 basis point increase in interest rates, we would experience a 11.6%, or $6.5 million, decrease in net portfolio value. In the event of a 100 basis point decrease in interest rates, we would experience a 6.2%, or $3.5 million, increase in net portfolio value. However, given the current level of market interest rates and the low probability of further significant declines in absolute rates, we did not calculate net portfolio value for interest rate decreases of greater than 100 basis points.

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

LIQUIDITY AND CAPITAL RESOURCES

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of securities and funds provided by our operations. In addition, we may borrow from the Federal Home Loan Bank of Cincinnati. At December 31, 2005 and 2004, we had $33.2 million and $16.2 million, respectively, in outstanding borrowings from the Federal Home Loan Bank of Cincinnati and had the capacity to increase such borrowings at those dates by approximately $98.5 million.

Loan repayments and maturing securities are a relatively predictable source of funds. However, deposit flows, calls of securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace. These factors reduce the predictability of these sources of funds.

Our primary investing activities are the origination of one- to four-family real estate loans, commercial real estate, construction and consumer loans, and, to a lesser extent, the purchase of securities. For the year ended December 31, 2005, loan originations totaled $64.6 million, compared to $60.6 million for the year ended December 31, 2004. Purchases of investment securities and mortgage-backed securities were $4.0 million for the year ended December 31, 2005 and $41.4 million for the year ended December 31, 2004.

Total deposits increased $1.2 million during the year ended December 31, 2005, while total deposits decreased $87.9 million during the year ended December 31, 2004. Deposit flows are affected by the level of interest rates, the interest rates and products offered by competitors and other factors.

                             CHEVIOT FINANCIAL CORP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================


LIQUIDITY AND CAPITAL RESOURCES (continued)

The following table sets forth information regarding the Corporation's obligations and commitments to make future payments under contract as of December 31, 2005.

                                                                            PAYMENTS DUE BY PERIOD
                                                           LESS         MORE          MORE         MORE
                                                           THAN         THAN          THAN         THAN
                                                          1 YEAR      1-3 YEARS     4-5 YEARS     5 YEARS       TOTAL
                                                                                (In thousands)
Contractual obligations:
  Advances from the Federal Home Loan Bank               $     -      $      -       $     -      $33,209     $  33,209
  Certificates of deposit                                  75,438       34,224           396            -       110,058
  Construction of branch (1)                                  794            -             -            -           794

Amount of loan commitments and expiration
per period:
  Commitments to originate one- to four-family loans        2,481            -             -            -         2,481
  Home equity lines of credit                              11,243            -             -            -        11,243
  Undisbursed loans in process                              5,849            -             -            -         5,849
  Lease obligations                                             2            -             -            -             2
                                                         --------     --------       -------      -------     ---------

         Total contractual obligations                   $ 95,807     $ 34,224       $   396      $33,209     $ 163,636
                                                         ========     ========       =======      =======     =========

------------------------------------

(1) At December 31, 2005, we were in contract negotiations for the construction of an additional new branch.

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.

At December 31, 2005 and 2004, we exceeded all of the applicable regulatory capital requirements. Our core (Tier 1) capital was $48.7 million and $58.4 million, or 16.7% and 21.1% of total assets at December 31, 2005 and 2004, respectively. In order to be classified as "well-capitalized" under federal banking regulations, we were required to have core capital of at least $17.5 million, or 6.0% of assets as of December 31, 2005. To be classified as a well-capitalized bank, we must also have a ratio of total risk-based capital to risk-weighted assets of at least 10.0%. At December 31, 2005 and 2004, we had a total risk-based capital ratio of 34.9% and 47.1%, respectively.

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

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors
Cheviot Financial Corp.

We have audited the accompanying consolidated statements of financial condition of Cheviot Financial Corp. as of December 31, 2005 and 2004, and the related consolidated statements of earnings, comprehensive income, shareholders' equity and cash flows for the years ended December 31, 2005 and 2004, for the nine month period ended December 31, 2003, and for the fiscal year ended March 31, 2003. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cheviot Financial Corp. as of December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for the years ended December 31, 2005 and 2004, for the nine month period ended December 31, 2003 and for the fiscal year ended March 31, 2003, in conformity with accounting principles generally accepted in the United States of America.




Cincinnati, Ohio
March 9, 2006


                                             CHEVIOT FINANCIAL CORP.

                                  CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                            December 31, 2005 and 2004
                                                  (In thousands)


         ASSETS                                                                          2005               2004
Cash and due from banks                                                             $   2,425          $   2,836
Federal funds sold                                                                      1,715              4,370
Interest-earning deposits in other financial institutions                               4,963                519
                                                                                    ---------          ---------
         Cash and cash equivalents                                                      9,103              7,725

Investment securities held to maturity - at cost, approximate market value of $26,509 and $26,864 at December 31,
  2005 and 2004, respectively                                                          27,084             27,102
Mortgage-backed securities available for sale - at fair value                           1,269              1,483
Mortgage-backed securities held to maturity - at cost, approximate market value of $20,193 and $29,315 at December 31,
  2005 and 2004, respectively                                                          20,285             29,204
Loans receivable - net                                                                222,053            203,842
Loans held for sale - at lower of cost or market                                          658                 -
Real estate acquired through foreclosure - net                                             89                 90
Office premises and equipment - at depreciated cost                                     3,628              2,947
Federal Home Loan Bank stock - at cost                                                  3,057              2,909
Accrued interest receivable on loans                                                      873                750
Accrued interest receivable on mortgage-backed securities                                  72                 80
Accrued interest receivable on investments and interest-bearing deposits                  298                219
Prepaid expenses and other assets                                                         145                236
Bank-owned life insurance                                                               3,121                  -
Prepaid federal income taxes                                                               56                  -
                                                                                    ---------          ---------

         Total assets                                                               $ 291,791          $ 276,587
                                                                                    =========          =========

         LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                                             $181,238           $179,989
Advances from the Federal Home Loan Bank                                               33,209             16,199
Advances by borrowers for taxes and insurance                                           1,063              1,014
Accounts payable and other liabilities                                                  1,090              1,003
Accrued federal income taxes                                                                -                127
Deferred federal income taxes                                                             381                315
                                                                                    ---------          ---------
         Total liabilities                                                            216,981            198,647

Shareholders' equity
  Preferred stock - authorized 5,000,000 shares, $.01 par value; none issued
  Common stock - authorized 30,000,000 shares, $.01 par value;
    9,918,751 shares issued and outstanding at December 31, 2005 and 2004                  99                 99
  Additional paid-in capital                                                           42,824             42,746
  Shares acquired by stock benefit plans                                               (5,092)            (3,273)
  Treasury stock - at cost, 216,208 shares at December 31, 2005                        (2,537)                 -
  Retained earnings - restricted                                                       39,524             38,374
  Accumulated comprehensive loss, unrealized losses on securities available
    for sale, net of tax benefits                                                          (8)                (6)
                                                                                    ---------          ---------
         Total shareholders' equity                                                    74,810             77,940
                                                                                    ---------          ---------

         Total liabilities and shareholders' equity                                  $291,791           $276,587
                                                                                    =========          =========

The accompanying notes are an integral part of these statements.


                                                  CHEVIOT FINANCIAL CORP.

                                            CONSOLIDATED STATEMENTS OF EARNINGS

                                           (In thousands, except per share data)


                                                                                                NINE
                                                                     YEAR ENDED              MONTHS ENDED      YEAR ENDED
                                                                    DECEMBER 31,             DECEMBER 31,       MARCH 31,
                                                                 2005           2004             2003              2003
Interest income
  Loans                                                     $  12,311      $  11,221          $   8,442         $  11,995
  Mortgage-backed securities                                      889            821                558             1,139
  Investment securities                                           981            765                217               588
  Interest-earning deposits and other                             227            176                210               346
                                                            ---------      ---------          ---------         ---------
         Total interest income                                 14,408         12,983              9,427            14,068

Interest expense
  Deposits                                                      4,029          3,285              2,935             5,473
  Borrowings                                                    1,100            596                343               453
                                                            ---------      ---------          ---------         ---------
         Total interest expense                                 5,129          3,881              3,278             5,926
                                                            ---------      ---------          ---------         ---------

         Net interest income                                    9,279          9,102              6,149             8,142

Provision for losses on loans                                      97              -                 45               250
                                                            ---------      ---------          ---------         ---------

         Net interest income after provision for
           losses on loans                                      9,182          9,102              6,104             7,892

Other income
  Rental                                                           43             40                 28                38
  Loss on sale of real estate acquired through foreclosure         (9)           (13)                (8)              (36)
  Gain on sale of loans                                            12             57                 52                14
  Earnings on bank-owned life insurance                           121              -                  -                 -
  Other operating                                                 278            186                119               247
                                                            ---------      ---------          ---------         ---------
         Total other income                                       445            270                191               263

General, administrative and other expense
  Employee compensation and benefits                            3,589          3,139              1,832             2,601
  Occupancy and equipment                                         428            393                269               385
  Property, payroll and other taxes                               936            672                461               576
  Data processing                                                 264            229                159               234
  Legal and professional                                          481            317                138               202
  Advertising                                                     171            188                102               135
  Charitable contributions                                         -           1,500                  -                 -
  Other operating                                                 549            530                404               397
                                                            ---------      ---------          ---------         ---------
         Total general, administrative and other expense        6,418          6,968              3,365             4,530
                                                            ---------      ---------          ---------         ---------

         Earnings before income taxes                           3,209          2,404              2,930             3,625

Federal income taxes
  Current                                                         989          1,075                947             1,455
  Deferred                                                         67              1                 48              (219)
                                                            ---------      ---------          ---------         ---------
         Total federal income taxes                             1,056          1,076                995             1,236
                                                            ---------      ---------          ---------         ---------

         NET EARNINGS                                       $   2,153      $   1,328          $   1,935         $   2,389
                                                            =========      =========          =========         =========

         Earnings per share - basic and diluted             $     .22      $     .14                N/A               N/A
                                                            =========      =========          =========         =========

The accompanying notes are an integral part of these statements.


                                                  CHEVIOT FINANCIAL CORP.

                                      CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                      (In thousands)


                                                                                                NINE
                                                                     YEAR ENDED              MONTHS ENDED      YEAR ENDED
                                                                    DECEMBER 31,             DECEMBER 31,       MARCH 31,
                                                                 2005           2004             2003              2003

Net earnings for the period                                 $   2,153      $   1,328          $   1,935         $   2,389

Other comprehensive loss, net of tax benefits:
  Unrealized holding losses on securities during the
    period, net of tax benefits of $1 and $3 for the years
    ended December 31, 2005 and 2004, respectively                 (2)            (6)                 -                 -
                                                            ---------      ---------          ---------         ---------

Comprehensive income                                        $   2,151      $   1,322          $   1,935         $   2,389
                                                            =========      =========          =========         =========

Accumulated comprehensive loss                              $      (8)     $      (6)         $       -         $       -
                                                            =========      =========          =========         =========

The accompanying notes are an integral part of these statements.


                                                       CHEVIOT FINANCIAL CORP.

                                           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                For the years ended December 31, 2005 and 2004, the nine months ended
                                     December 31, 2003 and the fiscal year ended March 31, 2003
                                                (In thousands, except per share data)


                                                                                                        UNREALIZED
                                                                 SHARES                                 LOSSES ON
                                                ADDITIONAL    ACQUIRED BY                             ON SECURITIES      TOTAL
                                       COMMON     PAID-IN    STOCK BENEFIT    TREASURY     RETAINED      AVAILABLE    SHAREHOLDERS'
                                        STOCK     CAPITAL        PLANS         STOCK       EARNINGS      FOR SALE        EQUITY
Balance at April 1, 2002                $   -     $     -       $     -       $      -     $33,543       $      -       $33,543

Net earnings for the year
  ended March 31, 2003                      -           -             -              -       2,389              -         2,389
                                        -----     -------       -------       --------     -------       --------       -------

Balance at March 31, 2003                   -           -             -              -      35,932              -        35,932

Net earnings for the nine months
  ended December 31, 2003                   -           -             -              -       1,935              -         1,935
                                        -----     -------       -------       --------     -------       --------       -------

Balance at December 31, 2003                -           -             -              -      37,867              -        37,867

Proceeds from issuance of commons
  stock                                    99      42,746        (3,571)             -           -              -        39,274
Net earnings for the year ended
  December 31, 2004                         -           -             -              -       1,328              -         1,328
Cash dividends of $.20 per share            -           -             -              -        (821)             -          (821)
Amortization expense of stock
  benefit plans                             -           -           298              -           -              -           298
Unrealized losses on securities
  designated as available for sale,
  net of related tax benefits               -           -             -              -           -             (6)           (6)
                                        -----     -------       -------       --------     -------       --------       -------

Balance at December 31, 2004               99      42,746        (3,273)             -      38,374             (6)       77,940

Net earnings for the year ended
  December 31, 2005                         -           -             -              -       2,153              -         2,153
Cash dividends of $.24 per share            -           -             -              -      (1,003)             -        (1,003)
Amortization expense of stock
  benefit plans                             -          78           416              -           -              -           494
Shares acquired by stock benefit
  plans                                     -           -        (2,235)             -           -              -        (2,235)
Treasury stock repurchases                  -           -             -         (2,537)          -              -        (2,537)
Unrealized losses on securities
  designated as available for sale,
  net of related tax benefits               -           -             -              -           -             (2)           (2)
                                        -----     -------       -------       --------     -------       --------       -------

Balance at December 31, 2005            $  99     $42,824       $(5,092)      $ (2,537)    $39,524       $     (8)      $74,810
                                        =====     =======       =======       ========     =======       ========       =======

The accompanying notes are an integral part of these statements.


                                                   CHEVIOT FINANCIAL CORP.

                                            CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        (In thousands)

                                                                                                      NINE
                                                                           YEAR ENDED              MONTHS ENDED      YEAR ENDED
                                                                          DECEMBER 31,             DECEMBER 31,       MARCH 31,
                                                                       2005           2004             2003              2003
Cash flows from operating activities:
  Net earnings for the period                                        $  2,153       $  1,328         $  1,935          $  2,389
  Adjustments to reconcile net earnings to net cash
  provided by operating activities:
    Amortization of premiums and discounts on
      investment and mortgage-backed securities, net                       28            131              145               292
    Depreciation                                                          219            224              175               260
    Amortization expense related to stock benefit plans                   494            298                -                 -
    Amortization of deferred loan origination fees                        (40)           (48)            (101)              (98)
    Proceeds from sale of loans in the secondary market                 1,595          2,827            2,629               491
    Loans originated for sale in the secondary market                  (2,247)        (2,374)          (2,791)             (716)
    Gain on sale of loans                                                 (12)           (57)             (52)              (14)
    Loss on sale of real estate acquired through foreclosure                9             13                8                36
    Federal Home Loan Bank stock dividends                               (148)          (117)             (82)             (119)
    Net increase in cash surrender value of life insurance               (121)             -                -                 -
    Provision for losses on loans                                          97              -               45               250
    Increase (decrease) in cash due to changes in:
      Accrued interest receivable on loans                               (123)           (95)               -               (96)
      Accrued interest receivable on mortgage-backed securities             8             (9)              20                25
      Accrued interest receivable on investments and interest-
        bearing deposits                                                  (79)           (24)             (61)              157
      Prepaid expenses and other assets                                    90            926             (718)             (150)
      Accounts payable and other liabilities                               87            102              367               260
      Federal income taxes
        Current                                                          (183)          (132)            (143)              343
        Deferred                                                           67              1               48              (219)
                                                                     --------       --------         --------          --------
         Net cash flows provided by operating activities                1,894          2,994            1,424             3,091

Cash flows used in investing activities:
  Principal repayments on loans                                        43,884         40,605           46,669            56,260
  Loan disbursements                                                  (62,345)       (58,234)         (50,853)          (70,781)
  Loan participations purchased                                             -              -                -            (1,443)
  Purchase of investment securities                                    (3,959)       (26,012)         (15,064)           (6,114)
  Proceeds from maturity of investment securities                       4,000         16,000            4,000            11,000
  Purchase of mortgage-backed securities                                    -        (15,437)          (4,984)           (8,143)
  Principal repayments on mortgage-backed securities                    9,078          6,459            6,701             7,431
  Additions to real estate acquired through foreclosure                     -            (40)               -               (16)
  Proceeds from sale of real estate acquired through foreclosure          193            276              133               150
  Purchase of office premises and equipment                              (900)          (262)             (66)             (232)
  Purchase of bank-owned life insurance                                (3,000)             -                -                 -
                                                                     --------       --------         --------          --------
         Net cash flows used in investing activities                  (13,049)       (36,645)         (13,464)          (11,888)
                                                                     --------       --------         --------          --------

         Net cash flows used in operating and investing
           activities balance carried forward                         (11,155)       (33,651)         (12,040)           (8,797)
                                                                     --------       --------         --------          --------

The accompanying notes are an integral part of these statements.


                                                       CHEVIOT FINANCIAL CORP.

                                          CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                           (In thousands)


                                                                                                      NINE
                                                                           YEAR ENDED              MONTHS ENDED      YEAR ENDED
                                                                          DECEMBER 31,             DECEMBER 31,       MARCH 31,
                                                                       2005           2004             2003              2003
         Net cash flows used in operating and investing
           activities balance brought forward                        $(11,155)      $(33,651)        $(12,040)         $ (8,797)

Cash flows provided by (used in) financing activities:
  Net increase (decrease) in deposits                                   1,249        (87,938)          72,615             5,140
  Proceeds from Federal Home Loan Bank advances                        20,600          9,000                -             8,000
  Repayments on Federal Home Loan Bank advances                        (3,590)        (2,007)          (1,559)           (1,183)
  Advances by borrowers for taxes and insurance                            49             92              352                53
  Purchase of shares for stock benefit plans                           (2,235)             -                -                 -
  Treasury stock repurchases                                           (2,537)             -                -                 -
  Proceeds from issuance of common stock                                    -         39,274                -                 -
  Dividends paid on common stock                                       (1,003)          (821)               -                 -
                                                                     --------       --------         --------          --------
         Net cash flows provided by (used in)
           financing activities                                        12,533        (42,400)          71,408            12,010
                                                                     --------       --------         --------          --------

Net increase (decrease) in cash and cash equivalents                    1,378        (76,051)          59,368             3,213

Cash and cash equivalents at beginning of period                        7,725         83,776           24,408            21,195
                                                                     --------       --------         --------          --------

Cash and cash equivalents at end of period                           $  9,103       $  7,725         $ 83,776          $ 24,408
                                                                     ========       ========         ========          ========


Supplemental disclosure of cash flow information:
  Cash paid during the period for:
    Federal income taxes                                             $  1,212       $  1,110         $  1,089          $  1,113
                                                                     ========       ========         ========          ========

    Interest on deposits and borrowings                              $  5,129       $  3,881         $  3,278          $  5,926
                                                                     ========       ========         ========          ========


Supplemental disclosure of noncash investing activities:
  Transfers from loans to real estate acquired through
    foreclosure                                                      $    201       $    293         $     46          $    157
                                                                     ========       ========         ========          ========

  Loans originated upon sales of real estate acquired
    through foreclosure                                              $      -       $    221         $      -          $      -
                                                                     ========       ========         ========          ========

  Recognition of mortgage servicing rights in accordance
    with SFAS No. 140                                                $     13       $     23         $     21          $      4
                                                                     ========       ========         ========          ========

The accompanying notes are an integral part of these statements.

                             CHEVIOT FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            Years ended December 31, 2005 and 2004, nine months ended
             December 31, 2003 and fiscal year ended March 31, 2003


NOTE A - SUMMARY OF ACCOUNTING POLICIES

        In January 2004, the Board of Directors of Cheviot Savings Bank (the "Savings Bank") completed a Plan of Reorganization (the "Plan" or the "Reorganization") pursuant to which the Savings Bank reorganized into a two-tier mutual holding company structure with the establishment of a stock holding company, Cheviot Financial Corp. ("Cheviot Financial" or the "Corporation"), as parent of the Savings Bank, which converted to stock form, followed by the issuance of all the Savings Bank's outstanding stock to Cheviot Financial. Pursuant to the Plan, Cheviot Financial issued 9,918,751 common shares, of which approximately 55% were issued to Cheviot Mutual Holding Company, a federally-chartered mutual holding company. Cheviot Financial sold 4,388,438 common shares, representing approximately 44% of the outstanding common stock to the Savings Bank's depositors and a newly formed Employee Stock Ownership Plan ("ESOP") at an initial issuance price of $10.00 per share. In addition, 75,000 shares, or approximately one percent of the outstanding shares, were issued to a charitable foundation established by Cheviot Financial. The Reorganization and related stock offering resulted in cash proceeds, net of offering costs and shares issued to the ESOP, totaling approximately $39.3 million.

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

        The following is a summary of significant accounting policies which have been consistently applied in the preparation of the accompanying financial statements. During 2003, the Corporation elected to change its financial reporting year to December 31 from March 31.

        1.      PRINCIPLES OF CONSOLIDATION

        The accompanying consolidated financial statements as of and for the years ended December 31, 2005 and 2004, include the accounts of the Corporation and its wholly-owned subsidiary, the Savings Bank. All significant intercompany items have been eliminated. The accompanying financial statements for the nine-month period ended December 31, 2003, and the fiscal year ended March 31, 2003, are those of the Savings Bank prior to the Reorganization.

                             CHEVIOT FINANCIAL CORP.

            Years ended December 31, 2005 and 2004, nine months ended
             December 31, 2003 and fiscal year ended March 31, 2003


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

        2.      INVESTMENT AND MORTGAGE-BACKED SECURITIES

        The Corporation accounts for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that investments be categorized as held to maturity, trading, or available for sale. Securities classified as held to maturity are carried at cost only if the Corporation has the positive intent and ability to hold these securities to maturity. Securities available for sale are carried at fair value with resulting unrealized gains or losses recorded to shareholders' equity. At December 31, 2005 and 2004, one mortgage-backed security was designated as available for sale. Realized gains or losses on sales of securities are recognized using the specific identification method.

        3.      LOANS RECEIVABLE

        Loans receivable are stated at the principal amount outstanding, adjusted for deferred loan origination fees and the allowance for loan losses. Interest is accrued as earned unless the collectibility of the loan is in doubt. Loans are generally placed on nonaccrual status when they are contractually past due 90 days or more. Interest on loans that are contractually past due more than 150 days is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status. If the ultimate collectibility of the loan is in doubt, in whole or in part, all payments received on nonaccrual loans are applied to reduce principal until such doubt is eliminated.

        Loans held for sale are carried at the lower of cost (less principal payments received) or fair value (market value), calculated on an aggregate basis. At December 31, 2005, the Corporation had $658,000 in loans held for sale. At December 31, 2004, the Corporation had not designated any loans as held for sale.

        During 2003, the Corporation initiated a program to sell certain loans in transactions with the Federal Home Loan Bank, retaining servicing on loans sold. The Corporation accounts for mortgage servicing rights in accordance with SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which requires that the Corporation recognize, as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained must allocate some of the cost of the loans to the mortgage servicing rights. SFAS No. 140 requires that capitalized servicing rights be amortized in proportion to and over the estimated period of servicing income.

        The Corporation recorded amortization related to mortgage servicing rights totaling $10,000 and $3,000 during the years ended December 31, 2005 and 2004, respectively. The Corporation recorded a nominal amount of amortization related to mortgage servicing rights during the nine months ended December 31, 2003 and the fiscal year ended March 31, 2003, as loans sold to the Federal Home Loan Bank did not take place until the latter part of the fiscal year. The carrying value of the Corporation's mortgage servicing rights, which approximated fair value, totaled approximately $50,000 and $43,000 at December 31, 2005 and 2004, respectively.

                             CHEVIOT FINANCIAL CORP.

            Years ended December 31, 2005 and 2004, nine months ended
             December 31, 2003 and fiscal year ended March 31, 2003


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

        3.      LOANS RECEIVABLE (continued)

        The Corporation was servicing mortgage loans of approximately $5.9 million and $5.5 million that had been sold to the Federal Home Loan Bank at December 31, 2005 and 2004, respectively.

        4.      LOAN ORIGINATION FEES AND COSTS

        The Corporation accounts for loan origination fees and costs in accordance with the provisions of SFAS No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Pursuant to the provisions of SFAS No. 91, origination fees received from loans, net of direct origination costs, are deferred and amortized to interest income using the level-yield method, giving effect to actual loan prepayments. Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs attributable to originating a loan, i.e., principally actual personnel costs. Fees received for loan commitments that are expected to be drawn upon, based on the Corporation's experience with similar commitments, are deferred and amortized over the life of the loan using the level-yield method. Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis.

        5.      ALLOWANCE FOR LOAN LOSSES

        It is the Corporation's policy to provide valuation allowances for estimated losses on loans primarily based on past loan loss experience. Additionally, the Corporation considers changes in the composition of the loan portfolio, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area. When the collection of a loan becomes doubtful, or otherwise troubled, the Corporation records a charge-off equal to the difference between the fair value of the property securing the loan and the loan's carrying value. Major loans and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

        The Corporation accounts for impaired loans in accordance with SFAS No. 114 "Accounting by Creditors for Impairment of a Loan." This Statement requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loan's observable market price or fair value of the collateral if the loan is collateral dependent.

        A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Corporation considers its investment in existing one- to four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Corporation's investment in construction, commercial and multi-family residential real estate loans, and its evaluation of impairment thereof, such loans are generally collateral dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value of collateral.

                             CHEVIOT FINANCIAL CORP.

            Years ended December 31, 2005 and 2004, nine months ended
             December 31, 2003 and fiscal year ended March 31, 2003


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

        7.      INVESTMENT IN FEDERAL HOME LOAN BANK STOCK

        The Corporation is required as a condition of membership in the Federal Home Loan Bank of Cincinnati (FHLB) to maintain an investment in FHLB common stock. The stock is redeemable at par and, therefore, its cost is equivalent to its redemption value. The Corporation's ability to redeem FHLB shares is dependent on the redemption practices of the FHLB of Cincinnati. At December 31, 2005, the FHLB of Cincinnati placed no restrictions on redemption of shares in excess of a member's required investment in the stock.

        8.      OFFICE PREMISES AND EQUIPMENT

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

        9.      FEDERAL INCOME TAXES

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

                             CHEVIOT FINANCIAL CORP.

            Years ended December 31, 2005 and 2004, nine months ended
             December 31, 2003 and fiscal year ended March 31, 2003


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

        9.      FEDERAL INCOME TAXES (continued)

        The Corporation's principal temporary differences between pretax financial income and taxable income result from different methods of accounting for deferred loan origination fees and costs, Federal Home Loan Bank stock dividends, the general loan loss allowance, charitable contributions and deferred compensation and stock benefit plans. Additional temporary differences result from depreciation computed using accelerated methods for tax purposes.

        10.     BENEFIT PLANS

        The Corporation has a 401(k) retirement savings plan, which covers all employees who have attained the age of 21 and have completed one year of service. The Corporation is annually required to contribute 3% of eligible employees' salaries, plus the lesser of 3% of each participant's salary or 50% of each participant's contributions to the plan. Additional employer contributions are made at the discretion of the Board of Directors. Employer contributions totaled $166,000, $123,000, $88,000, and $123,000 for the years ended December 31, 2005 and 2004, the nine months ended December 31, 2003, and the year ended March 31, 2003, respectively.

        The Corporation has a nonqualified directors deferred compensation plan (the "compensation plan") which provides for the payment of benefits to its directors upon termination of service with the Corporation. The Corporation recorded expense of approximately $21,000, $20,000, $56,000 and $229,000 for the directors deferred compensation plan for the years ended December 31, 2005 and 2004, the nine months ended December 31, 2003, and the fiscal year ended March 31, 2003, respectively.

        In connection with the Reorganization, the Corporation implemented an Employee Stock Ownership Plan ("ESOP") which provides retirement benefits for substantially all full-time employees who have completed one year of service and have attained the age of 21. The Corporation accounts for the ESOP in accordance with Statement of Position ("SOP") 93-6, "Employers Accounting for Employee Stock Ownership Plans." SOP 93-6 requires that compensation expense recorded by employers equal the fair value of ESOP shares allocated to participants during a given year. Allocation of shares to the ESOP participants is contingent upon the repayment of a loan to Cheviot Financial Corp. totaling $3.0 and $3.3 million at December 31, 2005 and 2004, respectively. The Corporation recorded expense for the ESOP of approximately $414,000 and $418,000 for the years ended December 31, 2005 and 2004.

        In 2005, the Corporation initiated a Management Recognition Plan ("MRP" or the "Plan") which provided for awards of 194,408 shares to members of the board of directors, management and employees. Common shares awarded under the MRP vest over a five year period, commencing with the date of the grant. Expense recognized under the MRP totaled $260,000 for the year ended December 31, 2005. As of December 31, 2005, 169,310 shares under the Corporation's MRP have been awarded.

                             CHEVIOT FINANCIAL CORP.

            Years ended December 31, 2005 and 2004, nine months ended
             December 31, 2003 and fiscal year ended March 31, 2003


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

        11.     FAIR VALUE OF FINANCIAL INSTRUMENTS

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

        The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at December 31, 2005 and 2004:

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

                DEPOSITS: The fair value of NOW accounts, passbook accounts, and money market demand deposits is deemed to approximate the amount payable on demand at December 31, 2005 and 2004. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

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

                             CHEVIOT FINANCIAL CORP.

            Years ended December 31, 2005 and 2004, nine months ended
             December 31, 2003 and fiscal year ended March 31, 2003


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

        11.     FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

                COMMITMENTS TO EXTEND CREDIT: For fixed-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. At December 31, 2005 and 2004, the fair value of loan commitments was not material.

        Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation's financial instruments were as follows at December 31:

                                                               2005                           2004
                                                     CARRYING         FAIR         CARRYING         FAIR
                                                        VALUE        VALUE            VALUE        VALUE
                                                                         (In thousands)
    Financial assets
      Cash and cash equivalents                    $    9,103   $    9,103       $    7,725   $    7,725
      Investment securities                            27,084       26,509           27,102       26,864
      Mortgage-backed securities                       21,554       21,462           30,687       30,798
      Loans receivable - net                          222,711      212,063          203,842      203,637
      Federal Home Loan Bank stock                      3,057        3,057            2,909        2,909
                                                    ---------    ---------        ---------    ---------

                                                     $283,509     $272,194         $272,265     $271,933
                                                     ========     ========         ========     ========

    Financial liabilities
      Deposits                                       $181,238     $181,256         $179,989     $180,186
      Advances from the Federal Home
        Loan Bank                                      33,209       33,072           16,199       16,229
      Advances by borrowers for taxes
        and insurance                                   1,063        1,063            1,014        1,014
                                                    ---------    ---------        ---------    ---------

                                                     $215,510     $215,391         $197,202     $197,429
                                                     ========     ========         ========     ========

        12.     ADVERTISING

        Advertising costs are expensed when incurred.

        13.     CASH AND CASH EQUIVALENTS

        For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold and interest-bearing deposits in other financial institutions with original terms to maturity of ninety days or less.

                             CHEVIOT FINANCIAL CORP.

            Years ended December 31, 2005 and 2004, nine months ended
             December 31, 2003 and fiscal year ended March 31, 2003


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

        14.     EARNINGS PER SHARE

        Basic earnings per share is computed based upon the weighted-average common shares outstanding during the year less shares in the ESOP that are unallocated and not committed to be released. Weighted-average common shares deemed outstanding gives effect to a reduction for 285,661 and 357,075 unallocated shares held by the ESOP for the fiscal year ended December 31, 2005 and 2004, respectively. Basic weighted-average common shares totaled 9,574,837 and 9,561,676 for the years ended December 31, 2005 and 2004, respectively.

        Diluted earnings per share is computed taking into consideration common shares outstanding and dilutive potential common share equivalents. The Corporation had no dilutive or potentially dilutive securities during the year ended December 31, 2005 or 2004.

        The Corporation approved a Stock Incentive Plan on April 26, 2005, which provides for the issuance of 486,018 shares under option. On May 5, 2005, approximately 384,000 option shares were granted subject to five year vesting. A tabular presentation of diluted earnings per share has not been presented as diluted shares are essentially equal to basic shares outstanding due to the proximity of the strike price and market price.

        The provisions of SFAS No. 128, "Earnings Per Share," are not applicable to the nine month period ended December 31, 2003 and the fiscal year ended March 31, 2003, as the Savings Bank did not complete its Reorganization until 2004.

        15.     STOCK OPTION PLAN

        The Corporation has a stock option plan that provides for grants of up to 486,018 stock options. The Corporation accounts for its stock option plan in accordance with SFAS No. 123, "Accounting for Stock-based Compensation," which contains a fair value based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, SFAS No. 123 permits entities to continue to account for stock options and similar equity instruments under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro-forma disclosures of net earnings and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

                             CHEVIOT FINANCIAL CORP.

            Years ended December 31, 2005 and 2004, nine months ended
             December 31, 2003 and fiscal year ended March 31, 2003


        15.     STOCK OPTION PLAN (continued)

        The Corporation applies APB Opinion No. 25 and related interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for the plan. Had compensation cost for the Corporation's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the accounting method utilized in SFAS No. 123, the Corporation's net earnings and earnings per share would have been reduced to the pro-forma amounts indicated below for the year ended December 31:

                                                                                                 YEAR ENDED
                                                                                                 DECEMBER 31,
                                                                                                     2005
        Net earnings (In thousands)                  As reported                                    $2,153
                            Stock-based compensation, net of tax                                      (113)
                                                                                                    ------

                                                       Pro-forma                                    $2,040
                                                                                                    ======
        Earnings per share
          Basic                                      As reported                                      $.22
                            Stock-based compensation, net of tax                                      (.01)
                                                                                                      ----

                                                       Pro-forma                                      $.21
                                                                                                      ====

          Diluted                                    As reported                                      $.22
                            Stock-based compensation, net of tax                                      (.01)
                                                                                                      ----

                                                       Pro-forma                                      $.21
                                                                                                      ====

        The fair value of each option granted is estimated on the date of grant using the modified Black-Scholes options-pricing model with the following weighted-average assumptions used for grants: dividend yield of 2.15%; expected volatility of 22.45%; risk-free interest rates of 4.19%; and expected lives of 10 years.

        A summary of the status of the Corporation's stock option plan as of December 31, 2005, and changes during the year then ended is presented below:

                                                                                                   WEIGHTED-
                                                                                                    AVERAGE
                                                                                                   EXERCISE
                                                                                  SHARES             PRICE

        Outstanding at beginning of period                                              -           $    -
        Granted                                                                   383,700            11.15
        Exercised                                                                       -                -
        Forfeited                                                                       -                -
                                                                                  -------           ------

        Outstanding at end of period                                              383,700           $11.15
                                                                                  =======           ======

        Options exercisable at period-end                                               -           $    -
                                                                                  =======           ======

        Fair value of options granted                                                               $ 3.36
                                                                                                    ======

        Cumulative option compensation cost over service period                                     $1,121
                                                                                                    ======

        Remaining service period                                                                   52 MONTHS
                                                                                                   =========

                             CHEVIOT FINANCIAL CORP.

            Years ended December 31, 2005 and 2004, nine months ended
             December 31, 2003 and fiscal year ended March 31, 2003


        15.     STOCK OPTION PLAN (continued)

        The following information applies to options outstanding at December 31, 2005:

        Number outstanding                                               383,700
        Exercise price                                                    $11.15
        Weighted-average exercise price                                   $11.15
        Weighted-average remaining contractual life                    9.3 years

        16.     RECENT ACCOUNTING DEVELOPMENTS

        In December 2004, the Financial Accounting Standards Board ("FASB") issued a revision to SFAS No. 123 which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, primarily on accounting for transactions in which an entity obtains employee services in share-based transactions. This Statement, SFAS No. 123(R) "Share Based Payment", requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award, with limited exceptions. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award - the requisite service period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Employee share purchase plans will not result in recognition of compensation cost if certain conditions are met.

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

        Compensation cost is required to be recognized in the beginning of the first annual period that begins after June 15, 2005, or January 1, 2006 as to the Corporation. Management believes the annual after-tax compensation cost for 2006 will be approximately $170,000 based upon the vesting schedule of shares granted in 2005.

                             CHEVIOT FINANCIAL CORP.

            Years ended December 31, 2005 and 2004, nine months ended
             December 31, 2003 and fiscal year ended March 31, 2003


NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES

        The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of investment securities held to maturity at December 31 are shown below.

                                                                         DECEMBER 31, 2005
                                                                        GROSS          GROSS     ESTIMATED
                                                     AMORTIZED     UNREALIZED     UNREALIZED          FAIR
                                                          COST          GAINS         LOSSES         VALUE
                                                                           (In thousands)
        U.S. Government agency securities              $26,984            $-            $579       $26,405
        Municipal obligations                              100              4              -           104
                                                       -------         ------           ----       -------

                                                       $27,084         $    4           $579       $26,509
                                                       =======         ======           ====       =======


                                                                         DECEMBER 31, 2004
                                                                        GROSS          GROSS     ESTIMATED
                                                     AMORTIZED     UNREALIZED     UNREALIZED          FAIR
                                                          COST          GAINS         LOSSES         VALUE
                                                                           (In thousands)

        U.S. Government agency securities              $27,002         $    -           $240       $26,762
        Municipal obligations                              100              2              -           102
                                                       -------         ------           ----       -------

                                                       $27,102         $    2           $240       $26,864
                                                       =======         ======           ====       =======

        The amortized cost of investment securities at December 31, 2005 and 2004, by contractual term to maturity are shown below.

                                                             DECEMBER 31,
                                                        2005             2004

        Less than one year                            $ 1,985           $7,002
        One to five years                              24,999               -
        Five to ten years                                  -            20,000
        More than ten years                               100              100
                                                      -------          -------

                                                      $27,084          $27,102
                                                      =======          =======

                             CHEVIOT FINANCIAL CORP.

            Years ended December 31, 2005 and 2004, nine months ended
             December 31, 2003 and fiscal year ended March 31, 2003


NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

        The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of mortgage-backed securities at December 31, 2005 and 2004 are shown below.

                                                                     DECEMBER 31, 2005
                                                                    GROSS          GROSS     ESTIMATED
                                                  AMORTIZED    UNREALIZED     UNREALIZED          FAIR
                                                       COST         GAINS         LOSSES         VALUE
                                                                       (In thousands)
        AVAILABLE FOR SALE:
          Government National Mortgage
            Association adjustable-rate
            participation certificates              $ 1,282         $   -           $ 13       $ 1,269
                                                    =======         =====           ====       =======

        HELD TO MATURITY:
          Federal Home Loan Mortgage
            Corporation adjustable-rate
            participation certificates             $  1,088        $    4           $ 15      $  1,077
          Federal National Mortgage
            Association adjustable-rate
            participation certificates                1,369             8              1         1,376
          Government National Mortgage
            Association adjustable-rate
            participation certificates               17,828            26            114        17,740
                                                    -------         -----           ----       -------

                                                    $20,285         $  38           $130       $20,193
                                                    =======         =====           ====       =======


                                                                     DECEMBER 31, 2004
                                                                    GROSS          GROSS     ESTIMATED
                                                  AMORTIZED    UNREALIZED     UNREALIZED          FAIR
                                                       COST         GAINS         LOSSES         VALUE
                                                                       (In thousands)
        AVAILABLE FOR SALE:
          Government National Mortgage
            Association adjustable-rate
            participation certificates              $ 1,492         $   -           $  9       $ 1,483
                                                    =======         =====           ====       =======

        HELD TO MATURITY:
          Federal Home Loan Mortgage
            Corporation adjustable-rate
            participation certificates              $ 1,507         $  10           $ 14       $ 1,503
          Federal National Mortgage
            Association adjustable-rate
            participation certificates                1,684            17              1         1,700
          Government National Mortgage
            Association adjustable-rate
            participation certificates               26,013           148             49        26,112
                                                    -------         -----           ----       -------

                                                    $29,204         $ 175           $ 64       $29,315
                                                    =======         =====           ====       =======

                             CHEVIOT FINANCIAL CORP.

            Years ended December 31, 2005 and 2004, nine months ended
             December 31, 2003 and fiscal year ended March 31, 2003


NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

        The amortized cost of mortgage-backed securities, including those designated as available for sale, at December 31, 2005 and 2004, by contractual terms to maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

                                                                      DECEMBER 31,
                                                                2005                2004
                                                                     (In thousands)
        Due in one year or less                               $   506             $   754
        Due in one year through five years                      2,242               3,249
        Due in five years through ten years                     3,364               4,641
        Due in more than ten years                             15,455              22,052
                                                              -------             -------

                                                              $21,567             $30,696
                                                              =======             =======

        The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2005 and 2004:

                                                                    DECEMBER 31, 2005
                                   LESS THAN 12 MONTHS             12 MONTHS OR LONGER                       TOTAL
        DESCRIPTION OF        NUMBER OF   FAIR   UNREALIZED    NUMBER OF    FAIR   UNREALIZED    NUMBER OF    FAIR   UNREALIZED
          SECURITIES         INVESTMENTS  VALUE    LOSSES     INVESTMENTS   VALUE    LOSSES     INVESTMENTS   VALUE    LOSSES
                                                                  (Dollars in thousands)
        U.S. Government
          agency securities       -      $    -     $  -           8       $26,405    $579            8      $26,405    $579
        Mortgage-backed
          securities              5       3,225       11          12        11,830     132           17       15,055     143
                                ---      ------     ----          --       -------    ----           --      -------    ----

        Total temporarily
          impaired securities     5      $3,225     $ 11          20       $38,235    $711           25      $41,460    $722
                                ===      ======     ====          ==       =======    ====           ==      =======    ====

                                                                    DECEMBER 31, 2004
                                   LESS THAN 12 MONTHS             12 MONTHS OR LONGER                    TOTAL
        DESCRIPTION OF        NUMBER OF   FAIR   UNREALIZED    NUMBER OF    FAIR   UNREALIZED    NUMBER OF    FAIR   UNREALIZED
          SECURITIES         INVESTMENTS  VALUE    LOSSES     INVESTMENTS   VALUE    LOSSES     INVESTMENTS   VALUE    LOSSES
                                                                  (Dollars in thousands)

        U.S. Government
          agency securities       7     $24,767     $233           1        $1,995    $  7            8      $26,762    $240
        Mortgage-backed
          securities              7      12,880       58           7         3,743      15           14       16,623      73
                                ---     -------     ----          --        ------    ----           --      -------    ----

        Total temporarily
          impaired securities    14     $37,647     $291           8        $5,738    $ 22           22      $43,385    $313
                                ===     =======     ====          ==        ======    ====           ==      =======    ====

        Management has the intent and ability to hold these securities for the foreseeable future. The decline in the fair value is primarily due to an increase in market interest rates. The fair values are expected to recover as securities approach maturity dates.

                             CHEVIOT FINANCIAL CORP.

            Years ended December 31, 2005 and 2004, nine months ended
             December 31, 2003 and fiscal year ended March 31, 2003


NOTE C - LOANS RECEIVABLE

        The composition of the loan portfolio, including loans held for sale, at December 31 was as follows:

                                                                      2005             2004
                                                                         (In thousands)
        One- to four-family residential                           $195,059         $182,016
        Multi-family residential                                    11,144            9,944
        Construction                                                12,360           10,718
        Commercial                                                  10,883            6,750
        Consumer                                                       110              133
                                                                  --------         --------
                                                                   229,556          209,561
        Less:
          Undisbursed portion of loans in process                    5,849            4,754
          Deferred loan origination fees                               188              233
          Allowance for loan losses                                    808              732
                                                                  --------         --------

                                                                  $222,711         $203,842
                                                                  ========          =======

        The Corporation's lending efforts have historically focused on one- to four-family and multi-family residential real estate loans, which comprise approximately $212.7 million, or 96% of the total loan portfolio at December 31, 2005 and approximately $197.9 million, or 97% of the total loan portfolio at December 31, 2004. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Corporation with adequate collateral coverage in the event of default. Nevertheless, the Corporation, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of southwestern Ohio, thereby impairing collateral values. However, management is of the belief that real estate values in the Corporation's primary lending area are presently stable.

        In the ordinary course of business, the Corporation has made loans to its officers and directors. Loans to officers and directors, as well as employees, are made at reduced interest rates and closing costs. These loans do not involve more than the normal risk of collectibility. The aggregate dollar amount of loans to officers and directors totaled approximately $1.1 million and $1.2 million at December 31, 2005 and 2004, respectively.

                             CHEVIOT FINANCIAL CORP.

            Years ended December 31, 2005 and 2004, nine months ended
             December 31, 2003 and fiscal year ended March 31, 2003


NOTE D - ALLOWANCE FOR LOAN LOSSES

        The activity in the allowance for loan losses is as follows:

                                                  YEAR ENDED           NINE MONTHS ENDED      YEAR ENDED
                                                 DECEMBER 31,             DECEMBER 31,         MARCH 31,
                                              2005         2004               2003                2003
                                                                     (In thousands)
        Beginning balance                     $732         $768               $735                $483
        Provision for losses on loans           97           -                  45                 250
        Charge-offs of loans                   (21)         (36)               (12)                  -
        Recoveries                               -            -                  -                   2
                                              ----         ----               ----                ----

        Ending balance                        $808         $732               $768                $735
                                              ====         ====               ====                ====

        At December 31, 2005, 2004 and 2003 and March 31, 2003, the Corporation's allowance for loan losses was comprised of a general loan loss allowance of $794,000, $704,000, $740,000 and $707,000, respectively, which is includible as a component of regulatory risk-based capital, and a specific loan loss allowance totaling $14,000 at December 31, 2005 and $28,000 at December 31, 2004 and 2003, and March 31, 2003.

        Nonperforming and impaired loans totaled approximately $149,000, $251,000, $462,000 and $235,000, at December 31, 2005, 2004 and 2003,
        and March 31, 2003, respectively.

        During the years ended December 31, 2005 and 2004, interest income of approximately $5,000 and $17,000, respectively, would have been recognized had nonperforming loans been performing in accordance with contractual terms.

        During the nine month period ended December 31, 2003, interest income of approximately $16,000 would have been recognized had nonperforming loans been performing in accordance with contractual terms.

        During the fiscal year ended March 31, 2003, interest income of approximately $9,000 would have been recognized had nonperforming loans been performing in accordance with contractual terms.


NOTE E - OFFICE PREMISES AND EQUIPMENT

        Office premises and equipment are comprised of the following at December 31:

                                                                                 2005            2004
                                                                                     (In thousands)
        Land                                                                   $1,086           $  560
        Buildings and improvements, including construction-in-progress          4,049            3,766
        Furniture and equipment                                                 1,476            1,386
        Automobiles                                                                29               29
                                                                               ------           ------
                                                                                6,640            5,741
        Less accumulated depreciation                                           3,012            2,794
                                                                                -----           ------

                                                                               $3,628           $2,947
                                                                               ======           ======

                             CHEVIOT FINANCIAL CORP.

            Years ended December 31, 2005 and 2004, nine months ended
             December 31, 2003 and fiscal year ended March 31, 2003


NOTE E - OFFICE PREMISES AND EQUIPMENT (continued)

        At December 31, 2005, the Corporation had capitalized construction in progress costs totaling approximately $292,000 for the construction of two new branches.


NOTE F - DEPOSITS

        Deposits consist of the following major classifications at December 31:


        DEPOSIT TYPE AND WEIGHTED-AVERAGE
        INTEREST RATE                                          2005                2004
                                                                     (In thousands)
        NOW accounts
          2005 - 0.37%                                       $ 13,691
          2004 - 0.24%                                                           $ 12,534
        Passbook accounts
          2005 - 0.94%                                         18,707
          2004 - 0.70%                                                             19,573
        Money market demand deposit
          2005 - 1.81%                                         38,782
          2004 - 1.15%                                                             44,009
                                                             --------            --------
             Total demand, transaction and
               passbook deposits                               71,180              76,116

        Certificates of deposit
          Original maturities of:
            Less than 12 months
              2005 - 3.07%                                     21,015
              2004 - 1.98%                                                         23,673
            12 to 18 months
              2005 - 3.43%                                     44,505
              2004 - 1.96%                                                         33,487
            24 months
             2005 - 3.21%                                      24,980
             2004 - 2.23%                                                          25,418
            Over 36 months
              2005 - 4.10%                                     19,558
              2004 - 4.65%                                                         21,295
                                                             --------            --------

             Total certificates of deposit                    110,058             103,873
                                                             --------            --------

             Total deposits                                  $181,238            $179,989
                                                             ========            ========

        The Savings Bank had deposit accounts with balances in excess of $100,000 totaling $39.3 million and $43.7 million at December 31, 2005 and 2004, respectively. Deposits issued in amounts greater than $100,000 are not federally insured.

                             CHEVIOT FINANCIAL CORP.

            Years ended December 31, 2005 and 2004, nine months ended
             December 31, 2003 and fiscal year ended March 31, 2003


NOTE F - DEPOSITS (continued)

        Interest expense on deposits is summarized as follows:

                                                          YEAR ENDED      NINE MONTHS ENDED    YEAR ENDED
                                                         DECEMBER 31,        DECEMBER 31,       MARCH 31,
                                                     2005           2004         2003             2003
                                                                            (In thousands)
        Passbook savings                           $  145         $  141        $  120           $  277
        NOW and money market demand deposits          601            572           466              894
        Certificates of deposit                     3,283          2,572         2,349            4,302
                                                   ------         ------        ------           ------

                                                   $4,029         $3,285        $2,935           $5,473
                                                   ======         ======        ======           ======

        Maturities of outstanding certificates of deposit at December 31 are summarized as follows:

                                                                  2005           2004
                                                                      (In thousands)
        Less than six months                                    $ 41,134       $ 43,494
        Six months to one year                                    34,304         39,578
        Over one year to three years                              34,224         20,330
        Over three years                                             396            471
                                                                --------       --------

                                                                $110,058       $103,873
                                                                ========       ========

        In the ordinary course of business, the Corporation accepted deposits from officers and directors. At December 31, 2005, total deposits from officers and directors totaled approximately $535,000.


NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

        Advances from the Federal Home Loan Bank, collateralized at December 31, 2005 and 2004 by pledges of certain residential mortgage loans totaling $41.5 million and $20.2 million, respectively, and the Savings Bank's investment in Federal Home Loan Bank stock, are summarized as follows:

                                         MATURING
                                        YEAR ENDING
        INTEREST RATE RANGE            DECEMBER 31,                 2005                 2004
                                                                      (Dollars in thousands)
        3.89% - 5.44%                     2012                     $ 6,174             $ 7,563
        3.75% - 4.84%                     2014                       7,099               8,636
        4.31% - 5.36%                     2015                      17,936                   -
        5.25%                             2016                       2,000                   -
                                                                   -------             -------

                                                                   $33,209             $16,199
                                                                   =======             =======

               Weighted-average interest rate                         4.70%               4.49%
                                                                      ====                ====


                             CHEVIOT FINANCIAL CORP.

            Years ended December 31, 2005 and 2004, nine months ended
             December 31, 2003 and fiscal year ended March 31, 2003


NOTE H - FEDERAL INCOME TAXES

        Federal income taxes on earnings differs from that computed at the statutory corporate tax rate for the years ended December 31, 2005 and 2004, the nine months ended December 31, 2003 and the year ended March 31, 2003, as follows:

                                                                             FOR THE             FOR THE            FOR THE
                                                                           YEAR ENDED       NINE MONTHS ENDED     YEAR ENDED
                                                                           DECEMBER 31,        DECEMBER 31,         MARCH 31,
                                                                        2005         2004          2003               2003
                                                                                               (In thousands)
            Federal income taxes at statutory rate                     $1,091       $  817         $996              $1,233
            Increase (decrease) in taxes resulting primarily from:
              Non-deductible charitable contributions                       -          259            -                   -
              Nontaxable interest income                                   (2)          (1)          (1)                 (5)
              Cash surrender value of life insurance                      (41)           -            -                   -
              Other                                                         8            1            -                   8
                                                                       ------       ------         ----              ------

            Federal income taxes per financial statements              $1,056       $1,076         $995              $1,236
                                                                       ======        =====         ====              ======

            Effective tax rate                                           32.9%        44.8%        34.0%               34.1%
                                                                         ====         ====         ====                ====

        The composition of the Corporation's net deferred tax liability at December 31 is as follows:

        Taxes (payable) refundable on temporary                            2005            2004
        differences at statutory rate:                                        (In thousands)
        Deferred tax assets:
          General loan loss allowance                                     $ 270            $ 239
          Deferred compensation                                              99              100
          Stock benefit plans                                                88               -
          Charitable contributions                                           27              142
          Unrealized losses on securities available for sale                  4                3
          Other                                                               6                4
                                                                          -----            -----
             Total deferred tax assets                                      494              488

        Deferred tax liabilities:
          Deferred loan origination costs                                  (102)             (91)
          Federal Home Loan Bank stock dividends                           (678)            (627)
          Book/tax depreciation                                             (78)             (70)
          Mortgage servicing rights                                         (17)             (15)
                                                                          -----            -----
             Total deferred tax liabilities                                (875)            (803)
                                                                          -----            -----

             Net deferred tax liability                                   $(381)           $(315)
                                                                          =====            =====

        The Corporation was allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at December 31, 2005 include approximately $3.0 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction at December 31, 2005 was approximately $1.0 million. At December 31, 2005, the Corporation had charitable contribution carryforwards of approximately $1.2 million.

                             CHEVIOT FINANCIAL CORP.

            Years ended December 31, 2005 and 2004, nine months ended
             December 31, 2003 and fiscal year ended March 31, 2003


NOTE I - COMMITMENTS

        The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers, including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of the commitments reflect the extent of the Corporation's involvement in such financial instruments.

        The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

        At December 31, 2005 and 2004, the Corporation had outstanding commitments to originate fixed-rate loans with interest rates ranging from 3.99% to 8.25% totaling $2.5 million and $1.3 million, respectively, secured by one- to four-family residential real estate. Additionally, the Corporation had unused lines of credit under home equity loans totaling $11.2 million and $10.6 million at December 31, 2005 and 2004, respectively. In the opinion of management, all loan commitments equaled or exceeded prevalent market interest rates as of December 31, 2005 and 2004, and such commitments have been underwritten on the same basis as that of the existing loan portfolio. Management believes that all loan commitments are able to be funded through cash flow from operations and existing excess liquidity. Fees received in connection with these commitments have not been recognized in earnings.

        At December 31, 2005, the Corporation had contractual obligations for the development of a new branch of $794,000. In addition, the Corporation has a small earnest money deposit for the purchase of land for future expansion.

        During 2004, the Savings Bank entered into a lease agreement for office space under an operating lease which expired in January 2006. The lease agreement required annual rental payments of approximately $20,000 through December 2005, and approximately $2,000 in 2006. The lease contained three one-year renewal options which the Savings Bank opted not to renew in 2006. The Savings Bank's rental expense for the years ended December 31, 2005 and 2004, totaled $20,000 and $18,000.

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

                             CHEVIOT FINANCIAL CORP.

            Years ended December 31, 2005 and 2004, nine months ended
             December 31, 2003 and fiscal year ended March 31, 2003


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

        During 2005, the Savings Bank was notified by the OTS that it was categorized as "well-capitalized" under the regulatory framework for prompt corrective action. Additionally, management is not aware of any recent event that would cause this classification to change. To be categorized as "well-capitalized" the Savings Bank must maintain minimum capital ratios as set forth in the following table.

        As of December 31, 2005 and 2004, management believed that the Savings Bank met all capital adequacy requirements to which it was subject.

                                                         AS OF DECEMBER 31, 2005
                                                                                         TO BE "WELL-
                                                                                      CAPITALIZED" UNDER
                                                               FOR CAPITAL              PROMPT CORRECTIVE
                                         ACTUAL              ADEQUACY PURPOSES        ACTION PROVISIONS
                                    AMOUNT     RATIO         AMOUNT     RATIO          AMOUNT      RATIO
                                                           (Dollars in thousands)
        Tangible capital            $48,683    16.7%      > $ 4,376     >1.5%        >$14,587      > 5.0%
                                                          -             -            -             -

        Core capital                $48,683    16.7%      > $11,670     >4.0%        >$17,505      > 6.0%
                                                          -             -            -             -

        Risk-based capital          $49,476    34.9%      > $11,333     >8.0%        >$14,166      >10.0%
                                                          -             -            -             -

                                                         AS OF DECEMBER 31, 2004
                                                                                         TO BE "WELL-
                                                                                      CAPITALIZED" UNDER
                                                               FOR CAPITAL              PROMPT CORRECTIVE
                                         ACTUAL              ADEQUACY PURPOSES        ACTION PROVISIONS
                                    AMOUNT     RATIO         AMOUNT     RATIO          AMOUNT      RATIO
                                                           (Dollars in thousands)

        Tangible capital            $58,439    21.1%      > $ 4,160     >1.5%        >$13,865      >  5.0%
                                                          -             -            -             -

        Core capital                $58,439    21.1%      > $11,092     >4.0%        >$16,638      >  6.0%
                                                          -             -            -             -

        Risk-based capital          $59,143    47.1%      > $10,050     >8.0%        >$12,562      >10.0%
                                                          -             -            -             -

                             CHEVIOT FINANCIAL CORP.

            Years ended December 31, 2005 and 2004, nine months ended
             December 31, 2003 and fiscal year ended March 31, 2003


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

        The Savings Bank is subject to regulations imposed by the OTS regarding the amount of capital distributions payable by the Savings Bank to Cheviot Financial. Generally, the Savings Bank's payment of dividends is limited, without prior OTS approval, to net earnings for the current calendar year plus the two preceding calendar years, less capital distributions paid over the comparable time period. Insured institutions are required to file an application with the OTS for capital distributions in excess of this limitation. During 2005, the Savings Bank received approval from the OTS to declare $12.5 million in dividends to Cheviot Financial. Such dividends were paid in 2006.

        Regulations of the OTS governing mutual holding companies permit Cheviot Mutual Holding Company (the "Holding Company") to waive the receipt by it of any common stock dividend declared by Cheviot Financial or the Savings Bank, provided the OTS does not object to such waiver. Pursuant to these provisions, the Holding Company waived $1.3 million in dividends during 2005.

NOTE K - REORGANIZATION AND CHANGE OF CORPORATE FORM

        As previously stated, the Board of Directors of the Corporation initiated a Plan of Reorganization (the "Plan" or the "Reorganization") pursuant to which the Corporation reorganized into a two-tier mutual holding company structure. The Reorganization was accounted for as a change in corporate form with the historic basis of the Corporation's assets, liabilities and equity unchanged as a result. Subsequent to the Reorganization, the existing rights of the Corporation's depositors upon liquidation as of the effective date were transferred with records maintained to ensure such rights receive statutory priority in the event of a future mutual to stock conversion, or in the more unlikely event of the Corporation's liquidation.

                             CHEVIOT FINANCIAL CORP.

            Years ended December 31, 2005 and 2004, nine months ended
             December 31, 2003 and fiscal year ended March 31, 2003


NOTE L - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION

        The following condensed financial statements summarize the financial position of the Corporation as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004:

                                                      CHEVIOT FINANCIAL CORP.
                                                 STATEMENT OF FINANCIAL CONDITION
                                                    December 31, 2005 and 2004
                                                         (In thousands)

        ASSETS                                                                               2005         2004
        Cash in Cheviot Savings Bank                                                      $10,653      $15,780
        Cash and due from banks                                                                13           -
        Loan receivable - ESOP                                                              2,964        3,273
        Investment in Cheviot Savings Bank                                                 48,679       58,437
        Dividends receivable                                                               12,500           -
        Prepaid expenses and other assets                                                      21          441
        Prepaid federal income taxes                                                           58            9
                                                                                          -------      -------

                 Total assets                                                             $74,888      $77,940
                                                                                          =======      =======

        LIABILITIES AND SHAREHOLDERS' EQUITY

        Accounts payable and other liabilities                                            $    78      $     -
        Common stock                                                                           99           99
        Additional paid-in capital                                                         42,824       42,746
        Shares acquired by stock benefit plans                                             (5,092)      (3,273)
        Treasury stock                                                                     (2,537)          -
        Retained earnings                                                                  39,524       38,374
        Unrealized losses on securities available for sale                                     (8)          (6)
                                                                                          -------      -------

                 Total shareholders' equity                                                74,810       77,940
                                                                                          -------      -------

                 Total liabilities and shareholders' equity                               $74,888      $77,940
                                                                                          =======      =======


                                                     CHEVIOT FINANCIAL CORP.
                                                      STATEMENT OF EARNINGS
                                              Year ended December 31, 2005 and 2004
                                                         (In thousands)

                                                                                             2005         2004

        Income
          Interest income                                                                 $   184      $   177
          Equity in earnings of Cheviot Savings Bank                                        2,248        2,095
                                                                                          -------      -------
                 Total income                                                               2,432        2,272

        General, administrative and other expense                                             328          953
                                                                                          -------      -------

        Earnings before federal income tax benefits                                         2,104        1,319

        Federal income tax benefits                                                           (49)          (9)
                                                                                          -------      -------

        Net earnings                                                                      $ 2,153      $ 1,328
                                                                                          =======      =======

                             CHEVIOT FINANCIAL CORP.

            Years ended December 31, 2005 and 2004, nine months ended
             December 31, 2003 and fiscal year ended March 31, 2003


NOTE L - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL
   INFORMATION (continued)

                                                CHEVIOT FINANCIAL CORP.
                                                STATEMENT OF CASH FLOWS
                                         Year ended December 31, 2005 and 2004
                                                    (In thousands)

                                                                                       2005            2004
    Cash flows provided by (used in) operating activities:
      Net earnings for the year                                                      $  2,153        $  1,328
      Excess distribution from (equity in undistributed earnings of)
        Cheviot Savings Bank                                                           10,065          (2,393)
      Amortization of expense related to ESOP                                             494             298
      Increase (decrease) in cash due to changes in
        Prepaid expenses and other assets                                             (12,080)           (143)
        Accounts payable and other liabilities                                             78              -
        Prepaid federal income taxes                                                      (49)             (9)
                                                                                     --------        --------
             Net cash provided by (used in) operating activities                          661            (919)

    Cash flows used in investing activities:
      Investment in Cheviot Savings Bank                                                    -         (21,754)
      Disbursement of loan to ESOP                                                          -          (3,571)
                                                                                     --------        --------
             Net cash used in investing activities                                          -         (25,325)

    Cash flows provided by (used in) financing activities:
      Proceeds from issuance of common stock                                                -          42,845
      Purchase of shares for stock benefit plans                                       (2,235)              -
      Treasury stock repurchases                                                       (2,537)              -
      Dividends paid                                                                   (1,003)           (821)
                                                                                     --------        --------
             Net cash provided by (used in) financing activities                       (5,775)         42,024
                                                                                     --------        --------

             Net (decrease) increase in cash and cash equivalents                      (5,114)         15,780

    Cash and cash equivalents at beginning of year                                     15,780               -
                                                                                     --------        --------

    Cash and cash equivalents at end of year                                         $ 10,666        $ 15,780
                                                                                     ========        ========

                             CHEVIOT FINANCIAL CORP.

            Years ended December 31, 2005 and 2004, nine months ended
             December 31, 2003 and fiscal year ended March 31, 2003


NOTE M - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

        The following table summarizes the Corporation's quarterly results for the years ended December 31, 2005 and 2004.

                                                                            THREE MONTHS ENDED
                                                       DECEMBER 31,     SEPTEMBER 30,       JUNE 30,      MARCH 31,
    2005:                                                         (In thousands, except per share data)
    Total interest income                                    $3,803            $3,682         $3,494         $3,429
    Total interest expense                                    1,529             1,351          1,182          1,067
                                                             ------            ------         ------         ------

    Net interest income                                       2,274             2,331          2,312          2,362
    Provision for losses on loans                                35                30             32              -
                                                             ------            ------         ------         ------
    Net interest income after provision for loan losses       2,239             2,301          2,280          2,362
    Other income                                                141               112            113             79
    General, administrative and other expense                 1,599             1,574          1,769          1,476
                                                             ------            ------         ------         ------

    Earnings before income taxes                                781               839            624            965
    Federal income taxes                                        251               279            200            326
                                                             ------            ------         ------         ------

    Net earnings                                             $  530            $  560         $  424         $  639
                                                             ======            ======         ======         ======

    Earnings per share:
      Basic and diluted                                        $.05              $.06           $.04           $.07
                                                               ====              ====           ====            ===


                                                                            THREE MONTHS ENDED
                                                       DECEMBER 31,     SEPTEMBER 30,       JUNE 30,      MARCH 31,
    2004:                                                         (In thousands, except per share data)

    Total interest income                                    $3,368            $3,348         $3,182         $3,085
    Total interest expense                                    1,014               991            927            949
                                                             ------            ------         ------         ------

    Net interest income                                       2,354             2,357          2,255          2,136
    Other income                                                 72                81             41             76
    General, administrative and other expense                 1,344             1,352          1,400          2,872
                                                             ------            ------         ------         ------

    Earnings (loss) before income taxes                       1,082             1,086            896           (660)
    Federal income taxes (benefits)                             368               370            306            (32)
                                                             ------            ------         ------         ------

    Net earnings (loss)                                      $  714            $  716         $  590         $ (692)
                                                             ======            ======         ======         ======

    Earnings (loss) per share:
      Basic and diluted                                        $.08             $.07            $.06          $(.07)
                                                               ====             ====            ====          =====

                                        DIRECTORS AND OFFICERS

=====================================================================================================


    DIRECTORS OF CHEVIOT
    FINANCIAL CORP. AND                      OFFICERS OF                     OFFICERS OF
    CHEVIOT SAVINGS BANK                CHEVIOT FINANCIAL CORP.          CHEVIOT SAVINGS BANK
    --------------------                -----------------------          --------------------
   THOMAS J. LINNEMAN                   THOMAS J. LINNEMAN              THOMAS J. LINNEMAN
   President and Chief                  President and Chief             President and Chief
   Executive Officer                    Executive Officer               Executive Officer

   JAMES E. WILLIAMSON                  SCOTT T. SMITH                  JEFFREY J. LENZER
   Executive Secretary,                 Chief Financial Officer         Vice President, Operations
   Retired District Administrator
   of Oak Hills Local                                                   KEVIN M. KAPPA
   School District                                                      Vice President, Compliance

   EDWARD L. KLEEMEIER                                                  SCOTT T. SMITH
   Retired District Fire Chief,                                         Chief Financial Officer
   City of Cincinnati

   JOHN T. SMITH
   Secretary/Treasurer
   of Hawkstone Associates

   ROBERT L. THOMAS
   Owner/Operator
   R&R Quality Meats
   and Catering

   STEVEN R. HAUSFELD
   CPA/Owner
   Steven R. Hausfeld, CPA

                       INVESTOR AND CORPORATE INFORMATION

================================================================================


ANNUAL MEETING

The Annual Meeting of shareholders will be held at 3:00 p.m., Eastern Daylight Savings Time, on April 25, 2006 at the Cheviot Savings Bank Corporate Offices located at 3723 Glenmore Avenue, Cheviot, Ohio.

STOCK LISTING

Cheviot Financial Corp. common stock is listed on The Nasdaq SmallCap Market under the symbol "CHEV".

As of March 14, 2006, there were 9,918,751 shares of Cheviot Financial Corp. common stock outstanding (including unallocated ESOP shares) and there were approximately 910 registered holders of record.

Set forth below are the high and low prices of our common stock for the prior four quarters, as well as our quarterly dividend payment history.

                                                                DIVIDEND
QUARTER ENDED                        HIGH           LOW           PAID

March 31, 2005                      $12.98         $11.09         $.06
June 30, 2005                       $11.74         $11.01         $.06
September 30, 2005                  $11.94         $11.12         $.06
December 31, 2005                   $11.80         $11.12         $.06

SHAREHOLDER AND GENERAL INQUIRIES           TRANSFER AGENT

Cheviot Financial Corp.                     Registrar and Transfer Company
3723 Glenmore Avenue                        10 Commerce Drive
Cincinnati, Ohio  45211                     Cranford, New Jersey
(513) 661-0457                              (800) 525-7686
Attn:  Kimberly A. Siener
Investor Relations

REGISTERED INDEPENDENT AUDITORS             CORPORATE COUNSEL

Grant Thornton LLP                          Luse Gorman Pomerenk & Schick, P.C.
4000 Smith Road                             5335 Wisconsin Avenue NW
Suite 500                                   Suite 400
Cincinnati, Ohio  45209                     Washington, DC  20015
(513) 762-5000                              (202) 274-2000

ANNUAL REPORTS

A copy, without exhibits, of the Cheviot Financial Corp. Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Kimberly A. Siener, Investor Relations, Cheviot Financial Corp., 3723 Glenmore Avenue, Cheviot, Ohio 45211.

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
                                                         (513) 202-5490

LENDING CENTER

             West Chester
             8050 Becket Center Drive, Suite 106
             West Chester, Ohio  45069
             (513) 942-1237