Form 10-K, Exhibit 13
period 2006-12-31
CHEVIOT FINANCIAL CORP
filed 2007-03-30
CIK 1248124

LETTER FROM THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

To Our Shareholders and Customers:

          We are pleased to present the Annual Report to Shareholders of Cheviot Financial Corp. (the “Company”), the holding company which owns 100% of the outstanding stock of Cheviot Savings Bank (the “Bank”).  This is the third annual report to reflect the results of operations and financial condition of Cheviot Financial Corp. as a public company.

         The Company reported net earnings of $1.7 million for 2006 and ended the year with assets of $309.8 million.

         During the year, two full service branches opened for business.  The Delhi branch opened in May and the branch in Taylor Creek opened in December.  A third branch in Crosby Township is still planned.  Directors and management continue to explore expansion opportunities through internal growth or acquisitions.

         The mission of Cheviot Savings Bank has always been to offer the best financial services and products with the expertise and friendliness a customer wants.  With the addition of the Delhi and Taylor Creek branches, Cheviot Savings Bank is now providing its services and products at six branches on the west side of Cincinnati, as well as our lending center in West Chester.

          The Directors, Management and employees of Cheviot Savings Bank are committed to the community.  Through our Charitable Foundation, numerous contributions have been awarded in the past three years.  During this time, the Foundation has awarded over $265,000.00 in support of the local community.

         I want to personally thank you for your support as a shareholder.  Your board and management team are committed to advancing the interests of the Company, the Bank, the community, our customers and shareholders.

Sincerely,

Cheviot Financial Corp.

By	/s/ Thomas J. Linneman

Thomas J. Linneman
President and Chief Executive Officer

Cheviot Financial Corp.

BUSINESS OF CHEVIOT FINANCIAL CORP.

Cheviot Savings Bank (the “Savings Bank”) was established in 1911 as an Ohio chartered mutual savings and loan association.  As an Ohio-chartered savings association, the Savings Bank is subject to the regulation and supervision of the Ohio Department of Financial Institutions and the Office of Thrift Supervision.

In 2004, the Savings Bank reorganized into a two-tier mutual holding company structure (the “Reorganization”) and established Cheviot Financial Corp. (“Cheviot Financial” or the “Corporation”) as the parent of the Savings Bank.  Pursuant to the Plan, Cheviot Financial issued 9,918,751 common shares, of which approximately 55.0% was issued to Cheviot Mutual Holding Company, a federally chartered mutual holding company.  Cheviot Financial sold 4,388,438 common shares, representing approximately 44.0% of the outstanding common stock to the Savings Bank’s depositors and a newly formed Employee Stock Ownership Plan (“ESOP”) at an initial issuance price of $10.00 per share.  In addition, 75,000 shares, or approximately one percent of the outstanding shares, were issued to a charitable foundation established by the Savings Bank.  Cheviot Financial’s issuance of common shares resulted in proce eds, net of offering costs and shares issued to the ESOP, totaling $39.3 million.

The Savings Bank is a community and customer oriented savings and loan operating six full-service offices and our lending center, all of which are located in Hamilton County, Ohio, which we consider our primary market area.  We emphasize personal service and customer convenience in serving the financial needs of the individuals, families and businesses residing in our markets.

Cheviot Financial’s executive offices are located at 3723 Glenmore Avenue, Cheviot, Ohio  45211-4744, and our telephone number is (513) 661-0457.

The following are highlights of Cheviot Savings Bank’s operations:

•	a 95-year history of providing financial products and services to individuals, families and small business customers in southwestern Ohio;

•	a commitment to single family residential mortgage lending;

•	maintaining capital strength and exceeding regulatory “well capitalized” capital requirements; and

•	a business strategy designed to expand our banking relationships with existing and future customers.

Cheviot Financial Corp.

SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected financial and other data of Cheviot Financial Corp. at the dates and for the periods presented.
	At December 31,				At March 31,

	2006	2005	2004	2003	2003

	(In thousands)
Selected Financial Condition Data:
Total assets	$309,780	$291,791	$276,587	$317,399	$243,784
Cash and cash equivalents	5,490	9,103	7,725	83,776	24,408
Investment securities available for sale	9,085	—	—	—	—
Investment securities held to maturity – at cost	25,099	27,084	27,102	17,135	6,146
Mortgage-backed securities available for sale	1,042	1,269	1,483	—	—
Mortgage-backed securities held to maturity – at cost	14,237	20,285	29,204	21,804	23,593
Loans receivable, net (1)	241,178	222,711	203,842	186,853	182,444
Deposits	205,450	181,238	179,989	267,927	195,312
Advances from the Federal Home Loan Bank	29,236	33,209	16,199	9,206	10,765
Shareholders’ equity (2)	72,200	74,810	77,940	37,867	35,932

	For the Year Ended December 31,			For the Nine Months Ended December 31,	For the Year Ended March 31,

	2006	2005	2004	2003	2003

	(In thousands, except per share data)
Selected Operating Data:
Total interest income	$16,509	$14,408	$12,983	$9,427	$14,068
Total interest expense	7,782	5,129	3,881	3,278	5,926

Net interest income	8,727	9,279	9,102	6,149	8,142
Provision for losses on loans	25	97	—	45	250

Net interest income after provision for losses on loans	8,702	9,182	9,102	6,104	7,892
Total other income	538	445	270	191	263
Total general, administrative and other expense	6,770	6,418	6,968	3,365	4,530

Earnings before income taxes	2,470	3,209	2,404	2,930	3,625
Federal income taxes	774	1,056	1,076	995	1,236

Net earnings	$1,696	$2,153	$1,328	$1,935	$2,389

Earnings per share – basic and diluted	$0.18	$0.22	$0.14	N/A	N/A

(1) Includes loans held for sale.

(2) Consists of retained earnings only for periods prior to December 31, 2004.

Cheviot Financial Corp.

SELECTED FINANCIAL AND OTHER DATA (CONTINUED

	At or For the Year Ended December 31,		At or For the Nine Months Ended December 31,		At or For the Year Ended March 31, 2003

	2006	2005	2004	2003

Selected Financial Ratios and Other Data:(1)
Performance Ratios:
Return on average assets	0.56%	0.76%	0.48%	1.02%	0.99%
Return on average equity	2.32	2.79	1.72	6.97	6.83
Average equity to average assets	24.21	27.17	27.91	14.64	14.56
Equity to total assets at end of period	23.31	25.64	28.18	11.93	14.74
Interest rate spread (2)	2.27	2.72	2.85	3.06	3.09
Net interest margin (2)	3.03	3.39	3.39	3.39	3.50
Average interest-bearing asset to average interest-bearing liabilities	128.42	135.63	137.59	118.48	115.76
Total general, administrative and other expenses to average total assets	2.24	2.26	2.53	1.77	1.89
Efficiency ratio (3)	73.07	66.00	74.35	70.77	53.90
Asset Quality Ratios:
Nonperforming loans as a percent of total loans (4)	0.12	0.07	0.12	0.25	0.13
Nonperforming assets as a percent of total assets	0.09	0.08	0.12	0.16	0.15
Allowance for loan losses as a percent of total loans	0.35	0.36	0.36	0.41	0.40
Allowance for loan losses as a percent of nonperforming assets	296.44	339.50	214.66	151.18	195.48
Regulatory Capital Ratios:
Tangible capital	16.60	16.70	21.07	11.93	14.74
Core capital	16.60	16.70	21.07	11.93	14.74
Risk-based capital	33.29	34.90	47.08	30.05	32.52
Number of:
Banking offices	6	4	4	4	4

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the periods, and have been annualized where appropriate.

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

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis reflects Cheviot Financial’s financial statements and other relevant statistical data and is intended to enhance your understanding of our consolidated financial condition and results of operations.  You should read the information in this section in conjunction with Cheviot Financial’s consolidated financial statements and the related notes included in this Annual Report.  The preparation of financial statements involves the application of accounting policies relevant to the business of Cheviot Financial.  Certain of Cheviot Financial’s accounting policies are important to the portrayal of Cheviot Financial’s financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain.  Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances.  Facts and circumstances which could affect these judgments include, but without limitation, changes in interest rates, in the performance of the economy or in the financial condition of borrowers.

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

The allowance for loan losses is the estimated amount considered necessary to cover inherent, but unconfirmed credit losses in the loan portfolio at the balance sheet date.  The allowance is established through the provision for losses on loans which is charged against income.  In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of the most critical for Cheviot Financial.

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

Cheviot Financial Corp.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies (continued)

The analysis has two components, specific and general allocations.  Specific percentage allocations can be made for unconfirmed losses related to loans that are determined to be impaired.  Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. If the fair value of the loan is less than the loan’s carrying value, a charge-off is recorded for the difference. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history.  We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations.  This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve.  Actual loan losses may be significantly more than the allowances we have established which could result in a material negative effect on our financial results.

Forward Looking Statements

This Annual Report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions.  These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, which are worse than expected;

•	adverse changes in the securities markets;

•	legislative or regulatory changes that adversely affect our business;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board and the Public Company Accounting Oversight Board; and

•	changes in our organization, compensation and benefit plans.

Because of these and other uncertainties, our actual future results may be materially different from the results anticipated by these forward-looking statements.

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

The following tables set forth certain information for the years ended December 31, 2006, 2005 and 2004.  For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, is expressed both in dollars and rates.  No tax equivalent adjustments were deemed necessary based on materiality.  Average balances are based on monthly averages.  In the opinion of management, monthly averages do not differ materially from daily averages.
	For the Years Ended December 31,

	2006			2005			2004

	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate

	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable, net (1)	$233,331	$14,014	6.01%	$211,736	$12,311	5.81%	$197,000	$11,221	5.70%
Mortgage-backed securities	18,173	838	4.46	25,877	889	3.44	28,807	821	2.85
Investment securities	31,053	1,395	4.49	29,321	981	3.35	30,449	765	2.51
Interest-earning deposits and other (2)	5,070	262	5.17	7,033	227	3.23	12,181	176	1.44

Total interest-earning assets	287,627	16,509	5.74	273,967	14,408	5.26	268,437	12,983	4.84
Total non-interest-earning assets	14,882			10,481			7,463

Total assets	$302,509			$284,448			$275,900

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits	$193,130	6,305	3.26	$177,614	4,029	2.27	$181,683	3,285	1.81
FHLB advances	30,848	1,477	4.79	24,375	1,100	4.51	13,417	596	4.44

Total interest-bearing liabilities	223,978	7,782	3.47	201,989	5,129	2.54	195,100	3,881	1.99

Total non-interest-bearing liabilities	5,300			5,171			3,790

Total liabilities	229,278			207,160			198,890
Shareholders’ equity	73,231			77,288			77,010

Total liabilities and shareholders’ equity	$302,509			$284,448			$275,900

Net interest income		$8,727			$9,279			$9,102

Interest rate spread (3)			2.27%			2.72%			2.85%

Net interest margin (4)			3.03%			3.39%			3.39%

Average interest-earning assets to average interest-bearing liabilities			128.42%			135.63%			137.59%

(1)	Includes nonaccruing loans. Interest income on loans receivable, net includes amortized loan origination fees.
(2)	Includes interest-earning demand deposits, other interest-earning deposits and FHLB stock.
(3)	Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.
(4)	Net interest margin is net interest income divided by average interest-earning assets.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

	Year ended December 31,

	2006 vs. 2005			2005 vs. 2004

	Increase (decrease) due to			Increase (decrease) due to

	Volume	Rate	Total	Volume	Rate	Total

	(In thousands)
Interest earnings assets:
Loans receivable, net	$1,273	$430	$1,703	$867	$223	$1,090
Investment securities	61	353	414	(30)	246	216
Mortgage-backed securities	(307)	256	(51)	(88)	156	68
Interest-earning assets	(75)	110	35	(97)	148	51

Total interest-earning assets	952	1,149	2,101	652	773	1,425
Interest-bearing liabilities:
Deposits	380	1,896	2,276	(74)	818	744
FHLB advances	306	71	377	495	9	504

Total interest-bearing liabilities	686	1,967	2,653	421	827	1,248

Increase (decrease) in net interest income	$266	$(818)	$(552)	$231	$(54)	$177

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Financial Condition at December 31, 2006 and December 31, 2005

At December 31, 2006, Cheviot Financial had total assets of $309.8 million, an increase of $18.0 million, or 6.2%, from the $291.8 million total at December 31, 2005.  The increase in total assets reflects the increase in deposits which funded growth in the loan portfolio totaling $18.5 million.

Cash, federal funds sold and interest-earning deposits in other financial institutions totaled $5.5 million at December 31, 2006, a decrease of $3.6 million, or 39.7%, from the $9.1 million total at December 31, 2005.  Investment securities totaled $34.2 million at December 31, 2006, an increase of $7.1 million, or 26.2%, from $27.1 million at December 31, 2005.  During the year ended December 31, 2006, investment securities purchases consisted of $9.0 million of U.S. Government agency obligations and $2.1 million in municipal obligations,  which were partially offset by $4.0 million of maturities in the portfolio.

Mortgage-backed securities totaled $15.3 million at December 31, 2006, a decrease of $6.3 million, or 29.1%, from $21.6 million at December 31, 2005.  The decrease in mortgage-backed securities was due to $6.3 million of principal repayments.

Loans receivable, including loans held for sale, totaled $241.2 million at December 31, 2006, an increase of $18.5 million, or 8.3%, from December 31, 2005.  The increase resulted from loan originations of $60.0 million, which were partially offset by loan repayments of $39.2 million and loans sales of $2.4 million.  Growth in the loan portfolio consisted primarily of a $14.9 million increase in loans secured by one- to four-family residential real estate.  During 2003, Cheviot Savings Bank initiated a program of selling selected one- to four-family residential fixed-rate loans to the Federal Home Loan Bank of Cincinnati.  Loans sold and serviced under this program totaled $7.9 million at December 31, 2006. There were $165,000 in loans held for sale at December 31, 2006.

At December 31, 2006, the allowance for loan losses totaled $833,000, or 0.35% of net loans, compared to $808,000, or 0.36% of net loans at December 31, 2005.  In determining the allowance for loan losses at any point in time, management and the board of directors apply a systematic process focusing on the risk of loss in the portfolio.  First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually.  Delinquent multi-family and commercial loans are evaluated individually for potential impairments in their carrying value.

Second, the allowance for loan losses entails utilizing our historic loss experience by applying such loss percentage to the loan types to be collectively evaluated in the portfolio.  This segment of the loss analysis resulted in an additional $25,000 provision for losses on loans for the year ended December 31, 2006.  To the best of management’s knowledge, all known and inherent losses that are probable and that can be reasonably estimated have been provided for at December 31, 2006.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Financial Condition at December 31, 2006 and December 31, 2005 (continued)

Nonperforming and impaired loans totaled $281,000 at December 31, 2006, compared to $149,000 at December 31, 2005.  At December 31, 2006, nonperforming loans were comprised of loans secured by one- to four-family residential real estate. The allowance for loan losses totaled 296.4% and 542.3% of nonperforming loans at December 31, 2006 and 2005, respectively.  Although management believes that the allowance for loan losses conforms with generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

Deposits totaled $205.5 million at December 31, 2006, an increase of $24.2 million, or 13.4%, from $181.2 million at December 31, 2005.  The deposit growth was comprised of a $29.5 million increase in certificates of deposits, which was partially offset by a decrease in demand transaction and passbook accounts of $5.3 million.

Advances from the Federal Home Loan Bank of Cincinnati decreased by $4.0 million, or 12.0%, to a total of $29.2 million at December 31, 2006.  The decrease in advances was due primarily to repayments on Federal Home Loan Bank advances of $9.5 million, which was offset by proceeds of $5.5 million.

Shareholders’ equity totaled $72.2 million at December 31, 2006, a $2.6 million, or 34.9%, decrease from December 31, 2005.  The decrease resulted from the purchase of shares totaling $4.3 million under its stock repurchase plan and dividends of $1.1 million paid during 2006, which were partially offset by net earnings of $1.7 million.  At December 31, 2006, Cheviot Financial had the ability to purchase an additional 398,109 shares under its announced stock repurchase plan.

Cheviot Savings Bank is required to maintain minimum regulatory capital pursuant to federal regulations.  At December 31, 2006, Cheviot Savings Bank’s regulatory capital substantially exceeded all minimum regulatory capital requirements.

Comparison of Results of Operations for the Years Ended December 31, 2006 and December 31, 2005

General

Cheviot Financial’s net earnings totaled $1.7 million for the year ended December 31, 2006, a decrease of $457,000, or 21.2%, compared to the net earnings recorded for the year ended December 31, 2005.  The decrease in net earnings reflects $552,000 decrease in net interest income and a $352,000 increase in general, administrative and other expenses which was partially offset by a $93,000, increase in other income and a decrease in the provision for federal income taxes of $282,000.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Year ended December 31, 2006 and December 31, 2005 (continued)

Interest Income

Total interest income for the year ended December 31, 2006, totaled $16.5 million, an increase of $2.1 million, or 14.6%, compared to the year ended December 31, 2005.  The increase in interest income reflects the impact of an increase of $13.7 million, or 5.0%, in the average balance of interest-earning assets outstanding during the year ended December 31, 2006 as compared to the year ended December 31, 2005, and an increase of 48 basis points in the average yield, to 5.74% from 5.26%.

Interest income on loans increased by $1.7 million, or 13.8%, for the year ended December 31, 2006.  The increase in interest income on loans reflects the impact of a $21.6 million, or 10.2%, increase in the average balance outstanding during 2006 and an increase of 20 basis points in the average yield on loans to 6.01%.  Interest income on mortgage-backed securities decreased by $51,000, or 5.7%, during the year ended December 31, 2006, due primarily to a decrease in the  average balance outstanding of $7.7 million, partially offset by an increase in the average yield of 117 basis points from the 2005 period.  Interest income on investment securities increased by $414,000, or 42.2%, during the year ended December 31, 2006, due primarily to an increase in the average yield of   114   basis points from the 2005 period and a $1.7 million, or 5.9%, increase in the average balance outstanding.  Interest income on other interest-earning assets increased by $35,000, or 15.4%, during the year ended December 31, 2006.  The increase was due primarily to a 194 basis point increase in the average yield, which was partially offset by a decrease of $2.0 million in the average balance outstanding.

Interest Expense

Interest expense totaled $7.8 million for the year ended December 31, 2006, an increase of $2.7 million, or 51.7%, compared to the year ended December 31, 2005.  The average balance of interest-bearing liabilities outstanding increased by $22.0 million during 2006 and the average cost of funds increased by 93 basis points to 3.47% for the year ended December 31, 2006.  Interest expense on deposits totaled $6.3 million for the year ended December 31, 2006, an increase of $2.3 million, or 56.5%, from the year ended December 31, 2005.  This increase was a result of an increase  in the average cost of deposits of 99 basis points to 3.26% for 2006, and the average balance outstanding increased by $15.5 million, or 8.7%, for 2006.  During 2006 our customers showed a preference for higher cost certificate of deposit accounts as compared to lower cost demand, transaction and passbook deposits.  If the yield curve remains inverted, we expect our cost of funds to increase as maturing certificates of deposit are renewed at higher rates of interest.  Interest expense on borrowings totaled $1.5 million for the year ended December 31, 2006, an increase of $377,000 , or 34.3%, from the 2005 period.  This increase resulted from an increase in the average balance of borrowings outstanding of $6.5 million, or 26.6%, and a 28 basis point increase in the average cost of borrowings for the year ended December 31, 2006 from the 2005 period.   Increases in the average cost of interest-bearing liabilities were due primarily to the overall increase in short term interest rates during 2006.  Such increases reflect the Federal Reserve’s increases in interbank rates during the period.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Year ended December 31, 2006 and December 31, 2005 (continued)

Net Interest Income

As a result of the foregoing changes in interest income and interest expense, net interest income decreased by $552,000, or 5.9%, during the year ended December 31, 2006 from the year ended December 31, 2005.  The average interest rate spread decreased to 2.27% for the year ended December 31, 2006 from 2.72% for the year ended December 31, 2005.  The net interest margin decreased to 3.03% for the year ended December 31, 2005 from 3.39% for the year ended December 31, 2005.

Provision for Losses on Loans

As a result of an analysis of historical experience, the volume and type of lending conducted by the Savings Bank, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to the Savings Bank’s market area, and other factors related to the collectibility  of the Savings Bank’s loan portfolio, management recorded a $25,000 provision for losses on loans for the year ended December 31, 2006.  Management’s analysis of the allowance resulted in a $97,000 provision for losses on loans for the year ended December 31, 2005.  There can be no assurance that the loan loss allowance will be sufficient to cover losses on nonperforming loans in the future.  At December 31, 2006, the allowance for loan losses totaled $833,000, or 0.35% of net loans, compared to $808,000, or 0.36% of net loans at December 31, 2005.  Management believes all nonperforming loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming loans or that the allowance will be adequate to cover losses on nonperforming loans in the future.

Other Income

Other income totaled $538,000 for the year ended December 31, 2006, an increase of $93,000, or 20.9%, compared to the year ended December 31, 2005,  due primarily to an increase in other operating income of $16,000, or 5.8%, to $294,000 for the year ended December 31, 2006 from $278,000 for the prior period, an increase of $12,000 in earnings of bank-owned life insurance, an increase in the gain on sale of office premises and equipment of $44,000 and an increase in the gain on sale of loans of $32,000, which were partially offset by an increase in the loss on sale of real estate acquired through foreclosure of $12,000.

General, Administrative and Other Expense

General, administrative and other expense totaled $6.8 million for the year ended December 31, 2006, an increase of $352,000 , or 5.5%, compared to the year ended December 31, 2005.  This increase is a result of a $627,000 , or 17.5% increase in employee compensation and benefits expenses which was partially offset by a decrease of $158,000, or 16.9% in property, payroll, and other taxes and a decrease of $99,000 or 20.6% in legal and professional expenses. The increase in employee compensation and benefits is due primarily to an increase in expense related to stock benefit plans, an increase in contributions to the retirement plan and an increase in the number of employees as a result of our growth.  The decrease in property, payroll and other taxes is due primarily to a decrease in the Ohio franchise tax.  The decrease in legal and professional expense was due primarily to the amount of professional services provided during the 2006 period.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Year ended December 31, 2006 and December 31, 2005 (continued)

Federal Income Taxes

The provision for federal income taxes totaled $774,000  for the year ended December 31, 2006, a decrease of $282,000, or 26.7%, compared to the provision recorded for the 2005 period.  The decrease resulted primarily from the decrease in earnings before taxes of $739,000, or 23.0%.  The effective tax rates were 31.3% and 32.9% for the years ended December 31, 2006 and 2005, respectively.

Comparison of Results of Operations for the Years Ended December 31, 2005 and December 31, 2004

General

Cheviot Financial’s net earnings totaled $2.2 million for the year ended December 31, 2005, an increase of $825,000, or 62.1%, compared to the net earnings recorded for the year ended December 31, 2004.  The increase in net earnings reflects a $550,000 decrease  in general, administrative and other expenses in 2005.  During the 2004 period, Cheviot Financial contributed $1.5 million to the Cheviot Savings Bank Charitable Foundation.  In addition, net interest income increased $177,000, an increase in other income of $175,000 and a decrease in the provision for federal income taxes of $20,000.

Interest Income

Total interest income for the year ended December 31, 2005, totaled $14.4 million, an increase of $1.4 million, or 11.0%, compared to the year ended December 31, 2004.  The increase in interest income reflects the impact of an increase of $5.5 million, or 2.1%, in the average balance of interest-earning assets outstanding during the year ended December 31, 2005 as compared to the year ended December 31, 2004, and an increase  of 42 basis points in the average yield, to 5.26% from 4.84%.

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

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Year ended December 31, 2005 and December 31, 2004 (continued)

Interest Expense

Interest expense totaled $5.1 million for the year ended December 31, 2005, an increase of $1.2 million, or 32.2%, compared to the year ended December 31, 2004.  The average balance of interest-bearing liabilities outstanding increased by $6.9 million during 2005 and the average cost of funds increased by 55 basis points to 2.54% for the year ended December 31, 2005.  Interest expense on deposits totaled $4.0 million for the year ended December 31, 2005, an increase of $744,000, or 22.6%, from the year ended December 31, 2004.  This increase was a result of an increase  in the average cost of deposits of 46 basis points to 2.27% for 2005, and the average balance outstanding decreased by $4.1 million, or 2.2%, for 2005.  Interest expense on borrowings totaled $1.1 million for the year ended December 31, 2005, an increase of $504,000, or 84.6%, from the 2004 period.  This increase resulted from an increase in the average balance of borrowings outstanding of $11.0 million, or 81.7%, and a 7 basis point increase in the average cost of borrowings for the year ended December 31, 2005 from the 2004 period.   Increases in the average yields on interest-earning assets and the average cost of interest-bearing liabilities were due primarily to the overall increase in short term interest rates during 2005.  Such increases reflect the Federal Reserve’s increases in interbank rates during the period.

Net Interest Income

As a result of the foregoing changes in interest income and interest expense, net interest income increased by $177,000, or 1.9%, during the year ended December 31, 2005 from the year ended December 31, 2004.  The average interest rate spread decreased to 2.72% for the year ended December 31, 2005 from 2.85% for the year ended December 31, 2004.  The net interest margin remained the same at 3.39% for the years ended December 31, 2005 and 2004.

Provision for Losses on Loans

As a result of an analysis of historical experience, the volume and type of lending conducted by the Savings Bank, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to the Savings Bank’s market area, and other factors related to the collectibility  of the Savings Bank’s loan portfolio, management recorded a $97,000 provision for losses on loans for the year ended December 31, 2005.  Management’s analysis of the allowance resulted in no provision for losses on loans for the year ended December 31, 2004.  There can be no assurance that the loan loss allowance will be sufficient to cover losses on nonperforming loans in the future.  At December 31, 2005, the allowance for loan losses totaled $808,000, or 0.36% of net loans, compared to $732,000, or 0.36% of net loans at December 31, 2004.  Management believes all nonperforming loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming loans or that the allowance will be adequate to cover losses on nonperforming loans in the future.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

General, Administrative and Other Expense

General, administrative and other expense totaled $6.4 million for the year ended December 31, 2005, a decrease of $550,000, or 7.9%, compared to the year ended December 31, 2004.  This decrease is a result of a $1.5 million expense recorded during the first quarter of 2004 in connection with the Corporation’s contribution to the Cheviot Savings Bank Charitable Foundation.  This decrease was partially offset by an increase of $450,000, or 14.3% in employee compensation and benefits expenses, an increase of $264,000, or 39.3% in property, payroll and other taxes and an increase of $164,000, or 51.7% in legal and professional expenses.  The increase in employee compensation and benefits is due primarily to an increase in expense related to stock benefit plans, an increase in contributions to the retirement plan and an increase in the number of employees as a result of the Corporation’s growth.  The increase in property, payroll and other taxes is due primarily to an increase in the Ohio franchise tax as a result of the overall increase in the Corporation’s capital following the completion of the stock offering in 2004.  The increase in legal and professional expense was due primarily to expenses associated with the reporting requirements of a public company and professional services in connection with the implementation and design of internal audit procedures and documentation.

Federal Income Taxes

The provision for federal income taxes totaled $1.1 million for the year ended December 31, 2005, a decrease of $20,000, or 1.9%, compared to the provision recorded for the 2004 period.  The decrease resulted primarily from the decrease in earnings before taxes excluding the effects of Cheviot Financial’s non-deductible charitable contribution of $750,000 in 2004.  The effective tax rates were 32.9% and 44.8% for the years ended December 31, 2005 and 2004, respectively.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management of Market Risk

Qualitative Analysis

Our most significant form of market risk is interest rate risk.  The primary objective of our interest rate risk policy is to manage the exposure of net interest income to changes in interest rates.  Our board of directors and management evaluates the interest rate risk inherent in certain assets and liabilities, determines the level of risk appropriate given our business strategy, operating environment, capital and liquidity requirements and performance objectives and modifies lending, investing, deposit and borrowing strategies accordingly.  Our board of directors reviews management’s activities and strategies, the effect of those strategies on the net portfolio value, and the effect that changes in market interest rates would have on net portfolio value.  During 2006, the yield curve was substantially inverted with short term interest rates which are used to price our deposit products and which are used in determining our cost of borrowings, higher than medium and long term interest rates, which are used to determine the pricing of our loan products.  This has resulted in a compression of our interest rate spread and net interest margin.  Consequently, our net interest income was lower in 2006 as compared to 2005.

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

Quantitative Analysis

As part of its monitoring procedures, the Asset and Liability Management Committee regularly reviews interest rate risk by analyzing the impact of alternative interest rate environments on the market value of portfolio equity, which is defined as the net present value of an institution’s existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in market value of portfolio equity that are authorized by the Savings Bank’s board of directors.

The Office of Thrift Supervision provides the Savings Bank with the information presented in the following tables.  They present the change in the Savings Bank’s net portfolio value (“NPV”) at December 31, 2006 and 2005, that would occur upon an immediate change in interest rate based on Office of Thrift Supervision assumptions, but without effect to any steps that management might take to counteract that change.  The application of the methodology attempts to quantify interest rate risk as the change in NPV which would result from a theoretical change in market interest rates of 100, 200 and 300 basis points.  Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning assets and outgoing cash flows on interest-bearing liabilities.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Quantitative Analysis (continued)

	December 31, 2006

	Net Portfolio Value(3)			Net Portfolio Value as% of PV of Assets(4)

Change in Interest Rates in Basis Points (“bp”) (Rate Shock in Rates)(1)	$ Amount	$ Change	% Change	NPV Ratio(5)	Change

	(In thousands)
+300 bp	$39,112	$(21,772)	(35.8)%	13.46%	(569	)bp
+200 bp	46,894	(13,990)	(23.0)	15.63	(352)
+100 bp	54,265	(6,619)	(10.9)	17.54	(160)
0 bp	60,884	—	—	19.15	—
-100 bp	64,716	3,832	6.3	19.97	82
-200 bp(2)	66,685	5,801	9.5	20.31	116

	December 31, 2005

	Net Portfolio Value(3)			Net Portfolio Value as% of PV of Assets(4)

Change in Interest Rates in Basis Points (“bp”) (Rate Shock in Rates)(1)	$ Amount	$ Change	% Change	NPV Ratio(5)	Change

	(In thousands)
+300 bp	$36,337	$(19,935)	(35.4)%	13.43%	(545	)bp
+200 bp	43,031	(13,240)	(23.5)	15.39	(349)
+100 bp	49,756	(6,516)	(11.6)	17.23	(165)
0 bp	56,272	—	—	18.88	—
-100 bp	59,765	3,493	6.2	19.63	75
-200 bp(2)	59,596	3,325	5.9	19.38	50

(1)	Assumes an instantaneous uniform change in interests rates at all maturities.
(2)	Not meaningful because some market rates would compute at a rate less than zero.
(3)	Net portfolio value represents the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities.
(4)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(5)	NPV Ratio represents the net portfolio value divided by the present value of assets.

The model reflects that the Savings Bank’s NPV is more sensitive to an increase in interest rates than a decrease in interest rates.  The above table indicates that as of December 31, 2006, in the event of a 100 basis point increase in interest rates, we would experience a 10.9% or $6.6 million, decrease in net portfolio value.  In the event of a 100 basis point decrease in interest rates, we would experience a 6.3%, or $3.8 million, increase in net portfolio value.  However, given the current level of market interest rates and the low probability of further significant declines in absolute rates, we did not calculate net portfolio value for interest rate decreases of greater than 200 basis points.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business.  Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures.  Our primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of securities and funds provided by our operations.  In addition, we may borrow from the Federal Home Loan Bank of Cincinnati.  At December 31, 2006 and 2005, we had $29.2 million and $33.2 million, respectively, in outstanding borrowings from the Federal Home Loan Bank of Cincinnati and had the capacity to increase such borrowings at those dates by approximately $110.3 million.

Loan repayments and maturing securities are a relatively predictable source of funds.  However, deposit flows, calls of securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace.  These factors reduce the predictability of these sources of funds.

Our primary investing activities are the origination of one- to four-family real estate loans, commercial real estate, construction and consumer loans, and, to a lesser extent, the purchase of securities.  For the year ended December 31, 2006, loan originations totaled $60.0 million, compared to $64.6 million for the year ended December 31, 2005.  Purchases of investment securities were $11.1 million for the year ended December 31, 2006 and $4.0 million for the year ended December 31, 2005.

Total deposits increased $24.2 million during the year ended December 31, 2006, while total deposits increased $1.2 million during the year ended December 31, 2005.  Deposit flows are affected by the level of interest rates, the interest rates and products offered by competitors and other factors.  At December 31, 2006, certificates of deposit scheduled to mature within one year totaled $117.0 million. Our ability to retain these deposits will be determined in part by the interest rates we are willing to pay on such deposits.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources (continued)

The following table sets forth information regarding the Corporation’s obligations and commitments to make future payments under contract as of December 31, 2006.

	Payments due by period

	Less than 1 year	More than 1-3 years	More than 3-5 years	More than 5 years	Total

	(In thousands)
Contractual obligations:
Advances from the Federal Home Loan Bank	$—	$—	$—	$29,236	$29,236
Certificates of deposit	116,963	22,054	518	—	139,535
Amount of loan commitments and expiration per period:
Commitments to originate one- to four-family loans	2,673	—	—	—	2,673
Home equity lines of credit	11,059	—	—	—	11,059
Undisbursed loans in process	7,646	—	—	—	7,646
Lease obligations	4	—	—	—	4

Total contractual obligations	$138,345	$22,054	$518	$29,236	$190,153

We are committed to maintaining a strong liquidity position.  We monitor our liquidity position on a daily basis.  We anticipate that we will have sufficient funds to meet our current funding commitments.  Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.

At December 31, 2006 and 2005, we exceeded all of the applicable regulatory capital requirements.  Our core (Tier 1) capital was $51.5 million and $48.7 million, or 16.6% and 16.7% of total assets at December 31, 2006 and 2005, respectively.  In order to be classified as “well-capitalized” under federal banking regulations, we were required to have core capital of at least $18.6 million, or 6.0% of assets as of December 31, 2006.  To be classified as a well-capitalized bank, we must also have a ratio of total risk-based capital to risk-weighted assets of at least 10.0%.  At December 31, 2006 and 2005, we had a total risk-based capital ratio of 33.3% and 34.9%, respectively.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Impact of Inflation and Changing Prices

The consolidated financial statements and related consolidated financial data presented herein regarding Cheviot Financial have been prepared in accordance with accounting principles generally accepted in the United States of America, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation.  Unlike most industrial companies, virtually all of Cheviot Financial’s assets and liabilities are monetary in nature.  As a result, interest rates generally have a more significant impact on Cheviot Financial’s performance than does the effect of inflation.  Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, because such prices are affected by inflation to a larger extent than interest rates.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Cheviot Financial Corp.

We have audited the accompanying consolidated statements of financial condition of Cheviot Financial Corp. as of December 31, 2006 and 2005, and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2006.  These consolidated financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Corporation is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cheviot Financial Corp. as of December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As more fully described in Note A-15, the Corporation changed its method of accounting for share based stock benefit compensation in accordance with Statement of Financial Accounting Standards SFAS No. 123(R) as of January 1, 2006.

/s/ GRANT THORNTON LLP

Cincinnati, Ohio
March 28, 2007

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31, 2006 and 2005
(In thousands)
	2006	2005

ASSETS
Cash and due from banks	$2,736	$2,425
Federal funds sold	2,640	1,715
Interest-earning deposits in other financial institutions	114	4,963

Cash and cash equivalents	5,490	9,103
Investment securities available for sale – at fair value	9,085	—
Investment securities held to maturity - at cost, approximate market value of $24,739 and $26,509 at December 31, 2006 and 2005, respectively	25,099	27,084
Mortgage-backed securities available for sale - at fair value	1,042	1,269
Mortgage-backed securities held to maturity - at cost, approximate market value of $14,251 and $20,193 at December 31, 2006 and 2005, respectively	14,237	20,285
Loans receivable - net	241,013	222,053
Loans held for sale - at lower of cost or market	165	658
Real estate acquired through foreclosure - net	—	89
Office premises and equipment - at depreciated cost	5,397	3,628
Federal Home Loan Bank stock - at cost	3,238	3,057
Accrued interest receivable on loans	1,073	873
Accrued interest receivable on mortgage-backed securities	65	72
Accrued interest receivable on investments and interest-bearing deposits	439	298
Prepaid expenses and other assets	183	145
Bank-owned life insurance	3,254	3,121
Prepaid federal income taxes	—	56

Total assets	$309,780	$291,791

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$205,450	$181,238
Advances from the Federal Home Loan Bank	29,236	33,209
Advances by borrowers for taxes and insurance	1,203	1,063
Accrued interest payable	115	—
Accounts payable and other liabilities	1,039	1,090
Accrued federal income taxes	49	—
Deferred federal income taxes	488	381

Total liabilities	237,580	216,981
Shareholders’ equity
Preferred stock - authorized 5,000,000 shares, $.01 par value; none issued Common stock - authorized 30,000,000 shares, $.01 par value; 9,918,751 shares issued at December 31, 2006 and 2005	99	99
Additional paid-in capital	43,113	42,824
Shares acquired by stock benefit plans	(4,329)	(5,092)
Treasury stock - at cost, 568,968 and 216,208 shares at December 31, 2006 and 2005	(6,846)	(2,537)
Retained earnings - restricted	40,171	39,524
Accumulated comprehensive loss, unrealized losses on securities available for sale, net of tax benefits	(8)	(8)

Total shareholders’ equity	72,200	74,810

Total liabilities and shareholders’ equity	$309,780	$291,791

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF EARNINGS
For the years ended December 31, 2006, 2005 and 2004
(In thousands, except per share data)
	2006	2005	2004

Interest income
Loans	$14,014	$12,311	$11,221
Mortgage-backed securities	838	889	821
Investment securities	1,395	981	765
Interest-earning deposits and other	262	227	176

Total interest income	16,509	14,408	12,983
Interest expense
Deposits	6,305	4,029	3,285
Borrowings	1,477	1,100	596

Total interest expense	7,782	5,129	3,881

Net interest income	8,727	9,279	9,102
Provision for losses on loans	25	97	—

Net interest income after provision for losses on loans	8,702	9,182	9,102
Other income
Rental	44	43	40
Loss on sale of real estate acquired through foreclosure	(21)	(9)	(13)
Gain on sale of office premises and equipment	44	—	—
Gain on sale of loans	44	12	57
Earnings on bank-owned life insurance	133	121	—
Other operating	294	278	186

Total other income	538	445	270
General, administrative and other expense
Employee compensation and benefits	4,216	3,589	3,139
Occupancy and equipment	445	428	393
Property, payroll and other taxes	778	936	672
Data processing	281	264	229
Legal and professional	382	481	317
Advertising	164	171	188
Charitable contributions	—	—	1,500
Other operating	504	549	530

Total general, administrative and other expense	6,770	6,418	6,968

Earnings before income taxes	2,470	3,209	2,404
Federal income taxes
Current	667	989	1,075
Deferred	107	67	1

Total federal income taxes	774	1,056	1,076

NET EARNINGS	$1,696	$2,153	$1,328

Earnings per share - basic and diluted	$.18	$.22	$.14

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For the years ended December 31, 2006, 2005 and 2004
(In thousands)

	2006	2005	2004

Net earnings	$1,696	$2,153	$1,328
Other comprehensive loss, net of tax benefits:
Unrealized holding losses on securities during the period, net of tax benefits of $1 and $3 for the years ended December 31, 2005 and 2004, respectively	—	(2)	(6)

Comprehensive income	$1,696	$2,151	$1,322

Accumulated comprehensive loss	$(8)	$(8)	$(6)

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the years ended December 31, 2006, 2005 and 2004
(In thousands, except per share data)

	Common stock	Additional paid-in capital	Shares acquired by stock benefit plans	Treasury stock	Retained earnings	Unrealized losses on on securities available for sale	Total shareholders’ equity

Balance at January 1, 2004	$—	$—	$—	$—	$37,867	$—	$37,867
Proceeds from issuance of commons stock	99	42,746	(3,571)	—	—	—	39,274
Net earnings for the year ended December 31, 2004	—	—	—	—	1,328	—	1,328
Cash dividends of $.20 per share	—	—	—	—	(821)	—	(821)
Amortization expense of stock benefit plans	—	—	298	—	—	—	298
Unrealized losses on securities designated as available for sale, net of related tax benefits	—	—	—	—	—	(6)	(6)

Balance at December 31, 2004	99	42,746	(3,273)	—	38,374	(6)	77,940
Net earnings for the year ended December 31, 2005	—	—	—	—	2,153	—	2,153
Cash dividends of $.24 per share	—	—	—	—	(1,003)	—	(1,003)
Amortization expense of stock benefit plans	—	78	416	—	—	—	494
Shares acquired by stock benefit plans	—	—	(2,235)	—	—	—	(2,235)
Treasury stock repurchases	—	—	—	(2,537)	—	—	(2,537)
Unrealized losses on securities designated as available for sale, net of related tax benefits	—	—	—	—	—	(2)	(2)

Balance at December 31, 2005	99	42,824	(5,092)	(2,537)	39,524	(8)	74,810
Net earnings for the year ended December 31, 2006	—	—	—	—	1,696	—	1,696
Cash dividends of $.28 per share	—	—	—	—	(1,049)	—	(1,049)
Amortization expense of stock benefit plans	—	50	763	—	—	—	813
Stock option expense	—	239	—	—	—	—	239
Treasury stock repurchases	—	—	—	(4,309)	—	—	(4,309)

Balance at December 31, 2006	$99	$43,113	$(4,329)	$(6,846)	$40,171	$(8)	$72,200

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2006, 2005 and 2004
(In thousands)

	2006	2005	2004

Cash flows from operating activities:
Net earnings for the period	$1,696	$2,153	$1,328
Adjustments to reconcile net earnings to net cash provided by operating activities:
Amortization of premiums and discounts on investment and mortgage-backed securities, net	(18)	28	131
Depreciation	265	219	224
Amortization expense related to stock benefit plans	813	494	298
Amortization of deferred loan origination fees	(22)	(40)	(48)
Proceeds from sale of loans in the secondary market	2,440	1,595	2,827
Loans originated for sale in the secondary market	(2,417)	(2,247)	(2,374)
Gain on sale of loans	(44)	(12)	(57)
Loss on sale of real estate acquired through foreclosure	21	9	13
Gain on sale of office premises and equipment	(44)	—	—
Federal Home Loan Bank stock dividends	(181)	(148)	(117)
Earnings on bank-owned life insurance	(133)	(121)	—
Provision for losses on loans	25	97	—
Increase (decrease) in cash due to changes in:
Accrued interest receivable on loans	(200)	(123)	(95)
Accrued interest receivable on mortgage-backed securities	7	8	(9)
Accrued interest receivable on investments and interest- bearing deposits	(141)	(79)	(24)
Prepaid expenses and other assets	(38)	90	926
Accrued interest payable	115	—	—
Accounts payable and other liabilities	(51)	87	102
Federal income taxes
Current	105	(183)	(132)
Deferred	107	67	1

Net cash flows provided by operating activities	2,305	1,894	2,994
Cash flows used in investing activities:
Principal repayments on loans	39,175	43,884	40,605
Loan disbursements	(57,624)	(62,345)	(58,234)
Purchase of investment securities	(8,998)	(3,959)	(26,012)
Proceeds from maturity of investment securities	4,000	4,000	16,000
Purchase of municipal obligations	(2,080)	—	—
Purchase of mortgage-backed securities	—	—	(15,437)
Principal repayments on mortgage-backed securities	6,271	9,078	6,459
Additions to real estate acquired through foreclosure	—	—	(40)
Proceeds from sale of real estate acquired through foreclosure	68	193	276
Purchase of office premises and equipment	(2,075)	(900)	(262)
Proceeds from the sale of office premises and equipment	85	—	—
Purchase of bank-owned life insurance	—	(3,000)	—

Net cash flows used in investing activities	(21,178)	(13,049)	(36,645)

Net cash flows used in operating and investing activities balance carried forward	(18,873)	(11,155)	(33,651)

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended December 31, 2006, 2005 and 2004
(In thousands)

	2006	2005	2004

Net cash flows used in operating and investing activities balance brought forward	$(18,873)	$(11,155)	$(33,651)
Cash flows provided by (used in) financing activities:
Net increase (decrease) in deposits	24,212	1,249	(87,938)
Proceeds from Federal Home Loan Bank advances	5,500	20,600	9,000
Repayments on Federal Home Loan Bank advances	(9,473)	(3,590)	(2,007)
Advances by borrowers for taxes and insurance	140	49	92
Purchase of shares for stock benefit plans	—	(2,235)	—
Stock option expense, net	239	—	—
Treasury stock repurchases	(4,309)	(2,537)	—
Proceeds from issuance of common stock	—	—	39,274
Dividends paid on common stock	(1,049)	(1,003)	(821)

Net cash flows provided by (used in) financing activities	15,260	12,533	(42,400)

Net increase (decrease) in cash and cash equivalents	(3,613)	1,378	(76,051)
Cash and cash equivalents at beginning of period	9,103	7,725	83,776

Cash and cash equivalents at end of period	$5,490	$9,103	$7,725

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Federal income taxes	$704	$1,212	$1,110

Interest on deposits and borrowings	$7,667	$5,129	$3,881

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$—	$201	$293

Loans originated upon sales of real estate acquired through foreclosure	$—	$—	$221

Recognition of mortgage servicing rights in accordance with SFAS No. 140	$19	$13	$23

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2006, 2005 and 2004
NOTE A - SUMMARY OF ACCOUNTING POLICIES

In January 2004, the Board of Directors of Cheviot Savings Bank (the “Savings Bank”) completed a Plan of Reorganization (the “Plan” or the “Reorganization”) pursuant to which the Savings Bank reorganized into a two-tier mutual holding company structure with the establishment of a stock holding company, Cheviot Financial Corp. (“Cheviot Financial” or the “Corporation”) as parent of the Savings Bank, which converted to stock form, followed by the issuance of all the Savings Bank’s outstanding stock to Cheviot Financial.  Pursuant to the Plan, Cheviot Financial issued 9,918,751 common shares, of which approximately 55% were issued to Cheviot Mutual Holding Company, a federally-chartered mutual holding company.  Cheviot Financial sold 4,388,438 common shares, representing approximately 44% of the outstanding common stock to the Savings Bank’s depositors and a newly formed Employee Stock Ownership Plan (“ESOP”) at an initial issuance price of $10.00 per share.  In addition, 75,000 shares, or approximately one percent of the outstanding shares, were issued to a charitable foundation established by Cheviot Financial.  The Reorganization and related stock offering resulted in cash proceeds, net of offering costs and shares issued to the ESOP, totaling approximately $39.3 million.

The Corporation conducts a general banking business in southwestern Ohio which consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, commercial and consumer purposes.  The Corporation’s profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds).  Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances.  The level of interest rates paid or received by the Corporation can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management’s control.

The financial information presented herein has been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and general accounting practices within the financial services industry.  In preparing financial statements in accordance with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period.  Actual results could differ from such estimates.

The following is a summary of significant accounting policies which, with the exception of the policy described in Note A-15, have been consistently applied in the preparation of the accompanying financial statements.

1. Principles of Consolidation

The accompanying consolidated financial statements as of and for the years ended December 31, 2006,  2005 and 2004, include the accounts of the Corporation and its wholly-owned subsidiary, the Savings Bank.  All significant intercompany items have been eliminated.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2006, 2005 and 2004
NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

2. Investment and Mortgage-backed Securities

The Corporation accounts for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115 “Accounting for Certain Investments in Debt and Equity Securities.”  SFAS No. 115 requires that investments be categorized as held to maturity, trading, or available for sale.  Securities classified as held to maturity are carried at cost only if the Corporation has the positive intent and ability to hold these securities to maturity.  Securities available for sale are carried at fair value with resulting unrealized gains or losses recorded in shareholders’ equity.  Realized gains or losses on sales of securities are recognized using the specific identification method.

3. Loans Receivable

Loans receivable are stated at the principal amount outstanding, adjusted for deferred loan origination fees and the allowance for loan losses.  Interest is accrued as earned unless the collectibility of the loan is in doubt.  Loans are generally placed on nonaccrual status when they are contractually past due 90 days or more.  Interest on loans that are contractually past due more than 150 days is charged off, or an allowance is established based on management’s periodic evaluation.  The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status.  If the ultimate collectibility of the loan is in doubt, in whole or in part, all payments received on nonaccrual loans are applied to reduce principal until such doubt is eliminated.

Loans held for sale are carried at the lower of cost (less principal payments received) or fair value (market value), calculated on an aggregate basis.  At December 31, 2006 and 2005, the Corporation’s loans held for sale were carried at cost.

The Corporation accounts for mortgage servicing rights in accordance with SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” which requires that the Corporation recognize, as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired.  An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained must allocate some of the cost of the loans to the mortgage servicing rights.  SFAS No. 140 requires that capitalized servicing rights be amortized in proportion to and over the estimated period of servicing income.

The Corporation recorded amortization related to mortgage servicing rights totaling $16,000, $10,000 and $3,000 during the years ended December 31, 2006, 2005 and 2004, respectively.  The carrying value of the Corporation’s mortgage servicing rights, which approximated fair value, totaled approximately $66,000 and $50,000 at December 31, 2006 and 2005, respectively.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2006, 2005 and 2004

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

3. Loans Receivable (continued)

The Corporation was servicing mortgage loans of approximately $7.9 million and $5.9 million at December 31, 2006 and 2005, respectively, all of which had been sold to the Federal Home Loan Bank of Cincinnati.

4. Loan Origination Fees and Costs

The Corporation accounts for loan origination fees and costs in accordance with the provisions of SFAS No. 91 “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.”  Pursuant to the provisions of SFAS No. 91, origination fees received from loans, net of direct origination costs, are deferred and amortized to interest income using the level-yield method, giving effect to actual loan prepayments.  Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs attributable to originating a loan, i.e., principally actual personnel costs.  Fees received for loan commitments that are expected to be drawn upon, based on the Corporation’s experience with similar commitments, are deferred and amortized over the life of the loan using the level-yield method.  Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis.

5. Allowance for Loan Losses

It is the Corporation’s policy to provide valuation allowances for estimated losses on loans primarily  based on past loan loss experience.  Additionally, the Corporation considers changes in the composition of the loan portfolio, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area.  When the collection of a loan becomes doubtful, or otherwise troubled, the Corporation records a charge-off equal to the difference between the fair value of the property securing the loan and the loan’s carrying value.  Major loans and major lending areas are reviewed periodically to determine potential problems at an early date.  The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

The Corporation accounts for impaired loans in accordance with SFAS No. 114 “Accounting by Creditors for Impairment of a Loan.”  This Statement requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or, as an alternative, at the loan’s observable market price or fair value of the collateral if the loan is collateral dependent.

A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.  In applying the provisions of SFAS No. 114, the Corporation considers its investment in existing one- to four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment.  With respect to the Corporation’s investment in construction, commercial and multi-family residential real estate loans, and its evaluation of impairment thereof, such loans are generally collateral dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value of collateral.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2006, 2005 and 2004

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

5. Allowance for Loan Losses (continued)

Collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

6. Real Estate Acquired through Foreclosure

Real estate acquired through foreclosure is carried at the lower of the loan’s unpaid principal balance (cost) or fair value less estimated selling expenses at the date of acquisition.  A loan loss provision is recorded for any write down in the loan’s carrying value to fair value at the date of acquisition.  Real estate loss provisions are recorded if the properties’ fair value subsequently declines below the value determined at the recording date.  In determining the lower of cost or fair value at acquisition, costs relating to development and improvement of property are considered.  Costs relating to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

7. Investment in Federal Home Loan Bank Stock

The Corporation is required as a condition of membership in the Federal Home Loan Bank of Cincinnati (FHLB) to maintain an investment in FHLB common stock.  The stock is redeemable at par and, therefore, its cost is equivalent to its redemption value.  The Corporation’s ability to redeem FHLB shares is dependent on the redemption practices of the FHLB of Cincinnati.  At December 31, 2006, the FHLB of Cincinnati placed no restrictions on redemption of shares in excess of a member’s required investment in the stock.

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

9. Federal Income Taxes

The Corporation accounts for federal income taxes pursuant to SFAS No. 109, “Accounting for Income Taxes.”  In accordance with SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in net taxable or deductible amounts in future periods.  Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years’ earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management’s estimate of future taxable income.  A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management’s estimates of taxes payable on future taxable income.  Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2006, 2005 and 2004

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

9. Federal Income Taxes (continued)

The Corporation’s principal temporary differences between pretax financial income and taxable income result from different methods of accounting for deferred loan origination fees and costs, Federal Home Loan Bank stock dividends, the general loan loss allowance, charitable contributions, deferred compensation and stock benefit plans.  Additional temporary differences result from depreciation computed using accelerated methods for tax purposes.

10. Benefit Plans

The Corporation has a 401(k) retirement savings plan, which covers all employees who have attained the age of 21 and have completed one year of service.  The Corporation is annually required to contribute 3% of eligible employees’ salaries, plus the lesser of 3% of each participant’s salary or 50% of each participant’s contributions to the plan.  Additional employer contributions are made at the discretion of the Board of Directors.  Employer contributions totaled $172,000, $166,000, and $123,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

The Corporation has a nonqualified directors deferred compensation plan (the “compensation plan”) which provides for the payment of benefits to its directors upon termination of service with the Corporation.  The Corporation recorded expense of approximately $21,000, $21,000 and $20,000 for the directors deferred compensation plan for the years ended December 31, 2006, 2005 and  2004, respectively.

In connection with the Reorganization, the Corporation implemented an Employee Stock Ownership Plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who have completed one year of service and have attained the age of 21.  The Corporation accounts for the ESOP in accordance with Statement of Position (“SOP”) 93-6, “Employers Accounting for Employee Stock Ownership Plans.”  SOP 93-6 requires that compensation expense recorded by employers equal the fair value of ESOP shares allocated to participants during a given year.  Allocation of shares to the ESOP participants is predicated upon the repayment of a loan to Cheviot Financial Corp. totaling $2.6 million and $3.0 million at December 31, 2006 and 2005, respectively.  The Corporation recorded expense related to the ESOP of approximately $432,000, $414,000 and $418,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

In 2005, the Corporation initiated a Management Recognition Plan (“MRP” or the “Plan”) which provided for awards of 194,408 shares to members of the board of directors, management and certain employees.  Common shares awarded under the MRP vest over a five year period, commencing with the date of the grant.  Expense recognized under the MRP totaled $408,000 and $260,000 for the years ended December 31, 2006 and 2005, respectively.  During  the years ended December 31, 2006 and 2005, 2,125 and 169,310 shares under the Corporation’s MRP were awarded, of which 35,290 shares vested during the current year at a cost of $11.95 per share.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2006, 2005 and 2004

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

11. Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of fair value of financial instruments, both assets and liabilities, whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value.  For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.

The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows.  Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at December 31, 2006 and 2005:

Cash and cash equivalents: The carrying amounts presented in the consolidated statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

Investment and mortgage-backed securities: For investment and mortgage-backed securities, fair value is deemed to equal the quoted market price.

Loans receivable:  The loan portfolio was segregated into categories with similar characteristics, such as one-to four-family residential, multi-family residential and commercial real estate.  These loan categories were further delineated into fixed-rate and adjustable-rate loans.  The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality.  For loans on deposit accounts, fair values were deemed to equal the historic carrying values.  The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

Federal Home Loan Bank stock: The carrying amount presented in the consolidated statements of financial condition is deemed to approximate fair value.

Deposits:  The fair value of NOW accounts, passbook accounts, and money market demand deposits is deemed to approximate the amount payable on demand at December 31, 2006 and 2005.  Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

Advances from the Federal Home Loan Bank:  The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities or, when available, quoted market prices.

Advances by Borrowers for Taxes and Insurance: The carrying amount of advances by borrowers for taxes and insurance is deemed to approximate fair value.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2006, 2005 and 2004

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

11. Fair Value of Financial Instruments (continued)

Commitments to extend credit:  For fixed-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates.  At December 31, 2006 and 2005, the fair value of loan commitments was not material.

Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation’s financial instruments were as follows at December 31:

	2006		2005

	Carrying value	Fair value	Carrying value	Fair value

	(In thousands)
Financial assets
Cash and cash equivalents	$5,490	$5,490	$9,103	$9,103
Investment securities	34,184	33,824	27,084	26,509
Mortgage-backed securities	15,279	15,293	21,554	21,462
Loans receivable - net	241,178	238,315	222,711	212,063
Federal Home Loan Bank stock	3,238	3,238	3,057	3,057

	$299,369	$296,160	$283,509	$272,194

Financial liabilities
Deposits	$205,450	$205,508	$181,238	$181,256
Advances from the Federal Home Loan Bank	29,236	30,033	33,209	33,072
Advances by borrowers for taxes and insurance	1,203	1,203	1,063	1,063

	$235,889	$236,744	$215,510	$215,391

12. Advertising

Advertising costs are expensed when incurred.

13. Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold and interest-bearing deposits in other financial institutions with original terms to maturity of ninety days or less.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2006, 2005 and 2004

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

14. Earnings Per Share

Basic earnings per share is computed based upon the weighted-average common shares outstanding during the year less shares in the ESOP that are unallocated and not committed to be released.  Weighted-average common shares deemed outstanding gives effect to a reduction for 249,954, 285,661 and 357,075 unallocated shares held by the ESOP for the fiscal year ended December 31, 2006, 2005 and 2004, respectively.

	December 31,

	2006	2005	2004

Weighted-average common shares outstanding (basic)	9,225,311	9,574,837	9,561,676
Dilutive effect of assumed exercise of stock options	31,117	14,885	—

Weighted-average common shares outstanding (diluted)	9,256,428	9,589,722	9,561,676

15. Stock Option Plan

During 2005, the Corporation approved a Stock Incentive Plan that provides for grants of up to 486,018 stock options.  During 2005, approximately 384,000 option shares were granted subject to five year vesting.  During 2006, approximately 6,100 option shares were granted subject to five year vesting.

In 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting  Standard (“SFAS”) No. 123(R), “Share-Based Payment,” which revises SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123(R) requires that cost related to the fair value of all equity-based awards to employees, including grants of employee stock options, be recognized in the financial statements.

The Corporation adopted the provisions of SFAS No. 123(R) effective January 1, 2006, using the modified prospective transition method, and therefore has not restated its financial statements for prior periods. Under this method, the Corporation has applied the provisions of SFAS No. 123(R) to new equity-based awards and to equity-based awards modified, repurchased, or cancelled after January 1, 2006. In addition, the Corporation compensation cost for the portion of equity-based awards for which the requisite service period has not been rendered (“unvested equity-based awards”) that are outstanding as of January 1, 2006. The compensation cost recorded for unvested equity-based awards is based on their grant-date fair value.  For the year ended December 31, 2006, the Corporation recorded $260,000, ($239,000 after-tax)  compensation cost for equity-based awards that vested during the year ended December 31, 2006.  The Corporation has $875,000  unrecognized pre-tax compensation cost related to non-vested equity-based awards granted under its stock incentive plan as of December 31, 2006, which is expected to be recognized over a weighted-average vesting period of approximately 3.4 years. The aggregate intrinsic value of outstanding options totaled approximately $807,000.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2006, 2005 and 2004

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

15. Stock Option Plan (continued)

Prior to January 1, 2006,  the Corporation accounted for its stock option plan in accordance with SFAS No. 123, “Accounting for Stock-based Compensation,” which contained a fair value based method for valuing stock-based compensation that entities may have used, which measured compensation cost at the grant date based on the fair value of the award.  Compensation was then recognized over the service period, which was usually the vesting period.  Alternatively, SFAS No. 123 permitted entities to continued to account for stock options and similar equity instruments under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.”  Entities that continue to account for stock options using APB Opinion No. 25 were required to make pro-forma disclosures of net earnings and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

The Corporation applied APB Opinion No. 25 and related interpretations in accounting for its stock option plan.  Accordingly, no compensation cost had been recognized for the plan.  Had compensation cost for the Corporation’s stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the accounting method utilized in SFAS No. 123, the Corporation’s net earnings and earnings per share would have been reduced to the pro-forma amounts indicated below for the year ended December 31:

		Year ended December 31, 2005

Net earnings (In thousands)	As reported	$2,153
	Stock-based compensation, net of tax	(113)

	Pro-forma	$2,040

Earnings per share
Basic	As reported	$.22
	Stock-based compensation, net of tax	(.01)

	Pro-forma	$.21

Diluted	As reported	$.22
	Stock-based compensation, net of tax	(.01)

	Pro-forma	$.21

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2006, 2005 and 2004

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

15. Stock Option Plan (continued)

A summary of the status of the Corporation’s stock option plan as of December 31, 2006 and 2005, and changes during the year then ended is presented below:

	2006		2005

	Shares	Weighted- average exercise price	Shares	Weighted- average exercise price

Outstanding at beginning of year	383,700	$11.15	—	$—
Granted	6,060	12.12	383,700	11.15
Exercised	—	—	—	—
Forfeited	—	—	—	—

Outstanding at end of year	389,760	$11.17	383,700	$11.15

Options exercisable at year-end	76,740	$11.15	—	$—

Fair value of options granted during the year		$2.97		$2.82

Cumulative option compensation cost over service period		$1,135		$1,121

Remaining service period		41 months		52 months

          The following information applies to options outstanding at December 31, 2006:
Number outstanding	389,760
Exercise price	$11.15 - $12.12
Weighted-average exercise price	$11.17
Weighted-average remaining contractual life	8.4 years

The expected term of options is based on evaluations of historical and expected future employee exercise behavior.  The risk-free interest rate is based upon the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected life at grant date.  Volatility is based upon the historical volatility of the Corporation’s stock.

The fair value of each option granted is estimated on the date of grant using the modified Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 2006 and 2005:  dividend yield of 2.31% and 2.15%; expected volatility of 14.43% and 22.45%; risk-free interest rates of 5.07% and 4.19%; and expected lives of 10 years.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2006, 2005 and 2004

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

16. Recent Accounting Developments

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Instruments – an amendment of FASB Statements No. 133 and 140,” to simplify and make more consistent the accounting for certain financial instruments. Specifically, SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,” to allow a qualifying special purpose entity to hold a derivative instrument that pertains to a beneficial interest other than another derivative financial instrument.

SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, or January 1, 2007 as to the Corporation, with earlier application allowed. The Corporation is currently evaluating SFAS No. 155, but does not expect it to have a material effect on the Corporation’s financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets – an amendment of SFAS No. 140,” to simplify the accounting for separately recognized servicing assets and servicing liabilities. Specifically, SFAS No. 156 amends SFAS No. 140 to require an entity to take the following steps:

•
Separately recognize financial assets as servicing assets or servicing liabilities, each time it undertakes an obligation to service a financial asset by entering into certain kinds of servicing contracts;

•	Initially measure all separately recognized servicing assets and liabilities at fair value, if practicable, and;

•
Separately present servicing assets and liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

Additionally, SFAS No. 156 permits, but does not require, an entity to choose either the amortization method or the fair value measurement method for measuring each class of separately recognized servicing assets and servicing liabilities. SFAS No. 156 also permits a servicer that uses derivative financial instruments to offset risks on servicing to use fair value measurement when reporting both the derivative financial instrument and related servicing asset or liability.

SFAS No. 156 applies to all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006, or January 1, 2007 as to the Corporation, with earlier application permitted. The Corporation is currently evaluating SFAS No. 156, but does not expect it to have a material effect on the Corporation’s financial position or results of operations.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2006, 2005 and 2004

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

16. Recent Accounting Developments (continued)

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement emphasizes that fair value is a market-based measurement and should be determined based on assumptions that a market participant would use when pricing an asset or liability. This Statement clarifies that market participant assumptions should include assumptions about risk as well as the effect of a restriction on the sale or use of an asset. Additionally, this Statement establishes a fair value hierarchy that provides the highest priority to quoted prices in active markets and the lowest priority to unobservable data. This Statement is effective for fiscal years beginning after November 15, 2007, or January 1, 2008 as to the Company, and interim periods within those fiscal years. The adoption of this Statement is not expected to have a material adverse effect on the Company’s financial position or results of operations.

In September 2006, the SEC staff issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.”  SAB 108 was issued to provide consistency between how registrants quantify financial statement misstatements.

Historically, there have been two widely-used methods for quantifying the effects of financial statement misstatements.  These methods are referred to as the “roll-over” and “iron curtain” method.  The roll-over method quantifies the amount by which the current year income statement is misstated.  Exclusive reliance on an income statement approach can result in the accumulation of errors on the balance sheet that may not have been material to any individual income statement, but which may misstate one or more balance sheet accounts.  The iron curtain method quantifies the error as the cumulative amount by which the current year balance sheet is misstated.   Exclusive reliance on a balance sheet approach can result in disregarding the effects of errors in the current year income statement that results from the correction of an error existing in previously issued financial statements.  We have historically used the roll-over method for quantifying identified financial statement misstatements.

SAB 108 establishes an approach that requires quantification of financial statement misstatements based on the effects of the misstatement on each of the company’s financial statements and the related financial statement disclosures.  This approach is commonly referred to as the “dual approach” because it requires quantification of errors under both the roll-over and iron curtain methods.

SAB 108 allows registrants to initially apply the dual approach either by (1) retroactively adjusting prior financial statements as if the dual approach had always been used, or by (2) recording the cumulative effect of initially applying the dual approach as adjustments to the carrying values of assets and liabilities as of January 1, 2006, with an offsetting adjustment recorded to the opening balance of retained earnings.  Use of this “cumulative effect” transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose.

Management adopted the requirements of SAB 108 without effect on the Company’s financial position or results of operations.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2006, 2005 and 2004

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

16. Recent Accounting Developments (continued)

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes.”  The interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.”  Specifically, FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax provision taken or expected to be taken on a tax return.  FIN 48 also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure, and transition of uncertain tax positions.  FIN 48 is effective for fiscal years beginning after December 15, 2006, or January 1, 2007 as to the Company.  The Company adopted FIN 48 in 2007 without effect on the Company’s financial position or results of operations.

In September 2006, the FASB ratified the Emerging Issues Task Force’s (EITF) Issue 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements,” which requires companies to recognize a liability and related compensation costs for endorsement split-dollar life insurance policies that provide a benefit to an employee extending to postretirement periods.  The liability should be recognized based on the substantive agreement with the employee.  This Issue is effective beginning January 1, 2008.  The Issue can be applied as either a change in accounting principle through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption, or a change in accounting principle through retrospective application to all periods.  Management does not currently expect the adoption of Issue 06-4 will have a material adverse effect on the Company’s financial position and results of operations.

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of investment securities at December 31 are shown below.

	December 31, 2006

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
	(In thousands)
Available for Sale:
U.S. Government agency securities	$6,998	$4	$20	$6,982
Municipal obligations	2,094	10	1	2,103

	$9,092	$14	$21	$9,085

Held to Maturity:
U.S. Government agency securities	$24,999	$—	$362	$24,637
Municipal obligations	100	2	—	102

	$25,099	$2	$362	$24,739

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2006, 2005 and 2004

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

	December 31, 2005

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value

	(In thousands)
U.S. Government agency securities	$26,984	$—	$579	$26,405
Municipal obligations	100	4	—	104

	$27,084	$4	$579	$26,509

          The amortized cost of investment securities at December 31, 2006 and 2005, by contractual term to maturity are shown below.
	December 31,

	2006	2005

	(In thousands)
Less than one year	$—	$1,985
One to five years	29,999	24,999
Five to ten years	—	—
More than ten years	4,192	100

	$34,191	$27,084

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of mortgage-backed securities at December 31, 2006 and 2005 are shown below.

	December 31, 2006

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value

	(In thousands)
Available for sale:
Government National Mortgage
Association adjustable-rate participation certificates	$1,048	$—	$6	$1,042

Held to maturity:
Federal Home Loan Mortgage
Corporation adjustable-rate participation certificates	$924	$5	$6	$923
Federal National Mortgage
Association adjustable-rate participation certificates	1,097	7	1	1,103
Government National Mortgage
Association adjustable-rate participation certificates	12,216	34	25	12,225

	$14,237	$46	$32	$14,251

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2006, 2005 and 2004

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)
	December 31, 2005

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value

	(In thousands)
Available for sale:
Government National Mortgage
Association adjustable-rate participation certificates	$1,282	$—	$13	$1,269

Held to maturity:
Federal Home Loan Mortgage
Corporation adjustable-rate participation certificates	$1,088	$4	$15	$1,077
Federal National Mortgage
Association adjustable-rate participation certificates	1,369	8	1	1,376
Government National Mortgage
Association adjustable-rate participation certificates	17,828	26	114	17,740

	$20,285	$38	$130	$20,193

The amortized cost of mortgage-backed securities, including those designated as available for sale, at December 31, 2006 and 2005, by contractual terms to maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

	December 31,

	2006	2005

	(In thousands)
Due in one year or less	$322	$506
Due in one year through five years	1,461	2,242
Due in five years through ten years	2,306	3,364
Due in more than ten years	11,196	15,455

	$15,285	$21,567

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2006, 2005 and 2004

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2006 and 2005:

	December 31, 2006

	Less than 12 months			12 months or longer			Total

Description of securities	Number of investments	Fair value	Unrealized losses	Number of investments	Fair value	Unrealized losses	Number of investments	Fair value	Unrealized losses

	(Dollars in thousands)
U.S. Government agency securities	3	$3,948	$20	7	$24,637	$362	10	$28,585	$382
Municipal obligations	1	711	1	—	—	—	1	711	1
Mortgage-backed securities	5	317	1	9	7,854	37	14	8,171	38

Total temporarily impaired securities	9	$4,976	$22	16	$32,491	$399	25	$37,467	$421

	December 31, 2005

	Less than 12 months			12 months or longer			Total

Description of securities	Number of investments	Fair value	Unrealized losses	Number of investments	Fair value	Unrealized losses	Number of investments	Fair value	Unrealized losses

	(Dollars in thousands)
U.S. Government agency securities	—	$—	$—	8	$26,405	$579	8	$26,405	$579
Mortgage-backed securities	5	3,225	11	12	11,830	132	17	15,055	143

Total temporarily impaired securities	5	$3,225	$11	20	$38,235	$711	25	$41,460	$722

Management has the intent and ability to hold these securities for the foreseeable future.  The decline in the fair value is primarily due to an increase in market interest rates.  The fair values are expected to recover as securities approach maturity dates.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2006, 2005 and 2004

NOTE C - LOANS RECEIVABLE

The composition of the loan portfolio, including loans held for sale, at December 31 was as follows:

	2006	2005

	(In thousands)
One- to four-family residential	$209,996	$195,059
Multi-family residential	11,250	11,144
Construction	19,022	12,360
Commercial	9,466	10,883
Consumer	82	110

	249,816	229,556
Less:
Undisbursed portion of loans in process	7,646	5,849
Deferred loan origination fees	159	188
Allowance for loan losses	833	808

	$241,178	$222,711

The Corporation’s lending efforts have historically focused on one- to four-family and multi-family residential real estate loans, which comprise approximately $232.6 million, or 96% of the total loan portfolio at December 31, 2006 and approximately $212.7 million, or 96% of the total loan portfolio at December 31, 2005.  Generally, such loans have been underwritten on the basis of no more than an 85% loan-to-value ratio, which has historically provided the Corporation with adequate collateral coverage in the event of default.  Nevertheless, the Corporation, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of southwestern Ohio, thereby impairing collateral values.  However, management is of the belief that real estate values in the Corporation’s primary lending area are presently stable.

In the ordinary course of business, the Corporation has made loans to its officers and directors.  Loans to officers and directors, as well as employees, are made at reduced interest rates and closing costs.  These loans do not involve more than the normal risk of collectibility.  The aggregate dollar amount of loans to officers and directors totaled approximately $972,000 and $1.1 million at December 31, 2006 and 2005, respectively.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2006, 2005 and 2004

NOTE D - ALLOWANCE FOR LOAN LOSSES

          The activity in the allowance for loan losses is as follows:
	2006	2005	2004

	(In thousands)
Beginning balance	$808	$732	$768
Provision for losses on loans	25	97	—
Charge-offs of loans	—	(21)	(36)
Recoveries	—	—	—

Ending balance	$833	$808	$732

At December 31, 2006, 2005 and 2004, the Corporation’s allowance for loan losses was comprised of a general loan loss allowance of $822,000, $794,000 and $704,000, respectively, which is includible as a component of regulatory risk-based capital, and a specific loan loss allowance totaling $11,000 at December 31, 2006, $14,000 at December 31, 2005 and $28,000 at December 31, 2004.

Nonperforming and impaired loans totaled approximately $281,000, $149,000 and $251,000 at December 31, 2006, 2005 and 2004, respectively.

During the years ended December 31, 2006, 2005 and 2004, interest income of approximately $7,000, $5,000 and $17,000, respectively, would have been recognized had nonperforming loans been performing in accordance with contractual terms.

NOTE E - OFFICE PREMISES AND EQUIPMENT

Office premises and equipment are comprised of the following at December 31:

	2006	2005

	(In thousands)
Land	$1,045	$1,086
Buildings and improvements, including construction-in-progress	5,834	4,049
Furniture and equipment	1,751	1,476
Automobiles	45	29

	8,675	6,640
Less accumulated depreciation	3,278	3,012

	$5,397	$3,628

At December 31, 2006, the Corporation had capitalized interest costs of approximately $12,000 related to the construction of branch offices.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2006, 2005 and 2004

NOTE F - DEPOSITS

          Deposits consist of the following major classifications at December 31:
Deposit type and weighted-average interest rate	2006	2005

	(In thousands)
NOW accounts
2006 - 0.56%	$13,993
2005 - 0.37%		$13,691
Passbook accounts
2006 - 1.02%	16,970
2005 - 0.94%		18,707
Money market demand deposit
2006 - 2.15%	34,952
2005 - 1.81%		38,782

Total demand, transaction and passbook deposits	65,915	71,180
Certificates of deposit
Original maturities of:
Less than 12 months
2006 - 4.86%	75,005
2005 - 3.07%		21,015
12 to 18 months
2006 - 4.40%	23,004
2005 - 3.43%		44,505
24 months
2006 - 4.10%	23,589
2005 - 3.21%		24,980
Over 36 months
2006 - 4.14%	17,937
2005 - 4.10%		19,558

Total certificates of deposit	139,535	110,058

Total deposits	$205,450	$181,238

The Savings Bank had deposit accounts with balances in excess of $100,000 totaling $53.1 million and $39.3 million at December 31, 2006 and 2005, respectively.  Deposits issued in amounts greater than $100,000 are not federally insured.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2006, 2005 and 2004

NOTE F - DEPOSITS (continued)

          Interest expense on deposits is summarized as follows at December 31:
	2006	2005	2004

	(In thousands)
Passbook savings	$150	$145	$141
NOW and money market demand deposits	781	601	572
Certificates of deposit	5,374	3,283	2,572

	$6,305	$4,029	$3,285

Maturities of outstanding certificates of deposit at December 31 are summarized as follows:

	2006	2005

	(In thousands)
Less than six months	$82,722	$41,134
Six months to one year	34,241	34,304
Over one year to three years	22,054	34,224
Over three years	518	396

	$139,535	$110,058

In the ordinary course of business, the Corporation accepted deposits from officers and directors. At December 31, 2006, total deposits from officers and directors totaled approximately $650,000.

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at December 31, 2006 and 2005 by pledges of certain residential mortgage loans totaling $36.5 million and $41.5 million, respectively, and the Savings Bank’s investment in Federal Home Loan Bank stock, are summarized as follows:

Interest rate range	Maturing year ending December 31,	2006	2005

		(Dollars in thousands)
3.89% - 5.44%	2012	$4,972	$6,174
3.75% - 4.84%	2014	5,829	7,099
4.31% - 5.36%	2015	14,775	17,936
5.25%	2016	1,660	2,000
5.27%	2017	2,000	—

		$29,236	$33,209

Weighted-average interest rate		4.77%	4.70%

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2006, 2005 and 2004

NOTE H - FEDERAL INCOME TAXES

Federal income taxes on earnings differs from that computed at the statutory corporate tax rate for the years ended December 31, 2006, 2005 and 2004 as follows:

	2006	2005	2004

	(Dollars in thousands)
Federal income taxes at statutory rate	$840	$1,091	$817
Increase (decrease) in taxes resulting primarily from:
Stock option expense	68	—	—
Charitable contributions carryforwards	(67)	—	259
Nontaxable interest income	(20)	(2)	(1)
Cash surrender value of life insurance	(45)	(41)	—
Other	(2)	8	1

Federal income taxes per financial statements	$774	$1,056	$1,076

Effective tax rate	31.3%	32.9%	44.8%

The composition of the Corporation’s net deferred tax liability at December 31 is as follows:

	2006	2005

	(In thousands)
Taxes (payable) refundable on temporary differences at statutory rate:
Deferred tax assets:
General loan loss allowance	$279	$270
Deferred compensation	99	99
Stock benefit plans	117	88
Charitable contributions	—	27
Unrealized losses on securities available for sale	4	4
Other	4	6

Total deferred tax assets	503	494
Deferred tax liabilities:
Deferred loan origination costs	(141)	(102)
Federal Home Loan Bank stock dividends	(740)	(678)
Book/tax depreciation	(88)	(78)
Mortgage servicing rights	(22)	(17)

Total deferred tax liabilities	(991)	(875)

Net deferred tax liability	$(488)	$(381)

The Corporation was allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, subject to certain limitations based on aggregate loans and deposit account balances at the end of the year.  If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate.  Retained earnings at December 31, 2006 include approximately $3.0 million for which federal income taxes have not been provided.  The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction at December 31, 2006 was approximately $1.0 million.  During 2006, the Corporation elected to file a consolidated federal tax return with the Bank.  This enabled the Corporation to utilize $199,000 of charitable contribution carryforwards.  At December 31, 2006, the Corporation had remaining charitable contribution carryforwards of approximately $500,000.  At December 31, 2006, the Corporation had remaining charitable contribution carryforwards of approximately $500,000, the benefits of which, in the absence of tax planning strategies, have been fully reserved.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2006, 2005 and 2004

NOTE I - COMMITMENTS

The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers, including commitments to extend credit.  Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statements of financial condition.  The contract or notional amounts of the commitments reflect the extent of the Corporation’s involvement in such financial instruments.

The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments.  The Corporation uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

At December 31, 2006 and 2005, the Corporation had outstanding commitments to originate fixed-rate loans with interest rates ranging from 5.75% to 9.75% totaling $2.7 million and $2.5 million, respectively, secured by one- to four-family residential real estate.  Additionally, the Corporation had unused lines of credit under home equity loans totaling $11.1 million and  $11.2 million at December 31, 2006 and 2005, respectively.  In the opinion of management, all loan commitments equaled or exceeded prevalent market interest rates as of December 31, 2006 and 2005, and such commitments have been underwritten on the same basis as that of the existing loan portfolio.  Management believes that all loan commitments are able to be funded through cash flow from operations and existing excess liquidity.  Fees received in connection with these commitments have not been recognized in earnings.

At December 31, 2006 and 2005, Corporation had deposited earnest money for the purchase of land at a total cost of $1,000.

During 2004, the Savings Bank entered into a lease agreement for office space under an operating lease which expired in January 2006.  The lease agreement required annual rental payments of approximately $20,000 through December 2005, and approximately $2,000 in 2006.  The lease contained three one-year renewal options which the Savings Bank opted not to renew in 2006.  In January 2006, the Savings Bank entered into a new one year operating lease agreement which the Savings Bank opted to renew in January 2007.  The Savings Bank’s rental expense for the years ended December 31, 2006 and 2005, totaled $5,000 and $20,000, respectively.

NOTE J - REGULATORY CAPITAL

The Savings Bank is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (the “OTS”).  Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on its financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Savings Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Savings Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2006, 2005 and 2004

NOTE J - REGULATORY CAPITAL (continued)

The minimum capital standards of the OTS generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement.  The tangible capital requirement provides for minimum tangible capital (defined as shareholders’ equity less all intangible assets) equal to 1.5% of adjusted total assets.  The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) generally equal to 4.0% of adjusted total assets, except for those associations with the highest examination rating and acceptable levels of risk.  The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets.  In computing risk-weighted assets, the Corporation multiplies the value of each asset on its statement of financial condition by a defined risk-weighting factor, e.g., one- to four-family residential loans carry a risk-weighted factor of 50%.

During 2006, the Savings Bank was notified by the OTS that it was categorized as “well-capitalized” under the regulatory framework for prompt corrective action.  Additionally, management is not aware of any recent event that would cause this classification to change.  To be categorized as “well-capitalized” the Savings Bank must maintain minimum capital ratios as set forth in the following table.

As of December 31, 2006 and 2005, management believed that the Savings Bank met all capital adequacy requirements to which it was subject.

	As of December 31, 2006

	Actual		For capital adequacy purposes			To be “well- capitalized” under prompt corrective action provisions

	Amount	Ratio	Amount		Ratio	Amount		Ratio

	(Dollars in thousands)
Tangible capital	$51,452	16.6%	>$	4,647	>1.5%	>$	15,490	>5.0%
Core capital	$51,452	16.6%	>$	12,392	>4.0%	>$	18,588	>6.0%
Risk-based capital	$52,273	33.3%	>$	12,558	>8.0%	>$	15,698	>10.0%

	As of December 31, 2005

	Actual		For capital adequacy purposes			To be “well- capitalized” under prompt corrective action provisions

	Amount	Ratio	Amount		Ratio	Amount		Ratio

	(Dollars in thousands)
Tangible capital	$48,683	16.7%	>$	4,376	>1.5%	>$	14,587	>5.0%
Core capital	$48,683	16.7%	>$	11,670	>4.0%	>$	17,505	>6.0%
Risk-based capital	$49,476	34.9%	>$	11,333	>8.0%	>$	14,166	>10.0%

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2006, 2005 and 2004

NOTE J - REGULATORY CAPITAL (continued)

The Savings Bank’s management believes that, under the current regulatory capital regulations, the Savings Bank will continue to meet its minimum capital requirements in the foreseeable future.  However, events beyond the control of the Savings Bank, such as increased interest rates or a downturn in the economy in the Savings Bank’s market area, could adversely affect future earnings and, consequently, the ability to meet future minimum regulatory capital requirements.

The Savings Bank is subject to regulations imposed by the OTS regarding the amount of capital distributions payable by the Savings Bank to Cheviot Financial.  Generally, the Savings Bank’s payment of dividends is limited, without prior OTS approval, to net earnings for the current calendar year plus the two preceding calendar years, less capital distributions paid over the comparable time period.  Insured institutions are required to file an application with the OTS for capital distributions in excess of this limitation.  During 2005, the Savings Bank received approval from the OTS to declare $12.5 million in dividends to Cheviot Financial.  Such dividends were paid in 2006.  As a result of such dividend, the Savings Bank is required to receive prior OTS before declaring dividends.

Regulations of the OTS governing mutual holding companies permit Cheviot Mutual Holding Company (the “Holding Company”) to waive the receipt by it of any common stock dividend declared by Cheviot Financial or the Savings Bank, provided the OTS does not object to such waiver.  Pursuant to these provisions, the Holding Company waived $1.5 million in dividends during 2006.

NOTE K - REORGANIZATION AND CHANGE OF CORPORATE FORM

As previously stated, the Board of Directors of the Corporation initiated  a Plan of Reorganization (the “Plan” or the “Reorganization”) pursuant to which the Corporation reorganized into a two-tier mutual holding company structure.  The Reorganization was accounted for as a change in corporate form with the historic basis of the Corporation’s assets, liabilities and equity unchanged as a result.  Subsequent to the Reorganization, the existing rights of the Corporation’s depositors upon liquidation as of the effective date were transferred with records maintained to ensure such rights receive statutory priority in the event of a future mutual to stock conversion, or in the more unlikely event of the Corporation’s liquidation.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2006, 2005 and 2004

NOTE L - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION

The following condensed financial statements summarize the financial position of the Corporation as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years ended December 31, 2006, 2005 and 2004:

CHEVIOT FINANCIAL CORP.
STATEMENT OF FINANCIAL CONDITION
December 31, 2006 and 2005
(In thousands)
	2006	2005

ASSETS
Cash in Cheviot Savings Bank	$18,137	$10,653
Cash and due from banks	38	13
Loan receivable - ESOP	2,643	2,964
Investment in Cheviot Savings Bank	51,426	48,679
Dividends receivable	—	12,500
Prepaid expenses and other assets	10	21
Prepaid federal income taxes	56	58

Total assets	$72,310	$74,888

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and other liabilities	$110	$78
Common stock	99	99
Additional paid-in capital	43,113	42,824
Shares acquired by stock benefit plans	(4,329)	(5,092)
Treasury stock	(6,846)	(2,537)
Retained earnings	40,171	39,524
Accumulated comprehensive loss	(8)	(8)

Total shareholders’ equity	72,200	74,810

Total liabilities and shareholders’ equity	$72,310	$74,888

CHEVIOT FINANCIAL CORP.
STATEMENT OF EARNINGS
Year ended December 31, 2006, 2005 and 2004
(In thousands)

	2006	2005	2004

Income
Interest income	$208	$184	$177
Equity in earnings of Cheviot Savings Bank	1,693	2,248	2,095

Total income	1,901	2,432	2,272
General, administrative and other expense	203	328	953

Earnings before federal income tax benefits	1,698	2,104	1,319
Federal income taxes (benefits)	2	(49)	(9)

Net earnings	$1,696	$2,153	$1,328

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2006, 2005 and 2004

NOTE L - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION (continued)

CHEVIOT FINANCIAL CORP.
STATEMENT OF CASH FLOWS
Year ended December 31, 2006, 2005 and 2004
(In thousands)

	2006	2005	2004

Cash flows provided by (used in) operating activities:
Net earnings for the year	$1,696	$2,153	$1,328

Excess distribution from (equity in undistributed earnings of) Cheviot Savings Bank	(2,426)	10,065	(2,393)
Amortization of expense related to stock benefit plans	813	494	298
Increase (decrease) in cash due to changes in
Prepaid expenses and other assets	12,511	(12,080)	(143)
Accounts payable and other liabilities	32	78	—
Prepaid federal income taxes	2	(49)	(9)

Net cash provided by (used in) operating activities	12,628	661	(919)
Cash flows used in investing activities:
Investment in Cheviot Savings Bank	—	—	(21,754)
Disbursement of loan to ESOP	—	—	(3,571)

Net cash used in investing activities	—	—	(25,325)
Cash flows provided by (used in) financing activities:
Proceeds from issuance of common stock	—	—	42,845
Purchase of shares for stock benefit plans	—	(2,235)	—
Stock option expense, net	239	—	—
Treasury stock repurchases	(4,309)	(2,537)	—
Dividends paid	(1,049)	(1,003)	(821)

Net cash provided by (used in) financing activities	(5,119)	(5,775)	42,024

Net (decrease) increase in cash and cash equivalents	7,509	(5,114)	15,780
Cash and cash equivalents at beginning of year	10,666	15,780	—

Cash and cash equivalents at end of year	$18,175	$10,666	$15,780

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2006, 2005 and 2004

NOTE M - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table summarizes the Corporation’s quarterly results for the years ended December 31, 2006 and 2005.

	Three Months Ended

	December 31,	September 30,	June 30,	March 31,

2006:	(In thousands, except per share data)
Total interest income	$4,358	$4,283	$4,024	$3,844
Total interest expense	2,222	2,131	1,821	1,608

Net interest income	2,136	2,152	2,203	2,236
Provision for losses on loans	25	—	—	—

Net interest income after provision for loan losses	2,111	2,152	2,203	2,236
Other income	139	176	103	120
General, administrative and other expense	1,698	1,690	1,702	1,680

Earnings before income taxes	552	638	604	676
Federal income taxes	160	201	198	215

Net earnings	$392	$437	$406	$461

Earnings per share:
Basic and diluted	$.04	$.05	$.04	$.05

	Three Months Ended

	December 31,	September 30,	June 30,	March 31,

2005:	(In thousands, except per share data)
Total interest income	$3,803	$3,682	$3,494	$3,429
Total interest expense	1,529	1,351	1,182	1,067

Net interest income	2,274	2,331	2,312	2,362
Provision for losses on loans	35	30	32	—

Net interest income after provision for loan losses	2,239	2,301	2,280	2,362
Other income	141	112	113	79
General, administrative and other expense	1,599	1,574	1,769	1,476

Earnings before income taxes	781	839	624	965
Federal income taxes	251	279	200	326

Net earnings	$530	$560	$424	$639

Earnings per share:
Basic and diluted	$.05	$.06	$.04	$.07

DIRECTORS AND OFFICERS

Directors of Cheviot
Financial Corp. and	Officers of	Officers of
Cheviot Savings Bank	Cheviot Financial Corp.	Cheviot Savings Bank

Thomas J. Linneman	Thomas J. Linneman	Thomas J. Linneman
President and Chief	President and Chief	President and Chief
Executive Officer	Executive Officer	Executive Officer

James E. Williamson	Scott T. Smith	Jeffrey J. Lenzer
Executive Secretary,	Chief Financial Officer	Vice President, Operations
Retired District Administrator
of Oak Hills Local		Kevin M. Kappa
School District		Vice President, Compliance

Edward L. Kleemeier		Deborah A. Fischer
Retired District Fire Chief,		Vice President, Lending
City of Cincinnati
Scott T. Smith
John T. Smith		Chief Financial Officer
Secretary/Treasurer
of Hawkstone Associates

Robert L. Thomas
Owner/Operator
R&R Quality Meats
and Catering

Steven R. Hausfeld
CPA/Owner
Steven R. Hausfeld, CPA

INVESTOR AND CORPORATE INFORMATION

Annual Meeting

The Annual Meeting of shareholders will be held at 3:00 p.m., Eastern Daylight Savings Time, on  April 24, 2007 at the Cheviot Savings Bank Corporate Offices located at 3723 Glenmore Avenue, Cheviot, Ohio.

Stock Listing

Cheviot Financial Corp. common stock is listed on The Nasdaq SmallCap Market under the symbol “CHEV”.
As of March 14, 2007, there were 9,918,751 shares of Cheviot Financial Corp. common stock issued (including unallocated ESOP shares) and there were approximately 862 registered holders of record.

Set forth below are the high and low prices of our common stock for the year, as well as our quarterly dividend payment history.

Quarter Ended	High	Low	Dividend paid

March 31, 2006	$11.99	$11.34	$.07
June 30, 2006	$12.20	$11.71	$.07
September 30, 2006	$12.55	$11.57	$.07
December 31, 2006	$13.30	$12.31	$.07

Shareholder and General Inquiries	Transfer Agent

Cheviot Financial Corp.	Registrar and Transfer Company
3723 Glenmore Avenue	10 Commerce Drive
Cincinnati, Ohio 45211	Cranford, New Jersey
(513) 661-0457	(800) 525-7686
Attn: Kimberly A. Siener
Investor Relations

Registered Independent Auditors	Corporate Counsel

Grant Thornton LLP	Luse Gorman Pomerenk & Schick, P.C.
4000 Smith Road	5335 Wisconsin Avenue NW
Suite 500	Suite 400
Cincinnati, Ohio 45209	Washington, DC 20015
(513) 762-5000	(202) 274-2000

Annual Reports
A copy, without exhibits, of the Cheviot Financial Corp. Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Kimberly A. Siener, Investor Relations, Cheviot Financial Corp., 3723 Glenmore Avenue, Cheviot, Ohio 45211.

PERFORMANCE GRAPH

Index	01/06/04	12/31/04	06/30/05	12/31/05	06/30/06	12/31/06

Cheviot Financial Corp.	100.00	128.14	117.66	121.39	125.89	140.45
NASDAQ Composite	100.00	106.80	100.81	108.75	107.57	106.41
SNL MHC Thrift Index	100.00	114.35	114.38	117.48	133.12	160.88

Note:  Cheviot Financial Corp. data based upon original $10.00 IPO price.
Note:  NASDAQ Composite and SNL MHC Thrift Index values based upon closing values on 1/5/04.

OFFICE LOCATIONS

Full Service Banking Locations
Main Office:	Cheviot	Branch Offices:	Monfort Heights
	3723 Glenmore Avenue		5550 Cheviot Road
	Cheviot, Ohio 45211		Cincinnati, Ohio 45247
	(513) 661-0457		(513)389-3325

Bridgetown
6060 Bridgetown Road
Cincinnati, Ohio 45248
(513) 389-3333

Harrison
1194 Stone Drive
Harrison, Ohio 45030
(513) 202-5490

Delhi
585 Anderson Ferry Road
Cincinnati, Ohio 45238
(513) 347-4992

Taylor Creek
7072 Harrison Avenue
Cincinnati, Ohio 45247
(513) 353-5140

Lending Centers
West Chester
8050 Becket Center Drive, Suite 106
West Chester, Ohio 45069
(513) 942-1237