Form 10-K, Exhibit 13
period 2007-12-31
CHEVIOT FINANCIAL CORP
filed 2008-03-25
CIK 1248124

EXHIBIT 13

ANNUAL REPORT TO SHAREHOLDERS

LETTER FROM THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

To Our Shareholders and Customers:

          We are pleased to present the Annual Report to Shareholders of Cheviot Financial Corp. (the “Company”), the holding company which owns 100% of the outstanding stock of Cheviot Savings Bank (the “Bank”). This is the fourth annual report to reflect the consolidated results of operations and financial condition of the Company and Bank.

          The Company reported net earnings of $926,000 for 2007 and ended the year with assets of $319.1 million.

          For 2007, the new branches in Delhi and Taylor Creek were open for the full year. At year end the loan production office in West Chester was closed to reduce cost. Directors and Management continue to explore expansion through internal growth or acquisitions.

          The mission of Cheviot Savings Bank has always been to offer the best financial services and products with the expertise and friendliness a customer wants. During these difficult economic times, Cheviot Savings Bank continues to offer superior financial services, coupled with the superior financial strength necessary to prosper in this market.

          The Directors, Management and employees of Cheviot Savings Bank are committed to the community. Through our Charitable Foundation, numerous contributions have been awarded in the past four years. During this time, the Foundation has awarded over $405,000 in support of the local community. The contribution we are most proud of is the college tuition grants which have totaled over $160,000 to 10 different high schools.

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

In 2004, the Savings Bank reorganized into a two-tier mutual holding company structure (the “Reorganization”) and established Cheviot Financial Corp. (“Cheviot Financial” or the “Corporation”) as the parent of the Savings Bank. Pursuant to the Plan, Cheviot Financial issued 9,918,751 common shares, of which approximately 55.0% was issued to Cheviot Mutual Holding Company, a federally chartered mutual holding company. Cheviot Financial sold 4,388,438 common shares, representing approximately 44.0% of the outstanding common stock to the Savings Bank’s depositors and a newly formed Employee Stock Ownership Plan (“ESOP”) at an initial issuance price of $10.00 per share. In addition, 75,000 shares, or approximately one percent of the outstanding shares, were issued to a charitable foundation established by the Savings Bank. Cheviot Financial’s issuance of common shares resulted in proceeds, net of offering costs and shares issued to the ESOP, totaling $39.3 million. At December 31, 2007, Cheviot Financial had 3,496,361 shares issued and outstanding to persons other than Cheviot Mutual Holding Company.

The Savings Bank is a community and customer oriented savings and loan operating six full-service offices, all of which are located in Hamilton County, Ohio, which we consider our primary market area. We emphasize personal service and customer convenience in serving the financial needs of the individuals, families and businesses residing in our markets.

Cheviot Financial’s executive offices are located at 3723 Glenmore Avenue, Cheviot, Ohio 45211-4744, and our telephone number is (513) 661-0457.

The following are highlights of Cheviot Savings Bank’s operations:

•	a 96-year history of providing financial products and services to individuals, families and small business customers in southwestern Ohio;

•	a commitment to single family residential mortgage lending;

•	maintaining capital strength and exceeding regulatory “well capitalized” capital requirements; and

•	a business strategy designed to expand our banking relationships with existing and future customers.

Cheviot Financial Corp.

SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected financial and other data of Cheviot Financial Corp. at the dates and for the periods presented.

		At December 31,
	2007	2006	2005	2004	2003
			(In thousands)
Selected Financial Condition Data:
Total assets	$319,060	$309,780	$291,791	$276,587	$317,399
Cash and cash equivalents	9,450	5,490	9,103	7,725	83,776
Investment securities available for sale	12,178	9,085	—	—	—
Investment securities held to maturity – at cost	23,000	25,099	27,084	27,102	17,135
Mortgage-backed securities available for sale	814	1,042	1,269	1,483	—
Mortgage-backed securities held to maturity – at cost	9,500	14,237	20,285	29,204	21,804
Loans receivable, net (1)	249,832	241,178	222,711	203,842	186,853
Deposits	219,526	205,450	181,238	179,989	267,927
Advances from the Federal Home Loan Bank	28,665	29,236	33,209	16,199	9,206
Shareholders’ equity (2)	67,920	72,200	74,810	77,940	37,867

		For the Year Ended December 31,			For the Nine Months Ended December 31,	For the Year Ended March 31,
	2007	2006	2005	2004	2003	2003
	(In thousands, except per share data)
Selected Operating Data:
Total interest income	$17,791	$16,509	$14,408	$12,983	$9,427	$14,068
Total interest expense	9,499	7,782	5,129	3,881	3,278	5,926

Net interest income	8,292	8,727	9,279	9,102	6,149	8,142
Provision for losses on loans	116	25	97	—	45	250

Net interest income after provision for losses on loans	8,176	8,702	9,182	9,102	6,104	7,892
Total other income	545	538	445	270	191	263
Total general, administrative and other expense	7,367	6,770	6,418	6,968	3,365	4,530

Earnings before income taxes	1,354	2,470	3,209	2,404	2,930	3,625
Federal income taxes	428	774	1,056	1,076	995	1,236

Net earnings	$926	$1,696	$2,153	$1,328	$1,935	$2,389

Earnings per share – basic and diluted	$0.10	$0.18	$0.22	$0.14	N/A	N/A

(1)	Includes loans held for sale.

(2)	Consists of retained earnings only for periods prior to December 31, 2004.

Cheviot Financial Corp.

SELECTED FINANCIAL AND OTHER DATA (CONTINUED)

		At or For the Year Ended December 31,			At or For the Nine Months Ended December 31,	At or For the Year Ended March 31,
	2007	2006	2005	2004	2003	2003

Selected Financial Ratios and Other Data:(1)
Performance Ratios:
Return on average assets	0.29%	0.56%	0.76%	0.48%	1.02%	0.99%
Return on average equity	1.33	2.32	2.79	1.72	6.97	6.83
Average equity to average assets	22.16	24.21	27.17	27.91	14.64	14.56
Equity to total assets at end of period	21.29	23.31	25.64	28.18	11.93	14.74
Interest rate spread (2)	2.00	2.27	2.72	2.85	3.06	3.09
Net interest margin (2)	2.78	3.03	3.39	3.39	3.39	3.50
Average interest-bearing asset to average interest-bearing liabilities	124.51	128.42	135.63	137.59	118.48	115.76
Total general, administrative and other expenses to average total assets	2.34	2.24	2.26	2.53	1.77	1.89
Efficiency ratio (3)	83.37	73.07	66.00	74.35	70.77	53.90
Asset Quality Ratios:
Nonperforming loans as a percent of total loans (4)	0.26	0.12	0.07	0.12	0.25	0.13
Nonperforming assets as a percent of total assets	0.40	0.09	0.08	0.12	0.16	0.15
Allowance for loan losses as a percent of total loans	0.24	0.35	0.36	0.36	0.41	0.40
Allowance for loan losses as a percent of nonperforming assets	46.39	296.44	339.50	214.66	151.18	195.48
Regulatory Capital Ratios:
Tangible capital	16.75	16.60	16.70	21.07	11.93	14.74
Core capital	16.75	16.60	16.70	21.07	11.93	14.74
Risk-based capital	32.67	33.29	34.90	47.08	30.05	32.52
Number of:
Banking offices	6	6	4	4	4	4

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the periods, and have been annualized where appropriate.

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

(4)

Nonperforming loans consist of non-accrual loans and accruing loans greater than 150 days delinquent, while nonperforming assets consist of nonperforming loans and real estate acquired through foreclosure.

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

The following tables set forth certain information for the years ended December 31, 2007, 2006 and 2005. For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, is expressed both in dollars and rates. No tax equivalent adjustments were deemed necessary based on materiality. Average balances are based on monthly averages. In the opinion of management, monthly averages do not differ materially from daily averages.

							For the Years Ended December 31,
	2007			2006			2005
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
				(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable, net (1)	$246,335	$15,007	6.09%	$233,331	$14,014	6.01%	$211,736	$12,311	5.81%
Mortgage-backed securities	12,444	693	5.57	18,173	838	4.61	25,877	889	3.44
Investment securities	35,148	1,865	5.31	31,053	1,395	4.49	29,321	981	3.35
Interest-earning deposits and other (2)	4,427	226	5.11	5,070	262	5.17	7,033	227	3.23

Total interest-earning assets	298,354	17,791	5.96	287,627	16,509	5.74	273,967	14,408	5.26

Total non-interest-earning assets	17,054			14,882			10,481

Total assets	$315,408			$302,509			$284,448

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits	$209,989	8,066	3.84	$193,130	6,305	3.26	$177,614	4,029	2.27
FHLB advances	29,630	1,433	4.84	30,848	1,477	4.79	24,375	1,100	4.51

Total interest-bearing liabilities	239,619	9,499	3.96	223,978	7,782	3.47	201,989	5,129	2.54

Total non-interest-bearing liabilities	5,904			5,300			5,171

Total liabilities	245,523			229,278			207,160

Shareholders’ equity	69,885			73,231			77,288

Total liabilities and shareholders’ equity	$315,408			$302,509			$284,448

Net interest income		$8,292			$8,727			$9,279

Interest rate spread (3)			2.00%			2.27%			2.72%

Net interest margin (4)			2.78%			3.03%			3.39%

Average interest-earning assets to average interest-bearing liabilities			124.51%			128.42%			135.63%

(1)	Includes nonaccruing loans. Interest income on loans receivable, net includes amortized loan origination fees.

(2)	Includes interest-earning demand deposits, other interest-earning deposits and FHLB stock.

(3)	Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.

(4)	Net interest margin is net interest income divided by average interest-earning assets.

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

	Year ended December 31,
	2007 vs. 2006			2006 vs. 2005
	Increase (decrease) due to			Increase (decrease) due to
	Volume	Rate	Total	Volume	Rate	Total
	(In thousands)
Interest earnings assets:
Loans receivable, net	$801	$192	$993	$1,273	$430	$1,703
Mortgage-backed securities	(283)	138	(145)	(307)	256	(51)
Investment securities	167	303	470	61	353	414
Interest-earning assets	(33)	(3)	(36)	(75)	110	35

Total interest-earning assets	652	630	1,282	952	1,149	2,101

Interest-bearing liabilities:
Deposits	581	1,180	1,761	380	1,896	2,276
FHLB advances	(58)	14	(44)	306	71	377

Total interest-bearing liabilities	523	1,194	1,717	686	1,967	2,653

Increase (decrease) in net interest income	$129	$(564)	$(435)	$266	$(818)	$(552)

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Financial Condition at December 31, 2007 and December 31, 2006

At December 31, 2007, Cheviot Financial had total assets of $319.1 million, an increase of $9.3 million, or 3.0%, from the $309.8 million total at December 31, 2006. The increase in total assets reflects the increase in deposits which funded growth in the loan portfolio totaling $8.7 million.

Cash, federal funds sold and interest-earning deposits in other financial institutions totaled $9.5 million at December 31, 2007, an increase of $4.0 million, or 72.1%, from the $5.5 million total at December 31, 2006. Investment securities totaled $35.2 million at December 31, 2007, an increase of $994,000, or 2.9%, from $34.2 million at December 31, 2006. During the year ended December 31, 2007, investment securities purchases consisted of $11.0 million of U.S. Government agency obligations, which were partially offset by $10.1 million of maturities in the portfolio.

Mortgage-backed securities totaled $10.3 million at December 31, 2007, a decrease of $5.0 million, or 32.5%, from $15.3 million at December 31, 2006. The decrease in mortgage-backed securities was due to $5.0 million of principal repayments.

Loans receivable, including loans held for sale, totaled $249.8 million at December 31, 2007, an increase of $8.7 million, or 3.6%, from December 31, 2006. The increase resulted from loan originations of $47.7 million, which were partially offset by loan repayments of $34.6 million and loans sales of $3.7 million. Growth in the loan portfolio consisted primarily of a $7.0 million increase in loans secured by one- to four-family residential real estate. During 2003, Cheviot Savings Bank initiated a program of selling selected one- to four-family residential fixed-rate loans to the Federal Home Loan Bank of Cincinnati. Loans sold and serviced under this program totaled $8.9 million at December 31, 2007. There were no loans held for sale at December 31, 2007.

At December 31, 2007, the allowance for loan losses totaled $596,000, or 0.24% of net loans, compared to $833,000, or 0.35% of net loans at December 31, 2006. In determining the appropriate level of our allowance for loan losses at any point in time, management and the board of directors apply a systematic process focusing on the risk of loss in the portfolio. First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. All delinquent loans are evaluated individually for potential impairments in their carrying value.

Second, an evaluation of the level of our allowance for loan losses includes a review of our historic loss experience by applying such loss percentage to the loan types to be collectively evaluated in the portfolio. This segment of the loss analysis resulted in our decision to provide an additional $116,000 provision for losses on loans for the year ended December 31, 2007. To the best of management’s knowledge, all known and inherent losses that are probable and that can be reasonably estimated have been provided for at December 31, 2007.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Financial Condition at December 31, 2007 and December 31, 2006 (continued)

Nonperforming and impaired loans totaled $660,000 at December 31, 2007, compared to $281,000 at December 31, 2006. At December 31, 2007, nonperforming loans were comprised of loans secured by one- to four-family residential real estate. The allowance for loan losses totaled 90.3% and 296.4% of nonperforming loans at December 31, 2007 and 2006, respectively. Although management believes that the allowance for loan losses conforms with generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

Deposits totaled $219.5 million at December 31, 2007, an increase of $14.1 million, or 6.9%, from $205.5 million at December 31, 2006. Our deposit growth consisted of a $16.2 million increase in certificates of deposits, which was partially offset by a decrease in demand transaction and passbook accounts of $2.1 million.

Advances from the Federal Home Loan Bank of Cincinnati decreased by $571,000, or 2.0%, to a total of $28.7 million at December 31, 2007. The decrease in advances was due primarily to repayments on Federal Home Loan Bank advances of $13.6 million, which was offset by proceeds of $13.0 million.

Shareholders’ equity totaled $67.9 million at December 31, 2007, a $4.3 million, or 5.9% decrease from December 31, 2006. The decrease in shareholders’ equity resulted primarily from the purchase of our common stock totaling $5.2 million under our stock repurchase plan and the payment of dividends of $1.1 million paid during 2007, which were partially offset by net earnings of $926,000.

Cheviot Savings Bank is required to maintain minimum regulatory capital pursuant to federal regulations. At December 31, 2007, Cheviot Savings Bank’s regulatory capital substantially exceeded all minimum regulatory capital requirements.

Comparison of Results of Operations for the Years Ended December 31, 2007 and December 31, 2006

General

Cheviot Financial’s net earnings totaled $926,000 for the year ended December 31, 2007, a decrease of $770,000, or 45.4%, compared to the net earnings recorded for the year ended December 31, 2006. The decrease in net earnings reflects a $435,000 decrease in net interest income and a $597,000 increase in general, administrative and other expenses which was partially offset by a $7,000 increase in other income and a decrease in the provision for federal income taxes of $346,000.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Year ended December 31, 2007 and December 31, 2006 (continued)

Interest Income

Total interest income for the year ended December 31, 2007, totaled $17.8 million, an increase of $1.3 million, or 7.8%, compared to the year ended December 31, 2006. The increase in interest income reflects the impact of an increase of $10.7 million, or 3.7%, in the average balance of interest-earning assets outstanding during the year ended December 31, 2007 as compared to the year ended December 31, 2006, and an increase of 22 basis points in the average yield, to 5.96% from 5.74%.

Interest income on loans increased by $993,000, or 7.1%, for the year ended December 31, 2007. The increase in interest income on loans reflects a $13.0 million, or 5.6%, increase in the average balance outstanding during 2007 and an increase of 8 basis points in the average yield to 6.09%. Interest income on mortgage-backed securities decreased by $145,000, or 17.3%, during the year ended December 31, 2007, due primarily to a decrease in the average balance outstanding of $5.7 million, partially offset by an increase in the average yield of 96 basis points from the 2006 period. Interest income on investment securities increased by $470,000, or 33.7%, during the year ended December 31, 2007, due to an increase in the average yield of 82 basis points from the 2006 period and a $4.1 million, or 13.2%, increase in the average balance outstanding. Interest income on other interest-earning assets decreased by $36,000, or 13.7%, during the year ended December 31, 2007. The decrease was due to a 6 basis point decrease in the average yield and a $643,000 decrease in the average balance outstanding.

Interest Expense

Interest expense totaled $9.5 million for the year ended December 31, 2007, an increase of $1.7 million, or 22.1%, compared to the year ended December 31, 2006. The average balance of interest-bearing liabilities outstanding increased by $15.6 million during 2007 and the average cost of liabilities increased by 49 basis points to 3.96% for the year ended December 31, 2007. Interest expense on deposits totaled $8.1 million for the year ended December 31, 2007, an increase of $1.8 million, or 27.9%, from the year ended December 31, 2006. This increase was a result of an increase in the average cost of deposits of 58 basis points to 3.84% for 2007, as well as an increase in the average balance outstanding of $16.9 million, or 8.7%, for 2007. During 2007 our customers showed a preference for higher cost certificate of deposit accounts as compared to lower cost demand, transaction and passbook deposits. Consequently, the composition of our deposits is more significantly comprised of time deposits in 2007 as compared to 2006. Interest expense on borrowings totaled $1.4 million for the year ended December 31, 2007, a decrease of $44,000, or 3.0%, from the 2006 period. This decrease resulted from a decrease in the average balance of borrowings outstanding of $1.2 million, or 3.9%, which was partially offset by a 5 basis point increase in the average cost of borrowings for the year ended December 31, 2007 from the 2006 period.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Year ended December 31, 2007 and December 31, 2006 (continued)

Net Interest Income

As a result of the foregoing changes in interest income and interest expense, net interest income decreased by $435,000, or 5.0%, during the year ended December 31, 2007 from the year ended December 31, 2006. The average interest rate spread decreased to 2.00% for the year ended December 31, 2007 from 2.27% for the year ended December 31, 2006. The net interest margin decreased to 2.78% for the year ended December 31, 2007 from 3.03% for the year ended December 31, 2006.

Provision for Losses on Loans

As a result of an analysis of historical experience, the volume and type of lending conducted by the Savings Bank, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to the Savings Bank’s market area, and other factors related to the collectibility of the Savings Bank’s loan portfolio, management recorded a $116,000 provision for losses on loans for the year ended December 31, 2007. Management’s analysis of the allowance resulted in a $25,000 provision for losses on loans for the year ended December 31, 2006. There can be no assurance that the loan loss allowance will be sufficient to cover losses on nonperforming loans in the future. At December 31, 2007, the allowance for loan losses totaled $596,000, or 0.24% of net loans, compared to $833,000, or 0.35% of net loans at December 31, 2006. Management believes all nonperforming loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming loans or that the allowance will be adequate to cover losses on nonperforming loans in the future.

Other Income

Other income totaled $545,000 for the year ended December 31, 2007, an increase of $7,000, or 1.3%, compared to the year ended December 31, 2006. This increase is due primarily to an increase in other operating income of $21,000, or 7.1%, to $315,000 for the year ended December 31, 2007 from $294,000 for the prior period, an increase in the gain on sale of loans of $15,000 and a decrease in the loss on sale of real estate acquired through foreclosure of $16,000, which were partially offset by a decrease in the gain on sale of office premises and equipment of $44,000.

General, Administrative and Other Expense

General, administrative and other expense totaled $7.4 million for the year ended December 31, 2007, an increase of $597,000, or 8.8%, compared to the year ended December 31, 2006. This increase is a result of a $140,000, or 3.3% increase in employee compensation and benefits expenses, an increase of $127,000, or 16.3% in property, payroll, and other taxes and an increase of $116,000 or 26.1% in occupancy and equipment expenses. The increase in employee compensation and benefits is due primarily to an increase in the number of employees reflecting a full year of operation of two additional branches during 2007 as compared to two quarters of operation in 2006. The increase in property, payroll and other taxes is due primarily to an increase in the Ohio franchise tax. The increase in occupancy and equipment expense was due primarily to expense incurred for the operation of the two new branches opened in the latter quarters of 2006.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Year ended December 31, 2007 and December 31, 2006 (continued)

Federal Income Taxes

The provision for federal income taxes totaled $428,000 for the year ended December 31, 2007, a decrease of $346,000, or 44.7%, compared to the provision recorded for the 2006 period. The decrease resulted primarily from the decrease in earnings before taxes of $1.1 million, or 45.2%. The effective tax rates were 31.6% and 31.3% for the years ended December 31, 2007 and 2006, respectively.

Comparison of Results of Operations for the Years Ended December 31, 2006 and December 31, 2005

General

Cheviot Financial’s net earnings totaled $1.7 million for the year ended December 31, 2006, a decrease of $457,000 or 21.2%, compared to the net earnings recorded for the year ended December 31, 2005. The decrease in net earnings reflects a $552,000 decrease in net interest income and a $352,000 increase in general, administrative and other expenses which was partially offset by a $93,000 increase in other income and a decrease in the provision for federal income taxes of $282,000.

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

Interest income on loans increased by $1.7 million, or 13.8%, for the year ended December 31, 2006. The increase in interest income on loans reflects the impact of a $21.6 million, or 10.2%, increase in the average balance outstanding during 2006 and an increase of 20 basis points in the average yield on loans to 6.01%. Interest income on mortgage-backed securities decreased by $51,000 or 5.7%, during the year ended December 31, 2006, due primarily to a decrease in the average balance outstanding of $7.7 million, partially offset by an increase in the average yield of 117 basis points from the 2005 period. Interest income on investment securities increased by $414,000, or 42.2%, during the year ended December 31, 2006, due primarily to an increase in the average yield of 114 basis points from the 2005 period and a $1.7 million, or 5.9%, increase in the average balance outstanding. Interest income on other interest-earning assets increased by $35,000, or 15.4%, during the year ended December 31, 2006. The increase was due primarily to a 194 basis point increase in the average yield, which was partially offset by a decrease of $2.0 million in the average balance outstanding.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Year ended December 31, 2006 and December 31, 2005 (continued)

Interest Expense

Interest expense totaled $7.8 million for the year ended December 31, 2006, an increase of $2.7 million, or 51.7%, compared to the year ended December 31, 2005. The average balance of interest-bearing liabilities outstanding increased by $22.0 million during 2006 and the average cost of funds increased by 93 basis points to 3.47% for the year ended December 31, 2006. Interest expense on deposits totaled $6.3 million for the year ended December 31, 2006, an increase of $2.3 million, or 56.5%, from the year ended December 31, 2005. This increase was a result of an increase in the average cost of deposits of 99 basis points to 3.26% for 2006, and the average balance outstanding increased by $15.5 million, or 8.7%, for 2006. During 2006 our customers showed a preference for higher cost certificate of deposit accounts as compared to lower cost demand, transaction and passbook deposits. If the yield curve remains inverted, we expect our cost of funds to increase as maturing certificates of deposit are renewed at higher rates of interest. Interest expense on borrowings totaled $1.5 million for the year ended December 31, 2006, an increase of $377,000, or 34.3%, from the 2005 period. This increase resulted from an increase in the average balance of borrowings outstanding of $6.5 million, or 26.6%, and a 28 basis point increase in the average cost of borrowings for the year ended December 31, 2006 from the 2005 period. Increases in the average cost of interest-bearing liabilities were due primarily to the overall increase in short term interest rates during 2006. Such increases reflect the Federal Reserve’s increases in interbank rates during the period.

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

General, Administrative and Other Expense

General, administrative and other expense totaled $6.8 million for the year ended December 31, 2006, an increase of $352,000, or 5.5%, compared to the year ended December 31, 2005. This increase is a result of a $627,000, or 17.5% increase in employee compensation and benefits expenses which was partially offset by a decrease of $158,000, or 16.9% in property, payroll, and other taxes and a decrease of $99,000 or 20.6% in legal and professional expenses. The increase in employee compensation and benefits is due primarily to an increase in expense related to stock benefit plans, an increase in contributions to the retirement plan and an increase in the number of employees as a result of our growth. The decrease in property, payroll and other taxes is due primarily to a decrease in the Ohio franchise tax. The decrease in legal and professional expense was due primarily to the amount of professional services provided during the 2006 period.

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

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management of Market Risk

Qualitative Analysis

Our most significant form of market risk is interest rate risk. The primary objective of our interest rate risk policy is to manage the exposure of net interest income to changes in interest rates. Our board of directors and management evaluates the interest rate risk inherent in certain assets and liabilities, determines the level of risk appropriate given our business strategy, operating environment, capital and liquidity requirements and performance objectives and modifies lending, investing, deposit and borrowing strategies accordingly. Our board of directors reviews management’s activities and strategies, the effect of those strategies on the net portfolio value, and the effect that changes in market interest rates would have on net portfolio value. During 2007, the yield curve was substantially inverted with short term interest rates, which are used to price our deposit products and which are used in determining our cost of borrowings, higher than medium and long term interest rates, which are used to determine the pricing of our loan products. This has resulted in a compression of our interest rate spread and net interest margin. Consequently, our net interest income was lower in 2007 as compared to 2006.

We actively monitor interest rate risk in connection with our lending, investing, deposit and borrowing activities. We emphasize the origination of residential and multi-family fixed-rate mortgage loans, including 15, 20 and 30 year first mortgage loans, residential, multi-family and commercial real estate adjustable-rate loans, construction loans and consumer loans. Depending on market interest rates and our capital and liquidity position, we may sell our newly originated fixed-rate mortgage loans on a servicing-retained or servicing released basis. We also invest in short-term securities, which generally have lower yields compared to longer-term investments. During 2007 we invested in longer-term securities that will improve our net interest margin by leveraging these investments with borrowings from the Federal Home Loan Bank. Investment and borrowing terms were matched thereby reducing the exposure of our net interest income to changes in market interest rates.

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

The Office of Thrift Supervision provides the Savings Bank with the information presented in the following tables. They present the change in the Savings Bank’s net portfolio value (“NPV”) at December 31, 2007 and 2006, that would occur upon an immediate change in interest rate based on Office of Thrift Supervision assumptions, but without effect to any steps that management might take to counteract that change. The application of the methodology attempts to quantify interest rate risk as the change in NPV which would result from a theoretical change in market interest rates of 100, 200 and 300 basis points. Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning assets and outgoing cash flows on interest-bearing liabilities.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Quantitative Analysis (continued)

		December 31, 2007
Change in Interest Rates in Basis Points (“bp”)		Net Portfolio Value(3)			Net Portfolio Value as % of PV of Assets(4)
(Rate Shock
in Rates)(1)		$ Amount	$ Change	% Change	NPV Ratio(5)	Change
		(In thousands)

+300	bp	$42,318	$(18,076)	(29.9%)	13.96%	(445	) bp
+200	bp	49,431	(10,963)	(18.2)	15.83	(259)
+100	bp	55,784	(4,610)	(7.6)	17.38	(103)
0	bp	60,394	—	—	18.42	—
-100	bp	62,790	2,396	4.0	18.86	44
-200	bp(2)	63,693	3,299	5.5	18.92	51

		December 31, 2006
Change in Interest Rates in Basis Points (“bp”)		Net Portfolio Value(3)			Net Portfolio Value as % of PV of Assets(4)
(Rate Shock
in Rates)(1)		$ Amount	$ Change	% Change	NPV Ratio(5)	Change
		(In thousands)

+300	bp	$39,112	$(21,772)	(35.8%)	13.46%	(569	) bp
+200	bp	46,894	(13,990)	(23.0)	15.63	(352)
+100	bp	54,265	(6,619)	(10.9)	17.54	(160)
0	bp	60,884	—	—	19.15	—
-100	bp	64,716	3,832	6.3	19.97	82
-200	bp(2)	66,685	5,801	9.5	20.31	116

(1)	Assumes an instantaneous uniform change in interests rates at all maturities.

(2)	Not meaningful because some market rates would compute at a rate less than zero.

(3)	Net portfolio value represents the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities.

(4)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.

(5)	NPV Ratio represents the net portfolio value divided by the present value of assets.

The model reflects that the Savings Bank’s NPV is more sensitive to an increase in interest rates than a decrease in interest rates. The above table indicates that as of December 31, 2007, in the event of a 100 basis point increase in interest rates, we would experience an 7.6% or $4.6 million, decrease in net portfolio value. In the event of a 100 basis point decrease in interest rates, we would experience a 4.0%, or $2.4 million, increase in net portfolio value. However, given the current level of market interest rates and the low probability of further significant declines in absolute rates, we did not calculate net portfolio value for interest rate decreases of greater than 200 basis points.

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

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of securities and funds provided by our operations. In addition, we may borrow from the Federal Home Loan Bank of Cincinnati. At December 31, 2007 and 2006, we had $28.7 million and $29.2 million, respectively, in outstanding borrowings from the Federal Home Loan Bank of Cincinnati and had the capacity to increase such borrowings at those dates by approximately $109.4 million.

Loan repayments and maturing securities are a relatively predictable source of funds. However, deposit flows, calls of securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace. These factors reduce the predictability of these sources of funds.

Our primary investing activities are the origination of one- to four-family real estate loans, commercial real estate, construction and consumer loans, and, to a lesser extent, the purchase of securities. For the year ended December 31, 2007, loan originations totaled $47.7 million, compared to $60.0 million for the year ended December 31, 2006. Purchases of investment securities were $11.0 million for the year ended December 31, 2007 and $11.1 million for the year ended December 31, 2006.

Total deposits increased $ 14.1 million during the year ended December 31, 2007, while total deposits increased $24.2 million during the year ended December 31, 2006. Deposit flows are affected by the level of interest rates, the interest rates and products offered by competitors and other factors. At December 31, 2007, certificates of deposit scheduled to mature within one year totaled $129.0 million. Our ability to retain these deposits will be determined in part by the interest rates we are willing to pay on such deposits.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources (continued)

The following table sets forth information regarding the Corporation’s obligations and commitments to make future payments under contract as of December 31, 2007.

	Payments due by period
	Less than 1 year	More than 1-3 years	More than 3-5 years	More than 5 years	Total

	(In thousands)

Contractual obligations:
Advances from the Federal Home Loan Bank	$—	$2,000	$3,905	$22,760	$28,665
Certificates of deposit	128,962	26,559	168	—	155,689

Amount of loan commitments and expiration per period:
Commitments to originate one- to four-family loans	1,339	—	—	—	1,339
Home equity lines of credit	11,321	—	—	—	11,321
Undisbursed loans in process	6,585	—	—	—	6,585

Lease obligations

Total contractual obligations	$148,207	$28,559	$4,073	$22,760	$203,599

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.

At December 31, 2007 and 2006, we exceeded all of the applicable regulatory capital requirements. Our core (Tier 1) capital was $53.4 million and $51.5 million, or 16.8% and 16.6% of total assets at December 31, 2007 and 2006, respectively. In order to be classified as “well-capitalized” under federal banking regulations, we were required to have core capital of at least $19.1 million, or 6.0% of assets as of December 31, 2007. To be classified as a well-capitalized bank, we must also have a ratio of total risk-based capital to risk-weighted assets of at least 10.0%. At December 31, 2007 and 2006, we had a total risk-based capital ratio of 32.7% and 33.3%, respectively.

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

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Cheviot Financial Corp. (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control system was designed to provide reasonable assurance to the Company’s management and Board of Directors regarding the preparation and fair presentation of published financial statements.

The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007. In making this assessment, the Company’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on its assessment, the Company’s management believes that as of December 31, 2007, the Company’s internal control over financial reporting was effective based on those criteria.

This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

Thomas J. Linneman	Scott T. Smith
President and Chief Executive Officer	Chief Financial Officer

March 25, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Cheviot Financial Corp.

We have audited the accompanying consolidated statements of financial condition of Cheviot Financial Corp. as of December 31, 2007 and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for the year ended December 31, 2007. The consolidated statements of financial condition of Cheviot Financial Corp. as of December 31, 2006 and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2006 and 2005, were audited by other auditors whose report dated March 23, 2007, expressed an unqualified opinion on those financial statements. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cheviot Financial Corp. as of December 31, 2007, and the consolidated results of its operations and its cash flows for the year ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

As more fully described in Note A-15, the Corporation changed its method of accounting for share based stock benefit compensation in accordance with Statement of Financial Accounting Standards SFAS No. 123(R) as of January 1, 2006.

Cincinnati, Ohio
March 25, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Cheviot Financial Corp.

We have audited the accompanying consolidated statement of financial condition of Cheviot Financial Corp. as of December 31, 2006 and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cheviot Financial Corp. as of December 31, 2006 and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As more fully described in Note A-15, the Corporation changed its method of accounting for share based stock benefit compensation in accordance with Statement of Financial Accounting Standards SFAS No. 123(R) as of January 1, 2006.

Cincinnati, Ohio
March 28, 2007

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31, 2007 and 2006
(In thousands)

	2007	2006

ASSETS

Cash and due from banks	$3,680	$2,736
Federal funds sold	4,313	2,640
Interest-earning deposits in other financial institutions	1,457	114

Cash and cash equivalents	9,450	5,490

Investment securities available for sale – at fair value	12,178	9,085
Investment securities held to maturity - at cost, approximate market value of $23,086 and $24,739 at December 31, 2007 and 2006, respectively	23,000	25,099
Mortgage-backed securities available for sale - at fair value	814	1,042
Mortgage-backed securities held to maturity - at cost, approximate market value of $9,577 and $14,251 at December 31, 2007 and 2006, respectively	9,500	14,237
Loans receivable - net	249,832	241,013
Loans held for sale - at lower of cost or market	—	165
Real estate acquired through foreclosure - net	625	—
Office premises and equipment - at depreciated cost	5,131	5,397
Federal Home Loan Bank stock - at cost	3,238	3,238
Accrued interest receivable on loans	1,119	1,073
Accrued interest receivable on mortgage-backed securities	51	65
Accrued interest receivable on investments and interest-bearing deposits	418	439
Prepaid expenses and other assets	177	183
Bank-owned life insurance	3,383	3,254
Prepaid federal income taxes	144	—

Total assets	$319,060	$309,780

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$219,526	$205,450
Advances from the Federal Home Loan Bank	28,665	29,236
Advances by borrowers for taxes and insurance	1,253	1,203
Accrued interest payable	117	115
Accounts payable and other liabilities	939	1,039
Accrued federal income taxes	—	49
Deferred federal income taxes	640	488

Total liabilities	251,140	237,580

Shareholders’ equity
Preferred stock - authorized 5,000,000 shares, $.01 par value; none issued
Common stock - authorized 30,000,000 shares, $.01 par value; 9,918,751 shares issued at December 31, 2007 and 2006	99	99
Additional paid-in capital	43,418	43,113
Shares acquired by stock benefit plans	(3,582)	(4,329)
Treasury stock - at cost, 967,077 and 568,968 shares at December 31, 2007 and 2006	(12,074)	(6,846)
Retained earnings - restricted	40,013	40,171
Accumulated comprehensive income (loss), unrealized gains (losses) on securities available for sale, net of tax benefits	46	(8)

Total shareholders’ equity	67,920	72,200

Total liabilities and shareholders’ equity	$319,060	$309,780

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF EARNINGS

For the years ended December 31, 2007, 2006 and 2005
(In thousands, except per share data)

	2007	2006	2005
Interest income
Loans	$15,007	$14,014	$12,311
Mortgage-backed securities	693	838	889
Investment securities	1,865	1,395	981
Interest-earning deposits and other	226	262	227

Total interest income	17,791	16,509	14,408

Interest expense
Deposits	8,066	6,305	4,029
Borrowings	1,433	1,477	1,100

Total interest expense	9,499	7,782	5,129

Net interest income	8,292	8,727	9,279

Provision for losses on loans	116	25	97

Net interest income after provision for losses on loans	8,176	8,702	9,182

Other income
Rental	47	44	43
Loss on sale of real estate acquired through foreclosure	(5)	(21)	(9)
Gain on sale of office premises and equipment	—	44	—
Gain on sale of loans	59	44	12
Earnings on bank-owned life insurance	129	133	121
Other operating	315	294	278

Total other income	545	538	445

General, administrative and other expense
Employee compensation and benefits	4,356	4,216	3,589
Occupancy and equipment	561	445	428
Property, payroll and other taxes	905	778	936
Data processing	306	281	264
Legal and professional	404	382	481
Advertising	174	164	171
Other operating	661	504	549

Total general, administrative and other expense	7,367	6,770	6,418

Earnings before income taxes	1,354	2,470	3,209

Federal income taxes
Current	304	667	989
Deferred	124	107	67

Total federal income taxes	428	774	1,056

NET EARNINGS	$926	$1,696	$2,153

Earnings per share - basic and diluted	$.10	$.18	$.22

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended December 31, 2007, 2006 and 2005
(In thousands)

	2007	2006	2005

Net earnings	$926	$1,696	$2,153

Other comprehensive income (loss), net of tax expense (benefits):
Unrealized holding gains (losses) on securities during the period, net of tax expense (benefits) of $28, $- and ($1) for the years ended December 31, 2007, 2006 and 2005, respectively	54	—	(2)

Comprehensive income	$980	$1,696	$2,151

Accumulated comprehensive income (loss)	$46	$(8)	$(8)

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the years ended December 31, 2007, 2006 and 2005
(In thousands, except per share data)

	Common stock	Additional paid-in capital	Shares acquired by stock benefit plans	Treasury stock	Retained earnings	Unrealized gains (losses) on on securities available for sale	Total shareholders’ equity

Balance at December 31, 2004	$99	$42,746	$(3,273)	$—	$38,374	$(6)	$77,940

Net earnings for the year ended December 31, 2005	—	—	—	—	2,153	—	2,153
Cash dividends of $.24 per share	—	—	—	—	(1,003)	—	(1,003)
Amortization expense of stock benefit plans	—	78	416	—	—	—	494
Shares acquired by stock benefit plans	—	—	(2,235)	—	—	—	(2,235)
Treasury stock repurchases	—	—	—	(2,537)	—	—	(2,537)
Unrealized losses on securities designated as available for sale, net of related tax benefits	—	—	—	—	—	(2)	(2)

Balance at December 31, 2005	99	42,824	(5,092)	(2,537)	39,524	(8)	74,810

Net earnings for the year ended December 31, 2006	—	—	—	—	1,696	—	1,696
Cash dividends of $.28 per share	—	—	—	—	(1,049)	—	(1,049)
Amortization expense of stock benefit plans	—	50	763	—	—	—	813
Stock option expense	—	239	—	—	—	—	239
Treasury stock repurchases	—	—	—	(4,309)	—	—	(4,309)

Balance at December 31, 2006	99	43,113	(4,329)	(6,846)	40,171	(8)	72,200

Net earnings for the year ended December 31, 2007	—	—	—	—	926	—	926
Cash dividends of $.32 per share	—	—	—	—	(1,084)	—	(1,084)
Amortization expense of stock benefit plans	—	63	747	—	—	—	810
Stock option expense	—	242	—	—	—	—	242
Treasury stock repurchases	—	—	—	(5,228)	—	—	(5,228)
Unrealized gains on securities designated as available for sale, net of related tax benefits	—	—	—	—	—	54	54

Balance at December 31, 2007	$99	$43,418	$(3,582)	$(12,074)	$40,013	$46	$67,920

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2007, 2006 and 2005
(In thousands)

	2007	2006	2005

Cash flows from operating activities:
Net earnings for the period	$926	$1,696	$2,153
Adjustments to reconcile net earnings to net cash provided by operating activities:
Amortization of premiums and discounts on investment and mortgage-backed securities, net	(11)	(18)	28
Depreciation	341	265	219
Amortization expense related to stock benefit plans	810	813	494
Amortization of deferred loan origination fees	(14)	(22)	(40)
Proceeds from sale of loans in the secondary market	3,670	2,440	1,595
Loans originated for sale in the secondary market	(3,454)	(2,417)	(2,247)
Gain on sale of loans	(59)	(44)	(12)
Loss on sale of real estate acquired through foreclosure	5	21	9
Gain on sale of office premises and equipment	—	(44)	—
Federal Home Loan Bank stock dividends	—	(181)	(148)
Earnings on bank-owned life insurance	(129)	(133)	(121)
Provision for losses on loans	116	25	97
Increase (decrease) in cash due to changes in:
Accrued interest receivable on loans	(46)	(200)	(123)
Accrued interest receivable on mortgage-backed securities	14	7	8
Accrued interest receivable on investments and interest-bearing deposits	21	(141)	(79)
Prepaid expenses and other assets	6	(38)	90
Accrued interest payable	2	115	—
Accounts payable and other liabilities	(100)	(51)	87
Federal income taxes
Current	(193)	105	(183)
Deferred	124	107	67

Net cash flows provided by operating activities	2,029	2,305	1,894

Cash flows used in investing activities:
Principal repayments on loans	34,565	39,175	43,884
Loan disbursements	(44,251)	(57,624)	(62,345)
Purchase of investment securities	(11,002)	(8,998)	(3,959)
Proceeds from maturity of investment securities	10,000	4,000	4,000
Purchase of municipal obligations	—	(2,080)	—
Proceeds from maturity of municipal obligations	100	—	—
Principal repayments on mortgage-backed securities	4,966	6,271	9,078
Additions to real estate acquired through foreclosure	(3)	—	—
Proceeds from sale of real estate acquired through foreclosure	146	68	193
Purchase of office premises and equipment	(75)	(2,075)	(900)
Proceeds from the sale of office premises and equipment	—	85	—
Purchase of bank-owned life insurance	—	—	(3,000)

Net cash flows used in investing activities	(5,554)	(21,178)	(13,049)

Net cash flows used in operating and investing activities balance carried forward	$(3,525)	(18,873)	(11,155)

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended December 31, 2007, 2006 and 2005
(In thousands)

	2007	2006	2005

Net cash flows used in operating and investing activities balance brought forward	$(3,525)	$(18,873)	$(11,155)

Cash flows provided by financing activities:
Net increase in deposits	14,076	24,212	1,249
Proceeds from Federal Home Loan Bank advances	13,000	5,500	20,600
Repayments on Federal Home Loan Bank advances	(13,571)	(9,473)	(3,590)
Advances by borrowers for taxes and insurance	50	140	49
Purchase of shares for stock benefit plans	—	—	(2,235)
Stock option expense, net	242	239	—
Treasury stock repurchases	(5,228)	(4,309)	(2,537)
Dividends paid on common stock	(1,084)	(1,049)	(1,003)

Net cash flows provided by financing activities	7,485	15,260	12,533

Net increase (decrease) in cash and cash equivalents	3,960	(3,613)	1,378

Cash and cash equivalents at beginning of period	5,490	9,103	7,725

Cash and cash equivalents at end of period	$9,450	$5,490	$9,103

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Federal income taxes	$473	$704	$1,212

Interest on deposits and borrowings	$9,497	$7,667	$5,129

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$773	$—	$201

Loans originated upon sales of real estate acquired through foreclosure	$66	$—	$—

Recognition of mortgage servicing rights in accordance with SFAS No. 140	$14	$19	$13

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2007, 2006 and 2005

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

1. Principles of Consolidation

The accompanying consolidated financial statements as of and for the years ended December 31, 2007, 2006 and 2005, include the accounts of the Corporation and its wholly-owned subsidiary, the Savings Bank. All significant intercompany items have been eliminated.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2007, 2006 and 2005

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

3. Loans Receivable

Loans receivable are stated at the principal amount outstanding, adjusted for deferred loan origination fees and the allowance for loan losses. Interest is accrued as earned unless the collectibility of the loan is in doubt. Loans are generally placed on nonaccrual status when they are contractually past due 150 days or more. Interest on loans that are contractually past due more than 150 days is charged off, or an allowance is established based on management’s periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status. If the ultimate collectibility of the loan is in doubt, in whole or in part, all payments received on nonaccrual loans are applied to reduce principal until such doubt is eliminated.

Loans held for sale are carried at the lower of cost (less principal payments received) or fair value (market value), calculated on an aggregate basis. At December 31, 2006, the Corporation’s loans held for sale were carried at cost.

The Corporation accounts for mortgage servicing rights in accordance with SFAS No. 156 “Accounting for Servicing of Financial Assets-an amendment of SFAS No 140” which requires that the Corporation recognize, as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained must allocate some of the cost of the loans to the mortgage servicing rights at fair value. The Company has opted to account for the capitalized servicing rights be amortized in proportion to and over the estimated period of servicing income. The adoption of SFAS 156, has not had a significant impact to the financial statements of the Company.

The Corporation recorded mortgage servicing rights totaling $10,000, $16,000 and $10,000, net of amortization during the years ended December 31, 2007, 2006 and 2005, respectively. The carrying value of the Corporation’s mortgage servicing rights, which approximated fair value, totaled approximately $76,000 and $66,000 at December 31, 2007 and 2006, respectively.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2007, 2006 and 2005

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

3. Loans Receivable (continued)

The Corporation was servicing mortgage loans of approximately $8.9 million and $7.9 million at December 31, 2007 and 2006, respectively, all of which had been sold to the Federal Home Loan Bank of Cincinnati.

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

Years ended December 31, 2007, 2006 and 2005

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

5. Allowance for Loan Losses (continued)

Collateral dependent loans which are more than one hundred fifty days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

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

7. Investment in Federal Home Loan Bank Stock

The Corporation is required as a condition of membership in the Federal Home Loan Bank of Cincinnati (FHLB) to maintain an investment in FHLB common stock. The stock is redeemable at par and, therefore, its cost is equivalent to its redemption value. The Corporation’s ability to redeem FHLB shares is dependent on the redemption practices of the FHLB of Cincinnati. At December 31, 2007, the FHLB of Cincinnati placed no restrictions on redemption of shares in excess of a member’s required investment in the stock.

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

Years ended December 31, 2007, 2006 and 2005

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

10. Benefit Plans

The Corporation has a 401(k) retirement savings plan, which covers all employees who have attained the age of 21 and have completed one year of service. The Corporation is annually required to contribute 3% of eligible employees’ salaries, plus the lesser of 3% of each participant’s salary or 50% of each participant’s contributions to the plan. Additional employer contributions are made at the discretion of the Board of Directors. Employer contributions totaled $176,000, $172,000, and $166,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

The Corporation has a nonqualified directors deferred compensation plan (the “compensation plan”) which provides for the payment of benefits to its directors upon termination of service with the Corporation. The Corporation recorded expense of approximately $21,000 for the directors deferred compensation plan for each of the years ended December 31, 2007, 2006 and 2005, respectively.

In connection with the Reorganization, the Corporation implemented an Employee Stock Ownership Plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who have completed one year of service and have attained the age of 21. The Corporation accounts for the ESOP in accordance with Statement of Position (“SOP”) 93-6, “Employers Accounting for Employee Stock Ownership Plans.” SOP 93-6 requires that compensation expense recorded by employers equal the fair value of ESOP shares allocated to participants during a given year. Allocation of shares to the ESOP participants is predicated upon the repayment of a loan to Cheviot Financial Corp. totaling $2.3 million and $2.6 million at December 31, 2007 and 2006, respectively. The Corporation recorded expense related to the ESOP of approximately $453,000, $432,000 and $414,000 for the years ended December 31, 2007, 2006 and 2005, respectively. The fair value of the unearned ESOP shares approximated $2.0 million at December 31, 2007.

In 2005, the Corporation initiated a Management Recognition Plan (“MRP” or the “Plan”) which provided for awards of 194,408 shares to members of the board of directors, management and certain employees. Common shares awarded under the MRP vest over a five year period, commencing with the date of the grant. Expense recognized under the MRP totaled $394,000, $408,000 and $260,000 for the years ended December 31, 2007, 2006 and 2005, respectively. During the years ended December 31, 2007, 2006 and 2005, 2,325, 2,125 and 169,310 shares under the Corporation’s MRP were awarded, of which 33,505 and 425 shares vested during the current year at a cost of $13.49 and $13.61 per share.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2007, 2006 and 2005

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

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at December 31, 2007 and 2006:

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

Deposits: The fair value of NOW accounts, passbook accounts, and money market demand deposits is deemed to approximate the amount payable on demand at December 31, 2007 and 2006. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

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

Years ended December 31, 2007, 2006 and 2005

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

11. Fair Value of Financial Instruments (continued)

Commitments to extend credit: For fixed-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. At December 31, 2007 and 2006, the fair value of loan commitments was not material.

Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation’s financial instruments were as follows at December 31:

	2007		2006

	Carrying	Fair	Carrying	Fair
	value	value	value	value
		(In thousands)

Financial assets
Cash and cash equivalents	$9,450	$9,450	$5,490	$5,490
Investment securities	35,178	35,264	34,184	33,824
Mortgage-backed securities	10,314	10,391	15,279	15,293
Loans receivable - net	249,832	249,371	241,178	238,315
Federal Home Loan Bank stock	3,238	3,238	3,238	3,238

	$308,012	$307,714	$299,369	$296,160

Financial liabilities
Deposits	$219,526	$219,701	$205,450	$205,508
Advances from the Federal Home Loan Bank	28,665	30,165	29,236	30,033
Advances by borrowers for taxes and insurance	1,253	1,253	1,203	1,203

	$249,444	$251,119	$235,889	$236,744

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

Years ended December 31, 2007, 2006 and 2005

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

14. Earnings Per Share

Basic earnings per share is computed based upon the weighted-average common shares outstanding during the year less shares in the ESOP that are unallocated and not committed to be released. Weighted-average common shares deemed outstanding gives effect to a reduction for 214,247, 249,954 and 285,661 unallocated shares held by the ESOP for the fiscal year ended December 31, 2007, 2006 and 2005, respectively.

	December 31,
	2007	2006	2005

Weighted-average common shares outstanding (basic)	8,904,177	9,225,311	9,574,837

Dilutive effect of assumed exercise of stock options	96,184	31,117	14,885

Weighted-average common shares outstanding (diluted)	9,000,361	9,256,428	9,589,722

15. Stock Option Plan

During 2005, the Corporation approved a Stock Incentive Plan that provides for grants of up to 486,018 stock options. During 2007, 2006 and 2005, approximately 6,460, 6,100 and 384,000 option shares were granted subject to five year vesting.

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

The Corporation adopted the provisions of SFAS No. 123(R) effective January 1, 2006, using the modified prospective transition method, and therefore has not restated its financial statements for prior periods. Under this method, the Corporation has applied the provisions of SFAS No. 123(R) to new equity-based awards and to equity-based awards modified, repurchased, or cancelled after January 1, 2006. In addition, the Corporation compensation cost includes the portion of equity-based awards for which the requisite service period has not been rendered (“unvested equity-based awards”) that are outstanding as of January 1, 2006. The compensation cost recorded for unvested equity-based awards is based on their grant-date fair value. For the year ended December 31, 2007, the Corporation recorded $264,000, ($242,000 after-tax) compensation cost for equity-based awards that vested during the year ended December 31, 2007. The Corporation has $629,000 unrecognized pre-tax compensation cost related to non-vested equity-based awards granted under its stock incentive plan as of December 31, 2007, which is expected to be recognized over a weighted-average vesting period of approximately 2.5 years. There is no intrinsic value on the outstanding options due to the strike price exceeding the market price at December 31, 2007.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2007, 2006 and 2005

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

15. Stock Option Plan (continued)

Prior to January 1, 2006, the Corporation accounted for its stock option plan in accordance with SFAS No. 123, “Accounting for Stock-based Compensation,” which contained a fair value based method for valuing stock-based compensation that entities may have used, which measured compensation cost at the grant date based on the fair value of the award. Compensation was then recognized over the service period, which was usually the vesting period. Alternatively, SFAS No. 123 permitted entities to continue to account for stock options and similar equity instruments under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” Entities that continue to account for stock options using APB Opinion No. 25 were required to make pro-forma disclosures of net earnings and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

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

Years ended December 31, 2007, 2006 and 2005

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

15. Stock Option Plan (continued)
A summary of the status of the Corporation’s stock option plan as of December 31, 2007, 2006, and 2005 changes during the year then ended is presented below:

	2007		2006		2005
	Shares	Weighted- average exercise price	Shares	Weighted- average exercise price	Shares	Weighted- average exercise price

Outstanding at beginning of year	389,760	$11.17	383,700	$11.15	—	$—
Granted	6,460	13.63	6,060	12.12	383,700	11.15
Exercised	—	—	—	—	—	—
Forfeited	—	—	—	—	—	—

Outstanding at end of year	396,220	$11.21	389,760	$11.17	383,700	$11.15

Options exercisable at year-end	154,692	$11.16	76,740	$11.15	—	—

Fair value of options granted during the year		$2.77		$2.97		$2.82

Cumulative option compensation cost over service period		$1,153		$1,135		$1,121

Remaining service period		30 months		41 months		52 months

The following information applies to options outstanding at December 31, 2007:

Number outstanding	396,220
Exercise price	$11.15 - $13.63
Weighted-average exercise price	$11.21
Weighted-average remaining contractual life	7.5 years

The expected term of options is based on evaluations of historical and expected future employee exercise behavior. The risk-free interest rate is based upon the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected life at grant date. Volatility is based upon the historical volatility of the Corporation’s stock.

The fair value of each option granted is estimated on the date of grant using the modified Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 2007, 2006 and 2005: dividend yield of 2.35%, 2.31% and 2.15%; expected volatility of 10.12%, 14.43% and 22.45%; risk-free interest rates of 4.83%, 5.07% and 4.19%; and expected lives of 10 years.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2007, 2006 and 2005

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

16. Recent Accounting Developments

FASB Statement No. 157, Fair Value Measurements (Statement No. 157)  — In September 2006, the FASB issued Statement No. 157. This Statement establishes a common definition for fair value to be applied to GAAP guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. Statement No. 157 is effective for fiscal years beginning after November 15, 2007. The Company adopted Statement No. 157, effective January 1, 2008. The impact of this new pronouncement was not material to the Company’s consolidated financial statements.

FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (Statement No. 159)  — In February 2007, the FASB issued Statement No. 159. This Statement permits entities to choose to measure financial instruments and certain other financial assets and financial liabilities at fair value. This Statement is effective for fiscal years beginning after November 15, 2007. The Company adopted Statement No. 159, effective January 1, 2008. The impact of this new pronouncement was not material to the Company’s consolidated financial statements.

Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value Through Earnings (SAB 109)  — In November 2007, SEC SAB 109 was issued. SAB 109 provides the staff’s views on the accounting for written loan commitments recorded at fair value. To make the staff’s views consistent with Statement No. 156, Accounting for Servicing of Financial Assets, and Statement No. 159, SAB 109 revises and rescinds portions of SAB No. 105, Application of Accounting Principles to Loan Commitments, and requires that the expected net future cash flows related to the associated servicing of a loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. The provisions of SAB 109 are applicable to written loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The Company is currently assessing the impact this Statement will have on its consolidated financial statements.

FASB Statement No. 141 (Revised 2007), Business Combinations (Statement No. 141R)  — Statement No. 141R was issued in December 2007. The revised statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the Statement. Statement No. 141R requires prospective application for business combinations consummated in fiscal years beginning on or after December 15, 2008. Early application is prohibited.

FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (Statement No. 160)  — Statement No. 160 was issued in December 2007. The statement requires that noncontrolling interests in subsidiaries be initially measured at fair value and classified as a separate component of equity. The statement is effective for fiscal year beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company is currently assessing the impact this Statement will have on its consolidated financial statements.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2007, 2006 and 2005

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

16. Recent Accounting Developments (continued)

EITF Issue No. 06-4, In September 2006, the Emerging Issues Task Force (EITF) reached a consensus on EITF Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements”. The issue requires that an employer who issues an endorsement split-dollar life insurance arrangement that provides a benefit to an employee should recognize a liability for future benefits in accordance with SFAS No. 106, “Employers Accounting for Postretirement Benefits Other Than Pensions”, if in substance a postretirement plan exists, or Accounting Principles Board (APB) Opinion No. 12, “Omnibus Opinion”, if the arrangement is, in substance, an individual deferred compensation contract, based on the substantive agreement with the employee. This issue is effective for fiscal years beginning after December 31, 2007 with earlier application permitted. Management is currently assessing the impact of the Issue on the Company’s financial statements.

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of investment securities at December 31 are shown below.

	December 31, 2007
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
	(In thousands)

Available for Sale:
U.S. Government agency securities	$10,001	$87	$—	$10,088
Municipal obligations	2,110	3	23	2,090

	$12,111	$90	$23	$12,178

Held to Maturity:
U.S. Government agency securities	$23,000	$100	$14	$23,086

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2007, 2006 and 2005

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

	December 31, 2006
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
	(In thousands)

Available for Sale:
U.S. Government agency securities	$6,998	$4	$20	$6,982
Municipal obligations	2,094	10	1	2,103

	$9,092	$14	$21	$9,085

Held to Maturity:
U.S. Government agency securities	$24,999	$—	$362	$24,637
Municipal obligations	100	2	—	102

	$25,099	$2	$362	$24,739

The amortized cost of investment securities at December 31, 2007 and 2006, by contractual term to maturity are shown below.

			December 31,
			2007	2006
			(In thousands)

Less than one year			$—	$—
One to five years			24,000	29,999
Five to ten years			565	—
More than ten years			10,546	4,192

			$35,111	$34,191

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of mortgage-backed securities at December 31, 2007 and 2006 are shown below.

	December 31, 2007
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
	(In thousands)
Available for sale:
Government National Mortgage Association adjustable-rate participation certificates	$811	$3	$—	$814

Held to maturity:
Federal Home Loan Mortgage Corporation adjustable-rate participation certificates	$802	$7	$—	$809
Federal National Mortgage Association adjustable-rate participation certificates	930	5	1	934
Government National Mortgage Association adjustable-rate participation certificates	7,768	66	—	7,834

	$9,500	$78	$1	$9,577

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2007, 2006 and 2005

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

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

The amortized cost of mortgage-backed securities, including those designated as available for sale, at December 31, 2007 and 2006, by contractual terms to maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

	December 31,
	2007	2006
	(In thousands)
Due in one year or less	$219	$322
Due in one year through five years	1,019	1,461
Due in five years through ten years	1,666	2,306
Due in more than ten years	7,407	11,196

	$10,311	$15,285

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2007, 2006 and 2005

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2007 and 2006:

				December 31, 2007
	Less than 12 months			12 months or longer				Total
Description of securities	Number of investments	Fair value	Unrealized losses	Number of investments	Fair value	Unrealized losses	Number of investments	Fair value	Unrealized losses
	(Dollars in thousands)

U.S. Government agency securities	—	$—	$—	1	$1,986	$14	1	$1,986	$14
Municipal obligations	1	512	8	1	700	15	2	1,212	23
Mortgage-backed securities	—	—	—	2	135	1	2	135	1

Total temporarily impaired securities	1	$512	$8	4	$2,821	$30	5	$3,333	$38

	Less than 12 months			December 31, 2006 12 months or longer				Total
Description of securities	Number of investments	Fair value	Unrealized losses	Number of investments	Fair value	Unrealized losses	Number of investments	Fair value	Unrealized losses
	(Dollars in thousands)

U.S. Government agency securities	3	$3,948	$20	7	$24,637	$362	10	$28,585	$382
Municipal obligations	1	711	1	—	—	—	1	711	1
Mortgage-backed securities	5	317	1	9	7,854	37	14	8,171	38

Total temporarily impaired securities	9	$4,976	$22	16	$32,491	$399	25	$37,467	$421

Management has the intent and ability to hold these securities for the foreseeable future. The decline in the fair value is primarily due to an increase in market interest rates. The fair values are expected to recover as securities approach maturity dates.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2007, 2006 and 2005

NOTE C - LOANS RECEIVABLE

          The composition of the loan portfolio, including loans held for sale, at December 31 was as follows:

	2007	2006
	(In thousands)

One- to four-family residential	$216,958	$209,996
Multi-family residential	10,638	11,250
Construction	19,421	19,022
Commercial	10,018	9,466
Consumer	66	82

	257,101	249,816
Less:
Undisbursed portion of loans in process	6,585	7,646
Deferred loan origination fees	88	159
Allowance for loan losses	596	833

	$249,832	$241,178

The Corporation’s lending efforts have historically focused on one- to four-family and multi-family residential real estate loans, which comprise approximately $240.4 million, or 96% of the net loan portfolio at December 31, 2007 and approximately $232.6 million, or 96% of the net loan portfolio at December 31, 2006. Generally, such loans have been underwritten on the basis of no more than an 85% loan-to-value ratio, which has historically provided the Corporation with adequate collateral coverage in the event of default. Nevertheless, the Corporation, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of southwestern Ohio, thereby impairing collateral values. However, management is of the belief that real estate values in the Corporation’s primary lending area are presently stable.

In the ordinary course of business, the Corporation has made loans to its executive officers and directors. Loans to these officers and directors, as well as employees, are made at reduced interest rates and closing costs. These loans do not involve more than the normal risk of collectibility. The aggregate dollar amount of loans to executive officers and directors totaled approximately $1.3 million and $972,000 at December 31, 2007 and 2006, respectively.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2007, 2006 and 2005

NOTE D - ALLOWANCE FOR LOAN LOSSES

          The activity in the allowance for loan losses is as follows:

	2007	2006	2005
	(In thousands)

Beginning balance	$833	$808	$732
Provision for losses on loans	116	25	97
Charge-offs of loans	(353)	—	(21)
Recoveries	—	—	—

Ending balance	$596	$833	$808

At December 31, 2007, 2006 and 2005, the Corporation’s allowance for loan losses was comprised of a general loan loss allowance of $519,000, $822,000 and $794,000, respectively, which is includible as a component of regulatory risk-based capital, and a specific loan loss allowance totaling $77,000 at December 31, 2007, $11,000 at December 31, 2006 and $14,000 at December 31, 2005.

Nonperforming and impaired loans totaled approximately $660,000, $281,000 and $149,000 at December 31, 2007, 2006 and 2005, respectively. Loans past due more than 90 days and still accruing totaled approximately $941,000 and $187,000 at December 31, 2007 and 2006, respectively. In addition, approximately $32,000 and $6,000 of interest income was accrued on these loans at December 31, 2007 and 2006, respectively.

During the years ended December 31, 2007, 2006 and 2005, interest income of approximately $51,000, $7,000 and $5,000, respectively, would have been recognized had nonperforming loans been performing in accordance with contractual terms.

NOTE E - OFFICE PREMISES AND EQUIPMENT

          Office premises and equipment are comprised of the following at December 31:

	2007	2006
	(In thousands)

Land	$1,045	$1,045
Buildings and improvements, including construction-in-progress	5,835	5,834
Furniture and equipment	1,825	1,751
Automobiles	45	45

	8,750	8,675
Less accumulated depreciation	3,619	3,278

	$5,131	$5,397

At December 31, 2007 and 2006, the Corporation had capitalized interest costs of approximately $11,000 and $12,000 related to the construction of branch offices.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2007, 2006 and 2005

NOTE F - DEPOSITS

          Deposits consist of the following major classifications at December 31:

Deposit type and weighted-average interest rate	2007	2006
	(In thousands)

NOW accounts
2007 - 0.67%	$15,830
2006 - 0.56%		$13,993
Passbook accounts
2007 - 0.99%	14,938
2006 - 1.02%		16,970
Money market demand deposit
2007 - 2.23%	33,069
2006 - 2.15%		34,952

Total demand, transaction and passbook deposits	63,837	65,915

Certificates of deposit
Original maturities of:
Less than 12 months
2007 - 4.72%
2006 - 4.86%	71,043	75,005
12 to 18 months
2007 - 4.86%
2006 - 4.40%	47,199	23,004
24 months – 36 months
2007 - 4.71%
2006 - 4.10%	21,928	23,589
Over 36 months
2007 - 4.31%
2006 - 4.14%	15,519	17,937

Total certificates of deposit	155,689	139,535

Total deposits	$219,526	$205,450

The Savings Bank had deposit accounts with balances in excess of $100,000 totaling $54.4 million and $53.1 million, including intercompany accounts totaling $12.2 million and $18.1 million, which are eliminated in consolidation, at December 31, 2007 and 2006, respectively. Deposits issued in amounts greater than $100,000 are not federally insured.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2007, 2006 and 2005

NOTE F - DEPOSITS (continued)

          Interest expense on deposits is summarized as follows at December 31:

	2007	2006	2005
	(In thousands)

Passbook savings	$134	$150	$145
NOW and money market demand deposits	818	781	601
Certificates of deposit	7,114	5,374	3,283

	$8,066	$6,305	$4,029

          Maturities of outstanding certificates of deposit at December 31 are summarized as follows:

	2007	2006
	(In thousands)

Less than six months	$83,496	$82,722
Six months to one year	45,466	34,241
Over one year to three years	26,559	22,054
Over three years	168	518

	$155,689	$139,535

In the ordinary course of business, the Corporation accepted deposits from officers and directors. At December 31, 2007, total deposits from officers and directors totaled approximately $742,000.

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at December 31, 2007 and 2006 by pledges of certain residential mortgage loans totaling $35.8 million and $36.5 million, respectively, and the Savings Bank’s investment in Federal Home Loan Bank stock, are summarized as follows:

	Maturing
	year ending
Interest rate range	December 31,	2007	2006
		(Dollars in thousands)

4.61%	2010	$2,000	$—
3.89% - 5.44%	2012	3,905	4,972
3.75% - 4.84%	2014	4,760	5,829
4.31% - 5.36%	2015	12,076	14,775
5.25%	2016	1,360	1,660
5.27% - 5.35%	2017	4,564	2,000

		$28,665	$29,236

Weighted-average interest rate		4.83%	4.77%

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2007, 2006 and 2005

NOTE H - FEDERAL INCOME TAXES

Federal income taxes on earnings differs from that computed at the statutory corporate tax rate for the years ended December 31, 2007, 2006 and 2005 as follows:

	2007	2006	2005
	(Dollars in thousands)

Federal income taxes at statutory rate	$460	$840	$1,091
Increase (decrease) in taxes resulting primarily from:
Stock option expense	68	68	—
Charitable contributions carryforwards	(37)	(67)	—
Nontaxable interest income	(38)	(20)	(2)
Cash surrender value of life insurance	(44)	(45)	(41)
Other	19	(2)	8

Federal income taxes per financial statements	$428	$774	$1,056

Effective tax rate	31.6%	31.3%	32.9%

The composition of the Corporation’s net deferred tax liability at December 31 is as follows:

Taxes (payable) refundable on temporary	2007	2006
differences at statutory rate:	(In thousands)

Deferred tax assets:
General loan loss allowance	$176	$279
Deferred compensation	98	99
Stock benefit plans	148	117
Unrealized losses on securities available for sale	—	4
Other	9	4

Total deferred tax assets	431	503

Deferred tax liabilities:
Deferred loan origination costs	(208)	(141)
Federal Home Loan Bank stock dividends	(739)	(740)
Book/tax depreciation	(75)	(88)
Mortgage servicing rights	(26)	(22)
Unrealized gains on securities designated as available for sale	(23)	—

Total deferred tax liabilities	(1,071)	(991)

Net deferred tax liability	$(640)	$(488)

The Corporation was allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at December 31, 2007 include approximately $3.0 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction at December 31, 2007 was approximately $1.0 million. During 2006, the Corporation elected to file a consolidated federal tax return with the Bank. This enabled the Corporation to utilize approximately $113,000 and $199,000 of charitable contribution carryforwards for the years ended December 31, 2007 and 2006. At December 31, 2007, the Corporation had remaining charitable contribution carryforwards of approximately $438,000 the benefits of which, in the absence of tax planning strategies, have been fully reserved.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2007, 2006 and 2005

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

At December 31, 2007 and 2006, the Corporation had outstanding commitments to originate fixed-rate loans with interest rates ranging from 5.75% to 8.25% totaling $1.3 million and $2.7 million, respectively, secured by one- to four-family residential real estate. Additionally, the Corporation had unused lines of credit under home equity loans totaling $11.3 million and $11.1 million at December 31, 2007 and 2006, respectively. In the opinion of management, all loan commitments equaled or exceeded prevalent market interest rates as of December 31, 2007 and 2006, and such commitments have been underwritten on the same basis as that of the existing loan portfolio. Management believes that all loan commitments are able to be funded through cash flow from operations and existing excess liquidity. Fees received in connection with these commitments have not been recognized in earnings.

At December 31, 2007 and 2006, Corporation had a deposit of earnest money for the purchase of land at a total cost of $1,000.

During 2004, the Savings Bank entered into a lease agreement for office space under an operating lease which expired in January 2006. The lease agreement required annual rental payments of approximately $20,000 through December 2005, and approximately $2,000 in 2006. The lease contained three one-year renewal options which the Savings Bank opted not to renew in 2006. In January 2006, the Savings Bank entered into a new one year operating lease agreement which the Savings Bank opted to renew in January 2007. This lease expired in January 2008 and will not be renewed by the Bank. The Savings Bank’s rental expense totaled $5,000 for both the years ended December 31, 2007 and 2006, respectively.

NOTE J - REGULATORY CAPITAL

The Savings Bank is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (the “OTS”). Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on its financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Savings Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Savings Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2007, 2006 and 2005

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

During 2007, the Savings Bank was notified by the OTS that it was categorized as “well-capitalized” under the regulatory framework for prompt corrective action. Additionally, management is not aware of any recent event that would cause this classification to change. To be categorized as “well-capitalized” the Savings Bank must maintain minimum capital ratios as set forth in the following table.

As of December 31, 2007 and 2006, the Savings Bank met all capital adequacy requirements to which it was subject.

	As of December 31, 2007
	Actual		For capital adequacy purposes			To be “well- capitalized” under prompt corrective action provisions

	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in thousands)

Tangible capital	$53,437	16.8%	³$	4,786	³1.5%	³$	15,954	³ 5.0%

Core capital	$53,437	16.8%	³$	12,763	³4.0%	³$	19,145	³ 6.0%

Risk-based capital	$53,956	32.7%	³$	13,213	³8.0%	³$	16,516	³10.0%

	As of December 31, 2006
	Actual		For capital adequacy purposes			To be “well- capitalized” under prompt corrective action provisions

	Amount	Ratio		Amount	Ratio	Amount		Ratio
	(Dollars in thousands)

Tangible capital	$51,452	16.6%	³$	4,647	³1.5%	³$	15,490	³ 5.0%

Core capital	$51,452	16.6%	³$	12,392	³4.0%	³$	18,588	³ 6.0%

Risk-based capital	$52,273	33.3%	³$	12,558	³8.0%	³$	15,698	³10.0%

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2007, 2006 and 2005

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

The Savings Bank is subject to regulations imposed by the OTS regarding the amount of capital distributions payable by the Savings Bank to Cheviot Financial. Generally, the Savings Bank’s payment of dividends is limited, without prior OTS approval, to net earnings for the current calendar year plus the two preceding calendar years, less capital distributions paid over the comparable time period. Insured institutions are required to file an application with the OTS for capital distributions in excess of this limitation. During 2005, the Savings Bank received approval from the OTS to declare $12.5 million in dividends to Cheviot Financial. Such dividends were paid in 2006. As a result of such dividend, the Savings Bank is required to receive prior OTS approval before declaring dividends to Cheviot Financial Corp.

Regulations of the OTS governing mutual holding companies permit Cheviot Mutual Holding Company (the “Holding Company”) to waive the receipt by it of any common stock dividend declared by Cheviot Financial or the Savings Bank, provided the OTS does not object to such waiver. Pursuant to these provisions, the Holding Company waived $1.7 million in dividends during 2007.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2007, 2006 and 2005

NOTE K - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION

The following condensed financial statements summarize the financial position of the Corporation as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years ended December 31, 2007, 2006 and 2005:

CHEVIOT FINANCIAL CORP.
STATEMENT OF FINANCIAL CONDITION
December 31, 2007 and 2006
(In thousands)

	2007	2006

ASSETS

Cash in Cheviot Savings Bank	$12,171	$18,137
Cash and due from banks	32	38
Loan receivable - ESOP	2,309	2,643
Investment in Cheviot Savings Bank	53,490	51,426
Prepaid expenses and other assets	—	10
Prepaid federal income taxes	13	56

Total assets	$68,015	$72,310

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and other liabilities	$95	$110
Common stock	99	99
Additional paid-in capital	43,418	43,113
Shares acquired by stock benefit plans	(3,582)	(4,329)
Treasury stock	(12,074)	(6,846)
Retained earnings	40,013	40,171
Accumulated comprehensive loss	46	(8)

Total shareholders’ equity	$67,920	72,200

Total liabilities and shareholders’ equity	$68,015	$72,310

CHEVIOT FINANCIAL CORP.
STATEMENT OF EARNINGS
Year ended December 31, 2007, 2006 and 2005
(In thousands)

	2007	2006	2005

Income
Interest income	$157	$208	$184
Equity in earnings of Cheviot Savings Bank	955	1,693	2,248

Total income	1,112	1,901	2,432

General, administrative and other expense	201	203	328

Earnings before federal income tax benefits	911	1,698	2,104

Federal income taxes (benefits)	(15)	2	(49)

Net earnings	$926	$1,696	$2,153

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2007, 2006 and 2005

NOTE K - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION (continued)

CHEVIOT FINANCIAL CORP.
STATEMENT OF CASH FLOWS
Year ended December 31, 2007, 2006 and 2005
(In thousands)

	2007	2006	2005

Cash flows provided by operating activities:
Net earnings for the year	$926	$1,696	$2,153
Excess distribution from (equity in undistributed earnings of) Cheviot Savings Bank	(1,676)	(2,426)	10,065
Amortization of expense related to stock benefit plans	810	813	494
Increase (decrease) in cash due to changes in
Prepaid expenses and other assets	10	12,511	(12,080)
Accounts payable and other liabilities	(15)	32	78
Prepaid federal income taxes	43	2	(49)

Net cash provided by operating activities	98	12,628	661

Cash flows used in financing activities:
Purchase of shares for stock benefit plans	—	—	(2,235)
Stock option expense, net	242	239	—
Treasury stock repurchases	(5,228)	(4,309)	(2,537)
Dividends paid	(1,084)	(1,049)	(1,003)

Net cash used in financing activities	(6,070)	(5,119)	(5,775)

Net (decrease) increase in cash and cash equivalents	(5,972)	7,509	(5,114)

Cash and cash equivalents at beginning of year	18,175	10,666	15,780

Cash and cash equivalents at end of year	$12,203	$18,175	$10,666

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2007, 2006 and 2005

NOTE L - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table summarizes the Corporation’s quarterly results for the years ended December 31, 2007 and 2006.

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
2007:	(In thousands, except per share data)

Total interest income	$4,522	$4,515	$4,418	$4,336
Total interest expense	2,469	2,445	2,336	2,249

Net interest income	2,053	2,070	2,082	2,087
Provision for losses on loans	101	15	—	—

Net interest income after provision for loan losses	1,952	2,055	2,082	2,087
Other income	134	153	129	129
General, administrative and other expense	1,833	1,805	1,802	1,927

Earnings before income taxes	253	403	409	289
Federal income taxes	80	128	137	83

Net earnings	$173	$275	$272	$206

Earnings per share:
Basic and diluted	$.02	$.03	$.03	$.02

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
2006:	(In thousands, except per share data)

Total interest income	$4,358	$4,283	$4,024	$3,844
Total interest expense	2,222	2,131	1,821	1,608

Net interest income	2,136	2,152	2,203	2,236
Provision for losses on loans	25	—	—	—

Net interest income after provision for loan losses	2,111	2,152	2,203	2,236
Other income	139	176	103	120
General, administrative and other expense	1,698	1,690	1,702	1,680

Earnings before income taxes	552	638	604	676
Federal income taxes	160	201	198	215

Net earnings	$392	$437	$406	$461

Earnings per share:
Basic and diluted	$.04	$.05	$.04	$.05

DIRECTORS AND OFFICERS

Directors of Cheviot
Financial Corp. and	Officers of	Officers of
Cheviot Savings Bank	Cheviot Financial Corp.	Cheviot Savings Bank

Thomas J. Linneman	Thomas J. Linneman	Thomas J. Linneman
President and Chief	President and Chief	President and Chief
Executive Officer	Executive Officer	Executive Officer

James E. Williamson	Scott T. Smith	Jeffrey J. Lenzer
Executive Secretary,	Chief Financial Officer	Vice President, Operations
Retired District Administrator
of Oak Hills Local		Kevin M. Kappa
School District		Vice President, Compliance

Edward L. Kleemeier		Deborah A. Fischer
Retired District Fire Chief,		Vice President, Lending
City of Cincinnati
Scott T. Smith
John T. Smith		Chief Financial Officer
Secretary/Treasurer
of Hawkstone Associates

Robert L. Thomas
Owner/Operator
R&R Quality Meats
and Catering

Steven R. Hausfeld
CPA/Owner
Steven R. Hausfeld, CPA

INVESTOR AND CORPORATE INFORMATION

Annual Meeting

The Annual Meeting of shareholders will be held at 3:00 p.m., Eastern Daylight Savings Time, on April 22, 2008 at the Cheviot Savings Bank Corporate Offices located at 3723 Glenmore Avenue, Cheviot, Ohio.

Stock Listing

Cheviot Financial Corp. common stock is listed on The Nasdaq Capital Market under the symbol “CHEV”.

As of March 12, 2008, there were 9,918,751 shares of Cheviot Financial Corp. common stock issued (including unallocated ESOP shares) and there were approximately 838 registered holders of record.

Set forth below are the high and low prices of our common stock for the year, as well as our quarterly dividend payment history.

Quarter Ended	High	Low	Dividend paid

March 31, 2007	$13.42	$12.93	$.08
June 30, 2007	$13.75	$13.22	$.08
September 30, 2007	$13.50	$11.99	$.08
December 31, 2007	$12.63	$9.40	$.08

Shareholder and General Inquiries	Transfer Agent

Cheviot Financial Corp.	Registrar and Transfer Company
3723 Glenmore Avenue	10 Commerce Drive
Cincinnati, Ohio 45211	Cranford, New Jersey
(513) 661-0457	(800) 525-7686
Attn: Kimberly A. Siener
Investor Relations

Registered Independent Auditors	Corporate Counsel

Clark, Schaefer, Hackett & Co.	Luse Gorman Pomerenk & Schick, P.C.
105 East Fourth Street	5335 Wisconsin Avenue NW
Suite 1500	Suite 400
Cincinnati, Ohio 45202	Washington, DC 20015
(513) 241-3111	(202) 274-2000

Annual Reports

A copy, without exhibits, of the Cheviot Financial Corp. Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Kimberly A. Siener, Investor Relations, Cheviot Financial Corp., 3723 Glenmore Avenue, Cheviot, Ohio 45211.

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