Form 10-K, Exhibit 13
period 2008-12-31
CHEVIOT FINANCIAL CORP
filed 2009-03-18
CIK 1248124

Exhibit 13

TABLE OF CONTENTS

LETTER FROM THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

To Our Shareholders and Customers:

          We are pleased to present the Annual Report to Shareholders of Cheviot Financial Corp. (the “Corporation”), the holding company which owns 100% of the outstanding stock of Cheviot Savings Bank (the “Bank”). This is the fifth annual report to reflect the consolidated results of operations and financial condition of the Corporation and Bank.

          The Corporation reported net earnings of $1.4 million for 2008 and ended the year with assets of $332.0 million.

          The mission of Cheviot Savings Bank has always been to offer the best financial services and products with the expertise and friendliness a customer wants. During these difficult economic times, Cheviot Savings Bank continues to offer superior financial services, coupled with the superior financial strength necessary to prosper in this market. We adhere to our conservative lending and investment practices, which we believe will help the Corporation to maintain its financial strength during this current recession.

          The Directors, Management and employees of Cheviot Savings Bank are committed to the community. Through our Charitable Foundation, numerous contributions have been awarded in the past five years. During this time, the Foundation has awarded over $485,000 in support of the local community. The contribution we are most proud of is the college tuition grants which have totaled over $200,000 to 10 different high schools.

          I want to personally thank you for your support as a shareholder and pledge to continue to advance the interests of the Corporation, the Bank, the community, our customers and shareholders.

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

In 2004, the Savings Bank reorganized into a two-tier mutual holding company structure (the “Reorganization”) and established Cheviot Financial Corp. (“Cheviot Financial” or the “Corporation”) as the parent of the Savings Bank. Pursuant to the Plan, Cheviot Financial issued 9,918,751 common shares, of which approximately 55.0% was issued to Cheviot Mutual Holding Company, a federally chartered mutual holding company. Cheviot Financial sold 4,388,438 common shares, representing approximately 44.0% of the outstanding common stock, to the Savings Bank’s depositors and a newly formed Employee Stock Ownership Plan (“ESOP”) at an initial issuance price of $10.00 per share. In addition, 75,000 shares, or approximately one percent of the outstanding shares, were issued to a charitable foundation established by the Savings Bank. Cheviot Financial’s issuance of common shares resulted in proceeds, net of offering costs and shares issued to the ESOP, totaling $39.3 million. At December 31, 2008, Cheviot Financial had 3,417,191 shares issued and outstanding to persons other than Cheviot Mutual Holding Company.

The Savings Bank is a community and customer-oriented savings and loan operating six full-service offices, all of which are located in Hamilton County, Ohio, which we consider our primary market area. We emphasize personal service and customer convenience in serving the financial needs of the individuals, families and businesses residing in our markets.

Cheviot Financial’s executive offices are located at 3723 Glenmore Avenue, Cheviot, Ohio 45211-4744, and our telephone number is (513) 661-0457.

The following are highlights of Cheviot Savings Bank’s operations:

●	a 97-year history of providing financial products and services to individuals, families and small business customers in southwestern Ohio;

●	a commitment to single family residential mortgage lending;

●	maintaining capital strength and exceeding regulatory “well capitalized” capital requirements; and

●	a business strategy designed to expand our banking relationships with existing and future customers.

Cheviot Financial Corp.

SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected financial and other data of Cheviot Financial Corp. at the dates and for the periods presented.

	At December 31,
	2008	2007	2006	2005	2004
	(In thousands)
Selected Financial Condition Data:
Total assets	$332,000	$319,060	$309,780	$291,791	$276,587
Cash and cash equivalents	10,013	9,450	5,490	9,103	7,725
Investment securities available for sale	23,909	12,178	9,085	—	—
Investment securities held to maturity – at cost	7,000	23,000	25,099	27,084	27,102
Mortgage-backed securities available for sale	648	814	1,042	1,269	1,483
Mortgage-backed securities held to maturity – at cost	6,915	9,500	14,237	20,285	29,204
Loans receivable, net (1)	268,483	249,832	241,178	222,711	203,842
Deposits	216,048	219,526	205,450	181,238	179,989
Advances from the Federal Home Loan Bank	44,604	28,665	29,236	33,209	16,199
Shareholders’ equity	68,231	67,920	72,200	74,810	77,940

	For the Year Ended December 31,
	2008	2007	2006	2005	2004
	(In thousands, except per share data)
Selected Operating Data:
Total interest income	$18,058	$17,791	$16,509	$14,408	$12,983
Total interest expense	8,445	9,499	7,782	5,129	3,881
Net interest income	9,613	8,292	8,727	9,279	9,102
Provision for losses on loans	668	116	25	97	—
Net interest income after provision for losses on loans	8,945	8,176	8,702	9,182	9,102
Total other income	503	545	538	445	270
Total general, administrative and other expense	7,440	7,367	6,770	6,418	6,968
Earnings before income taxes	2,008	1,354	2,470	3,209	2,404
Federal income taxes	592	428	774	1,056	1,076
Net earnings	$1,416	$926	$1,696	$2,153	$1,328

Earnings per share – basic and diluted	$0.16	$0.10	$0.18	$0.22	$0.14

(1)	Includes loans held for sale, net of allowance for loan losses and deferred loan costs.

Cheviot Financial Corp.

SELECTED FINANCIAL AND OTHER DATA (CONTINUED)

	At or For the Year Ended December 31,
	2008	2007	2006	2005	2004

Selected Financial Ratios and Other Data:(1)
Performance Ratios:
Return on average assets	0.43%	0.29%	0.56%	0.76%	0.48%
Return on average equity	2.09	1.33	2.32	2.79	1.72
Average equity to average assets	20.75	22.16	24.21	27.17	27.91
Equity to total assets at end of period	20.55	21.29	23.31	25.64	28.18
Interest rate spread (2)	2.49	2.00	2.27	2.72	2.85
Net interest margin (2)	3.11	2.78	3.03	3.39	3.39
Average interest-bearing asset to average interest-bearing liabilities	122.59	124.51	128.42	135.63	137.59
Total general, administrative and other expenses to average total assets	2.28	2.34	2.24	2.26	2.53
Efficiency ratio (3)	73.55	83.37	73.07	66.00	74.35
Dividend payout ratio	225.00	320.00	155.56	109.09	142.86
Asset Quality Ratios:
Nonperforming loans as a percent of total loans (4)	0.69	0.26	0.12	0.07	0.12
Nonperforming assets as a percent of total assets	0.88	0.40	0.09	0.08	0.12
Allowance for loan losses as a percent of total loans	0.26	0.24	0.35	0.36	0.36
Allowance for loan losses as a percent of nonperforming assets	24.36	46.39	296.44	339.50	214.66
Regulatory Capital Ratios:
Tangible capital	16.84	16.75	16.60	16.70	21.07
Core capital	16.84	16.75	16.60	16.70	21.07
Risk-based capital	32.53	32.67	33.29	34.90	47.08
Number of:
Banking offices	6	6	6	4	4

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.

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

The allowance for loan losses is the estimated amount considered necessary to cover inherent, but unconfirmed, credit losses in the loan portfolio at the balance sheet date. The allowance is established through the provision for losses on loans which is charged against income. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of the most critical accounting policies for Cheviot Financial.

Management performs a quarterly evaluation of the allowance for loan losses. Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

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

Forward-Looking Statements

This Annual Report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

●	statements of our goals, intentions and expectations;

●	statements regarding our business plans and prospects and growth and operating strategies;

●	statements regarding the asset quality of our loan and investment portfolios; and

●	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

●	significantly increased competition among depository and other financial institutions;

●	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

●	general economic conditions, either nationally or in our market areas, which are worse than expected;

●	adverse changes in the securities markets;

●	legislative or regulatory changes that adversely affect our business;

●	our ability to enter new markets successfully and capitalize on growth opportunities;

●	changes in consumer spending, borrowing and savings habits;

●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board and the Public Company Accounting Oversight Board; and

●	changes in our organization, compensation and benefit plans.

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

The following tables set forth certain information for the years ended December 31, 2008, 2007 and 2006. For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, is expressed both in dollars and rates. No tax equivalent adjustments were deemed necessary based on materiality. Average balances are based on monthly averages. In the opinion of management, monthly averages do not differ materially from daily averages.

	For the Years Ended December 31,
	2008			2007			2006
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable, net (1)	$260,708	$15,436	5.92%	$246,335	$15,007	6.09%	$233,331	$14,014	6.01%
Mortgage-backed securities	8,505	464	5.46	12,444	693	5.57	18,173	838	4.61
Investment securities	35,488	2,074	5.84	35,148	1,865	5.31	31,053	1,395	4.49
Interest-earning deposits and other (2)	4,507	84	1.86	4,427	226	5.11	5,070	262	5.17
Total interest-earning assets	309,208	18,058	5.84	298,354	17,791	5.96	287,627	16,509	5.74

Total non-interest-earning assets	17,289			17,054			14,882

Total assets	$326,497			$315,408			$302,509

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits	$212,963	6,727	3.16	$209,989	8,066	3.84	$193,130	6,305	3.26
FHLB advances	39,257	1,718	4.38	29,630	1,433	4.84	30,848	1,477	4.79
Total interest-bearing liabilities	252,220	8,445	3.35	239,619	9,499	3.96	223,978	7,782	3.47

Total non-interest-bearing liabilities	6,535			5,904			5,300

Total liabilities	258,755			245,523			229,278

Shareholders’ equity	67,742			69,885			73,231

Total liabilities and shareholders’ equity	$326,497			$315,408			$302,509

Net interest income		$9,613			$8,292			$8,727

Interest rate spread (3)			2.49%			2.00%			2.27%

Net interest margin (4)			3.11%			2.78%			3.03%

Average interest-earning assets to average interest-bearing liabilities			122.59%			124.51%			128.42%

(1)	Includes nonaccruing loans. Interest income on loans receivable, net includes amortized loan origination fees.
(2)	Includes interest-earning demand deposits, other interest-earning deposits and FHLB stock.
(3)	Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.
(4)	Net interest margin is net interest income divided by average interest-earning assets.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Rate/Volume Analysis

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

	Year ended December 31,
	2008 vs. 2007			2007 vs. 2006
	Increase (decrease) due to			Increase (decrease) due to
	Volume	Rate	Net Change	Volume	Rate	Net Change
	(In thousands)
Interest earnings assets:
Loans receivable, net	$857	$(428)	$429	$801	$192	$993
Mortgage-backed securities	(215)	(14)	(229)	(283)	138	(145)
Investment securities	18	191	209	167	303	470
Interest-earning assets	4	(146)	(142)	(33)	(3)	(36)

Total interest-earning assets	664	(397)	267	652	630	1,282

Interest-bearing liabilities:
Deposits	113	(1,452)	(1,339)	581	1,180	1,761
FHLB advances	432	(147)	285	(58)	14	(44)
Total interest-bearing liabilities	545	(1,599)	(1,054)	523	1,194	1,717

Increase (decrease) in net interest income	$119	$1,202	$1,321	$129	$(564)	$(435)

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Financial Condition at December 31, 2008 and December 31, 2007

At December 31, 2008, Cheviot Financial had total assets of $332.0 million, an increase of $12.9 million, or 4.1%, from the $319.1 million total at December 31, 2007. The increase in total assets reflects an increase in the loan portfolio totaling $18.7 million, which was partially funded by the increase in advances from the Federal Home Loan Bank of $15.9 million.

Cash, federal funds sold and interest-earning deposits in other financial institutions totaled $10.0 million at December 31, 2008, an increase of $563,000, or 6.0%, from $9.5 million at December 31, 2007. Investment securities totaled $30.9 million at December 31, 2008, a decrease of $4.3 million, or 12.1%, from $35.2 million at December 31, 2007. During the year ended December 31, 2008, investment securities purchases consisted of $19.0 million of U.S. Government agency obligations, which were partially offset by $23.0 million of maturities.

Mortgage-backed securities totaled $7.6 million at December 31, 2008, a decrease of $2.8 million, or 26.7%, from $10.3 million at December 31, 2007. The decrease in mortgage-backed securities was due to $2.7 million of principal repayments.

Loans receivable, including loans held for sale, totaled $268.5 million at December 31, 2008, an increase of $18.7 million, or 7.5%, from $249.8 million at December 31, 2007. The increase resulted from loan originations of $69.6 million, which were partially offset by loan repayments of $45.6 million and loans sales of $3.8 million. Growth in the loan portfolio consisted primarily of a $17.9 million increase in loans secured by one- to four-family residential real estate. The change in the composition of the Corporation’s assets reflects management’s decision to take advantage of opportunities to obtain a higher rate of return from the origination of loans. Cheviot Savings Bank will sell selected one- to four-family residential fixed-rate loans to the Federal Home Loan Bank of Cincinnati. Loans sold and serviced totaled $9.6 million at December 31, 2008. There were approximately $729,000 of loans held for sale in our loan portfolio at December 31, 2008.

At December 31, 2008, the allowance for loan losses totaled $709,000, or 0.26% of net loans, compared to $596,000, or 0.24% of net loans at December 31, 2007. In determining the appropriate level of our allowance for loan losses at any point in time, management and the board of directors apply a systematic process focusing on the risk of loss in the portfolio. First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. Delinquent multi-family and commercial loans are evaluated individually for potential impairments in their carrying value. Second, the allowance for loan losses entails utilizing our five year historic loss experience by applying such loss percentage to the loan types to be collectively evaluated in the portfolio. The $668,000 provision for losses on loans during the year ended December 31, 2008 is a reflection of these factors: weaker economic conditions in the greater Cincinnati area, an increase in delinquent loans, and the charge-off of specific loans totaling $572,000. The five year historic loss experience has increased from prior years, which has caused the allowance for loan loss as a percentage of loans to increase. The analysis of the allowance for loan losses requires an element of judgment and is subject to the possibility that the allowance may need to be increased, with a corresponding reduction in earnings. To the best of management’s knowledge, all known and inherent losses that are probable and that can be reasonably estimated have been recorded at December 31, 2008.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Financial Condition at December 31, 2008 and December 31, 2007 (continued)

Nonperforming and impaired loans totaled $1.8 million at December 31, 2008, compared to $660,000 at December 31, 2007. At December 31, 2008, nonperforming loans were comprised of loans secured by one- to four-family residential real estate. The allowance for loan losses totaled 38.4% and 90.3% of nonperforming loans at December 31, 2008 and 2007, respectively. Based on individual analyses of these loans, management believes that the Corporation’s allowance for loan losses conforms to generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations. Although management believes that the allowance for loan losses conforms with generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

Deposits totaled $216.0 million at December 31, 2008, a decrease of $3.5 million, or 1.6%, from $219.5 million at December 31, 2007. The decrease in deposits consisted of a $14.1 million decrease in certificates of deposits, which was partially offset by an increase in demand transaction and passbook accounts of $10.6 million.

Advances from the Federal Home Loan Bank of Cincinnati increased by $15.9 million, or 55.6%, to a total of $44.6 million at December 31, 2008. The use of FHLB advances as a funding source reflected the ability to use a lower cost of funds to fund loan originations.

Shareholders’ equity totaled $68.2 million at December 31, 2008, a $311,000, or 0.5%, increase from December 31, 2007. The increase in shareholders’ equity resulted primarily from net earnings of $1.4 million, which was partially offset by purchases of our common stock totaling $725,000 under our stock repurchase plan and the payment of dividends of $1.2 million paid during 2008.

Cheviot Savings Bank is required to maintain minimum regulatory capital pursuant to federal regulations. At December 31, 2008, Cheviot Savings Bank’s regulatory capital substantially exceeded all minimum regulatory capital requirements.

Comparison of Results of Operations for the Years Ended December 31, 2008 and December 31, 2007

General

Cheviot Financial’s net earnings totaled $1.4 million for the year ended December 31, 2008, an increase of $490,000, or 52.9%, compared to the net earnings recorded for the year ended December 31, 2007. The increase in net earnings reflects a $1.3 million increase in net interest income, which was partially offset by a $42,000 decrease in other income, a $73,000 increase in general, administrative and other expenses and an increase in the provision for federal income taxes of $164,000.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Year ended December 31, 2008 and December 31, 2007 (continued)

Interest Income

Total interest income for the year ended December 31, 2008, totaled $18.1 million, an increase of $267,000, or 1.5%, compared to the year ended December 31, 2007. The increase in interest income reflects the impact of an increase of $10.9 million, or 3.6%, in the average balance of interest-earning assets outstanding during the year ended December 31, 2008 as compared to the year ended December 31, 2007, which was partially offset by a decrease of 12 basis points in the average yield, to 5.84% from 5.96%.

Interest income on loans increased by $429,000, or 2.9%, for the year ended December 31, 2008. The increase in interest income on loans reflects a $14.4 million, or 5.8%, increase in the average balance outstanding during 2008, which was partially offset by a decrease of 17 basis points in the average yield to 5.92%. Interest income on mortgage-backed securities decreased by $229,000, or 33.0%, during the year ended December 31, 2008, due primarily to a decrease in the average balance outstanding of $3.9 million and a decrease in the average yield of 11 basis points from 2007. Interest income on investment securities increased by $209,000, or 11.2%, during the year ended December 31, 2008, due to an increase in the average yield of 53 basis points from 2007 and a $340,000, or 1.0%, increase in the average balance outstanding. Interest income on other interest-earning assets decreased by $142,000, or 62.8%, during the year ended December 31, 2008. The decrease was due to a 325 basis point decrease in the average yield, which was partially offset by a $80,000 increase in the average balance outstanding.

Interest Expense

Interest expense totaled $8.4 million for the year ended December 31, 2008, a decrease of $1.1 million, or 11.1%, compared to the year ended December 31, 2007. The average balance of interest-bearing liabilities outstanding increased by $12.6 million during 2008, which was partially offset by a decrease in the average cost of liabilities of 61 basis points to 3.35% for the year ended December 31, 2008. Interest expense on deposits totaled $6.7 million for the year ended December 31, 2008, a decrease of $1.3 million, or 16.6%, from the year ended December 31, 2007. This decrease was a result of a decrease in the average cost of deposits of 68 basis points to 3.16% for 2008, which was partially offset by an increase in the average balance outstanding of $3.0 million, or 1.4%, for 2008. Interest expense on borrowings totaled $1.7 million for the year ended December 31, 2008, an increase of $285,000, or 19.9%, from the 2007 period. This increase resulted from an increase in the average balance of borrowings outstanding of $9.6 million, or 32.5%, which was partially offset by a 46 basis point decrease in the average cost of borrowings for the year ended December 31, 2008 compared to 2007. The decrease in the average cost of deposits and borrowings reflects lower shorter term interest rates in 2008 as compared to 2007, as actions by the Federal Reserve to reduce shorter term interest rates resulted in a steepening of the yield curve and a reduction of short term and medium term interest rates.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Year ended December 31, 2008 and December 31, 2007 (continued)

Net Interest Income

As a result of the foregoing changes in interest income and interest expense, net interest income increased by $1.3 million, or 15.9%, during the year ended December 31, 2008 from the year ended December 31, 2007. The Savings Bank’s cost of its liabilities decreased more significantly than the yield on its assets during 2008. The average interest rate spread increased to 2.49% for the year ended December 31, 2008 from 2.00% for the year ended December 31, 2007. The net interest margin increased to 3.11% for the year ended December 31, 2008 from 2.78% for the year ended December 31, 2007.

Provision for Losses on Loans

As a result of an analysis of historical experience, the volume and type of lending conducted by the Savings Bank, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to the Savings Bank’s market area, and other factors related to the collectability of the Savings Bank’s loan portfolio, management recorded a $668,000 provision for losses on loans for the year ended December 31, 2008. Management’s analysis of the allowance resulted in a $116,000 provision for losses on loans for the year ended December 31, 2007. The decision to make a larger provision for loan losses during the year ended December 31, 2008, as compared to recent periods, reflects the amount necessary to maintain an adequate allowance based on the five year historical loss experience and other external factors. These other external factors, economic conditions, increase in delinquent loans, and collateral value changes, have had a negative impact on non-owner occupied loans in the portfolio. There can be no assurance that the loan loss allowance will be sufficient to cover losses on nonperforming loans in the future. At December 31, 2008, the allowance for loan losses totaled $709,000, or 0.26% of net loans, compared to $596,000, or 0.24% of net loans at December 31, 2007. Management believes all nonperforming loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming loans or that the allowance will be adequate to cover losses on nonperforming loans in the future.

Other Income

Other income totaled $503,000 for the year ended December 31, 2008, a decrease of $42,000, or 7.7%, compared to the year ended December 31, 2007. This decrease is due primarily to an increase in the loss on sale of real estate acquired through foreclosure of $43,000, a loss on sale of office premises and equipment of $15,000, and a reduction in gain on sales of loans, which losses were partially offset by an increase in other income of $14,000.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Year ended December 31, 2008 and December 31, 2007 (continued)

General, Administrative and Other Expense

General, administrative and other expense totaled $7.4 million for the year ended December 31, 2008, an increase of $73,000, or 1.0%, compared to the year ended December 31, 2007. This increase is a result of a $55,000, or 6.1%, increase in property, payroll, and other taxes and an increase of $21,000, or 3.7%, in occupancy and equipment expenses. The increase in property, payroll and other taxes is due primarily to an increase in the Ohio franchise tax. The increase in occupancy and equipment expense was due primarily to expense incurred for routine maintenance and repair on our six branch facilities, including furniture and fixtures.

FDIC Premiums

The Federal Deposit Insurance Corporation (“FDIC”) imposes an assessment against institutions for deposit insurance. This assessment is based on the risk category of the institution and currently ranges from 5 to 43 basis points of the institution’s deposits. Federal law requires that the designated reserve ratio for the deposit insurance fund be established by the FDIC at 1.15% to 1.50% of estimated insured deposits. If this reserve ratio drops below 1.15% or the FDIC expects that it to do so within six months, the FDIC must, within 90 days, establish and implement a plan to restore the designated reserve ratio to 1.15% of estimated insured deposits within five years (absent extraordinary circumstances). On December 22, 2008, the FDIC issued final rules increasing the current assessment rates for all institutions by 7 basis points and up to 50 basis points for certain financial institutions for the first quarter of 2009. It is expected that the FIDC will adopt a new risk based assessment system.

In addition, the Emergency Economic Stabilization Act of 2008 (EESA) temporarily increased the limit on FDIC insurance coverage for deposits to $250,000 through December 31, 2009, and the FDIC took action to provide coverage for newly-issued senior unsecured debt and non-interest bearing transaction accounts in excess of the $250,000 limit, for which institutions will be assessed additional premiums.

These actions will significantly increase our non-interest expense in 2009 and in future years as long as the increased premiums are in place.

Federal Income Taxes

The provision for federal income taxes totaled $592,000 for the year ended December 31, 2008, an increase of $164,000, or 38.3%, compared to the provision recorded for the 2007 period. The increase resulted primarily from the increase in earnings before taxes of $654,000, or 48.3%. The effective tax rates were 29.5% and 31.6% for the years ended December 31, 2008 and 2007, respectively.

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

Interest Expense

Interest expense totaled $9.5 million for the year ended December 31, 2007, an increase of $1.7 million, or 22.1%, compared to the year ended December 31, 2006. The average balance of interest-bearing liabilities outstanding increased by $15.6 million during 2007, and the average cost of liabilities increased by 49 basis points to 3.96% for the year ended December 31, 2007. Interest expense on deposits totaled $8.1 million for the year ended December 31, 2007, an increase of $1.8 million, or 27.9%, from the year ended December 31, 2006. This increase was a result of an increase in the average cost of deposits of 58 basis points to 3.84% for 2007, as well as an increase in the average balance outstanding of $16.9 million, or 8.7%, for 2007. During 2007 our customers showed a preference for higher-cost certificate of deposit accounts as compared to lower cost demand, transaction and passbook deposits. Consequently, the composition of our deposits is more significantly comprised of time deposits in 2007 as compared to 2006. Interest expense on borrowings totaled $1.4 million for the year ended December 31, 2007, a decrease of $44,000, or 3.0%, from the 2006 period. This decrease resulted from a decrease in the average balance of borrowings outstanding of $1.2 million, or 3.9%, which was partially offset by a 5 basis point increase in the average cost of borrowings for the year ended December 31, 2007 from the 2006 period.

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

Provision for Losses on Loans

As a result of an analysis of historical experience, the volume and type of lending conducted by the Savings Bank, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to the Savings Bank’s market area, and other factors related to the collectability of the Savings Bank’s loan portfolio, management recorded a $116,000 provision for losses on loans for the year ended December 31, 2007. Management’s analysis of the allowance resulted in a $25,000 provision for losses on loans for the year ended December 31, 2006. There can be no assurance that the allowance for loan losses will be sufficient to cover losses on nonperforming loans in the future. At December 31, 2007, the allowance for loan losses totaled $596,000, or 0.24% of net loans, compared to $833,000, or 0.35% of net loans, at December 31, 2006. Management believes all nonperforming loans are adequately collateralized; however, there can be no assurance that the allowance for loan losses will be adequate to absorb losses on known nonperforming loans or that the allowance will be adequate to cover losses on nonperforming loans in the future.

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

General, Administrative and Other Expense

General, administrative and other expense totaled $7.4 million for the year ended December 31, 2007, an increase of $597,000, or 8.8%, compared to the year ended December 31, 2006. This increase is a result of a $140,000, or 3.3%, increase in employee compensation and benefits expenses, an increase of $127,000, or 16.3%, in property, payroll, and other taxes and an increase of $116,000, or 26.1%, in occupancy and equipment expenses. The increase in employee compensation and benefits is due primarily to an increase in the number of employees reflecting a full year of operation of two additional branches during 2007 as compared to two quarters of operation in 2006. The increase in property, payroll and other taxes is due primarily to an increase in the Ohio franchise tax. The increase in occupancy and equipment expense was due primarily to expense incurred for the operation of the two new branches opened in the latter quarters of 2006.

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

Management of Market Risk

Qualitative Analysis

Our most significant form of market risk is interest rate risk. The primary objective of our interest rate risk policy is to manage the exposure of net interest income to changes in interest rates. Our board of directors and management evaluates the interest rate risk inherent in certain assets and liabilities, determines the level of risk appropriate given our business strategy, operating environment, capital and liquidity requirements and performance objectives and modifies lending, investing, deposit and borrowing strategies accordingly. Our board of directors reviews management’s activities and strategies, the effect of those strategies on the net portfolio value, and the effect that changes in market interest rates would have on net portfolio value. During 2008, short term interest rates declined, which are used to price our deposit products and are used in determining our cost of borrowings, medium and long term interest rates increased, which are used to determine the pricing of our loan products. This has resulted in a increase of our interest rate spread and net interest margin. Consequently, our net interest income increased in 2008 as compared to 2007.

We actively monitor interest rate risk in connection with our lending, investing, deposit and borrowing activities. We emphasize the origination of residential and multi-family fixed-rate mortgage loans, including 15, 20 and 30 year first mortgage loans, residential, multi-family and commercial real estate adjustable-rate loans, construction loans and consumer loans. Depending on market interest rates and our capital and liquidity position, we may sell our newly originated fixed-rate mortgage loans on a servicing-retained or servicing-released basis. We also invest in short-term securities, which generally have lower yields compared to longer-term investments. During 2008 we invested in longer-term securities that will improve our net interest margin by leveraging these investments with borrowings from the Federal Home Loan Bank. Investment and borrowing terms were matched, thereby reducing the exposure of our net interest income to changes in market interest rates.

Quantitative Analysis

As part of its monitoring procedures, the Asset and Liability Management Committee regularly reviews interest rate risk by analyzing the impact of alternative interest rate environments on the market value of portfolio equity, which is defined as the net present value of an institution’s existing assets, liabilities and off-balance-sheet instruments, and evaluating such impacts against the maximum potential changes in market value of portfolio equity that are authorized by the Savings Bank’s board of directors.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Quantitative Analysis
(continued)

The Office of Thrift Supervision provides the Savings Bank with the information presented in the following tables. They present the change in the Savings Bank’s net portfolio value (“NPV”) at December 31, 2008 and 2007, that would occur upon an immediate change in interest rate based on Office of Thrift Supervision assumptions, but without effect to any steps that management might take to counteract that change. The application of the methodology attempts to quantify interest rate risk as the change in NPV which would result from a theoretical change in market interest rates of 100, 200 and 300 basis points. Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning assets and outgoing cash flows on interest-bearing liabilities.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Quantitative Analysis (continued)

		December 31, 2008
Change in Interest Rates in Basis Points (“bp”) (Rate Shock in Rates)(1)		Net Portfolio Value(3)			Net Portfolio Value as % of PV of Assets(4)

		$ Amount	$ Change	% Change	NPV Ratio(5)	Change
		(In thousands)

+300	bp	$45,589	$(12,509)	(21.5%)	14.19%	(269	) bp
+200	bp	51,957	(6,141)	(10.6)	15.71	(117)
+100	bp	56,292	(1,806)	(3.1)	16.62	(26)
0	bp	58,098	—	—	16.88	—
-100	bp	56,808	(1,290)	(2.2)	16.39	(49)
-200	bp(2)	—	—	—	—	—

		December 31, 2007
Change in Interest Rates in Basis Points (“bp”) (Rate Shock in Rates)(1)		Net Portfolio Value(3)			Net Portfolio Value as % of PV of Assets(4)

		$ Amount	$ Change	% Change	NPV Ratio(5)	Change
		(In thousands)

+300	bp	$42,318	$(18,076)	(29.9%)	13.96%	(445	) bp
+200	bp	49,431	(10,963)	(18.2)	15.83	(259)
+100	bp	55,784	(4,610)	(7.6)	17.38	(103)
0	bp	60,394	—	—	18.42	—
-100	bp	62,790	2,396	4.0	18.86	44
-200	bp(2)	63,693	3,299	5.5	18.92	51

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	Not meaningful because some market rates would compute at a rate less than zero.
(3)	Net portfolio value represents the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities.
(4)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(5)	NPV Ratio represents the net portfolio value divided by the present value of assets.

The model reflects that the Savings Bank’s NPV is more sensitive to an increase in interest rates than a decrease in interest rates. The above table indicates that as of December 31, 2008, in the event of a 100 basis point increase in interest rates, we would experience a 3.1%, or $1.8 million, decrease in net portfolio value. In the event of a 100 basis point decrease in interest rates, we would experience a 2.2%, or $1.3 million, decrease in net portfolio value. However, given the current level of market interest rates and the low probability of further significant declines in absolute rates, we did not calculate net portfolio value for interest rate decreases of greater than 200 basis points.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Quantitative Analysis (continued)

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurement. Modeling changes in net portfolio value requires the making of certain assumptions regarding prepayment and deposit decay rates, which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. While we believe such assumptions to be reasonable, there can be no assurance that assumed prepayment rates and decay rates will approximate actual future loan prepayment and deposit withdrawal activity. Moreover, the NPV table presented assumes that the composition of our interest- sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV table provides an indication of our interest rate risk exposure at a particular point in time, such measurement is not intended to and does not provide a precise forecast of the effect of changes in market interest rates on our net portfolio value and will differ from actual results.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of securities and funds provided by our operations. In addition, we may borrow from the Federal Home Loan Bank of Cincinnati. At December 31, 2008 and 2007, we had $44.6 million and $28.7 million, respectively, in outstanding borrowings from the Federal Home Loan Bank of Cincinnati and had the capacity to increase such borrowings at those dates by approximately $99.3 million and $109.4 million, respectively.

Loan repayments and maturing securities are a relatively predictable source of funds. However, deposit flows, calls of securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace. These factors reduce the predictability of these sources of funds.

Our primary investing activities are the origination of one- to four-family real estate loans, commercial real estate, construction and consumer loans, and, to a lesser extent, the purchase of securities. For the year ended December 31, 2008, loan originations totaled $69.6 million, compared to $47.7 million for the year ended December 31, 2007. Purchases of investment securities totaled $19.0 million for the year ended December 31, 2008 and $11.0 million for the year ended December 31, 2007.

Total deposits decreased $3.5 million during the year ended December 31, 2008, while total deposits increased $14.1 million during the year ended December 31, 2007. Deposit flows are affected by the level of interest rates, the interest rates and products offered by competitors and other factors. At December 31, 2008, certificates of deposit scheduled to mature within one year totaled $104.9 million. Our ability to retain these deposits will be determined in part by the interest rates we are willing to pay on such deposits.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources (continued)

The following table sets forth information regarding the Corporation’s obligations and commitments to make future payments under contract as of December 31, 2008.

	Payments due by period
	Less than 1 year	More than 1-3 years	More than 3-5 years	More than 5 years	Total
	(In thousands)

Contractual obligations:
Advances from the Federal Home Loan Bank	$3,000	$9,000	$2,932	$29,672	$44,604
Certificates of deposit	104,868	23,193	13,573	—	141,634

Amount of loan commitments and expiration per period:
Commitments to originate one- to four-family loans	682	—	—	—	682
Home equity lines of credit	11,640	—	—	—	11,640
Undisbursed loans in process	2,623	—	—	—	2,623

Total contractual obligations	$122,813	$32,193	$16,505	$29,672	$201,183

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.

At December 31, 2008 and 2007, we exceeded all of the applicable regulatory capital requirements. Our core (Tier 1) capital was $55.9 million and $53.4 million, or 16.9% and 16.8% of total assets, at December 31, 2008 and 2007, respectively. In order to be classified as “well-capitalized” under federal banking regulations, we were required to have core capital of at least $19.9 million, or 6.0% of assets, as of December 31, 2008. To be classified as a well-capitalized savings bank, we must also have a ratio of total risk-based capital to risk-weighted assets of at least 10.0%. At December 31, 2008 and 2007, we had a total risk-based capital ratio of 32.5% and 32.7%, respectively.

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

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Cheviot Financial Corp. (the “Corporation”) is responsible for establishing and maintaining adequate internal control over financial reporting. The Corporation’s internal control system was designed to provide reasonable assurance to the Corporation’s management and Board of Directors regarding the preparation and fair presentation of published financial statements.

The Corporation’s management assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2008. In making this assessment, the Corporation’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on its assessment, the Corporation’s management believes that as of December 31, 2008, the Corporation’s internal control over financial reporting was effective based on those criteria.

This annual report does not include an attestation report of the Corporation’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Corporation’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Corporation to provide only management’s report in this annual report.

Thomas J. Linneman	Scott T. Smith
President and Chief Executive Officer	Chief Financial Officer
(principal financial officer and principal
accounting officer)

March 18, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Cheviot Financial Corp.

We have audited the accompanying consolidated statements of financial condition of Cheviot Financial Corp. as of December 31, 2008 and 2007 and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for the year ended December 31, 2008 and 2007. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cheviot Financial Corp. as of December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for the years ended December 31, 2008 and 2007, in conformity with accounting principles generally accepted in the United States of America.

Cincinnati, Ohio
March 18, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Cheviot Financial Corp.

We have audited the consolidated statement of financial condition (not included herein) of Cheviot Financial Corp. (the “Corporation”) as of December 31, 2006 and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for the year ended December 31, 2006.  These consolidated financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cheviot Financial Corp. as of December 31, 2006 and the consolidated results of its operations and its cash flows for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As more fully described in Note A-15, the Corporation changed its method of accounting for share-based stock benefit compensation in accordance with Statement of Financial Accounting Standards SFAS No. 123(R) as of January 1, 2006.

GRANT THORNTON LLP

Cincinnati, Ohio
March 28, 2007

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31, 2008 and 2007
(In thousands)

	2008	2007
ASSETS
Cash and due from banks	$4,192	$3,680
Federal funds sold	4,063	4,313
Interest-earning deposits in other financial institutions	1,758	1,457
Cash and cash equivalents	10,013	9,450

Investment securities available for sale – at fair value	23,909	12,178
Investment securities held to maturity - at cost, approximate market value of $7,074 and $23,086 at December 31, 2008 and 2007, respectively	7,000	23,000
Mortgage-backed securities available for sale - at fair value	648	814
Mortgage-backed securities held to maturity - at cost, approximate market value of $6,830 and $9,577 at December 31, 2008 and 2007, respectively	6,915	9,500
Loans receivable - net	267,754	249,832
Loans held for sale-at lower of cost or market	729	—
Real estate acquired through foreclosure - net	1,064	625
Office premises and equipment - at depreciated cost	4,969	5,131
Federal Home Loan Bank stock - at cost	3,369	3,238
Accrued interest receivable on loans	1,159	1,119
Accrued interest receivable on mortgage-backed securities	32	51
Accrued interest receivable on investments and interest-bearing deposits	466	418
Prepaid expenses and other assets	297	177
Bank-owned life insurance	3,516	3,383
Prepaid federal income taxes	160	144

Total assets	$332,000	$319,060

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$216,048	$219,526
Advances from the Federal Home Loan Bank	44,604	28,665
Advances by borrowers for taxes and insurance	1,464	1,253
Accrued interest payable	172	117
Accounts payable and other liabilities	1,069	939
Deferred federal income taxes	412	640
Total liabilities	263,769	251,140

Shareholders’ equity
Preferred stock - authorized 5,000,000 shares, $.01 par value; none issued Common stock - authorized 30,000,000 shares, $.01 par value; 9,918,751 shares issued at December 31, 2008 and 2007	99	99
Additional paid-in capital	43,625	43,418
Shares acquired by stock benefit plans	(2,829)	(3,582)
Treasury stock - at cost, 1,046,247 and 967,077 shares at December 31, 2008 and 2007	(12,799)	(12,074)
Retained earnings - restricted	40,276	40,013
Accumulated comprehensive income (loss), unrealized gains (losses) on securities available for sale, net of tax benefits	(141)	46
Total shareholders’ equity	68,231	67,920

Total liabilities and shareholders’ equity	$332,000	$319,060

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF EARNINGS

For the years ended December 31, 2008, 2007 and 2006
(In thousands, except per share data)

	2008	2007	2006
Interest income
Loans	$15,436	$15,007	$14,014
Mortgage-backed securities	464	693	838
Investment securities	2,074	1,865	1,395
Interest-earning deposits and other	84	226	262
Total interest income	18,058	17,791	16,509

Interest expense
Deposits	6,727	8,066	6,305
Borrowings	1,718	1,433	1,477
Total interest expense	8,445	9,499	7,782

Net interest income	9,613	8,292	8,727

Provision for losses on loans	668	116	25

Net interest income after provision for losses on loans	8,945	8,176	8,702

Other income
Rental	51	47	44
Loss on sale of real estate acquired through foreclosure	(48)	(5)	(21)
Gain (loss) on sale of office premises and equipment	(15)	—	44
Gain on sale of loans	53	59	44
Earnings on bank-owned life insurance	133	129	133
Other operating	329	315	294
Total other income	503	545	538

General, administrative and other expense
Employee compensation and benefits	4,331	4,356	4,216
Occupancy and equipment	582	561	445
Property, payroll and other taxes	960	905	778
Data processing	311	306	281
Legal and professional	382	404	382
Advertising	196	174	164
Other operating	678	661	504
Total general, administrative and other expense	7,440	7,367	6,770

Earnings before income taxes	2,008	1,354	2,470

Federal income taxes (benefits)
Current	724	304	667
Deferred	(132)	124	107
Total federal income taxes	592	428	774

NET EARNINGS	$1,416	$926	$1,696

Earnings per share - basic and diluted	$.16	$.10	$.18

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended December 31, 2008, 2007 and 2006
(In thousands)

	2008	2007	2006

Net earnings	$1,416	$926	$1,696

Other comprehensive income (loss), net of tax expense (benefit):
Unrealized holding gains (losses) on securities during the period, net of tax expense (benefit) of $(96), $28 and $- for the years ended December 31, 2008, 2007 and 2006, respectively	(187)	54	—

Comprehensive income	$1,229	$980	$1,696

Accumulated comprehensive income (loss)	$(141)	$46	$(8)

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the years ended December 31, 2008, 2007 and 2006
(In thousands, except per share data)

	Common stock	Additional paid-in capital	Shares acquired by stock benefit plans	Treasury stock	Retained earnings	Unrealized gains (losses)on on securities available for sale	Total shareholders’ equity

Balance at December 31, 2005	$99	$42,824	$(5,092)	$(2,537)	$39,524	$(8)	$74,810

Net earnings for the year ended December 31, 2006	—	—	—	—	1,696	—	1,696
Cash dividends of $.28 per share	—	—	—	—	(1,049)	—	(1,049)
Amortization expense of stock benefit plans	—	50	763	—	—	—	813
Stock option expense	—	239	—	—	—	—	239
Treasury stock repurchases	—	—	—	(4,309)	—	—	(4,309)

Balance at December 31, 2006	$99	$43,113	$(4,329)	$(6,846)	$40,171	$(8)	$72,200

Net earnings for the year ended December 31, 2007	—	—	—	—	926	—	926
Cash dividends of $.32 per share	—	—	—	—	(1,084)	—	(1,084)
Amortization expense of stock benefit plans	—	63	747	—	—	—	810
Stock option expense	—	242	—	—	—	—	242
Treasury stock repurchases	—	—	—	(5,228)	—	—	(5,228)
Unrealized gains on securities designated as available for sale, net of related tax benefits	—	—	—	—	—	54	54

Balance at December 31, 2007	$99	$43,418	$(3,582)	$(12,074)	$40,013	$46	$67,920

Net earnings for the year ended December 31, 2008	—	—	—	—	1,416	—	1,416
Cash dividends of $.36 per share	—	—	—	—	(1,153)	—	(1,153)
Amortization expense of stock benefit plans	—	(38)	753	—	—	—	715
Stock option expense	—	245	—	—	—	—	245
Treasury stock repurchases	—	—	—	(725)	—	—	(725)
Unrealized gains on securities designated as available for sale, net of related tax benefits	—	—	—	—	—	(187)	(187)

Balance at December 31, 2008	$99	$43,625	$(2,829)	$(12,799)	$40,276	$(141)	$68,231

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2008, 2007 and 2006
(In thousands)

	2008	2007	2006

Cash flows from operating activities:
Net earnings for the period	$1,416	$926	$1,696
Adjustments to reconcile net earnings to net cash provided by operating activities:
Amortization of premiums and discounts on investment and mortgage-backed securities, net	(21)	(11)	(18)
Depreciation	301	341	265
Amortization expense related to stock benefit plans	715	810	813
Amortization of deferred loan origination fees	1	(14)	(22)
Proceeds from sale of loans in the secondary market	3,836	3,670	2,440
Loans originated for sale in the secondary market	(3,783)	(3,454)	(2,417)
Gain on sale of loans	(53)	(59)	(44)
Loss on sale of real estate acquired through foreclosure	48	5	21
Gain (loss) on sale of office premises and equipment	15	—	(44)
Federal Home Loan Bank stock dividends	(131)	—	(181)
Earnings on bank-owned life insurance	(133)	(129)	(133)
Provision for losses on loans	668	116	25
Increase (decrease) in cash due to changes in:
Accrued interest receivable on loans	(40)	(46)	(200)
Accrued interest receivable on mortgage-backed securities	19	14	7
Accrued interest receivable on investments and interest-bearing deposits	(48)	21	(141)
Prepaid expenses and other assets	(143)	6	(38)
Accrued interest payable	55	2	115
Accounts payable and other liabilities	130	(100)	(51)
Federal income taxes
Current	(16)	(193)	105
Deferred	(132)	124	107
Net cash flows provided by operating activities	2,704	2,029	2,305

Cash flows used in investing activities:
Principal repayments on loans	45,625	34,565	39,175
Loan disbursements	(65,784)	(44,251)	(57,624)
Loans purchased	(455)	—	—
Purchase of investment securities – available for sale	(18,973)	(11,002)	(8,998)
Proceeds from maturity of investment securities – available for sale	7,000	8,000	2,000
Proceeds from maturity of investment securities – held to maturity	16,000	2,000	2,000
Purchase of municipal obligations – available for sale	—	—	(2,080)
Proceeds from maturity of municipal obligations – held to maturity	—	100	—
Principal repayments on mortgage-backed securities – available for sale	146	236	235
Principal repayments on mortgage-backed securities – held to maturity	2,585	4,730	6,036
Additions to real estate acquired through foreclosure	(9)	(3)	—
Proceeds from sale of real estate acquired through foreclosure	839	146	68
Purchase of office premises and equipment	(154)	(75)	(2,075)
Proceeds from the sale of office premises and equipment	—	—	85
Net cash flows used in investing activities	(13,180)	(5,554)	(21,178)

Net cash flows used in operating and investing activities balance carried forward	$(10,476)	(3,525)	(18,873)

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended December 31, 2008, 2007 and 2006
(In thousands)

	2008	2007	2006

Net cash flows used in operating and investing activities balance brought forward	$(10,476)	$(3,525)	$(18,873)

Cash flows provided by financing activities:
Net increase (decrease) in deposits	(3,478)	14,076	24,212
Proceeds from Federal Home Loan Bank advances	25,500	13,000	5,500
Repayments on Federal Home Loan Bank advances	(9,561)	(13,571)	(9,473)
Advances by borrowers for taxes and insurance	211	50	140
Stock option expense, net	245	242	239
Treasury stock repurchases	(725)	(5,228)	(4,309)
Dividends paid on common stock	(1,153)	(1,084)	(1,049)
Net cash flows provided by financing activities	11,039	7,485	15,260

Net increase (decrease) in cash and cash equivalents	563	3,960	(3,613)

Cash and cash equivalents at beginning of period	9,450	5,490	9,103

Cash and cash equivalents at end of period	$10,013	$9,450	$5,490

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Federal income taxes	$744	$473	$704

Interest on deposits and borrowings	$8,390	$9,497	$7,667

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$1,294	$773	$—

Loans originated upon sales of real estate acquired through foreclosure	$185	$66	$—

Recognition of mortgage servicing rights in accordance with SFAS No. 156	$20	$14	$19

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2008, 2007 and 2006

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

1. Principles of Consolidation

The accompanying consolidated financial statements as of and for the years ended December 31, 2008, 2007 and 2006, include the accounts of the Corporation and its wholly-owned subsidiary, the Savings Bank. All significant intercompany items have been eliminated.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2008, 2007 and 2006

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

3. Loans Receivable

Loans receivable are stated at the principal amount outstanding, adjusted for deferred loan origination fees and the allowance for loan losses. Interest is accrued as earned unless the collectability of the loan is in doubt. Loans are generally placed on nonaccrual status when they are contractually past due 150 days or more. Interest on loans that are contractually past due more than 150 days is charged off, or an allowance is established based on management’s periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status. If the ultimate collectability of the loan is in doubt, in whole or in part, all payments received on nonaccrual loans are applied to reduce principal until such doubt is eliminated.

Loans held for sale are carried at the lower of cost (less principal payments received) or fair value (market value), calculated on an aggregate basis. At December 31, 2008, the Corporation had $729,000 in loans held for sale.

The Corporation accounts for mortgage servicing rights in accordance with SFAS No. 156 “Accounting for Servicing of Financial Assets-an amendment of SFAS No 140” which requires that the Corporation recognize, as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained must allocate some of the cost of the loans to the mortgage servicing rights at fair value. The Corporation has opted to account for the capitalized servicing rights as being amortized in proportion to and over the estimated period of servicing income.

The Corporation recorded mortgage servicing rights totaling $(2,000), $10,000 and $16,000, net of amortization during the years ended December 31, 2008, 2007 and 2006, respectively. The carrying value of the Corporation’s mortgage servicing rights, which approximated fair value, totaled approximately $74,000 and $76,000 at December 31, 2008 and 2007, respectively.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2008, 2007 and 2006

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

3. Loans Receivable (continued)

The Corporation was servicing mortgage loans of approximately $9.6 million and $8.9 million at December 31, 2008 and 2007, respectively, all of which had been sold to the Federal Home Loan Bank of Cincinnati.

4. Loan Origination Fees and Costs

The Corporation accounts for loan origination fees and costs in accordance with the provisions of SFAS No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.” Pursuant to the provisions of SFAS No. 91, origination fees received from loans, net of direct origination costs, are deferred and amortized to interest income using the level-yield method, giving effect to actual loan prepayments. Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs attributable to originating a loan, i.e., principally actual personnel costs. Fees received for loan commitments that are expected to be drawn upon, based on the Corporation’s experience with similar commitments, are deferred and amortized over the life of the loan using the level-yield method. Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis.

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

The Corporation accounts for impaired loans in accordance with SFAS No. 114 “Accounting by Creditors for Impairment of a Loan.” This Statement requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or, as an alternative, at the loan’s observable market price or fair value of the collateral if the loan is collateral- dependent.

A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Corporation considers its investment in existing one- to four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Corporation’s investment in construction, commercial and multi-family residential real estate loans, and its evaluation of impairment thereof, such loans are generally collateral-dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value of collateral.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2008, 2007 and 2006

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

5. Allowance for Loan Losses (continued)

Collateral-dependent loans which are more than one hundred fifty days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

6. Real Estate Acquired through Foreclosure

Real estate acquired through foreclosure is carried at the lower of the loan’s unpaid principal balance (cost) or fair value less estimated selling expenses at the date of acquisition. A loan loss provision is recorded for any write down in the loan’s carrying value to fair value at the date of acquisition. Real estate loss provisions are recorded if the properties’ fair values subsequently decline below the value determined at the recording date. In determining the lower of cost or fair value at acquisition, costs relating to development and improvement of property are considered. Costs relating to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

7. Investment in Federal Home Loan Bank Stock

The Corporation is required as a condition of membership in the Federal Home Loan Bank of Cincinnati (FHLB) to maintain an investment in FHLB common stock. The stock is redeemable at par and, therefore, its cost is equivalent to its redemption value. The Corporation’s ability to redeem FHLB shares is dependent on the redemption practices of the FHLB of Cincinnati. At December 31, 2008, the FHLB of Cincinnati placed no restrictions on redemption of shares in excess of a member’s required investment in the stock.

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

Years ended December 31, 2008, 2007 and 2006

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

The Corporation adopted the provisions of FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes,” on January 1, 2007. Previously, the Corporation had accounted for tax contingencies in accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies.” As required by Interpretation 48, which clarifies Statement No. 109, “Accounting for Income Taxes,” the Corporation recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, the Corporation applied Interpretation 48 to all tax positions for which the statute of limitations remained open. As a result of the implementation of Interpretation 48, the Corporation was not required to record any liability for unrecognized tax benefits as of January 1, 2007. There have been no material changes in unrecognized tax benefits since January 1, 2007. As stated in the Annual Report, the only known tax attribute which can influence the Corporation’s effective tax rate is the utilization of charitable contribution carryforwards.

The Corporation is subject to income taxes in the U.S. federal jurisdiction, as well as various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, the Corporation is no longer subject to U.S. federal, state and local, or non U.S. income tax examinations by tax authorities for the years before 2004.

The Corporation will recognize, if applicable, interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

10. Benefit Plans

The Corporation has a 401(k) retirement savings plan, which covers all employees who have attained the age of 21 and have completed one year of service. The Corporation is annually required to contribute 3% of eligible employees’ salaries, plus the lesser of 3% of each participant’s salary or 50% of each participant’s contributions, to the plan. Additional employer contributions are made at the discretion of the Board of Directors. Employer contributions totaled $177,000, $176,000, and $172,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

The Corporation has a nonqualified directors deferred compensation plan (the “compensation plan”) which provides for the payment of benefits to its directors upon termination of service with the Corporation. The Corporation recorded expense of approximately $21,000 for the directors deferred compensation plan for each of the years ended December 31, 2008, 2007 and 2006.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2008, 2007 and 2006

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

10. Benefit Plans (continued)

In connection with the Reorganization, the Corporation implemented an Employee Stock Ownership Plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who have completed one year of service and have attained the age of 21. The Corporation accounts for the ESOP in accordance with Statement of Position (“SOP”) 93-6, “Employers Accounting for Employee Stock Ownership Plans.” SOP 93-6 requires that compensation expense recorded by employers equal the fair value of ESOP shares allocated to participants during a given year. Allocation of shares to the ESOP participants is predicated upon the repayment of a loan to Cheviot Financial Corp. totaling $2.0 million and $2.3 million at December 31, 2008 and 2007, respectively. Dividends paid on the unallocated shares are used to fund the loan payment. The Corporation recorded expense related to the ESOP of approximately $300,000, $453,000 and $432,000 for the years ended December 31, 2008, 2007 and 2006, respectively. In 2008 The fair value of the unearned ESOP shares approximated $1.5 million at December 31, 2008.

In 2005, the Corporation initiated a Management Recognition Plan (“MRP” or the “Plan”) which provided for awards of 194,408 shares to members of the board of directors, management and certain employees. Common shares awarded under the MRP vest over a five year period, commencing with the date of the grant. Expense recognized under the MRP totaled $400,000, $394,000 and $408,000 for the years ended December 31, 2008, 2007 and 2006, respectively. Total nonvested shares at December 31, 2007 were 104,540 at a weighted average grant price of $11.57. During the years ended December 31, 2008, 2007 and 2006, 3,025 shares, 2,325 shares and 2,125 shares were awarded under the Corporation’s MRP, respectively at a weighted average grant price of $11.57. During the year ended December 31, 2008, 34,395 shares vested at an average price of $8.51. At December 31, 2008 total nonvested shares were 73,170 at a weighted average grant date fair value of $11.57.

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

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at December 31, 2008 and 2007:

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

Years ended December 31, 2008, 2007 and 2006

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

Deposits: The fair value of NOW accounts, passbook accounts, and money market demand deposits is deemed to approximate the amount payable on demand at December 31, 2008 and 2007. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

Advances from the Federal Home Loan Bank: The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities or, when available, quoted market prices.

Advances by Borrowers for Taxes and Insurance: The carrying amount of advances by borrowers for taxes and insurance is deemed to approximate fair value.

Commitments to extend credit: For fixed-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. At December 31, 2008 and 2007, the fair value of loan commitments was not material.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2008, 2007 and 2006

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

11. Fair Value of Financial Instruments (continued)

Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation’s financial instruments were as follows at December 31:

	2008		2007
	Carrying value	Fair value	Carrying value	Fair value
	(In thousands)
Financial assets
Cash and cash equivalents	$10,013	$10,013	$9,450	$9,450
Investment securities	30,909	30,983	35,178	35,264
Mortgage-backed securities	7,563	7,478	10,314	10,391
Loans receivable - net	268,483	286,760	249,832	249,371
Federal Home Loan Bank stock	3,369	3,369	3,238	3,238

	$320,337	$338,603	$308,012	$307,714

Financial liabilities
Deposits	$216,048	$216,553	$219,526	$219,701
Advances from the Federal Home Loan Bank	44,604	48,170	28,665	30,165
Advances by borrowers for taxes and insurance	1,464	1,464	1,253	1,253

	$262,116	$266,187	$249,444	$251,119

12. Advertising

Advertising costs are expensed when incurred.

13. Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold and interest-bearing deposits in other financial institutions with original terms to maturity of ninety days or less.

14. Earnings Per Share

Basic earnings per share is computed based upon the weighted-average common shares outstanding during the year less shares in the ESOP that are unallocated and not committed to be released. Weighted-average common shares deemed outstanding gives effect to a reduction for 178,540, 214,247 and 249,954 unallocated shares held by the ESOP for the fiscal years ended December 31, 2008, 2007 and 2006, respectively.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2008, 2007 and 2006

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

14. Earnings Per Share (continued)

	December 31,
	2008	2007	2006

Weighted-average common shares outstanding (basic)	8,684,509	8,904,177	9,225,311

Dilutive effect of assumed exercise of stock options	44,527	96,184	31,117

Weighted-average common shares outstanding (diluted)	8,729,036	9,000,361	9,256,428

15. Stock Option Plan

During 2005, the Corporation approved a Stock Incentive Plan that provides for grants of up to 486,018 stock options. During 2008, 2007 and 2006, approximately 8,060, 6,460 and 6,100 option shares were granted subject to five year vesting, respectively.

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

The Corporation adopted the provisions of SFAS No. 123(R) effective January 1, 2006, using the modified prospective transition method. Under this method, the Corporation has applied the provisions of SFAS No. 123(R) to new equity-based awards and to equity-based awards modified, repurchased, or cancelled after January 1, 2006. In addition, the Corporation compensation cost includes the portion of equity-based awards for which the requisite service period has not been rendered (“unvested equity-based awards”) that are outstanding as of January 1, 2006. The compensation cost recorded for unvested equity-based awards is based on their grant-date fair value. For the year ended December 31, 2008, the Corporation recorded $267,000, ($245,000 after-tax) compensation cost for equity-based awards that vested during the year ended December 31, 2008. The Corporation has $374,000 unrecognized pre-tax compensation cost related to non-vested equity-based awards granted under its stock incentive plan as of December 31, 2008, which is expected to be recognized over a weighted-average vesting period of approximately 1.5 years. There is no intrinsic value on the outstanding options due to the strike price exceeding the market price at December 31, 2008.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2008, 2007 and 2006

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

15. Stock Option Plan (continued)

A summary of the status of the Corporation’s stock option plan as of December 31, 2008, 2007, and 2006 and changes during the year then ended is presented below:

	2008		2007		2006
	Shares	Weighted- average exercise price	Shares	Weighted- average exercise price	Shares	Weighted- average exercise price

Outstanding at beginning of year	396,220	$11.21	389,760	$11.17	383,700	$11.15
Granted	8,060	9.03	6,460	13.63	6,060	12.12
Exercised	—	—	—	—	—	—
Forfeited	—	—	—	—	—	—

Outstanding at end of year	404,280	$11.16	396,220	$11.21	389,760	$11.17

Options exercisable at year-end	233,936	$11.17	154,692	$11.16	76,740	$11.15

Fair value of options granted during the year		$1.93		$2.77		$2.97

Cumulative option compensation cost over service period		$1,169		$1,153		$1,135
(in thousands)

Remaining service period		18 months		30 months		41 months

The following information applies to options outstanding at December 31, 2008:

Number outstanding	404,280
Exercise price	$9.03 - $13.63
Weighted-average exercise price	$11.16
Weighted-average remaining contractual life	6.5 years

The expected term of options is based on evaluations of historical and expected future employee exercise behavior. The risk-free interest rate is based upon the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected life at grant date. Volatility is based upon the historical volatility of the Corporation’s stock.

The fair value of each option granted is estimated on the date of grant using the modified Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 2008, 2007 and 2006: dividend yield of 3.65%, 2.35% and 2.31%; expected volatility of 26.13%, 10.12% and 14.43%; risk-free interest rates of 3.78%, 4.83% and 5.07%; and expected lives of 10 years.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2008, 2007 and 2006

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

16. Disclosures About Fair Value of Assets and Liabilities

Effective January 1, 2008, the Corporation adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (FAS 157). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. FAS 157 has been applied prospectively as of the beginning of the year.

FAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Fair value methods and assumptions are set forth below for each type of financial instrument.

Securities available for sale: Fair values on available for sale securities were based upon a market approach. Securities which are fixed income instruments that are not quoted on an exchange, but are traded in active markets, are valued using prices obtained from our custodian, which used third party data service providers. Available for sale securities include U.S. agency securities, municipal bonds and mortgage-backed agency securities.

			Fair Value Measurements at December 31, 2008
	December 31, 2008	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant other unobservable inputs (Level 3)

Securities available for sale	$24,557		$24,557

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2008, 2007 and 2006

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

16. Disclosures About Fair Value of Assets and Liabilities (continued)

The Corporation is predominately an asset-based lender with real estate serving as collateral on a substantial majority of loans. Loans which are deemed to be impaired are primarily valued on a nonrecurring basis at the fair values of the underlying real estate collateral. Such fair values are obtained using independent appraisals, which the Corporation considers to be Level 2 inputs. The aggregate carrying amount of impaired loans at December 31, 2008 was approximately $1.8 million.

FASB Staff Position Number FAS 157-2 delays the implementation of SFAS 157 until the first quarter of 2009 with respect to goodwill, other intangible assets, real estate and other assets acquired through foreclosure and other non-financial assets measured at fair value on a nonrecurring basis.

17. Recent Accounting Developments

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards SFAS No. 157, “Fair Value Measurements.” SFAS 157 establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. While the Statement applies under other accounting pronouncements that require or permit fair value measurements, it does not require any new fair value measurements. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. In addition, the Statement establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. Lastly, SFAS No. 157 requires additional disclosures for each interim and annual period separately for each major category of assets and liabilities. The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 for financial assets and liabilities and November 15, 2008 for non-financial assets and liabilities, and interim periods within those fiscal years. The adoption of this Statement did not have a material impact on the Corporation’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment to FASB Statement No. 115.” This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with FASB’s long-term measurement objectives for accounting for financial instruments. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of the fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FAS No. 157, “Fair Value Measurements.” The adoption of this Statement did not have a material impact on the Corporation’s consolidated financial statements.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2008, 2007 and 2006

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

17. Recent Accounting Developments (continued)

On November 5, 2007, the SEC issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value through Earnings (“SAB 109”). Previously, SAB 105, Application of Accounting Principles to Loan Commitments, stated that in measuring the fair value of a derivative loan commitment, a Corporation should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view. SAB 109 is effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The impact of SAB 109 did not have a material impact on the Corporation’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements.” SFAS 160’s objective is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for deconsolidation of a subsidiary. SFAS 160 shall be effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008. We do not expect the implementation of SFAS 160 to have a material impact on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133.” This statement changes the disclosure requirements for derivative instruments and hedging activities. SFAS No. 161 requires enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We have not yet determined the effect that the application of SFAS No. 161 will have on the disclosures to our consolidated financial statements.

On October 10, 2008, the FASB issued Staff Position (“FSP”) No. 157-3 Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active. FSP 157-3 clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 was effective immediately upon issuance, and includes prior periods for which financial statements have not been issued. We applied the guidance contained in FSP 157-3 in determining fair values at September 30, 2008 and subsequent periods, although it did not have a material impact on our financial condition, results of operations, or liquidity.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2008, 2007 and 2006

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of investment securities at December 31 are shown below.

	December 31, 2008
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
	(In thousands)
Available for Sale:
U.S. Government agency securities	$21,995	$62	$45	$22,012
Municipal obligations	2,110	2	215	1,897

	$24,105	$64	$260	$23,909

Held to Maturity:
U.S. Government agency securities	$7,000	$74	$—	$7,074

	December 31, 2007
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
	(In thousands)
Available for Sale:
U.S. Government agency securities	$10,001	$87	$—	$10,088
Municipal obligations	2,110	3	23	2,090

	$12,111	$90	$23	$12,178

Held to Maturity:
U.S. Government agency securities	$23,000	$100	$14	$23,086

The amortized cost of investment securities at December 31, 2008 and 2007, by contractual term to maturity, are shown below.

	December 31,
	2008	2007
	(In thousands)
Less than one year	$7,000	$—
One to five years	—	24,000
Five to ten years	565	565
More than ten years	23,540	10,546

	$31,105	$35,111

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2008, 2007 and 2006

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of mortgage-backed securities at December 31, 2008 and 2007 are shown below.

	December 31, 2008
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
	(In thousands)

Available for sale:
Government National Mortgage Association adjustable-rate participation certificates	$666	$—	$18	$648
Held to maturity:
Federal Home Loan Mortgage Corporation adjustable-rate participation certificates	$683	$1	$1	$683
Federal National Mortgage Association adjustable-rate participation certificates	757	—	5	752
Government National Mortgage Association adjustable-rate participation certificates	5,475	—	80	5,395

	$6,915	$1	$86	$6,830

	December 31, 2007
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
	(In thousands)
Available for sale:
Government National Mortgage Association adjustable-rate participation certificates	$811	$3	$—	$814
Held to maturity:
Federal Home Loan Mortgage Corporation adjustable-rate participation certificates	$802	$7	$—	$809
Federal National Mortgage Association adjustable-rate participation certificates	930	5	1	934
Government National Mortgage Association adjustable-rate participation certificates	7,768	66	—	7,834

	$9,500	$78	$1	$9,577

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2008, 2007 and 2006

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

The amortized cost of mortgage-backed securities, including those designated as available for sale, at December 31, 2008 and 2007, by contractual terms to maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

	December 31,
	2008	2007
	(In thousands)

Due in one year or less	$203	$219
Due in one year through five years	923	1,019
Due in five years through ten years	1,443	1,666
Due in more than ten years	5,012	7,407

	$7,581	$10,311

The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2008 and 2007:

	December 31, 2008
	Less than 12 months			12 months or longer			Total
Description of securities	Number of investments	Fair value	Unrealized losses	Number of investments	Fair value	Unrealized losses	Number of investments	Fair value	Unrealized losses
	(Dollars in thousands)

U.S. Government agency securities	3	$3,954	$45	—	$—	$—	3	$3,954	$45
Municipal obligations	—	—	—	2	1,020	215	2	1,020	215
Mortgage-backed securities	57	6,939	103	2	108	1	59	7,047	104

Total temporarily impaired securities	60	$10,893	$148	4	$1,128	$216	64	$12,021	$364

	December 31, 2007
	Less than 12 months			12 months or longer			Total
Description of securities	Number of investments	Fair value	Unrealized losses	Number of investments	Fair value	Unrealized losses	Number of investments	Fair value	Unrealized losses
	(Dollars in thousands)

U.S. Government agency securities	—	$—	$—	1	$1,986	$14	1	$1,986	$14
Municipal obligations	1	512	8	1	700	15	2	1,212	23
Mortgage-backedsecurities	—	—	—	2	135	1	2	135	1

Total temporarily impaired securities	1	$512	$8	4	$2,821	$30	5	$3,333	$38

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2008, 2007 and 2006

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

Management has the intent and ability to hold these securities for the foreseeable future. The decline in the fair value is primarily due to an increase in market interest rates. The fair values are expected to recover as securities approach maturity dates.

NOTE C - LOANS RECEIVABLE

The composition of the loan portfolio, including loans held for sale, at December 31 was as follows:

	2008	2007
	(In thousands)

One- to four-family residential	$234,822	$216,958
Multi-family residential	9,385	10,638
Construction	11,646	19,421
Commercial	15,942	10,018
Consumer	48	66
	271,843	257,101
Less:
Undisbursed portion of loans in process	2,623	6,585
Deferred loan origination fees	28	88
Allowance for loan losses	709	596

	$268,483	$249,832

The Corporation’s lending efforts have historically focused on one- to four-family and multi-family residential real estate loans, which comprise approximately $253.2 million, or 94% of the net loan portfolio, at December 31, 2008 and approximately $240.4 million, or 96% of the net loan portfolio, at December 31, 2007. Generally, such loans have been underwritten on the basis of no more than an 85% loan-to-value ratio, which has historically provided the Corporation with adequate collateral coverage in the event of default. Nevertheless, the Corporation, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of southwestern Ohio, thereby impairing collateral values.

In the ordinary course of business, the Corporation has made loans to its executive officers and directors. Loans to these officers and directors, as well as employees, are made at reduced interest rates and closing costs. These loans do not involve more than the normal risk of collectability. The aggregate dollar amount of loans to executive officers and directors totaled approximately $1.5 million and $1.3 million at December 31, 2008 and 2007, respectively. During the year ended December 31, 2008, there was approximately $365,000 in loans originated to officers and directors, which was partially offset by repayments of approximately $150,000.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2008, 2007 and 2006

NOTE D - ALLOWANCE FOR LOAN LOSSES

The activity in the allowance for loan losses is as follows:

	2008	2007	2006
	(In thousands)

Beginning balance	$596	$833	$808
Provision for losses on loans	668	116	25
Charge-offs of loans	(572)	(353)	—
Recoveries	17	—	—

Ending balance	$709	$596	$833

At December 31, 2008, 2007 and 2006, the Corporation’s allowance for loan losses was comprised of a general loan loss allowance of $679,000, $519,000 and $822,000, respectively, which is includible as a component of regulatory risk-based capital, and a specific loan loss allowance totaling $30,000 at December 31, 2008, $77,000 at December 31, 2007 and $11,000 at December 31, 2006.

Nonperforming and impaired loans totaled approximately $1.8 million, $660,000 and $281,000 at December 31, 2008, 2007 and 2006, respectively. Loans past due more than 90 days and still accruing interest totaled approximately $204,000 and $941,000 at December 31, 2008 and 2007, respectively. In addition, approximately $5,000 and $32,000 of interest income was accrued on these loans at December 31, 2008 and 2007, respectively.

During the years ended December 31, 2008, 2007 and 2006, interest income of approximately $126,000, $51,000 and $7,000, respectively, would have been recognized had nonperforming loans been performing in accordance with contractual terms.

NOTE E - OFFICE PREMISES AND EQUIPMENT

Office premises and equipment are comprised of the following at December 31:

	2008	2007
	(In thousands)

Land	$1,044	$1,045
Buildings and improvements, including construction-in-progress	5,840	5,835
Furniture and equipment	1,044	1,825
Automobiles	45	45
	7,973	8,750
Less accumulated depreciation	3,004	3,619

	$4,969	$5,131

At December 31, 2008 and 2007, the Corporation had capitalized interest costs of approximately $11,000 related to the construction of branch offices.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2008, 2007 and 2006

NOTE F - DEPOSITS

Deposits consist of the following major classifications at December 31:

Deposit type and weighted-average interest rate	2008	2007
	(In thousands)

NOW accounts
2008 - 0.49%	$18,940
2007 - 0.67%		$15,830
Passbook accounts
2008 - 0.34%	14,405
2007 – 0.99%		14,938
Money market demand deposit
2008 – 1.52%	41,069
2007 - 2.23%		33,069
Total demand, transaction and passbook deposits	74,414	63,837

Certificates of deposit Original maturities of:
Less than 12 months
2008 – 2.82%	42,157
2007 - 4.72%		71,043
12 to 18 months
2008 – 3.27%	55,931
2007 - 4.86%		47,199
24 months – 36 months
2008 – 4.15%	23,035
2007 - 4.71%		21,928
Over 36 months
2008 - 4.45%	20,511
2007 - 4.31%		15,519

Total certificates of deposit	141,634	155,689

Total deposits	$216,048	$219,526

The Savings Bank had deposit accounts with balances in excess of $100,000 totaling $51.9 million and $54.4 million, including intercompany accounts totaling $10.0 million and $12.2 million, which are eliminated in consolidation, at December 31, 2008 and 2007, respectively. The Emergency Economic Stabilization Act of 2008 (EESA) temporarily increased the limit on FDIC insurance coverage for deposits from $100,000 to $250,000 through December 31, 2009.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2008, 2007 and 2006

NOTE F - DEPOSITS (continued)

Interest expense on deposits is summarized as follows at December 31:

	2008	2007	2006
	(In thousands)

Passbook savings	$79	$134	$150
NOW and money market demand deposits	714	818	781
Certificates of deposit	5,934	7,114	5,374

	$6,727	$8,066	$6,305

Maturities of outstanding certificates of deposit at December 31 are summarized as follows:

	2008	2007
	(In thousands)

Less than six months	$55,502	$83,496
Six months to one year	49,366	45,466
Over one year to three years	23,193	26,559
Over three years	13,573	168

	$141,634	$155,689

In the ordinary course of business, the Corporation accepted deposits from officers and directors. At December 31, 2008 and 2007, total deposits from officers and directors totaled approximately $942,000 and $742,000, respectively.

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at December 31, 2008 and 2007 by pledges of certain residential mortgage loans totaling $55.8 million and $35.8 million, respectively, and the Savings Bank’s investment in Federal Home Loan Bank stock are summarized as follows:

Interest rate range	Maturing year ending December 31,	2008	2007
(at fixed rates)		(Dollars in thousands)
3.28%	2009	$3,000	$—
2.98% - 4.61%	2010	9,000	2,000
3.89% - 5.44%	2012	2,932	3,905
3.75% - 4.84%	2014	3,840	4,760
4.31% - 5.36%	2015	9,751	12,076
5.25%	2016	1,098	1,360
5.27% - 5.35%	2017	3,493	4,564
3.29% - 4.18%	2018	11,490	—

		$44,604	$28,665

Weighted-average interest rate		4.29%	4.83%

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2008, 2007 and 2006

NOTE H - FEDERAL INCOME TAXES

Federal income taxes on earnings differs from that computed at the statutory corporate tax rate for the years ended December 31, 2008, 2007 and 2006 as follows:

	2008	2007	2006
	(Dollars in thousands)

Federal income taxes at statutory rate	$683	$460	$840
Increase (decrease) in taxes resulting primarily from:
Stock option expense	68	68	68
Charitable contributions carryforwards	(74)	(37)	(67)
Nontaxable interest income	(30)	(38)	(20)
Cash surrender value of life insurance	(45)	(44)	(45)
Other	(10)	19	(2)

Federal income taxes per financial statements	$592	$428	$774

Effective tax rate	29.5%	31.6%	31.3%

The composition of the Corporation’s net deferred tax liability at December 31 is as follows:

Taxes (payable) refundable on temporary differences at statutory rate:	2008	2007
	(In thousands)

Deferred tax assets:
General loan loss allowance	$231	$176
Deferred compensation	98	98
Stock benefit plans	182	148
Unrealized losses on securities available for sale	73	—
Other	8	9
Total deferred tax assets	592	431

Deferred tax liabilities:
Deferred loan origination costs	(190)	(208)
Federal Home Loan Bank stock dividends	(784)	(739)
Book/tax depreciation	(5)	(75)
Mortgage servicing rights	(25)	(26)
Unrealized gains on securities designated as available for sale	(—)	(23)
Total deferred tax liabilities	(1,004)	(1,071)

Net deferred tax liability	$(412)	$(640)

The Corporation was allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at December 31, 2008 include approximately $3.0 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction at December 31, 2008 was approximately $1.0 million. During 2006, the Corporation elected to file a consolidated federal tax return with the Bank. This enabled the Corporation to utilize approximately $217,000, $113,000, $199,000 of charitable contribution carryforwards for the years ended December 31, 2008, 2007, and 2006, respectively. At December 31, 2008, the Corporation had remaining charitable contribution carryforwards of approximately $221,000 the benefits of which, in the absence of tax planning strategies, have been fully reserved.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2008, 2007 and 2006

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

At December 31, 2008 and 2007, the Corporation had outstanding commitments to originate fixed-rate loans with interest rates ranging from 4.00% to 8.25% totaling $682,000 and $1.3 million, respectively, secured by one- to four-family residential real estate. Additionally, the Corporation had unused lines of credit under home equity loans totaling $11.6 million and $11.3 million at December 31, 2008 and 2007, respectively. In the opinion of management, all loan commitments equaled or exceeded prevalent market interest rates as of December 31, 2008 and 2007, and such commitments have been underwritten on the same basis as that of the existing loan portfolio. Management believes that all loan commitments are able to be funded through cash flow from operations and existing excess liquidity. Fees received in connection with these commitments have not been recognized in earnings.

At December 31, 2007, the Corporation had a deposit of earnest money for the purchase of land at a total cost of $1,000. During 2008, the Corporation decided not to pursue the acquisition of this land for future branch expansion due to the decline in the development of the surrounding area.

During 2004, the Savings Bank entered into a lease agreement for office space under an operating lease which expired in January 2006. The lease agreement required annual rental payments of approximately $2,000 in 2006. The lease contained three one-year renewal options which the Savings Bank opted not to renew in 2006. In January 2006, the Savings Bank entered into a new one year operating lease agreement which the Savings Bank opted to renew in January 2007. This lease expired in January 2008 and was not renewed by the Bank. The Savings Bank did not incur any rental expense for the year ended December 31, 2008. The Savings Bank’s rental expense totaled $5,000 for both years ended December 31, 2007 and 2006, respectively.

At December 31, 2008, the Bank had a $1 million line of credit with another local bank. No funds have been drawn on this line of credit as of December 31, 2008.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2008, 2007 and 2006

NOTE J - REGULATORY CAPITAL

The Savings Bank is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (the “OTS”). Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on its financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Savings Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Savings Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

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

During 2008, the Savings Bank was notified by the OTS that it was categorized as “well-capitalized” under the regulatory framework for prompt corrective action. Additionally, management is not aware of any recent event that would cause this classification to change. To be categorized as “well-capitalized,” the Savings Bank must maintain minimum capital ratios as set forth in the following table.

As of December 31, 2008 and 2007, the Savings Bank met all capital adequacy requirements to which it was subject.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2008, 2007 and 2006

NOTE J - REGULATORY CAPITAL (continued)

	As of December 31, 2008
	Actual		For capital adequacy purposes			To be “well- capitalized” under prompt corrective action provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in thousands)

Tangible capital	$55,927	16.8%	>$	4,981	>1.5%	>$	16,604	>5.0%

Core capital	$55,927	16.8%	>$	13,283	>4.0%	>$	19,924	>6.0%

Risk-based capital	$56,606	32.5%	>$	13,922	>8.0%	>$	17,403	>10.0%

	As of December 31, 2007
	Actual		For capital adequacy purposes			To be “well- capitalized” under prompt corrective action provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in thousands)

Tangible capital	$53,437	16.8%	>$	4,786	>1.5%	>$	15,954	>5.0%

Core capital	$53,437	16.8%	>$	12,763	>4.0%	>$	19,145	>6.0%

Risk-based capital	$53,956	32.7%	>$	13,213	>8.0%	>$	16,516	>10.0%

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

The Savings Bank is subject to regulations imposed by the OTS regarding the amount of capital distributions payable by the Savings Bank to Cheviot Financial. Generally, the Savings Bank’s payment of dividends is limited, without prior OTS approval, to net earnings for the current calendar year plus the two preceding calendar years, less capital distributions paid over the comparable time period. Insured institutions are required to file an application with the OTS for capital distributions in excess of this limitation. Dividends totaling $12.5 million, which were approved by the OTS, were paid to Cheviot Financial Corp. in 2006. As a result of such dividend, the Savings Bank is required to receive prior OTS approval before declaring dividends to Cheviot Financial Corp.

Regulations of the OTS governing mutual holding companies permit Cheviot Mutual Holding Company (the “Holding Company”) to waive the receipt by it of any common stock dividend declared by Cheviot Financial or the Savings Bank, provided the OTS does not object to such waiver. Pursuant to these provisions, the Holding Company waived $2.0 million in dividends during 2008.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2008, 2007 and 2006

NOTE K - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION

The following condensed financial statements summarize the financial position of the Corporation as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years ended December 31, 2008, 2007 and 2006:

CHEVIOT FINANCIAL CORP.
STATEMENT OF FINANCIAL CONDITION
December 31, 2008 and 2007
(In thousands)

ASSETS	2008	2007

Cash in Cheviot Savings Bank	$10,000	$12,171
Cash and due from banks	34	32
Loan receivable - ESOP	1,961	2,309
Investment in Cheviot Savings Bank	55,794	53,490
Prepaid expenses and other assets	466	—
Prepaid federal income taxes	75	13

Total assets	$68,330	$68,015

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and other liabilities	$99	$95

Common stock	99	99
Additional paid-in capital	43,625	43,418
Shares acquired by stock benefit plans	(2,829)	(3,582)
Treasury stock	(12,799)	(12,074)
Retained earnings	40,276	40,013
Accumulated comprehensive gain (loss)	(141)	46

Total shareholders’ equity	$68,231	$67,920

Total liabilities and shareholders’ equity	$68,330	$68,015

CHEVIOT FINANCIAL CORP.
STATEMENT OF EARNINGS
Year ended December 31, 2008, 2007 and 2006
(In thousands)

	2008	2007	2006

Income
Interest income	$70	$157	$208
Equity in earnings of Cheviot Savings Bank	1,528	955	1,693
Total income	1,598	1,112	1,901

General, administrative and other expense	240	201	203

Earnings before federal income tax benefits	1,358	911	1,698

Federal income taxes (benefits)	(58)	(15)	2

Net earnings	$1,416	$926	$1,696

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2008, 2007 and 2006

NOTE K - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION (continued)

CHEVIOT FINANCIAL CORP.
STATEMENT OF CASH FLOWS
Years ended December 31, 2008, 2007 and 2006
(In thousands)

	2008	2007	2006

Cash flows provided (used) by operating activities:
Net earnings for the year	$1,416	$926	$1,696
Equity in undistributed earnings of Cheviot Savings Bank	(2,143)	(1,676)	(2,426)
Amortization of expense related to stock benefit plans	715	810	813
Increase (decrease) in cash due to changes in Prepaid expenses and other assets	(466)	10	12,511
Accounts payable and other liabilities	4	(15)	32
Prepaid federal income taxes	(62)	43	2
Net cash provided (used) by operating activities	(536)	98	12,628

Cash flows used in financing activities:
Stock option expense, net	245	242	239
Treasury stock repurchases	(725)	(5,228)	(4,309)
Dividends paid	(1,153)	(1,084)	(1,049)
Net cash used in financing activities	(1,633)	(6,070)	(5,119)

Net increase (decrease) in cash and cash equivalents	(2,169)	(5,972)	7,509

Cash and cash equivalents at beginning of year	12,203	18,175	10,666

Cash and cash equivalents at end of year	$10,034	$12,203	$18,175

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2008, 2007 and 2006

NOTE L - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table summarizes the Corporation’s quarterly results for the years ended December 31, 2008 and 2007.

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
2008:	(In thousands, except per share data)

Total interest income	$4,537	$4,570	$4,420	$4,531
Total interest expense	1,958	1,993	2,109	2,385

Net interest income	2,579	2,577	2,311	2,146
Provision for losses on loans	255	125	25	263
Net interest income after provision for loan losses	2,324	2,452	2,286	1,883
Other income	142	146	153	62
General, administrative and other expense	1,910	1,890	1,831	1,809

Earnings before income taxes	556	708	608	136
Federal income taxes	134	257	162	39

Net earnings	$422	$451	$446	$97

Earnings per share:
Basic and diluted	$.05	$.05	$.05	$.01

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
2007:	(In thousands, except per share data)

Total interest income	$4,522	$4,515	$4,418	$4,336
Total interest expense	2,469	2,445	2,336	2,249

Net interest income	2,053	2,070	2,082	2,087
Provision for losses on loans	101	15	—	—
Net interest income after provision for loan losses	1,952	2,055	2,082	2,087
Other income	134	153	129	129
General, administrative and other expense	1,833	1,805	1,802	1,927

Earnings before income taxes	253	403	409	289
Federal income taxes	80	128	137	83

Net earnings	$173	$275	$272	$206

Earnings per share:
Basic and diluted	$.02	$.03	$.03	$.02

DIRECTORS AND OFFICERS

Directors of Cheviot Financial Corp. and Cheviot Savings Bank	Officers of Cheviot Financial Corp.	Officers of Cheviot Savings Bank

Thomas J. Linneman	Thomas J. Linneman	Thomas J. Linneman
President and Chief	President and Chief	President and Chief
Executive Officer	Executive Officer	Executive Officer

James E. Williamson	Scott T. Smith	Jeffrey J. Lenzer
Executive Secretary,	Chief Financial Officer	Vice President, Operations
Retired District Administrator	(principal financial officer
of Oak Hills Local	and principal accounting	Kevin M. Kappa
School District	officer)	Vice President, Compliance

Edward L. Kleemeier		Deborah A. Fischer
Retired District Fire Chief,		Vice President, Lending
City of Cincinnati
Scott T. Smith
John T. Smith		Chief Financial Officer
Secretary/Treasurer		(principal financial officer
of Hawkstone Associates		and principal accounting
officer)
Robert L. Thomas
Owner/Operator
R&R Quality Meats
and Catering

Steven R. Hausfeld
CPA/Owner
Steven R. Hausfeld, CPA

INVESTOR AND CORPORATE INFORMATION

Annual Meeting

The Annual Meeting of shareholders will be held at 3:00 p.m., Eastern Daylight Savings Time, on April 28, 2009 at the Cheviot Savings Bank Corporate Offices located at 3723 Glenmore Avenue, Cheviot, Ohio.

Stock Listing

Cheviot Financial Corp. common stock is listed on The Nasdaq Capital Market under the symbol “CHEV.”

As of March 9, 2009, there were 9,918,751 shares of Cheviot Financial Corp. common stock issued (including unallocated ESOP shares) and there were approximately 819 registered holders of record.

Set forth below are the high and low prices of our common stock for the year, as well as our quarterly dividend payment history.

Quarter Ended	High	Low	Dividend paid

March 31, 2008	$10.55	$7.85	$.09
June 30, 2008	$10.00	$7.48	$.09
September 30, 2008	$ 9.09	$6.77	$.09
December 31, 2008	$ 8.50	$5.15	$.09

Shareholder and General Inquiries	Transfer Agent

Cheviot Financial Corp.	Registrar and Transfer Company
3723 Glenmore Avenue	10 Commerce Drive
Cincinnati, Ohio 45211	Cranford, New Jersey
(513) 661-0457	(800) 525-7686
Attn: Kimberly A. Siener
Investor Relations

Registered Independent Auditors	Corporate Counsel

Clark, Schaefer, Hackett & Co.	Luse Gorman Pomerenk & Schick, P.C.
105 East Fourth Street	5335 Wisconsin Avenue NW
Suite 1500	Suite 400
Cincinnati, Ohio 45202	Washington, DC 20015
(513) 241-3111	(202) 274-2000

Annual Reports

A copy, without exhibits, of the Cheviot Financial Corp. Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Kimberly A. Siener, Investor Relations, Cheviot Financial Corp., 3723 Glenmore Avenue, Cheviot, Ohio 45211. It may also be accessed through our website at www.cheviotsavings.com.

OFFICE LOCATIONS

Full Service Banking Locations

Main Office:	Cheviot	Branch Offices:	Monfort Heights
	3723 Glenmore Avenue		5550 Cheviot Road
	Cheviot, Ohio 45211		Cincinnati, Ohio 45247
	(513) 661-0457		(513) 389-3325

Bridgetown
6060 Bridgetown Road
Cincinnati, Ohio 45248
(513) 389-3333

Harrison
1194 Stone Drive
Harrison, Ohio 45030
(513) 202-5490

Delhi
585 Anderson Ferry Road
Cincinnati, Ohio 45238
(513) 347-4992

Taylor Creek
7072 Harrison Avenue
Cincinnati, Ohio 45247
(513) 353-5140