Form 10-K, Exhibit 13
period 2009-12-31
CHEVIOT FINANCIAL CORP
filed 2010-03-17
CIK 1248124

Exhibit 13

ANNUAL REPORT TO SHAREHOLDERS

2009 Annual Report

LETTER FROM THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

To Our Shareholders and Customers:

     We are pleased to present the Annual Report to Shareholders of Cheviot Financial Corp. (the “Corporation”), the holding company which owns 100% of the outstanding stock of Cheviot Savings Bank (the “Bank”).  This is the sixth annual report to reflect the consolidated results of operations and financial condition of the Corporation and Bank.

             During a difficult year for the national and local economy, the Corporation had net earnings of $1.1 million during 2009 and ended the year with assets of $341.9 million.

            The mission of Cheviot Savings Bank has always been to offer the best financial services and products with the expertise and friendliness a customer wants.  During these difficult economic times, Cheviot Savings Bank continues to offer superior financial services, coupled with the financial strength necessary to prosper in this market. In 2009, we continued our focus on customer service by extending our business hours and completing a core computer conversion allowing for enhanced processing, internet banking and mobile banking. We continue to adhere to our conservative lending and investment practices, which we believe will help the Corporation to maintain its financial strength during these severe economic times.

     The staff of Cheviot Savings Bank is dedicated to helping the community through involvement and participation in various community organizations and groups.  Over the years, many of the Directors and employees have been members of organizations helping to enrich and support the community.  We believe our continued involvement within the community gives us a greater understanding of our customer base and the needs of our community.

     Over the past six years, Cheviot Savings Bank Charitable Foundation has demonstrated their support in the community through various contributions.  The Foundation made sizable donations to area high schools for scholarships for higher education.  The Foundation has donated and supported various non-profit organizations and groups such as:  housing related activities, community projects and improvements, organizations including The Boy Scouts of America, American Red Cross, youth camps and special needs organizations.  The Foundation is committed to serving the community by reaching out and making a positive impact to as many lives as possible.

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

In 2004, the Savings Bank reorganized into a two-tier mutual holding company structure (the “Reorganization”) and established Cheviot Financial Corp. (“Cheviot Financial” or the “Corporation”) as the parent of the Savings Bank.  Pursuant to the Plan, Cheviot Financial issued 9,918,751 common shares, of which approximately 55.0% was issued to Cheviot Mutual Holding Company, a federally chartered mutual holding company.  Cheviot Financial sold 4,388,438 common shares, representing approximately 44.0% of the outstanding common stock, to the Savings Bank’s depositors and a newly formed Employee Stock Ownership Plan (“ESOP”) at an initial issuance price of $10.00 per share.  In addition, 75,000 shares, or approximately one percent of the outstanding shares, were issued to a charitable foundation established by the Savings Bank.  Cheviot Financial’s issuance of common shares resulted in proceeds, net of offering costs and shares issued to the ESOP, totaling $39.3 million.  At December 31, 2009, Cheviot Financial had 3,413,393 shares issued and outstanding to persons other than Cheviot Mutual Holding Company.

The Savings Bank is a community and customer-oriented savings and loan operating six full-service offices, all of which are located in Hamilton County, Ohio, which we consider our primary market area.  We emphasize personal service and customer convenience in serving the financial needs of the individuals, families and businesses residing in our markets.

Cheviot Financial’s executive offices are located at 3723 Glenmore Avenue, Cheviot, Ohio  45211-4744, and our telephone number is (513) 661-0457.

The following are highlights of Cheviot Savings Bank’s operations:

●	a 98-year history of providing financial products and services to individuals, families and small business customers in southwestern Ohio;

●	a commitment to single family residential mortgage lending;

●	maintaining capital strength and exceeding regulatory “well capitalized” capital requirements; and

●	a business strategy designed to expand our banking relationships with existing and future customers.

Cheviot Financial Corp.

SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected financial and other data of Cheviot Financial Corp. at the dates and for the periods presented.

	At December 31,
	2009	2008	2007	2006	2005
	(In thousands)
Selected Financial Condition Data:
Total assets	$341,860	$332,000	$319,060	$309,780	$291,791
Cash and cash equivalents	11,283	10,013	9,450	5,490	9,103
Investment securities available for sale	55,851	23,909	12,178	9,085	-
Investment securities held to maturity – at cost	—	7,000	23,000	25,099	27,084
Mortgage-backed securities available for sale	4,920	648	814	1,042	1,269
Mortgage-backed securities held to maturity – at cost	5,744	6,915	9,500	14,237	20,285
Loans receivable, net (1)	247,002	268,483	249,832	241,178	222,711
Deposits	235,904	216,048	219,526	205,450	181,238
Advances from the Federal Home Loan Bank	33,672	44,604	28,665	29,236	33,209
Shareholders’ equity	68,750	68,231	67,920	72,200	74,810

	For the Year Ended
	December 31,
	2009	2008	2007	2006	2005
	(In thousands, except per share data)
Selected Operating Data:
Total interest income	$16,473	$18,058	$17,791	$16,509	$14,408
Total interest expense	6,585	8,445	9,499	7,782	5,129
Net interest income	9,888	9,613	8,292	8,727	9,279
Provision for losses on loans	853	668	116	25	97
Net interest income after provision for losses on loans	9,035	8,945	8,176	8,702	9,182
Total other income	813	503	545	538	445
Total general, administrative and other expense	8,141	7,440	7,367	6,770	6,418
Earnings before income taxes	1,707	2,008	1,354	2,470	3,209
Federal income taxes	606	592	428	774	1,056
Net earnings	$1,101	$1,416	$926	$1,696	$2,153
Earnings per share – basic and diluted	$0.13	$0.16	$0.10	$0.18	$0.22

(1)  Includes loans held for sale, net of allowance for loan losses and deferred loan costs.

Cheviot Financial Corp.

SELECTED FINANCIAL AND OTHER DATA (CONTINUED)

	At or For the
	Year Ended
	December 31,
	2009	2008	2007	2006	2005
Selected Financial Ratios and Other Data:(1)
Performance Ratios:
Return on average assets	0.32%	0.43%	0.29%	0.56%	0.76%
Return on average equity	1.60	2.09	1.33	2.32	2.79
Average equity to average assets	20.26	20.75	22.16	24.21	27.17
Equity to total assets at end of period	20.11	20.55	21.29	23.31	25.64
Interest rate spread (2)	2.67	2.49	2.00	2.27	2.72
Net interest margin (2)	3.10	3.11	2.78	3.03	3.39
Average interest-earning assets to average interest-bearing liabilities	120.80	122.59	124.51	128.42	135.63
Total general, administrative and other expenses to average total assets	2.40	2.28	2.34	2.24	2.26
Efficiency ratio (3)	76.08	73.55	83.37	73.07	66.00
Dividend payout ratio	307.69	225.00	320.00	155.56	109.09
Asset Quality Ratios:
Nonperforming loans as a percent of total loans (4)	0.99	0.69	0.26	0.12	0.07
Nonperforming assets as a percent of total assets (4)	1.31	0.88	0.40	0.09	0.08
Allowance for loan losses as a percent of total loans	0.41	0.26	0.24	0.35	0.36
Allowance for loan losses as a percent of nonperforming assets	22.82	24.36	46.39	296.44	339.50
Regulatory Capital Ratios:
Tangible capital	16.24	16.84	16.75	16.60	16.70
Core capital	16.24	16.84	16.75	16.60	16.70
Risk-based capital	32.39	32.53	32.67	33.29	34.90
Number of:
Banking offices	6	6	6	6	4

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.

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

General

Our results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on our loans and securities and our cost of funds, consisting of the interest paid on deposits and borrowings.  Results of operations are also affected by the provision for losses on loans, loan sales and servicing activities, and service charges and fees collected on our loan and deposit accounts.  Our general, administrative and other expense primarily consists of employee compensation and benefits, advertising expense, data processing expense, other operating expenses, FDIC expense, and federal income taxes.  Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.

Recent Developments

The U.S. Treasury Department recently suggested legislation that would significantly change the current bank regulatory system.  The proposal would create a new federal banking regulator, the National Bank Supervisor, and merge our current primary federal regulator, the Office of Thrift Supervision, as well as the Office of the Comptroller of the Currency (the primary federal regulator for national banks) into the new federal bank regulator.  The proposal would also eliminate federal savings banks and require all federal savings banks to elect, within six months of the effective date of the legislation, to convert to either, a national bank, state bank or state savings association.   A federal savings bank that does not make the election would, by operation of law, be converted to a national bank within one year of the effective date of the legislation.  Cheviot Savings Bank is an Ohio-chartered savings and loan association, and would continue to have its Ohio charter.

Cheviot Financial Corp. would become a bank holding company subject to regulation and supervision by the Board of Governors of the Federal Reserve System instead of the Office of Thrift Supervision.  As a bank holding company, Cheviot Financial Corp. may become subject to regulatory capital requirements it is not currently subject to as a savings and loan holding company and certain additional restrictions on its activities. In addition, compliance with new regulations and being supervised by one or more new regulatory agencies could increase our expenses.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Recent Developments (continued)

The Federal Deposit Insurance Corporation has adopted a rule pursuant to which all insured depository institutions were required to prepay their estimated assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012.  Under the rule, this pre-payment was made on December 31, 2009.  Under the rule, the assessment rate for the fourth quarter of 2009 and for 2010 was based on each institution’s total base assessment rate for the third quarter of 2009, modified to assume that the assessment rate in effect on September 30, 2009 had been in effect for the entire third quarter, and the assessment rate for 2011 and 2012 will be equal to the modified third quarter assessment rate plus an additional 3 basis points.  In addition, each institution’s base assessment rate for each period will be calculated using its third quarter assessment base, adjusted quarterly for an estimated 5% annual growth rate in the assessment base through the end of 2012.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation. We do not currently know of any practice, condition or violation that may lead to termination of our deposit insurance.

In addition to the Federal Deposit Insurance Corporation assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the Federal Deposit Insurance Corporation, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended December 31, 2009, the annualized FICO assessment was equal to 1.06 basis points for each $100 in domestic deposits maintained at an institution.

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

We classify our investments in debt and equity securities as either held-to-maturity or available-for-sale. Securities classified as held-to maturity are recorded at cost or amortized cost. Available-for-sale securities are carried at fair value. We obtain our fair values from a third party service.  This service’s fair value calculations are based on quoted market prices when such prices are available. If quoted market prices are not available, estimates of fair value are computed using a variety of techniques, including extrapolation from the quoted prices of similar instruments or recent trades for thinly traded securities, fundamental analysis, or through obtaining purchase quotes. Due to the subjective nature of the valuation process, it is possible that the actual fair values of these investments could differ from the estimated amounts, thereby affecting our financial position, results of operations and cash flows. If the estimated value of investments is less than the cost or amortized cost, we evaluate whether an event or change in circumstances has occurred that may have a significant adverse effect on the fair value of the investment. If such an event or change has occurred and we determine that the impairment is other-than-temporary, we expense the impairment of the investment in the period in which the event or change occurred.  We also consider how long a security has been in a loss position in determining if it is other than temporarily impaired.  Management also assesses the nature of the unrealized losses taking into consideration factors such as changes in risk –free interest rates, general credit spread widening, market supply and demand, creditworthiness of the issuer, and quality of the underlying collateral.

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

The following tables set forth certain information for the years ended December 31, 2009, 2008 and 2007.  For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, is expressed both in dollars and rates.  No tax equivalent adjustments were deemed necessary based on materiality.  Average balances are based on monthly averages.  In the opinion of management, monthly averages do not differ materially from daily averages.

	For the Years Ended December 31,
		2009			2008			2007
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable, net (1)	$253,302	$14,643	5.78%	$260,708	$15,436	5.92%	$246,335	$15,007	6.09%
Mortgage-backed securities	11,080	437	3.94	8,505	464	5.46	12,444	693	5.57
Investment securities	42,562	1,197	2.81	35,488	2,074	5.84	35,148	1,865	5.31
Interest-earning deposits and other (2)	12,103	196	1.62	4,507	84	1.86	4,427	226	5.11
Total interest-earning assets	319,047	16,473	5.16	309,208	18,058	5.84	298,354	17,791	5.96

Total non-interest-earning assets	19,786			17,289			17,054

Total assets	$338,833			$326,497			$315,408

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits	$224,324	4,844	2.16	$212,963	6,727	3.16	$209,989	8,066	3.84
FHLB advances	39,783	1,741	4.38	39,257	1,718	4.38	29,630	1,433	4.84
Total interest-bearing liabilities	264,107	6,585	2.49	252,220	8,445	3.35	239,619	9,499	3.96

Total non-interest-bearing liabilities	6,069			6,535			5,904

Total liabilities	270,176			258,755			245,523

Shareholders’ equity	68,657			67,742			69,885

Total liabilities and shareholders’ equity	$338,833			$326,497			$315,408

Net interest income		$9,888			$9,613			$8,292

Interest rate spread (3)			2.67%			2.49%			2.00%

Net interest margin (4)			3.10%			3.11%			2.78%

Average interest-earning assets to average interest-bearing liabilities			120.80%			122.59%			124.51%

(1)	Includes nonaccruing loans. Interest income on loans receivable, net includes amortized loan origination fees.
(2)	Includes interest-earning demand deposits, other interest-earning deposits and FHLB stock.
(3)	Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.
(4)	Net interest margin is net interest income divided by average interest-earning assets.

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

	Year ended December 31,
	2009 vs. 2008			2008 vs. 2007
	Increase			Increase
	(decrease)			(decrease)
	due to			due to
			Net			Net
	Volume	Rate	Change	Volume	Rate	Change
	(In thousands)
Interest-earnings assets:
Loans receivable, net	$(434)	$(359)	$(793)	$857	$(428)	$429
Mortgage-backed securities	120	(147)	(27)	(215)	(14)	(229)
Investment securities	354	(1,231)	(877)	18	191	209
Interest-earning assets	124	(12)	112	4	(146)	(142)

Total interest-earning assets	164	(1,749)	(1,585)	664	(397)	267

Interest-bearing liabilities:
Deposits	343	(2,226)	(1,883)	113	(1,452)	(1,339)
FHLB advances	23	-	23	432	(147)	285
Total interest-bearing liabilities	366	(2,226)	(1,860)	545	(1,599)	(1,054)

Increase (decrease) in net interest income	$(202)	$477	$275	$119	$1,202	$1,321

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Financial Condition at December 31, 2009 and December 31, 2008

At December 31, 2009, Cheviot Financial had total assets of $341.9 million, an increase of $9.9 million, or 3.0%, from $332.0 million at December 31, 2008.  The increase in total assets reflects an increase in investment securities totaling $24.9 million and an increase in mortgage-backed securities of $3.1 million, which was partially funded by the decrease in loans receivable of $21.5 million.

Cash, federal funds sold and interest-earning deposits in other financial institutions totaled $11.3 million at December 31, 2009, an increase of $1.3 million, or 12.9%, from $10.0 million at December 31, 2008.  Investment securities totaled $55.9 million at December 31, 2009, an increase of $24.9 million, or 80.7%, from $30.9 million at December 31, 2008.  During the year ended December 31, 2009, investment securities purchases consisted of $76.9 million of U.S. Government agency obligations, which were partially offset by $51.0 million of maturities.  At December 31, 2009, $55.9 million of investment securities were classified as available for sale. As of December 31, 2009, none of the investment securities are considered impaired.

Mortgage-backed securities totaled $10.7 million at December 31, 2009, an increase of $3.1 million, or 41.0%, from $7.6 million at December 31, 2008.  The increase in mortgage-backed securities was due to purchases of $5.3 million, which was partially offset by $2.2 million of principal repayments.  At December 31, 2009, $5.7 million of mortgage-backed securities were classified as held to maturity, while $4.9 million were classified as available for sale.  As of December 31, 2009, none of the mortgage-backed securities are considered impaired.

Loans receivable, including loans held for sale, totaled $247.0 million at December 31, 2009, a decrease of $21.5 million, or 8.0%, from $268.5 million at December 31, 2008.  The decrease resulted from loan repayments of $63.4 million and loans sales of $23.1 million, which were partially offset by loan originations of $42.7 million.   The change in the composition of the Corporation’s assets reflects management’s decision to take advantage of opportunities to obtain a higher rate of return by selling certain mortgage loans and recording gains. Cheviot Savings Bank will sell selected one- to four-family residential fixed-rate loans to the Federal Home Loan Bank of Cincinnati.  Loans sold and serviced totaled $27.9 million at December 31, 2009. There were approximately $1.1 million of loans held for sale in our loan portfolio at December 31, 2009.

At December 31, 2009, the allowance for loan losses totaled $1.0 million, or 0.41% of net loans, compared to $709,000, or 0.26% of net loans at December 31, 2008.  In determining the appropriate level of our allowance for loan losses at any point in time, management and the board of directors apply a systematic process focusing on the risk of loss in the portfolio.  First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. Delinquent multi-family and commercial loans are evaluated individually for potential impairments in their carrying value.  Second, the allowance for loan losses entails utilizing our three year historic loss experience by applying such loss percentage to the loan types to be collectively evaluated in the portfolio.  The $185,000 increase in the provision for losses on loans during the year ended December 31, 2009 is a reflection of the following factors: weaker economic conditions in the greater Cincinnati area, loan charge-offs of $487,000 and the need to allocate approximately $50,000 in specific reserves for three residential properties with principal balances totaling $453,000 which were acquired through foreclosure. The analysis of the allowance for loan losses requires an element of judgment and is subject to the possibility that the allowance may need to be increased, with a corresponding reduction in earnings. To the best of management’s knowledge, all known and inherent losses that are probable and that can be reasonably estimated have been recorded at December 31, 2009.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Financial Condition at December 31, 2009 and December 31, 2008 (continued)

Nonperforming and impaired loans totaled $2.4 million at December 31, 2009, compared to $1.8 million at December 31, 2008.  At December 31, 2009, non-performing and impaired loans were comprised of thirty-two loans secured by one-to-four family residential real estate and one loan secured by commercial real estate. At December 31, 2009 and December 31, 2008, real estate acquired through foreclosure totaled $2.0 million and $1.1 million, respectively.  The Corporation has an allowance for loan losses intended to absorb losses inherent in our loan portfolio. The allowance for loan losses totaled 41.9% and 38.4% of nonperforming loans at December 31, 2009 and 2008, respectively.  Based on individual analyses of these loans, management believes that the Corporation’s allowance for loan losses conforms to generally accepted accounting principles based upon the available facts and circumstances. However, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

Deposits totaled $235.9 million at December 31, 2009, an increase of $19.9 million, or 9.2%, from $216.0 million at December 31, 2008.  The increase in deposits consisted of a $19.7 million increase in demand transaction and passbook accounts and an increase in certificates of deposits of $199,000.

Advances from the Federal Home Loan Bank of Cincinnati decreased by $10.9 million, or 24.5%, to a total of $33.7 million at December 31, 2009.  During 2009, FHLB advances were not used as a funding source for loan originations as the Corporation sold more loans to the FHLB.

Shareholders’ equity totaled $68.8 million at December 31, 2009, a $519,000, or 0.8%, increase from December 31, 2008.  The increase in shareholders’ equity resulted primarily from net earnings of $1.1 million and an increase in shares acquired by stock benefit plans of $760,000, which was partially offset the payment of dividends of $1.3 million paid during 2009. At December 31, 2009, Cheviot Financial had the ability to purchase an additional 364,616 shares under its announced stock repurchase plan.

Cheviot Savings Bank is required to maintain minimum regulatory capital pursuant to federal regulations.  At December 31, 2009, Cheviot Savings Bank’s regulatory capital substantially exceeded all minimum regulatory capital requirements.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Years Ended December 31, 2009 and December 31, 2008

General

Cheviot Financial’s net earnings totaled $1.1 million for the year ended December 31, 2009, a decrease of $315,000, or 22.2%, compared to the net earnings recorded for the year ended December 31, 2008.  The decrease in net earnings reflects a $701,000 increase in general, administrative and other expenses, a $185,000 increase in the provision for loan losses and an increase of $14,000 in the provision for federal income taxes, which was partially offset by a $275,000 increase in net interest income and a $310,000 increase in other income.

Interest Income

Total interest income for the year ended December 31, 2009, totaled $16.5 million, a decrease of $1.6 million, or 8.8%, compared to the year ended December 31, 2008.  The decrease in interest income reflects the impact of a 68 basis point decrease in the average yield to 5.16% from 5.84%, which was partially offset by a $9.8 million increase in the average balance of interest-earning assets during the year ended December 31, 2009 as compared to the year ended December 31, 2008.

Interest income on loans decreased by $793,000, or 5.1%, for the year ended December 31, 2009.  The decrease in interest income on loans reflects a $7.4 million, or 2.8%, decrease in the average balance outstanding during 2009 and a decrease of 14 basis points in the average yield to 5.78%.  Interest income on mortgage-backed securities decreased by $27,000, or 5.8%, during the year ended December 31, 2009, due primarily to a decrease in the average yield of 152 basis points from 2008, which was partially offset by an increase in the average balance outstanding of $2.6 million.

Interest income on investment securities decreased by $877,000, or 42.3%, during the year ended December 31, 2009, due to a decrease in the average yield of 303 basis points from 2008, which was partially offset by an increase of $7.1 million, or 19.9%, increase in the average balance outstanding.  Interest income on other interest-earning assets increased by $112,000, or 133.3%, during the year ended December 31, 2009.  The increase was due to a $7.6 million increase in the average balance outstanding, which was partially offset by a 24 basis point decrease in the average yield.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Year ended December 31, 2009 and December 31, 2008 (continued)

Interest Expense

Interest expense totaled $6.6 million for the year ended December 31, 2009, a decrease of $1.9 million, or 22.0%, compared to the year ended December 31, 2008.  The average balance of interest-bearing liabilities outstanding increased by $11.9 million during 2009, which was partially offset by a decrease in the average cost of liabilities of 86 basis points to 2.49% for the year ended December 31, 2009.  Interest expense on deposits totaled $4.8 million for the year ended December 31, 2009, a decrease of $1.9 million, or 28.0%, from the year ended December 31, 2008.  This decrease was a result of a decrease in the average cost of deposits of 100 basis points to 2.16% for 2009, which was partially offset by an increase in the average balance outstanding of $11.4 million, or 5.3%, for 2009.  Interest expense on borrowings totaled $1.7 million for the year ended December 31, 2009, an increase of $23,000, or 1.3%, from the 2008 period.  This increase resulted from an increase in the average balance of borrowings outstanding of $526,000, or 1.3% for the year ended December 31, 2009.  The  decrease in the average cost of deposits and borrowings  reflects  lower shorter term  interest  rates  in  2009 as compared to 2008, as actions by the Federal  Reserve to reduce  shorter term interest  rates resulted in a  steepening  of the yield curve and a reduction  of short term and medium term interest rates.

Net Interest Income

As a result of the foregoing changes in interest income and interest expense, net interest income increased by $275,000, or 2.9%, during the year ended December 31, 2009 from the year ended December 31, 2008. The Savings Bank’s cost of its liabilities decreased more significantly than the yield on its assets during 2009. The average interest rate spread increased to 2.67% for the year ended December 31, 2009 from 2.49% for the year ended December 31, 2008.  The net interest margin decreased to 3.10% for the year ended December 31, 2009 from 3.11% for the year ended December 31, 2008.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Year ended December 31, 2009 and December 31, 2008 (continued)

Provision for Losses on Loans

As a result of an analysis of historical experience, the volume and type of lending conducted by the Savings Bank, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to the Savings Bank’s market area, and other factors related to the collectability of the Savings Bank’s loan portfolio, management recorded a $853,000 provision for losses on loans for the year ended December 31, 2009.  Management’s analysis of the allowance resulted in a $668,000 provision for losses on loans for the year ended December 31, 2008.  The  decision  to make a larger provision  for loan losses  during the year ended  December 31, 2009, as compared  to recent  periods,  reflects  the amount  necessary  to  maintain  an adequate  allowance  based on historical loss experience, changes in the local economy, and other external  factors.  These other external factors, economic conditions, increase in delinquent loans, and collateral value changes, have had a negative impact on non-owner occupied loans in the portfolio.  These other external factors, economic conditions and collateral value changes, have had a negative impact on all types of loans in the portfolio.  There can be no assurance that the loan loss allowance will be sufficient to cover losses on nonperforming loans in the future.  At December 31, 2009, the allowance for loan losses totaled $1.0 million, or 0.41% of net loans, compared to $709,000, or 0.26% of net loans at December 31, 2008.  Management believes all nonperforming loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming loans or that the allowance will be adequate to cover losses on nonperforming loans in the future.

Other Income

Other income totaled $813,000 for the year ended December 31, 2009, an increase of $310,000, or 61.6%, compared to the year ended December 31, 2008. This increase is due primarily to an increase in the gain on sale of loans of $333,000 and an increase in other operating income of $11,000, which was partially offset by a an increase in loss on sale of real estate acquired through foreclosure of $54,000.

General, Administrative and Other Expense

General, administrative and other expense totaled $8.1 million for the year ended December 31, 2009, an increase of $701,000, or 9.4%, compared to the year ended December 31, 2008.  This increase is a result of a $273,000, or 6.3%, increase in employee compensation and benefits, an increase of $217,000, or 700.0%, in FDIC insurance premium expense and an increase of $133,000, or 20.6% in other operating expense.  The increase in employee compensation and benefits is a result of the increase in compensation expense as we increased our number of full time equivalent employees to accommodate the Corporation’s growth.  The increase in FDIC expense is a result of the special assessment from the FDIC to replenish the Deposit Insurance Fund of approximately $140,000.  The increase in other operating expense is a result of real estate taxes, maintenance and insurance expense on properties acquired through foreclosure.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Year ended December 31, 2009 and December 31, 2008 (continued)

FDIC Premiums

The FDIC imposed an assessment against institutions for deposit insurance.  This  assessment  is  based  on the risk category of the  institution  and currently  ranges from 5 to 43 basis points of the  institution’s  deposits.  Federal law requires that the designated reserve ratio for the deposit insurance fund be established by the FDIC at 1.15% to 1.50% of estimated insured deposits.  If this reserve ratio drops below 1.15% or the FDIC  expects it to do so within six months,  the FDIC must,  within 90 days,  establish and implement a plan to restore the designated reserve ratio to 1.15% of estimated  insured  deposits  within five years  (absent  extraordinary circumstances).  Final rules increased the assessment rates for all institutions by 7 basis points and up to 50 basis points for certain financial institutions for the first quarter of 2009.  It is expected that the FDIC will adopt a new risk based assessment system.

In addition, the Emergency Economic Stabilization Act of 2008 (EESA) temporarily increased the limit on FDIC insurance coverage for deposits to $250,000 through December 31, 2013, and the FDIC took action to provide coverage for newly-issued senior unsecured debt and non-interest bearing transaction accounts in excess of the $250,000 limit, for which institutions will be assessed additional premiums.

On February 27, 2009, the FDIC announced an amendment to its restoration plan for the Deposit Insurance Fund by imposing an emergency special assessment on all insured financial institutions. This special assessment of $140,000 occurred on June 30, 2009, and was payable by us on September 30, 2009.  In September 2009, the FDIC issued a Notice of Proposed Rulemaking that would require insured institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012. The FDIC also adopted a uniform three-basis point increase in assessment rates effective on January 1, 2011. The Corporation’s prepayment of FDIC assessments is approximately $968,000 which will be amortized to expense over three years.

Federal Income Taxes

The provision for federal income taxes totaled $606,000 for the year ended December 31, 2009, an increase of $14,000, or 2.4%, compared to the provision recorded for the 2008 period.  The effective tax rates were 35.5% and 29.5% for the years ended December 31, 2009 and 2008, respectively. The difference between the Corporation’s effective tax rate in the 2009 and 2008 periods and the 34% statutory corporate rate is due primarily to the tax-exempt earnings on bank-owned life insurance, tax-exempt interest on municipal obligations and tax benefits for the contribution to the Cheviot Savings Bank Foundation offset by the difference in the stock compensation deduction for tax purposes.

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

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management of Market Risk

Qualitative Analysis

Our most significant form of market risk is interest rate risk.  The primary objective of our interest rate risk policy is to manage the exposure of net interest income to changes in interest rates.  Our board of directors and management evaluates the interest rate risk inherent in certain assets and liabilities, determines the level of risk appropriate given our business strategy, operating environment, capital and liquidity requirements and performance objectives and modifies lending, investing, deposit and borrowing strategies accordingly.  Our board of directors reviews management’s activities and strategies, the effect of those strategies on the net portfolio value, and the effect that changes in market interest rates would have on net portfolio value.  During 2009, short term interest rates declined, which are used to price our deposit products and are used in determining our cost of borrowings, medium and long term interest rates increased, which are used to determine the pricing of our loan products.  This has resulted in a increase of our interest rate spread.  Consequently, our net interest income increased in 2009 as compared to 2008.

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

The Office of Thrift Supervision provides the Savings Bank with the information presented in the following tables.  They present the change in the Savings Bank’s net portfolio value (“NPV”) at December 31, 2009 and 2008, that would occur upon an immediate change in interest rate based on Office of Thrift Supervision assumptions, but without effect to any steps that management might take to counteract that change.  The application of the methodology attempts to quantify interest rate risk as the change in NPV which would result from a theoretical change in market interest rates of 100, 200 and 300 basis points.  Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning assets and outgoing cash flows on interest-bearing liabilities.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Quantitative Analysis (continued)
		December 31, 2009
Change in
Interest Rates in
Basis Points					Net Portfolio Value
(“bp”)		Net Portfolio Value(3)			as% of PV of Assets(4)
(Rate Shock
in Rates)(1)		$Amount	$Change	% Change	NPV Ratio(5)	Change
		(In thousands)

+300	bp	$46,959	$(20,354)	(30.2%)	14.44%	(462	) bp
+200	bp	55,227	(12,086)	(18.0)	16.44	(261)
+100	bp	62,446	(4,866)	(7.2)	18.07	(99)
0	bp	67,313	--	--	19.06	--
-100	bp	69,839	2,527	3.8	19.48	42
-200	bp(2)	--	--	--	--	--

		December 31, 2008
Change in
Interest Rates in
Basis Points					Net Portfolio Value
(“bp”)		Net Portfolio Value(3)			as% of PV of Assets(4)
(Rate Shock
in Rates)(1)		$Amount	$Change	% Change	NPV Ratio(5)	Change
		(In thousands)

+300	bp	$45,589	$(12,509)	(21.5%)	14.19%	(269	) bp
+200	bp	51,957	(6,141)	(10.6)	15.71	(117)
+100	bp	56,292	(1,806)	(3.1)	16.62	(26)
0	bp	58,098	--	--	16.88	--
-100	bp	56,808	(1,290)	(2.2)	16.39	(49)
-200	bp(2)	--	--	--	--	--

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	Not meaningful because some market rates would compute at a rate less than zero.
(3)	Net portfolio value represents the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities.
(4)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(5)	NPV Ratio represents the net portfolio value divided by the present value of assets.

The model reflects that the Savings Bank’s NPV is more sensitive to an increase in interest rates than a decrease in interest rates.  The above table indicates that as of December 31, 2009, in the event of a 100 basis point increase in interest rates, we would experience a 7.2%, or $4.9 million, decrease in net portfolio value.  In the event of a 100 basis point decrease in interest rates, we would experience a 3.8%, or $2.5 million, increase in net portfolio value.  However, given the current level of market interest rates and the low probability of further significant declines in absolute rates, we did not calculate net portfolio value for interest rate decreases of greater than 200 basis points.

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

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business.  Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures.  Our primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of securities and funds provided by our operations.  In addition, we may borrow from the Federal Home Loan Bank of Cincinnati.  At December 31, 2009 and 2008, we had $33.7 million and $44.6 million, respectively, in outstanding borrowings from the Federal Home Loan Bank of Cincinnati and had the capacity to increase such borrowings at those dates by approximately $109.3 million and $99.3 million, respectively.

Loan repayments and maturing securities are a relatively predictable source of funds.  However, deposit flows, calls of securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace.  These factors reduce the predictability of these sources of funds.

Our primary investing activities are the origination of one- to four-family real estate loans, commercial real estate, construction and consumer loans, and the purchase of securities.  For the year ended December 31, 2009, loan originations totaled $65.8 million, compared to $69.6 million for the year ended December 31, 2008.  Purchases of investment securities totaled $76.9 million for the year ended December 31, 2009 and $19.0 million for the year ended December 31, 2008.

Total deposits increased $19.9 million during the year ended December 31, 2009, while total deposits decreased $3.5 million during the year ended December 31, 2008.  Deposit flows are affected by the level of interest rates, the interest rates and products offered by competitors and other factors.  At December 31, 2009, certificates of deposit scheduled to mature within one year totaled $100.1 million. Our ability to retain these deposits will be determined in part by the interest rates we are willing to pay on such deposits.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources (continued)

The following table sets forth information regarding the Corporation’s obligations and commitments to make future payments under contract as of December 31, 2009.

	Payments due by period
	Less	More than	More than	More
	than	1-3	3-5	than
	1 year	years	years	5 years	Total
	(In thousands)

Contractual obligations:
Advances from the Federal Home Loan Bank	$9,000	$2,023	$10,760	$11,889	$33,672
Certificates of deposit	100,050	30,770	11,013	-	141,833

Amount of loan commitments and expiration
per period:
Commitments to originate one- to four-family loans	2,779	-	-	-	2,779
Home equity lines of credit	12,841	-	-	-	12,841
Undisbursed loans in process	2,696	-	-	-	2,696

Total contractual obligations	$127,366	$32,793	$21,773	$11,889	$193,821

We are committed to maintaining a strong liquidity position.  We monitor our liquidity position on a daily basis.  We anticipate that we will have sufficient funds to meet our current funding commitments.  Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.

At December 31, 2009 and 2008, we exceeded all of the applicable regulatory capital requirements.  Our core (Tier 1) capital was $54.6 million and $55.9 million, or 16.2% and 16.8% of total assets, at December 31, 2009 and 2008, respectively.  In order to be classified as “well-capitalized” under federal banking regulations, we were required to have core capital of at least $20.1 million, or 6.0% of assets, as of December 31, 2009.  To be classified as a well-capitalized savings bank, we must also have a ratio of total risk-based capital to risk-weighted assets of at least 10.0%.  At December 31, 2009 and 2008, we had a total risk-based capital ratio of 32.9% and 32.5%, respectively.

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

The Corporation’s management assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2009. In making this assessment, the Corporation’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on its assessment, the Corporation’s management believes that as of December 31, 2009, the Corporation’s internal control over financial reporting was effective based on those criteria.

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

March 17, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Cheviot Financial Corp.

We have audited the accompanying consolidated statements of financial condition of Cheviot Financial Corp. as of December 31, 2009 and 2008 and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for the year ended December 31, 2009, 2008, and 2007.  These consolidated financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cheviot Financial Corp. as of December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for the years ended December 31, 2009, 2008, and 2007, in conformity with accounting principles generally accepted in the United States of America.

Cincinnati, Ohio
March 17, 2010

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31, 2009 and 2008
 (In thousands)

ASSETS	2009	2008

Cash and due from banks	$3,217	$4,192
Federal funds sold	4,582	4,063
Interest-earning deposits in other financial institutions	3,484	1,758
Cash and cash equivalents	11,283	10,013

Investment securities available for sale - at fair value	55,851	23,909
Investment securities held to maturity - at cost, approximate market value of $- and $7,074 at December 31, 2009 and 2008, respectively	-	7,000
Mortgage-backed securities available for sale - at fair value	4,920	648
Mortgage-backed securities held to maturity - at cost, approximate market value of $5,816 and $6,830 at December 31, 2009 and 2008, respectively	5,744	6,915
Loans receivable - net	245,905	267,754
Loans held for sale-at lower of cost or market	1,097	729
Real estate acquired through foreclosure - net	2,048	1,064
Office premises and equipment - at depreciated cost	4,889	4,969
Federal Home Loan Bank stock - at cost	3,369	3,369
Accrued interest receivable on loans	1,074	1,159
Accrued interest receivable on mortgage-backed securities	36	32
Accrued interest receivable on investments and interest-bearing deposits	322	466
Prepaid expenses and other assets	1,591	297
Bank-owned life insurance	3,653	3,516
Prepaid federal income taxes	78	160

Total assets	$341,860	$332,000

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$235,904	$216,048
Advances from the Federal Home Loan Bank	33,672	44,604
Advances by borrowers for taxes and insurance	1,501	1,464
Accrued interest payable	136	172
Accounts payable and other liabilities	1,625	1,069
Deferred federal income taxes	272	412
Total liabilities	273,110	263,769

Commitments and contingencies

Shareholders’ equity
Preferred stock - authorized 5,000,000 shares, $.01 par value; none issued
Common stock - authorized 30,000,000 shares, $.01 par value;
9,918,751 shares issued at December 31, 2009 and 2008	99	99
Additional paid-in capital	43,819	43,625
Shares acquired by stock benefit plans	(2,069)	(2,829)
Treasury stock - at cost, 1,050,045 and 1,046,247 shares
at December 31, 2009 and 2008	(12,828)	(12,799)
Retained earnings - restricted	40,109	40,276
Accumulated comprehensive loss, unrealized losses on securities
available for sale, net of tax benefits	(380)	(141)
Total shareholders’ equity	68,750	68,231

Total liabilities and shareholders’ equity	$341,860	$332,000

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF EARNINGS

For the years ended December 31, 2009, 2008 and 2007
 (In thousands, except per share data)

	2009	2008	2007
Interest income
Loans	$14,643	$15,436	$15,007
Mortgage-backed securities	437	464	693
Investment securities	1,197	2,074	1,865
Interest-earning deposits and other	196	84	226
Total interest income	16,473	18,058	17,791

Interest expense
Deposits	4,844	6,727	8,066
Borrowings	1,741	1,718	1,433
Total interest expense	6,585	8,445	9,499

Net interest income	9,888	9,613	8,292

Provision for losses on loans	853	668	116

Net interest income after provision for
losses on loans	9,035	8,945	8,176

Other income
Rental	51	51	47
Loss on sale of real estate acquired through foreclosure	(102)	(48)	(5)
Gain (loss) on sale of office premises and equipment	1	(15)	-
Gain on sale of loans	386	53	59
Earnings on bank-owned life insurance	137	133	129
Other operating	340	329	315
Total other income	813	503	545

General, administrative and other expense
Employee compensation and benefits	4,604	4,331	4,356
Occupancy and equipment	572	582	561
Property, payroll and other taxes	984	960	905
Data processing	314	311	306
Legal and professional	444	382	404
Advertising	195	196	174
FDIC expense	248	31	31
Other operating	780	647	630
Total general, administrative and other expense	8,141	7,440	7,367

Earnings before income taxes	1,707	2,008	1,354

Federal income taxes (benefits)
Current	623	724	304
Deferred	(17)	(132)	124
Total federal income taxes	606	592	428

NET EARNINGS	$1,101	$1,416	$926

Earnings per share - basic and diluted	$0.13	$0.16	$0.10

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended December 31, 2009, 2008 and 2007
 (In thousands)

	2009	2008	2007

Net earnings	$1,101	$1,416	$926

Other comprehensive income (loss), net of tax expense (benefit):
Unrealized holding gains (losses) on securities during the period, net of tax expense (benefit) of $(123), $(96) and $28 for the years ended December 31, 2009, 2008 and 2007, respectively	(239)	(187)	54

Comprehensive income	$862	$1,229	$980

Accumulated comprehensive income (loss)	$(380)	$(141)	$46

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the years ended December 31, 2009, 2008 and 2007
(In thousands, except per share data)

						Unrealized
			Shares			gains (losses)on
		Additional	acquired by			on securities	Total
	Common	paid-in	stock benefit	Treasury	Retained	available	shareholders’
	stock	capital	plans	stock	earnings	for sale	equity

Balance at December 31, 2006	$99	$43,113	$(4,329)	$(6,846)	$40,171	$(8)	$72,200

Net earnings for the year ended December 31, 2007	-	-	-	-	926	-	926
Cash dividends of $.32 per share	-	-	-	-	(1,084)	-	(1,084)
Amortization expense of stock benefit plans	-	63	747	-	-	-	810
Stock option expense	-	242	-	-	-	-	242
Treasury stock repurchases	-	-	-	(5,228)	-	-	(5,228)
Unrealized gains on securities designated as available
for sale, net of related tax benefits	-	-	-	-	-	54	54

Balance at December 31, 2007	$99	$43,418	$(3,582)	$(12,074)	$40,013	$46	$67,920

Net earnings for the year ended December 31, 2008	-	-	-	-	1,416	-	1,416
Cash dividends of $.36 per share	-	-	-	-	(1,153)	-	(1,153)
Amortization expense of stock benefit plans	-	(38)	753	-	-	-	715
Stock option expense	-	245	-	-	-	-	245
Treasury stock repurchases	-	-	-	(725)	-	-	(725)
Unrealized gains on securities designated as available for sale, net of related tax benefits	-	-	-	-	-	(187)	(187)

Balance at December 31, 2008	$99	$43,625	$(2,829)	$(12,799)	$40,276	$(141)	$68,231

Net earnings for the year ended December 31, 2009	-	-	-	-	1,101	-	1,101
Cash dividends of $.40 per share	-	-	-	-	(1,268)	-	(1,268)
Amortization expense of stock benefit plans	-	(54)	760	-	-	-	706
Stock option expense	-	248	-	-	-	-	248
Treasury stock repurchases	-	-	-	(29)	-	-	(29)
Unrealized gains on securities designated as available for sale, net of related tax benefits	-	-	-	-	-	(239)	(239)

Balance at December 31, 2009	$99	$43,819	$(2,069)	$(12,828)	$40,109	$(380)	$68,750

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2009, 2008 and 2007
 (In thousands)

	2009	2008	2007

Cash flows from operating activities:
Net earnings for the period	$1,101	$1,416	$926
Adjustments to reconcile net earnings to net cash provided by operating activities:
Amortization of premiums and discounts on investment and mortgage-backed securities, net	29	(21)	(11)
Depreciation	317	301	341
Amortization expense related to stock benefit plans	706	715	810
Amortization of deferred loan origination fees	(13)	1	(14)
Proceeds from sale of loans in the secondary market	23,486	3,836	3,670
Loans originated for sale in the secondary market	(23,100)	(3,783)	(3,454)
Gain on sale of loans	(386)	(53)	(59)
Loss on sale of real estate acquired through foreclosure	102	48	5
Gain (loss) on sale of office premises and equipment	-	15	-
Federal Home Loan Bank stock dividends	-	(131)	-
Earnings on bank-owned life insurance	(137)	(133)	(129)
Provision for losses on loans	853	668	116
Increase (decrease) in cash due to changes in:
Accrued interest receivable on loans	85	(40)	(46)
Accrued interest receivable on mortgage-backed securities	(4)	19	14
Accrued interest receivable on investments and interest-bearing deposits	144	(48)	21
Prepaid expenses and other assets	(1,294)	(143)	6
Accrued interest payable	(36)	55	2
Accounts payable and other liabilities	556	130	(100)
Federal income taxes
Current	82	(16)	(193)
Deferred	(17)	(132)	124
Net cash flows provided by operating activities	2,474	2,704	2,029

Cash flows used in investing activities:
Principal repayments on loans	63,429	45,625	34,565
Loan disbursements	(42,662)	(65,784)	(44,251)
Loans purchased	(1,700)	(455)	-
Purchase of investment securities – available for sale	(76,936)	(18,973)	(11,002)
Proceeds from maturity of investment securities – available for sale	44,000	7,000	8,000
Proceeds from maturity of investment securities – held to maturity	7,000	16,000	2,000
Proceeds from maturity of municipal obligations – held to maturity	565	-	100
Purchase of mortgage-backed securities – available for sale	(5,267)	-	-
Principal repayments on mortgage-backed securities – available for sale	1,033	146	236
Principal repayments on mortgage-backed securities – held to maturity	1,171	2,585	4,730
Additions to real estate acquired through foreclosure	(222)	(9)	(3)
Proceeds from sale of real estate acquired through foreclosure	710	839	146
Purchase of office premises and equipment	(238)	(154)	(75)
Proceeds from the sale of office premises and equipment	1	-	-
Net cash flows used in investing activities	(9,116)	(13,180)	(5,554)

Net cash flows used in operating and investing activities balance carried forward	$(6,642)	$(10,476)	$(3,525)

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

 For the years ended December 31, 2009, 2008 and 2007
 (In thousands)

	2009	2008	2007

Net cash flows used in operating and investing activities balance brought forward	$(6,642)	$(10,476)	$(3,525)

Cash flows provided by financing activities:
Net increase (decrease) in deposits	19,856	(3,478)	14,076
Proceeds from Federal Home Loan Bank advances	-	25,500	13,000
Repayments on Federal Home Loan Bank advances	(10,932)	(9,561)	(13,571)
Advances by borrowers for taxes and insurance	37	211	50
Stock option expense, net	248	245	242
Treasury stock repurchases	(29)	(725)	(5,228)
Dividends paid on common stock	(1,268)	(1,153)	(1,084)
Net cash flows provided by financing activities	7,912	11,039	7,485

Net increase (decrease) in cash and cash equivalents	1,270	563	3,960

Cash and cash equivalents at beginning of period	10,013	9,450	5,490

Cash and cash equivalents at end of period	$11,283	$10,013	$9,450

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Federal income taxes	$537	$744	$473

Interest on deposits and borrowings	$6,549	$8,390	$9,497

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$1,574	$1,294	$773

Loans originated upon sales of real estate acquired through foreclosure	$193	$185	$66

Recognition of mortgage servicing rights in accordance with SFAS No. 156	$182	$23	$14

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2009, 2008 and 2007

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

1.  Principles of Consolidation

The accompanying consolidated financial statements as of and for the years ended December 31, 2009, 2008 and 2007, include the accounts of the Corporation and its wholly-owned subsidiary, the Savings Bank.  All significant intercompany items have been eliminated.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2009, 2008 and 2007

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

2.  Investment and Mortgage-backed Securities

The Corporation accounts for investment and mortgage-backed securities using 3 categories: held to maturity, trading, or available for sale.  Securities classified as held to maturity are carried at cost only if the Corporation has the positive intent and ability to hold these securities to maturity.  Securities available for sale are carried at fair value with resulting unrealized gains or losses recorded in shareholders’ equity.  Realized gains or losses on sales of securities are recognized using the specific identification method.

3.  Loans Receivable

Loans receivable are stated at the principal amount outstanding, adjusted for deferred loan origination fees and the allowance for loan losses.  Interest is accrued as earned unless the collectability of the loan is in doubt.  Loans are generally placed on nonaccrual status when they are contractually past due 90 days or more.  Interest on loans that are contractually past due more than 90 days is charged off, or an allowance is established based on management’s periodic evaluation.  The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status.  If the ultimate collectability of the loan is in doubt, in whole or in part, all payments received on nonaccrual loans are applied to reduce principal until such doubt is eliminated.

Loans held for sale are carried at the lower of cost (less principal payments received) or fair value (market value), calculated on an aggregate basis.  At December 31, 2009, the Corporation had $1.1 million in loans held for sale.

The Corporation recognizes, as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired.  An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained must allocate some of the cost of the loans to the mortgage servicing rights at fair value.  The Corporation has opted to account for the capitalized servicing rights as being amortized in proportion to and over the estimated period of servicing income.

The Corporation recorded mortgage servicing rights totaling $147,000, $(2,000) and $10,000, net of amortization of $35,000, $25,000 and $4,000, during the years ended December 31, 2009, 2008 and 2007, respectively.  The carrying value of the Corporation’s mortgage servicing rights totaled approximately $222,000 and $74,000 at December 31, 2009 and 2008, respectively.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2009, 2008 and 2007

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

3.  Loans Receivable (continued)

The Corporation was servicing mortgage loans of approximately $27.9 million and $9.6 million at December 31, 2009 and 2008, respectively, all of which had been sold to the Federal Home Loan Bank of Cincinnati.

4.  Loan Origination Fees and Costs

Origination fees received from loans, net of direct origination costs, are deferred and amortized to interest income using the level-yield method, giving effect to actual loan prepayments.  Additionally, loan origination costs are limited to the direct costs attributable to originating a loan, i.e., principally actual personnel costs.  Fees received for loan commitments that are expected to be drawn upon, based on the Corporation’s experience with similar commitments, are deferred and amortized over the life of the loan using the level-yield method.  Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis.

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

Impaired loans are measured based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or, as an alternative, at the loan’s observable market price or fair value of the collateral if the loan is collateral- dependent.

A loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.  The Corporation considers its investment in existing one- to four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment.  With respect to the Corporation’s investment in construction, commercial and multi-family residential real estate loans, and its evaluation of impairment thereof, such loans are generally collateral-dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value of collateral.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2009, 2008 and 2007

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

5.  Allowance for Loan Losses (continued)

Collateral-dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment.

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

7.  Investment in Federal Home Loan Bank Stock

The Corporation is required as a condition of membership in the Federal Home Loan Bank of Cincinnati (FHLB) to maintain an investment in FHLB common stock.  The stock is redeemable at par and, therefore, its cost is equivalent to its redemption value.  The Corporation’s ability to redeem FHLB shares is dependent on the redemption practices of the FHLB of Cincinnati.  At December 31, 2009, the FHLB of Cincinnati placed no restrictions on redemption of shares in excess of a member’s required investment in the stock.

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

9.  Federal Income Taxes

The Corporation uses an asset and liability approach to accounting for income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in net taxable or deductible amounts in future periods.  Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years’ earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management’s estimate of future taxable income.  A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management’s estimates of taxes payable on future taxable income.  Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2009, 2008 and 2007

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

As required by Accounting for Uncertainty in Income Taxes, the Corporation recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain  the  position  following  an audit.  For tax positions meeting  the  more-likely-than-not  threshold,  the  amount  recognized  in  the financial  statements is the largest  benefit that has a greater than 50 percent likelihood  of being  realized upon  ultimate  settlement  with the relevant tax authority.  At the adoption date, January 1, 2007, the Corporation applied this standard to all tax positions for which the statute of limitations remained open.  As a result of the implementation, the Corporation was not required to record any liability for unrecognized tax benefits as of January 1, 2007.  There have been no material changes in unrecognized tax benefits since January 1, 2007.

The Corporation is subject to income taxes in the U.S. federal jurisdiction, as well as various state jurisdictions.  Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, the Corporation is no longer subject to U.S.  federal, state and local, or non U.S.  income tax examinations by tax authorities for the years before 2005.

The  Corporation  will  recognize,  if applicable,  interest  accrued related to unrecognized  tax  benefits  in  interest  expense and  penalties  in  operating expenses.  No interest or penalties were recognized in the financial statements for 2009, 2008 and 2007.

10.  Benefit Plans

The Corporation has a 401(k) retirement savings plan, which covers all employees who have attained the age of 21 and have completed one year of service.  The Corporation is annually required to contribute 3% of eligible employees’ salaries, plus the lesser of 3% of each participant’s salary or 50% of each participant’s contributions, to the plan.  Additional employer contributions are made at the discretion of the Board of Directors.  Employer contributions totaled $195,000, $177,000, and $176,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

The Corporation has a nonqualified directors deferred compensation plan (the “compensation plan”) which provides for the payment of benefits to its directors upon termination of service with the Corporation.  The Corporation recorded expense of approximately $21,000 for the directors deferred compensation plan for each of the years ended December 31, 2009, 2008 and 2007.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2009, 2008 and 2007

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

10.  Benefit Plans (continued)

In connection with the Reorganization, the Corporation implemented an Employee Stock Ownership Plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who have completed one year of service and have attained the age of 21. The Corporation records a compensation expense equal to the fair value of ESOP shares allocated to participants during a given year. Allocation of shares to the ESOP participants is predicated upon the repayment of a loan to Cheviot Financial Corp. totaling $1.6 million and $2.0 million at December 31, 2009 and 2008, respectively. Dividends paid on the unallocated shares are used to fund the loan payment. The Corporation recorded expense related to the ESOP of approximately $275,000, $300,000 and $453,000 for the years ended December 31, 2009, 2008 and 2007, respectively. The fair value of the unearned ESOP shares approximated $1.1 million at December 31, 2009.

In 2005, the Corporation initiated a Management Recognition Plan (“MRP” or the “Plan”) which provided for awards of 194,408 shares to members of the board of directors, management and certain employees.  Common shares awarded under the MRP vest over a five year period, commencing with the date of the grant.  Expense recognized under the MRP totaled $407,000, $400,000 and $394,000 for the years ended December 31, 2009, 2008 and 2007, respectively.  Total nonvested shares at December 31, 2008 were 73,170 at a weighted average grant price of $11.57.  During  the years ended December 31, 2009, 2008 and 2007, 3,025 shares, 3,025 shares and 2,325 shares were awarded under the Corporation’s MRP, respectively at a weighted average grant price of $11.57.  During the year ended December 31, 2009, 35,000 shares vested at an average price of $7.51.  At December 31, 2009 total nonvested shares were 41,195 at a weighted average grant date fair value of $11.57.

11.  Fair Value of Financial Instruments

Fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practical to estimate the value, is based upon the characteristics of the instruments and relevant market information. Financial instruments include cash, evidence of ownership in an entity or contracts that convey or impose on an entity the contractual right or obligation to either receive or deliver cash for another financial instrument. These fair value estimates are based on relevant market information and information about the financial instruments. Fair value estimates are intended to represent the price for which an asset could be sold or liability could be settled. However, given there is no active market or observable market transactions for many of the Corporation’s financial instruments, it has made estimates of many of these fair values which are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimated values.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2009, 2008 and 2007

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

11.  Fair Value of Financial Instruments (continued)

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at December 31, 2009 and 2008:

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

Deposits:  The fair value of NOW accounts, passbook accounts, and money market demand deposits is deemed to approximate the amount payable on demand at December 31, 2009 and 2008.  Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

Advances from the Federal Home Loan Bank:  The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities or, when available, quoted market prices.

Advances by Borrowers for Taxes and Insurance: The carrying amount of advances by borrowers for taxes and insurance is deemed to approximate fair value.

Commitments to extend credit:  For fixed-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates.  At December 31, 2009 and 2008, the fair value of loan commitments was not material.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2009, 2008 and 2007

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

11.  Fair Value of Financial Instruments (continued)

Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation’s financial instruments were as follows at December 31:

	2009		2008
	Carrying	Fair	Carrying	Fair
	value	value	value	value
	(In thousands)
Financial assets
Cash and cash equivalents	$11,283	$11,283	$10,013	$10,013
Investment securities	55,851	55,851	30,909	30,983
Mortgage-backed securities	10,664	10,736	7,563	7,478
Loans receivable - net	247,002	258,986	268,483	286,760
Federal Home Loan Bank stock	3,369	3,369	3,369	3,369

	$328,169	$340,225	$320,337	$338,603

Financial liabilities
Deposits	$235,904	$235,771	$216,048	$216,553
Advances from the Federal Home Loan Bank	33,672	37,807	44,604	48,170
Advances by borrowers for taxes and insurance	1,501	1,501	1,464	1,464

	$271,077	$275,079	$262,116	$266,187

  12.  Advertising

  Advertising costs are expensed when incurred.

13.  Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold and interest-bearing deposits in other financial institutions with original terms to maturity of ninety days or less.

14.  Earnings Per Share

Basic earnings per share is computed based upon the weighted-average common shares outstanding during the year less shares in the ESOP that are unallocated and not committed to be released.  Weighted-average common shares deemed outstanding gives effect to a reduction for 142,833, 178,540 and 214,247 unallocated shares held by the ESOP for the fiscal years ended December 31, 2009, 2008 and 2007, respectively.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2009, 2008 and 2007

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

14.  Earnings Per Share (continued)

	December 31,
	2009	2008	2007

Weighted-average common shares outstanding (basic)	8,691,554	8,684,509	8,904,177

Dilutive effect of assumed exercise of stock options	17,242	44,527	96,184

Weighted-average common shares outstanding (diluted)	8,708,796	8,729,036	9,000,361

15.  Stock Option Plan

On April 26, 2005, the Corporation approved a Stock Incentive Plan that provides for grants of up to 486,018 stock options.  During 2009, 2008, and 2007 approximately 8,060, 8,060, and 6,460 option shares were granted subject to five year vesting.

The Corporation follows FASB Accounting Standard Codification Topic 718 (ASC 718), “Compensation – Stock Compensation,” for its stock option plans, and accordingly, the Corporation recognizes the expense of these grants as required. Stock-based employee compensation costs pertaining to stock options is reflected as a net increase in equity, for both any new grants, as well as for all unvested options outstanding at December 31, 2005, in both cases using the fair values established by usage of the Black-Scholes option pricing model, expensed over the vesting period of the underlying option.

The Corporation elected the modified prospective transition method in applying ASC 718. Under this method, the provisions of ASC 718 apply to all awards granted or modified after the date of adoption, as well as for all unvested options outstanding at December 31, 2005. The compensation cost recorded for unvested equity-based awards is based on their grant-date fair value. For the year ended December 31, 2009, the Corporation recorded $248,000 in after-tax compensation cost for equity-based awards that vested during year.  The Corporation has $133,000 unrecognized pre-tax compensation cost related to non-vested equity-based awards granted under its stock incentive plan as of December 31, 2009, which is expected to be recognized over a weighted-average vesting period of approximately 0.6 years. There is no intrinsic value on the outstanding options due to the strike price exceeding the market price at December 31, 2009.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2009, 2008 and 2007

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

15.  Stock Option Plan (continued)

A summary of the status of the Corporation’s stock option plan as of December 31, 2009, 2008, and 2007 and changes during the year then ended is presented below:

	2009		2008		2007
		Weighted-		Weighted-		Weighted-
		average		average		average
		exercise		exercise		exercise
	Shares	price	Shares	price	Shares	price

Outstanding at beginning of year	404,280	$11.16	396,220	$11.21	389,760	$11.17
Granted	8,060	8.48	8,060	9.03	6,460	13.63
Exercised	-	-	-	-	-	-
Forfeited	-	-	-	-	-	-

Outstanding at end of year	412,340	$11.11	404,280	$11.16	396,220	$11.21

Options exercisable at year-end	314,792	$11.17	233,936	$11.17	154,692	$11.16

Fair value of options granted during the year		$3.31		$1.93		$2.77

Cumulative option compensation cost over service period		$1,195		$1,169		$1,153
(in thousands)

Remaining service period		7 months		18 months		30 months

The following information applies to options outstanding at December 31, 2009:

Number outstanding	412,340
Exercise price	$8.48 - $13.63
Weighted-average exercise price	$11.17
Weighted-average remaining contractual life	5.6 years

The expected term of options is based on evaluations of historical and expected future employee exercise behavior.  The risk-free interest rate is based upon the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected life at grant date.  Volatility is based upon the historical volatility of the Corporation’s stock.

The fair value of each option granted is estimated on the date of grant using the modified Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 2009, 2008 and 2007:  dividend yield of 4.48%, 3.65% and 2.35%; expected volatility of 56.38%, 26.13% and 10.12%; risk-free interest rates of 3.25%, 3.78% and 4.83%; and expected lives of 10 years. The effects of expensing stock options are reported in “cash provided by financing activities” in the Consolidated Statements of Cash Flows.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2009, 2008 and 2007

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

16.  Disclosures About Fair Value of Assets and Liabilities

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level hierarchy exists for fair value measurements based upon the inputs to the valuation of an asset or liability.

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Fair value methods and assumptions are set forth below for each type of financial instrument.

Securities available for sale:  Fair value on available for sale securities were based upon a market approach. Securities which are fixed income instruments that are not quoted on an exchange, but are traded in active markets, are valued using prices obtained from our custodian, which used third party data service providers.  Available for sale securities includes U.S. agency securities, municipal bonds and mortgage-backed agency securities.

	Fair Value Measurements at December 31, 2009

		Quoted prices
		in active	Significant	Significant
		markets for	other	other
		identical	observable	unobservable
		assets	inputs	inputs
	December 31, 2009	(Level 1)	(Level 2)	(Level 3)

Securities available for sale:
U.S. Government agency securities	$54,455		$54,455
Municipal obligations	$1,396		$1,396
Mortgage-backed securities	$4,920		$4,920

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2009, 2008 and 2007

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

16.  Disclosures About Fair Value of Assets and Liabilities (continued)

The Corporation is predominately an asset-based lender with real estate serving as collateral on a substantial majority of loans.  Loans which are deemed to be impaired are primarily valued on a nonrecurring basis at the fair values of the underlying real estate collateral.  Such fair values are obtained using independent appraisals, which the Corporation considers to be Level 2 inputs.  The aggregate carrying amount of impaired loans at December 31, 2009 was approximately $2.4 million.

The Corporation has real estate acquired through foreclosure totaling $2.0 million at December 31, 2009.  Real estate acquired through foreclosure is carried at the lower of the cost or fair value less estimated selling expenses at the date of acquisition. Fair values are obtained using independent appraisals, based on comparable sales which the Corporation considers to be Level 2 inputs.  The aggregate amount of real estate acquired through foreclosure that is carried at fair value was approximately $732,000 at December 31, 2009.  The aggregate amount of real estate acquired through foreclosure that is carried at cost was approximately $1.3 million at December 31, 2009.

17.  Reclassification

Certain items in the 2008 and 2007 financial statements have been reclassified to conform with the 2009 presentation.

18.  Effects of Recent Accounting Pronouncements

We adopted the following accounting guidance in 2009, none of which had a material effect, if any, on our year-end consolidated financial position or results of operations.

In April 2009, the Financial Accounting Standards Board (“FASB”) issued guidance that requires entities to separate an other-than-temporary impairment of a debt security into two components when there are credit related losses associated with the impaired debt security for which management asserts that it does not have the intent to sell the security and it is more likely than not that it will not be required to sell the security before recovery of its cost basis. The amount of the other-than-temporary impairment related to a credit loss is recognized in earnings and the amount of the other-than-temporary impairment related to other factors is recorded in other comprehensive income (loss). This guidance was effective for periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. We adopted this guidance effective January 1, 2009. There were no impairments previously recognized on debt securities we owned at December 31, 2008; therefore, there was no cumulative effect adjustment to retained earnings or other comprehensive loss as a result of adopting this guidance.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2009, 2008 and 2007

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

18.  Effects of Recent Accounting Pronouncements (continued)

In April 2009, the FASB issued guidance on “Determining Fair Value When Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions that are Not Orderly.” Under this guidance, if an entity determines that there has been a significant decrease in the volume and level of activity for the asset or the liability in relation to the normal market activity for the asset or liability (or similar assets or liabilities), then transactions or quoted prices may not accurately reflect fair value. In addition, if there is evidence that the transaction for the asset or liability is not orderly, the entity shall place little, if any, weight on that transaction price as an indicator of fair value. This guidance was effective for periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. We adopted this guidance effective January 1, 2009.

In April 2009, the FASB issued guidance that requires disclosures about fair value of financial instruments in interim and annual financial statements which was effective for periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. We adopted this guidance effective January 1, 2009.

In June 2008, the FASB issued guidance that clarifies whether instruments, such as restricted stock, granted in share-based payments are participating securities prior to vesting. Such participating securities must be included in the computation of earnings per share under the two-class method. It also requires companies to treat unvested share-based payment awards that have non-forfeitable rights to dividend or dividend equivalents as a separate class of securities in calculating earnings per share. This guidance was effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008, and required a company to retrospectively adjust its earnings per share data.  The adoption of this standard did not have a material effect on the Corporation’s financial statements.

In May 2009, the FASB issued guidance that is consistent with existing auditing standards in defining subsequent events as events or transactions that occur after the balance sheet date but before the financial statements are issued or are available to be issued. This guidance was effective for periods ending after June 15, 2009.

In June 2009, the FASB issued guidance that established the FASB Accounting Standards Codification as the single source of authoritative accounting principles in the preparation of financial statements in conformity with GAAP. This guidance also explicitly recognized rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under federal securities laws as authoritative GAAP for SEC registrants. This guidance was effective for financial statements issued for periods ending after September 15, 2009.

In September 2009, the FASB issued updated guidance for the fair value measurement of alternative investments such as hedge funds, private equity funds, and venture capital funds. This guidance allows companies to determine the fair value of such investments using net asset value (“NAV”) as a practical expedient if the fair value of the investment is not readily determinable and the investee entity issues financial statements in accordance with measurement principles for investment companies. Use of this practical expedient is prohibited if it is probable the investment will be sold at something other than NAV. This guidance also requires new disclosures for each major category of alternative investments and was effective for financial statements issued in the period ending after December 15, 2009. The adoption of this standard had no effect on the Corporation’s financial statements.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2009, 2008 and 2007

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

18.  Effects of Recent Accounting Pronouncements (continued)

The following accounting guidance will be adopted in 2010, and is not expected to have a material impact, if any, on our consolidated financial position or results of operations.

In June 2009, the FASB issued guidance which 1) replaces the quantitative-based risks and rewards calculation for determining whether an enterprise is the primary beneficiary in a variable interest entity with an approach that is primarily qualitative; 2) requires ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity; and 3) requires additional disclosures about an enterprise’s involvement in variable interest entities. This guidance is effective for financial statements issued for fiscal years beginning after November 15, 2009.  Management does not expect the adoption of this standard to have a material effect on the financial statements.

In January 2010 the FASB issued a new standard on Accounting for Distributions to Shareholders with Components of Stock and Cash which amends the Codification to clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend. The standard is effective for the first interim annual period ending after December 31, 2009, and should be applied on a retrospective basis. The Corporation is currently evaluating the impact this standard will have on its financial statements.

In January 2010, the FASB issued new standards on Fair Value Measurements and Disclosures. These standards require new disclosures on the amount and reason for transfers in and out of Level 1 and 2 fair value measurements. The standards also require disclosure of activities, including purchases, sales, issuances, and settlements within the Level 3 fair value measurements. The standards also clarify existing disclosure requirements on levels of disaggregation and disclosures about inputs and valuation techniques. The new disclosures regarding Level 1 and 2 fair value measurements and clarification of existing disclosures are effective for the Corporation beginning with its first interim filing in 2010. The disclosures about the rollforward of information in Level 3 are required for the Corporation with its first interim filing in 2011. The Corporation is currently evaluating the impact these standards will have on its financial statements.

The FASB issued an accounting standard related to the accounting for transfers of financial assets, which is effective for fiscal years beginning after November 15, 2009, and interim periods within those fiscal years. This standard enhances reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. This standard eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. This standard also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. This accounting standard was subsequently codified into ASC Topic 860, Transfers and Servicing. The adoption of this standard is not expected to have a material effect on the Corporation’s results of operations or financial position.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2009, 2008 and 2007

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

19.  Subsequent Events

The Corporation evaluates events and transactions occurring subsequent to the date of the financial statements for matters requiring recognition or disclosure in the financial statements.

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of investment securities at December 31 are shown below.

		December 31, 2009
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	gains	losses	value
		(In thousands)
Available for Sale:
U.S. Government agency securities	$54,915	$67	$527	$54,455
Municipal obligations	1,545	4	153	1,396

	$56,460	$71	$680	$55,851

		December 31, 2008
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	gains	losses	value
		(In thousands)
Available for Sale:
U.S. Government agency securities	$21,995	$62	$45	$22,012
Municipal obligations	2,110	2	215	1,897

	$24,105	$64	$260	$23,909

Held to Maturity:
U.S. Government agency securities	$7,000	$74	$-	$7,074

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2009, 2008 and 2007

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

The amortized cost of investment securities at December 31, 2009 and 2008, by contractual term to maturity, are shown below.

	December 31,
	2009	2008
	(In thousands)
Less than one year	$24,919	$7,000
One to five years	22,996	-
Five to ten years	2,310	565
More than ten years	6,235	23,540

	$56,460	$31,105

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of mortgage-backed securities at December 31, 2009 and 2008 are shown below.

		December 31, 2009
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	gains	losses	value
		(In thousands)
Available for sale:
Federal Home Loan Mortgage Corporation adjustable-rate participation certificates	$829	$1	$-	$830
Federal National Mortgage Association adjustable-rate participation certificates	700	9	-	709
Government National Mortgage Association adjustable-rate participation certificates	3,358	24	1	3,381

	$4,887	$34	$1	$4,920

Held to maturity:
Federal Home Loan Mortgage Corporation adjustable-rate participation certificates	$603	$1	$7	$597
Federal National Mortgage Association adjustable-rate participation certificates	640	3	1	642
Government National Mortgage Association adjustable-rate participation certificates	4,501	76	-	4,577

	$5,744	$80	$8	$5,816

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2009, 2008 and 2007

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

	December 31, 2008
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
	(In thousands)
Available for sale:
Government National Mortgage Association adjustable-rate participation certificates	$666	$-	$18	$648

Held to maturity:
Federal Home Loan Mortgage Corporation adjustable-rate participation certificates	$683	$1	$1	$683
Federal National Mortgage Association adjustable-rate participation certificates	757	-	5	752
Government National Mortgage Association adjustable-rate participation certificates	5,475	-	80	5,395

	$6,915	$1	$86	$6,830

The amortized cost of mortgage-backed securities, including those designated as available for sale, at December 31, 2009 and 2008, by contractual terms to maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

	December 31,
	2009	2008
	(In thousands)

Due in one year or less	$611	$203
Due in one year through five years	2,704	923
Due in five years through ten years	4,047	1,443
Due in more than ten years	3,269	5,012

	$10,631	$7,581

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2009, 2008 and 2007

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2009 and 2008:

	Less than 12 months			December 31, 2009 12 months or longer			Total
Description of securities	Number of investments	Fair value	Unrealized losses	Number of investments	Fair value	Unrealized losses	Number of investments	Fair value	Unrealized losses
	(Dollars in thousands)

U.S. Government agency securities	13	$26,996	$523	1	$1,000	$4	14	$27,996	$527
Municipal obligations	-	-	-	2	1,235	153	2	1,235	153
Mortgage-backed securities	3	137	5	13	1,537	4	16	1,674	9

Total temporarily impaired securities	16	$27,133	$528	16	$3,772	$161	32	$30,905	$689

	Less than 12 months			December 31, 2008 12 months or longer			Total
Description of securities	Number of investments	Fair value	Unrealized losses	Number of investments	Fair value	Unrealized losses	Number of investments	Fair value	Unrealized losses
	(Dollars in thousands)

U.S. Government agency securities	3	$3,954	$45	-	$-	$-	3	$3,954	$45
Municipal obligations	-	-	-	2	1,020	215	2	1,020	215
Mortgage-backed securities	57	6,939	103	2	108	1	59	7,047	104

Total temporarily impaired securities	60	$10,893	$148	4	$1,128	$216	64	$12,021	$364

Investment securities are reviewed for possible other-than-temporary impairment on a quarterly basis.  During this review, management considers the severity and duration of the unrealized losses as well as its intent not to sell the securities and ability to hold the securities until recovery, taking into account balance sheet management strategies and its market view and outlook.  Management also assesses the nature of the unrealized losses taking into consideration factors such as changes in risk-free interest rates, general credit spread widening, market supply and demand, creditworthiness of the issuer or any credit enhancement providers, and the quality of the underlying collateral.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2009, 2008 and 2007

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

All of the Corporation’s agency and mortgage-backed securities are backed by either a U.S. Government agency or government-sponsored agency and are not considered to have credit quality issues and the decline in fair value is due to interest rate changes.

The Corporation’s municipal bond securities have all been rated investment grade or higher by various rating agencies or have been subject to an annual internal review process by management. This annual review process for non-rated securities considers a review of the issuers’ current financial statements, including the related cash flows and interest payments. We concluded that the unrealized loss positions on these securities is a result of the level of market interest rates and not a result of the underlying issuers’ ability to repay.

We do not intend to sell any of the debt securities with an unrealized loss and do not believe that it is more likely than not that we will be required to sell a security in an unrealized loss position prior to a recovery in its value. The fair value of these debt securities is expected to recover as the securities approach maturity. Accordingly, we have not recognized any other-than-temporary impairment in our consolidated statements of income.

NOTE C - LOANS RECEIVABLE

The composition of the loan portfolio, including loans held for sale, at December 31 was as follows:

	2009	2008
	(In thousands)

One- to four-family residential	$220,714	$234,822
Multi-family residential	9,114	9,385
Construction	4,868	11,646
Commercial	15,925	15,942
Consumer	51	48
	250,672	271,843
Less:
Undisbursed portion of loans in process	2,696	2,623
Deferred loan origination fees	(51)	28
Allowance for loan losses	1,025	709

	$247,002	$268,483

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2009, 2008 and 2007

NOTE C – LOAN RECEIVABLE (continued)

The Corporation’s lending efforts have historically focused on one- to four-family and multi-family residential real estate loans, which comprise approximately $232.0 million, or 94% of the net loan portfolio, at December 31, 2009 and approximately $253.2 million, or 94% of the net loan portfolio, at December 31, 2008.  Generally, such loans have been underwritten on the basis of no more than an 85% loan-to-value ratio, which has historically provided the Corporation with adequate collateral coverage in the event of default.  Nevertheless, the Corporation, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of southwestern Ohio, thereby impairing collateral values.

In the ordinary course of business, the Corporation has made loans to its executive officers and directors.  Loans to these officers and directors, as well as employees, are made at reduced interest rates and closing costs.  These loans do not involve more than the normal risk of collectability.  The aggregate dollar amount of loans to executive officers and directors totaled approximately $1.3 million and $1.5 million at December 31, 2009 and 2008, respectively.  During the year ended December 31, 2009, there were no  new loans originated to officers and directors. During the year ended December 31, 2009, there was approximately a $41,000 increase in lines of credit, which was partially offset by repayments of approximately $259,000.

The Company participates in the Federal Home Loan Bank of Cincinnati’s Mortgage Purchase Program which provides the Company the ability to sell conventional mortgage loans in the secondary market. The program utilizes a Lender Risk Account (LRA) which is funded through the proceeds of individual mortgages sold. One LRA is established for each master commitment and the amount deposited into the LRA is approximately thirty to fifty basis points of each original loan balance.

If a loss on an individual loan is in excess of homeowner equity and (if applicable) primary mortgage insurance, funds are withdrawn from the related LRA to cover the shortfall. The Company is eligible to receive LRA funds, net of any losses, beginning in the sixth year from the date a master commitment is fulfilled and ending in the eleventh year or when all of the loans sold under a master commitment have been paid in full. The Company’s LRA totaled $182,000 at December 31, 2009 and $50,000 at December 31, 2008.  The amount is reported in other assets and as deferred income until the FHLB remits amounts to the Company based on loan performance, at which time revenue will be recognized.  During 2009 and 2008, the Company received payments of $3,000 and $1,000 which were recognized in other income.

NOTE D - ALLOWANCE FOR LOAN LOSSES

The activity in the allowance for loan losses is as follows:

	2009	2008	2007
	(In thousands)

Beginning balance	$709	$596	$833
Provision for losses on loans	853	668	116
Charge-offs of loans	(537)	(572)	(353)
Recoveries	-	17	-

Ending balance	$1,025	$709	$596

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2009, 2008 and 2007

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

At December 31, 2009, 2008 and 2007, the Corporation’s allowance for loan losses was comprised of a general loan loss allowance of $876,000, $679,000 and $519,000, respectively, which is includible as a component of regulatory risk-based capital, and a specific loan loss allowance totaling $149,000 at December 31, 2009, $30,000 at December 31, 2008 and $77,000 at December 31, 2007.

Nonperforming and impaired loans totaled approximately $2.4 million, $1.8 million and $660,000 at December 31, 2009, 2008 and 2007, respectively.  At December 31, 2009, impaired loans totaled approximately $665,000 with specific reserves of $149,000.  At December 31, 2009, all loans past due more than 90 days were non-accrual.  Loans past due more than 90 days and still accruing interest totaled approximately $204,000 at December 31, 2008.  In addition, approximately $5,000 of interest income was accrued on these loans at December 31, 2008, respectively.

During the years ended December 31, 2009, 2008 and 2007, interest income of approximately $92,000, $126,000 and $51,000, respectively, would have been recognized had nonperforming loans been performing in accordance with contractual terms.

During the year ended December 31, 2009, the Corporation had total troubled debt restructurings of $3.7 million.  These loans were modified due to short term concessions with no impairment as the Corporation expects to recognize the full amount of the commitment.   The Corporation has no commitments to lend additional funds to these debtors owing receivables whose terms have been modified in troubled debt restructurings.

NOTE E - OFFICE PREMISES AND EQUIPMENT

Office premises and equipment are comprised of the following at December 31:

	2009	2008
	(In thousands)

Land	$1,044	$1,044
Buildings and improvements, including construction-in-progress	5,875	5,840
Furniture and equipment	1,245	1,044
Automobiles	45	45
	8,209	7,973
Less accumulated depreciation	3,320	3,004

	$4,889	$4,969

At December 31, 2009 and 2008, the Corporation had capitalized interest costs of approximately $11,000 related to the construction of branch offices.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2009, 2008 and 2007

NOTE F - DEPOSITS

Deposits consist of the following major classifications at December 31:

Deposit type and weighted-average interest rate	2009	2008
	(In thousands)
NOW accounts
2009 - 0.29%	$24,426
2008 - 0.49%		$18,940
Passbook accounts
2009 - 0.24%	15,096
2008 – 0.34%		14,405
Money market demand deposit
2009 – 0.92%	54,549
2008 – 1.52%		41,069
Total demand, transaction and passbook deposits	94,071	74,414

Certificates of deposit Original maturities of:
Less than 12 months
2009 – 1.11%	30,012
2008 – 2.82%		42,157
12 to 18 months
2009 – 2.03%	61,231
2008 – 3.27%		55,931
24 months – 36 months
2009 – 2.58%	28,033
2008 - 4.15%		23,035
Over 36 months
2009 - 4.27%	22,557
2008 - 4.45%		20,511

Total certificates of deposit	141,833	141,634

Total deposits	$235,904	$216,048

The Savings Bank had deposit accounts with balances in excess of $100,000 totaling $61.6 million and $51.9 million, including intercompany accounts totaling $6.7 million and $10.0 million, which are eliminated in consolidation, at December 31, 2009 and 2008, respectively.  The Emergency Economic Stabilization Act of 2008 (EESA) temporarily increased the limit on FDIC insurance coverage for deposits from $100,000 to $250,000 through December 31, 2013.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2009, 2008 and 2007

NOTE F - DEPOSITS (continued)

Interest expense on deposits is summarized as follows at December 31:

	2009	2008	2007
	(In thousands)

Passbook savings and money market demand deposits	$546	$695	$866
NOW deposits	75	98	86
Certificates of deposit	4,223	5,934	7,114

	$4,844	$6,727	$8,066

Maturities of outstanding certificates of deposit at December 31 are summarized as follows:

	2009	2008
	(In thousands)

Less than six months	$57,144	$55,502
Six months to one year	42,906	49,366
Over one year to three years	30,770	23,193
Over three years	11,013	13,573

	$141,833	$141,634

In the ordinary course of business, the Corporation accepted deposits from officers and directors.  At December 31, 2009 and 2008, total deposits from officers and directors totaled approximately $1.0 million and $942,000, respectively.

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at December 31, 2009 and 2008 by pledges of certain residential mortgage loans totaling $42.1 million and $55.8 million, respectively, and the Savings Bank’s investment in Federal Home Loan Bank stock are summarized as follows:

Interest rate range	Maturing year ending December 31,	2009	2008
(at fixed rates)		(Dollars in thousands)
3.28%	2009	$-	$3,000
2.98% - 4.61%	2010	9,000	9,000
3.89% - 5.44%	2012	2,023	2,932
3.75% - 4.84%	2014	3,027	3,840
4.31% - 5.36%	2015	7,733	9,751
5.25%	2016	868	1,098
5.27% - 5.35%	2017	2,643	3,493
3.29% - 4.18%	2018	8,378	11,490

		$33,672	$44,604

Weighted-average interest rate		4.33%	4.29%

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2009, 2008 and 2007

NOTE H - FEDERAL INCOME TAXES

Federal income taxes on earnings differs from that computed at the statutory corporate tax rate for the years ended December 31, 2009, 2008 and 2007 as follows:

	2009	2008	2007
	(Dollars in thousands)

Federal income taxes at statutory rate	$580	$683	$460
Increase (decrease) in taxes resulting primarily from:
Stock compensation	117	68	68
Charitable contributions carryforwards	(57)	(74)	(37)
Nontaxable interest income	(24)	(30)	(38)
Cash surrender value of life insurance	(47)	(45)	(44)
Other	37	(10)	19

Federal income taxes per financial statements	$606	$592	$428

Effective tax rate	35.5%	29.5%	31.6%

The composition of the Corporation’s net deferred tax liability at December 31 is as follows:

	2009	2008
	(In thousands)
Taxes (payable) refundable on temporary differences at statutory rate:

Deferred tax assets:
General loan loss allowance	$298	$231
Deferred compensation	97	98
Stock benefit plans	196	182
Unrealized losses on securities available for sale	212	73
Other	2	8
Total deferred tax assets	805	592

Deferred tax liabilities:
Deferred loan origination costs	(216)	(190)
Federal Home Loan Bank stock dividends	(784)	(784)
Book/tax depreciation	(1)	(5)
Mortgage servicing rights	(76)	(25)
Total deferred tax liabilities	(1,077)	(1,004)

Net deferred tax liability	$(272)	$(412)

The Corporation was allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, subject to certain limitations based on aggregate loans and deposit account balances at the end of the year.  If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate.  Retained earnings at December 31, 2009 include approximately $3.0 million for which federal income taxes have not been provided.  The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction at December 31, 2009 was approximately $1.0 million.  During 2006, the Corporation elected to file a consolidated federal tax return with the Bank.  This enabled the Corporation to utilize approximately $217,000, $217,000, $113,000 of charitable contribution carryforwards for the years ended December 31, 2009, 2008, and 2007, respectively.  At December 31, 2009, the Corporation has fully utilized the charitable contribution carryforwards.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2009, 2008 and 2007

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

At December 31, 2009 and 2008, the Corporation had outstanding commitments to originate fixed-rate loans with interest rates ranging from 4.00% to 5.875% totaling $2.3 million and $474,000 in fixed rate loans and $463,000 and $208,000 in variable rate loans, respectively, secured by one- to four-family residential real estate.  Additionally, the Corporation had unused lines of credit under home equity loans totaling $12.8 million and $11.6 million at December 31, 2009 and 2008, respectively.  In the opinion of management, all loan commitments equaled or exceeded prevalent market interest rates as of December 31, 2009 and 2008, and such commitments have been underwritten on the same basis as that of the existing loan portfolio.  Management believes that all loan commitments are able to be funded through cash flow from operations and existing excess liquidity.  Fees received in connection with these commitments have not been recognized in earnings.

In 2009, the Savings Bank entered into contract with COCC for the next six and a half years.  COCC will provide the CORE banking services for the Savings Bank at a minimum annual cost of $245,000.

At December 31, 2009 and 2008, the Savings Bank had a $1.0 million line of credit with another local bank.  No funds have been drawn on this line of credit as of December 31, 2009.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2009, 2008 and 2007

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

During 2009, the Savings Bank was notified by the OTS that it was categorized as “well-capitalized” under the regulatory framework for prompt corrective action.  Additionally, management is not aware of any recent event that would cause this classification to change.  To be categorized as “well-capitalized,” the Savings Bank must maintain minimum capital ratios as set forth in the following table.

As of December 31, 2009 and 2008, the Savings Bank met all capital adequacy requirements to which it was subject.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2009, 2008 and 2007

NOTE J - REGULATORY CAPITAL (continued)

	As of December 31, 2009
	Actual		For capital adequacy purposes			To be “well- capitalized” under prompt corrective action provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in thousands)

Tangible capital	$54,612	16.2%	≥$	5,035	≥1.5%	≥$	16,785	≥5.0%

Core capital	$54,612	16.2%	≥$	13,428	≥4.0%	≥$	20,142	≥6.0%

Risk-based capital	$55,488	32.9%	≥$	13,442	≥8.0%	≥$	16,803	≥10.0%

	As of December 31, 2008
	Actual		For capital adequacy purposes			To be “well- capitalized” under prompt corrective action provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in thousands)

Tangible capital	$55,927	16.8%	≥$	4,981	≥1.5%	≥$	16,604	≥5.0%

Core capital	$55,927	16.8%	≥$	13,283	≥4.0%	≥$	19,924	≥6.0%

Risk-based capital	$56,606	32.5%	≥$	13,922	≥8.0%	≥$	17,403	≥10.0%

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

The Savings Bank is subject to regulations imposed by the OTS regarding the amount of capital distributions payable by the Savings Bank to Cheviot Financial.  Generally, the Savings Bank’s payment of dividends is limited, without prior OTS approval, to net earnings for the current calendar year plus the two preceding calendar years, less capital distributions paid over the comparable time period.  Insured institutions are required to file an application with the OTS for capital distributions in excess of this limitation.  Dividends totaling $3.5 million were paid to Cheviot Financial Corp. in 2009.

Regulations of the OTS governing mutual holding companies permit Cheviot Mutual Holding Company (the “Holding Company”) to waive the receipt by it of any common stock dividend declared by Cheviot Financial or the Savings Bank, provided the OTS does not object to such waiver.  Pursuant to these provisions, the Holding Company waived $2.2 million in dividends during 2009.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2009, 2008 and 2007

NOTE K - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION

The following condensed financial statements summarize the financial position of the Corporation as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years ended December 31, 2009, 2008 and 2007:

CHEVIOT FINANCIAL CORP.
STATEMENT OF FINANCIAL CONDITION
December 31, 2009 and 2008
(In thousands)

	2009	2008
ASSETS

Cash in Cheviot Savings Bank	$6,705	$10,000
Cash and due from banks	33	34
Investment securities available for sale – at fair value	6,036	-
Loan receivable - ESOP	1,600	1,961
Investment in Cheviot Savings Bank	54,241	55,794
Accrued interest receivable on investments and interest-bearing deposits	20	-
Prepaid expenses and other assets	-	466
Prepaid federal income taxes	134	75

Total assets	$68,769	$68,330

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and other liabilities	$12	$99
Deferred federal income taxes	7	-
Total liabilities	19	99

Common stock	99	99
Additional paid-in capital	43,819	43,625
Shares acquired by stock benefit plans	(2,069)	(2,829)
Treasury stock	(12,828)	(12,799)
Retained earnings	40,109	40,276
Accumulated comprehensive gain (loss)	(380)	(141)

Total shareholders’ equity	$68,750	$68,231

Total liabilities and shareholders’ equity	$68,769	$68,330

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2009, 2008 and 2007

NOTE K - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION   (continued)

CHEVIOT FINANCIAL CORP.
STATEMENT OF EARNINGS
Year ended December 31, 2009, 2008 and 2007
(In thousands)

	2009	2008	2007

Income
Interest income	$68	$70	$157
Equity in earnings of Cheviot Savings Bank	1,218	1,528	955
Total income	1,286	1,598	1,112

General, administrative and other expense	245	240	201

Earnings before federal income tax benefits	1,041	1,358	911

Federal income taxes (benefits)	(60)	(58)	(15)

Net earnings	$1,101	$1,416	$926

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2009, 2008 and 2007

NOTE K - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION (continued)

CHEVIOT FINANCIAL CORP.
STATEMENT OF CASH FLOWS
Years ended December 31, 2009, 2008 and 2007
(In thousands)

	2009	2008	2007
Cash flows provided (used) by operating activities:
Net earnings for the year	$1,101	$1,416	$926
Amortization of premiums and discounts on investment securities, net	21	-	-
Equity in undistributed earnings of Cheviot Savings Bank	1,664	(2,143)	(1,676)
Amortization of expense related to stock benefit plans	706	715	810
Increase (decrease) in cash due to changes in Accrued interest receivable on investments and interest-bearing deposits	(20)	-	-
Prepaid expenses and other assets	466	(466)	10
Accounts payable and other liabilities	(87)	4	(15)
Prepaid federal income taxes	(59)	(62)	43
Net cash provided (used) by operating activities	3,792	(536)	98

Cash flows used in investing activities:
Purchase of investment securities – available for sale	(8,039)	-	-
Proceeds from maturity of investment securities – available for sale	2,000	-	-
Net cash flows used in investing activities	(6,039)	-	-

Cash flows used in financing activities:
Stock option expense, net	248	245	242
Treasury stock repurchases	(29)	(725)	(5,228)
Dividends paid	(1,268)	(1,153)	(1,084)
Net cash used in financing activities	(1,049)	(1,633)	(6,070)

Net increase (decrease) in cash and cash equivalents	(3,296)	(2,169)	(5,972)

Cash and cash equivalents at beginning of year	10,034	12,203	18,175

Cash and cash equivalents at end of year	$6,738	$10,034	$12,203

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2009, 2008 and 2007

NOTE L - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table summarizes the Corporation’s quarterly results for the years ended December 31, 2009 and 2008.

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
2009:	(In thousands, except per share data)

Total interest income	$3,955	$4,081	$4,105	$4,332
Total interest expense	1,431	1,591	1,718	1,845

Net interest income	2,524	2,490	2,387	2,487
Provision for losses on loans	50	351	115	337
Net interest income after provision for loan losses	2,474	2,139	2,272	2,150
Other income	160	179	243	231
General, administrative and other expense	2,097	1,883	2,181	1,980

Earnings before income taxes	537	435	334	401
Federal income taxes	195	194	109	108

Net earnings	$342	$241	$225	$293

Earnings per share:
Basic and diluted	$.04	$.03	$.03	$.03

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
2008:	(In thousands, except per share data)

Total interest income	$4,537	$4,570	$4,420	$4,531
Total interest expense	1,958	1,993	2,109	2,385

Net interest income	2,579	2,577	2,311	2,146
Provision for losses on loans	255	125	25	263
Net interest income after provision for loan losses	2,324	2,452	2,286	1,883
Other income	142	146	153	62
General, administrative and other expense	1,910	1,890	1,831	1,809

Earnings before income taxes	556	708	608	136
Federal income taxes	134	257	162	39

Net earnings	$422	$451	$446	$97

Earnings per share:
Basic and diluted	$.05	$.05	$.05	$.01

DIRECTORS AND OFFICERS

Directors of Cheviot
Financial Corp. and	Officers of	Officers of
Cheviot Savings Bank	Cheviot Financial Corp.	Cheviot Savings Bank

Thomas J. Linneman	Thomas J. Linneman	Thomas J. Linneman
President and Chief	President and Chief	President and Chief
Executive Officer	Executive Officer	Executive Officer

James E. Williamson	Scott T. Smith	Jeffrey J. Lenzer
Executive Secretary,	Chief Financial Officer	Vice President, Operations
Retired District Administrator	(principal financial officer
of Oak Hills Local	and principal accounting	Kevin M. Kappa
School District	officer)	Vice President, Compliance

Edward L. Kleemeier		Deborah A. Fischer
Retired District Fire Chief,		Vice President, Lending
City of Cincinnati
Scott T. Smith
John T. Smith		Chief Financial Officer
Secretary/Treasurer		(principal financial officer
of Hawkstone Associates		and principal accounting
officer)
Robert L. Thomas
Owner/Operator
R&R Quality Meats
and Catering

Steven R. Hausfeld
CPA/Owner
Steven R. Hausfeld, CPA

INVESTOR AND CORPORATE INFORMATION

Annual Meeting

The Annual Meeting of shareholders will be held at 3:00 p.m., Eastern Daylight Savings Time, on April 27, 2010 at the Cheviot Savings Bank Corporate Offices located at 3723 Glenmore Avenue, Cheviot, Ohio.

Stock Listing

Cheviot Financial Corp. common stock is listed on The Nasdaq Capital Market under the symbol “CHEV.”

As of March 8, 2010, there were 9,918,751 shares of Cheviot Financial Corp. common stock issued (including unallocated ESOP shares) and there were approximately 796 registered holders of record.

Set forth below are the high and low prices of our common stock for the year, as well as our quarterly dividend payment history.

			Dividend
Quarter Ended	High	Low	paid

March 31, 2009	$7.70	$5.52	$0.10
June 30, 2009	$9.80	$6.65	$0.10
September 30, 2009	$9.00	$7.09	$0.10
December 31, 2009	$8.77	$7.00	$0.10

Shareholder and General Inquiries	Transfer Agent

Cheviot Financial Corp.	Registrar and Transfer Company
3723 Glenmore Avenue	10 Commerce Drive
Cincinnati, Ohio 45211	Cranford, New Jersey
(513) 661-0457	(800) 525-7686
Attn: Kimberly A. Siener
Investor Relations

Registered Independent Auditors	Corporate Counsel

Clark, Schaefer, Hackett & Co.	Luse Gorman Pomerenk & Schick, P.C.
105 East Fourth Street	5335 Wisconsin Avenue NW
Suite 1500	Suite 400
Cincinnati, Ohio 45202	Washington, DC 20015
(513) 241-3111	(202) 274-2000

Annual Reports

A copy, without exhibits, of the Cheviot Financial Corp. Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Kimberly A. Siener, Investor Relations, Cheviot Financial Corp., 3723 Glenmore Avenue, Cheviot, Ohio 45211. It may also be accessed through our website at www.cheviotsavings.com.

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

3723 Glenmore Avenue Cheviot, OH 45211