Form 10-K, Exhibit 13
period 2010-12-31
CHEVIOT FINANCIAL CORP
filed 2011-03-16
CIK 1248124

Exhibit 13

ANNUAL REPORT TO SHAREHOLDERS

2010 Annual Report

LETTER FROM THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

To Our Shareholders and Customers:

    We are pleased to present the Annual Report to Shareholders of Cheviot Financial Corp. (the “Corporation”), the holding company which owns 100% of the outstanding stock of Cheviot Savings Bank (the “Bank”).  This is the seventh annual report to reflect the consolidated results of operations and financial condition of the Corporation and Bank.  During 2010 we entered into an agreement to acquire First Franklin Corp. and its wholly-owned subsidiary, the Franklin Savings and Loan Company.  We believe this acquisition will significantly enhance the Cheviot Savings Bank franchise and provide our customers with a broader array of services and products.  We welcome the First Franklin customers to Cheviot Savings.  We look forward to completing the acquisition during the first quarter of 2011.

    During a difficult year for the national and local economy, the Corporation had net earnings of $2.0 million during 2010 and ended the year with assets of $358.1 million.

    On February 15, 2011 Cheviot Financial Corp. declared its dividend of $0.12 per share to stockholders of record March 15, 2011.  The dividend will be paid March 31, 2011.  This is the seventh consecutive year that Cheviot Financial Corp. has increased its dividend.

    In a period of time when companies have reduced or eliminated dividends, Cheviot Financial Corp. has had the ability to sustain and increase its dividend to shareholders.

    2011 will be an exciting year for Cheviot Savings Bank.  Upon completion of the purchase of Franklin Savings and Loan, the footprint of Cheviot Savings Bank will double to 12 branches.  This will give the Company a presence in new markets to enhance growth and opportunity.

    Cheviot Savings Bank continues to help the community through involvement and participation in various community organizations and groups.

    The Cheviot Savings Bank Charitable Foundation has demonstrated their support in the community through various contributions.  Through 2010, the Foundation has donated over $629,000 to various charities and organizations.

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

In 2004, the Savings Bank reorganized into a two-tier mutual holding company structure (the “Reorganization”) and established Cheviot Financial Corp. (“Cheviot Financial” or the “Corporation”) as the parent of the Savings Bank.  Pursuant to the Plan, Cheviot Financial issued 9,918,751 common shares, of which approximately 55.0% was issued to Cheviot Mutual Holding Company, a federally chartered mutual holding company.  Cheviot Financial sold 4,388,438 common shares, representing approximately 44.0% of the outstanding common stock, to the Savings Bank’s depositors and a newly formed Employee Stock Ownership Plan (“ESOP”) at an initial issuance price of $10.00 per share.  In addition, 75,000 shares, or approximately one percent of the outstanding shares, were issued to a charitable foundation established by the Savings Bank.  Cheviot Financial’s issuance of common shares resulted in proceeds, net of offering costs and shares issued to the ESOP, totaling $39.3 million.  At December 31, 2010, Cheviot Financial had 3,409,595 shares issued and outstanding to persons other than Cheviot Mutual Holding Company.

The Savings Bank is a community and customer-oriented savings and loan operating six full-service offices, all of which are located in Hamilton County, Ohio, which we consider our primary market area.  We emphasize personal service and customer convenience in serving the financial needs of the individuals, families and businesses residing in our markets.

Cheviot Financial’s executive offices are located at 3723 Glenmore Avenue, Cheviot, Ohio  45211-4744, and our telephone number is (513) 661-0457.

The following are highlights of Cheviot Savings Bank’s operations:

●	a 99-year history of providing financial products and services to individuals, families and small business customers in southwestern Ohio;

●	a commitment to single family residential mortgage lending;

●	maintaining capital strength and exceeding regulatory “well capitalized” capital requirements; and

●	a business strategy designed to expand our banking relationships with existing and future customers.

Cheviot Financial Corp.

SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected financial and other data of Cheviot Financial Corp. at the dates and for the periods presented.

	At December 31,
	2010	2009	2008	2007	2006
	(In thousands)
Selected Financial Condition Data:
Total assets	$358,069	$341,860	$332,000	$319,060	$309,780
Cash and cash equivalents	18,149	11,283	10,013	9,450	5,490
Investment securities available for sale	88,382	55,851	23,909	12,178	9,085
Investment securities held to maturity – at cost	-	-	7,000	23,000	25,099
Mortgage-backed securities available for sale	4,279	4,920	648	814	1,042
Mortgage-backed securities held to maturity – at cost	4,779	5,744	6,915	9,500	14,237
Loans receivable, net (1)	225,438	247,002	268,483	249,832	241,178
Deposits	257,852	235,904	216,048	219,526	205,450
Advances from the Federal Home Loan Bank	27,300	33,672	44,604	28,665	29,236
Shareholders’ equity	69,419	68,750	68,231	67,920	72,200

	For the Year Ended December 31,
	2010	2009	2008	2007	2006
	(In thousands, except per share data)
Selected Operating Data:
Total interest income	$15,438	$16,473	$18,058	$17,791	$16,509
Total interest expense	4,698	6,585	8,445	9,499	7,782
Net interest income	10,740	9,888	9,613	8,292	8,727
Provision for losses on loans	550	853	668	116	25
Net interest income after provision for losses on loans	10,190	9,035	8,945	8,176	8,702
Total other income	1,323	813	503	545	538
Total general, administrative and other expense	8,540	8,141	7,440	7,367	6,770
Earnings before income taxes	2,973	1,707	2,008	1,354	2,470
Federal income taxes	995	606	592	428	774
Net earnings	$1,978	$1,101	$1,416	$926	$1,696

Earnings per share – basic and diluted	$0.23	$0.13	$0.16	$0.10	$0.18

(1)  Includes loans held for sale, net of allowance for loan losses and deferred loan costs.

Cheviot Financial Corp.

SELECTED FINANCIAL AND OTHER DATA (CONTINUED)

	At or For the Year Ended December 31,
	2010	2009	2008	2007	2006

Selected Financial Ratios and Other Data:(1)
Performance Ratios:
Return on average assets	0.56%	0.32%	0.43%	0.29%	0.56%
Return on average equity	2.82	1.60	2.09	1.33	2.32
Average equity to average assets	19.99	20.26	20.75	22.16	24.21
Equity to total assets at end of period	19.39	20.11	20.55	21.29	23.31
Interest rate spread (2)	3.04	2.67	2.49	2.00	2.27
Net interest margin (2)	3.33	3.10	3.11	2.78	3.03
Average interest-earning assets to average interest-bearing liabilities	119.68	120.80	122.59	124.51	128.42
Total general, administrative and other expenses to average total assets	2.43	2.40	2.28	2.34	2.24
Efficiency ratio (3)	70.79	76.08	73.55	83.37	73.07
Dividend payout ratio	191.30	307.69	225.00	320.00	155.56
Asset Quality Ratios:
Nonperforming loans as a percent of total loans (4)	2.15	0.99	0.69	0.26	0.12
Nonperforming assets as a percent of total assets (4)	1.93	1.31	0.88	0.40	0.09
Allowance for loan losses as a percent of total loans	0.55	0.41	0.26	0.24	0.35
Allowance for loan losses as a percent of
nonperforming assets	18.10	22.82	24.36	46.39	296.44
Regulatory Capital Ratios:
Tangible capital	16.24	16.24	16.84	16.75	16.60
Core capital	16.24	16.24	16.84	16.75	16.60
Risk-based capital	34.92	32.39	32.53	32.67	33.29
Number of:
Banking offices	6	6	6	6	6

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.

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

Recent Developments

On July 21, 2010, President Obama signed into law the financial regulatory reform act entitled the “Dodd-Frank Wall Street Reform and Consumer Protection Act” that implements changes to the regulation of the financial services industry, including provisions that, among other things:

☐	Centralize responsibility for consumer financial protection by creating a new agency responsible for implementing, examining and enforcing compliance with federal consumer financial laws.
☐	Apply the same leverage and risk-based capital requirements that apply to insured depository institutions to bank holding companies.
☐
Require the FDIC to seek to make its capital requirements for banks countercyclical so that the amount of capital required to be maintained increases in times of economic expansion and decreases in times of economic contraction.

☐	Change the assessment base for federal deposit insurance from the amount of insured deposits to consolidated assets less tangible capital.
☐	Implement corporate governance revisions, including with regard to executive compensation and proxy access by shareholders that apply to all public companies, not just financial institutions.
☐
Make permanent the $250 thousand limit for federal deposit insurance and increase the cash limit of Securities Investor Protection Corporation protection from $100 thousand to $250 thousand, and provide unlimited federal deposit insurance until January 1, 2013, for non-interest bearing demand transaction accounts at all insured depository institutions.

☐	Repeal the federal prohibitions on the payment of interest on demand deposits, thereby permitting depository institutions to pay interest on business transaction and other accounts.
☐	Increase the authority of the Federal Reserve to examine the Company and its non-bank subsidiaries.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Recent Developments (continued)

Cheviot Financial would become a bank holding company subject to regulation and supervision by the Board of Governors of the Federal Reserve System and the Savings Bank will be regulated by the FDIC, in each case, instead of the Office of Thrift Supervision.  As a bank holding company, Cheviot Financial may become subject to regulatory capital requirements it is not currently subject to as a savings and loan holding company and certain additional restrictions on its activities. In addition, compliance with new regulations and being supervised by one or more new regulatory agencies could increase our expenses.

Many aspects of the act are subject to rulemaking and will take effect over several years, making it difficult to anticipate the overall financial impact on the Corporation, its customers or the financial industry.  Provisions in the legislation that affect deposit insurance assessments and payment of interest on demand deposits could increase the costs associated with deposits as well as place limitations on certain revenues those deposits may generate.

On October 12, 2010, the Corporation, its wholly owned subsidiary, the Savings Bank, and Cheviot Merger Subsidiary, Inc. (“Merger Subsidiary”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with First Franklin Corporation (“First Franklin”) and its wholly-owned subsidiary, The Franklin Savings and Loan Company (“Franklin Savings”).

The Merger Agreement provides for a business combination whereby Merger Subsidiary will merge with and   into First Franklin (the “Merger”).  As a result of the Merger, the separate corporate existence of Merger Subsidiary will cease and First Franklin will continue as the surviving corporation in the Merger.  At the effective time of the Merger, each share of common stock, par value $0.01 per share, of First Franklin (other than shares owned by First Franklin, the Corporation, Savings Bank and Merger Subsidiary) will be converted into the right to receive $14.50 in cash.  Each First Franklin stock option outstanding at the time of the closing will be converted into an amount of cash equal to the positive difference, if any, between $14.50 and the exercise price of such stock option.

On January 31, 2011, the stockholders of First Franklin approved the Merger.  The acquisition is expected is expected to close on or about March 16, 2011.  The Merger Agreement contains customary representations, warranties and covenants of the Corporation, Savings Bank, Merger Subsidiary, First Franklin and Franklin Savings.

First Franklin and Franklin Savings have generally agreed not to solicit proposals relating to, or enter into  discussions concerning, alternative mergers, consolidations, acquisitions or other business combination transactions.

The Merger Agreement contains certain termination rights for both the Corporation and First Franklin, including allowing First Franklin to terminate the Merger Agreement if First Franklin has received an acquisition proposal that First Franklin’s board of directors reasonably determines to be superior to the Merger from a financial point-of-view to First Franklin’s stockholders.  Further, upon termination of the Merger Agreement under certain circumstances, First Franklin may be required to pay the Corporation a termination fee of $980,000.

As a result of the acquisition we anticipate that components of our non-interest expense will increase as we integrate the personnel and operations of First Franklin.  We believe however that these costs will more than be offset by the synergies which can be expected from a larger financial institution and the enhanced profitability potential we will have operating as an institution with over $500 million in assets.

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

The following tables set forth certain information for the years ended December 31, 2010, 2009 and 2008.  For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, is expressed both in dollars and rates.  No tax equivalent adjustments were deemed necessary based on materiality.  Average balances are based on monthly averages.  In the opinion of management, monthly averages do not differ materially from daily averages.

	For the Years Ended December 31,
	2010			2009			2008
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable, net (1)	$240,224	$13,285	5.53%	$253,302	$14,643	5.78%	$260,708	$15,436	5.92%
Mortgage-backed securities	9,871	289	2.93	11,080	437	3.94	8,505	464	5.46
Investment securities	67,633	1,714	2.53	42,562	1,197	2.81	35,488	2,074	5.84
Interest-earning deposits and other (2)	5,237	150	2.86	12,103	196	1.62	4,507	84	1.86
Total interest-earning assets	322,965	15,438	4.78	319,047	16,473	5.16	309,208	18,058	5.84

Total non-interest-earning assets	28,312			19,786			17,289

Total assets	$351,277			$338,833			$326,497

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits	$236,704	3,435	1.45	$224,324	4,844	2.16	$212,963	6,727	3.16
FHLB advances	33,152	1,263	3.81	39,783	1,741	4.38	39,257	1,718	4.38
Total interest-bearing liabilities	269,856	4,698	1.74	264,107	6,585	2.49	252,220	8,445	3.35

Total non-interest-bearing liabilities	11,208			6,069			6,535

Total liabilities	281,064			270,176			258,755

Shareholders’ equity	70,213			68,657			67,742

Total liabilities and shareholders’ equity	$351,277			$338,833			$326,497

Net interest income		$10,740			$9,888			$9,613

Interest rate spread (3)			3.04%			2.67%			2.49%

Net interest margin (4)			3.33%			3.10%			3.11%

Average interest-earning assets to average interest-bearing liabilities			119.68%			120.80%			122.59%

(1)	Includes nonaccruing loans. Interest income on loans receivable, net includes amortized loan origination fees.
(2)	Includes interest-earning demand deposits, other interest-earning deposits and FHLB stock.
(3)	Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.
(4)	Net interest margin is net interest income divided by average interest-earning assets.

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

	Year ended December 31,
	2010 vs. 2009			2009 vs. 2008
	Increase (decrease) due to			Increase (decrease) due to
	Volume	Rate	Net Change	Volume	Rate	Net Change
	(In thousands)
Interest-earnings assets:
Loans receivable, net	$(739)	$(619)	$(1,358)	$(434)	$(359)	$(793)
Mortgage-backed securities	(44)	(104)	(148)	120	(147)	(27)
Investment securities	645	(128)	517	354	(1,231)	(877)
Interest-earning assets	(147)	101	(46)	124	(12)	112

Total interest-earning assets	(285)	(750)	(1,035)	164	(1,749)	(1,585)

Interest-bearing liabilities:
Deposits	255	(1,664)	(1,409)	343	(2,226)	(1,883)
FHLB advances	(268)	(210)	(478)	23	-	23
Total interest-bearing liabilities	(13)	(1,874)	(1,887)	366	(2,226)	(1,860)

Increase (decrease) in net interest income	$(272)	$1,124	$852	$(202)	$477	$275

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Financial Condition at December 31, 2010 and December 31, 2009

At December 31, 2010, Cheviot Financial had total assets of $358.1 million, an increase of $16.2 million, or 4.7%, from $341.9 million at December 31, 2009.  The increase in total assets reflects an increase in investment securities totaling $32.5 million and an increase in cash and cash equivalents of $6.9 million, which was partially offset by a decrease in loans receivable of $21.6 million.

Cash, federal funds sold and interest-earning deposits in other financial institutions totaled $18.1 million at December 31, 2010, an increase of $6.9 million, or 60.9%, from $11.3 million at December 31, 2009.  Investment securities totaled $88.4 million at December 31, 2010, an increase of $32.5 million, or 58.2%, from $55.9 million at December 31, 2009.  During the year ended December 31, 2010, investment securities purchases consisted of $118.7 million of U.S. Government agency obligations, which were partially offset by $85.1 million of maturities.  At December 31, 2010, all of our investment securities were classified as available for sale. As of December 31, 2010, none of the investment securities are considered impaired.

Mortgage-backed securities totaled $9.1 million at December 31, 2010, a decrease of $1.6 million, or 15.1%, from $10.7 million at December 31, 2009.  The decrease in mortgage-backed securities was due to $1.7 million of principal repayments.  At December 31, 2010, $4.8 million of mortgage-backed securities were classified as held to maturity, while $4.3 million were classified as available for sale.  As of December 31, 2010, none of the mortgage-backed securities are considered impaired.

Loans receivable, including loans held for sale, totaled $225.4 million at December 31, 2010, a decrease of $21.6 million, or 8.7%, from $247.0 million at December 31, 2009.  The decrease resulted from loan repayments of $58.6 million and loans sales of $29.7 million, which were partially offset by loan originations of $34.0 million.   The change in the composition of the Corporation’s assets reflects management’s decision to take advantage of opportunities to obtain a higher rate of return by selling certain mortgage loans and recording gains, as well as lower levels of one-to-four-family loans and multi-family loan originations. Cheviot Savings Bank will sell selected one- to four-family residential fixed-rate loans to the Federal Home Loan Bank of Cincinnati.  Loans sold and serviced totaled $44.6 million at December 31, 2010. There were approximately $4.4 million of loans held for sale in our loan portfolio at December 31, 2010.

At December 31, 2010, the allowance for loan losses totaled $1.2 million, or 0.55% of net loans, compared to $1.0 million, or 0.41% of net loans at December 31, 2009.  In determining the appropriate level of our allowance for loan losses at any point in time, management and the board of directors apply a systematic process focusing on the risk of loss in the portfolio.  First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. Delinquent multi-family and commercial loans are evaluated individually for potential impairments in their carrying value.  Second, the allowance for loan losses entails utilizing our three year historic loss experience by applying such loss percentage to the loan types to be collectively evaluated in the portfolio.  The $550,000 provision for losses on loans during the year ended December 31, 2010 is a reflection of the following factors: weak economic conditions in the greater Cincinnati area, loan charge-offs of $155,000 and the need to allocate approximately $178,000 in specific reserves for seven properties with principal balances totaling $617,000 which were acquired through foreclosure. The analysis of the allowance for loan losses requires an element of judgment and is subject to the possibility that the allowance may need to be increased, with a corresponding reduction in earnings. To the best of management’s knowledge, all known and inherent losses that are probable and that can be reasonably estimated have been recorded at December 31, 2010.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Financial Condition at December 31, 2010 and December 31, 2009 (continued)

Nonperforming and impaired loans totaled $4.9 million at December 31, 2010, compared to $2.4 million at December 31, 2009.  At December 31, 2010, nonperforming and impaired loans were comprised of forty-seven loans secured by one-to-four family residential real estate and one loan secured by land. At both December 31, 2010 and December 31, 2009, real estate acquired through foreclosure totaled $2.0 million, respectively.  The Corporation has an allowance for loan losses intended to absorb losses inherent in our loan portfolio. The allowance for loan losses totaled 25.6% and 41.9% of nonperforming loans at December 31, 2010 and 2009, respectively.  Based on individual analyses of these loans, management believes that the Corporation’s allowance for loan losses conforms to generally accepted accounting principles based upon the available facts and circumstances. However, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

Deposits totaled $257.9 million at December 31, 2010, an increase of $21.9 million, or 9.3%, from $235.9 million at December 31, 2009.  The increase in deposits consisted of a $22.2 million increase in demand transaction and passbook accounts offset by a decrease in certificates of deposits of $213,000.

Advances from the Federal Home Loan Bank of Cincinnati decreased by $6.4 million, or 18.9%, to a total of $27.3 million at December 31, 2010.  During 2010, FHLB advances were not used as a funding source for loan originations as the Corporation sold more loans to the FHLB.

Shareholders’ equity totaled $69.4 million at December 31, 2010, a $669,000, or 1.0%, increase from December 31, 2009.  The increase in shareholders’ equity resulted primarily from net earnings of $2.0 million and an increase in shares acquired by stock benefit plans of $767,000, which was partially offset the payment of dividends of $1.4 million paid during 2010. At December 31, 2010, Cheviot Financial had the ability to purchase an additional 360,818 shares under its announced stock repurchase plan.

Cheviot Savings Bank is required to maintain minimum regulatory capital pursuant to federal regulations.  At December 31, 2010, Cheviot Savings Bank’s regulatory capital substantially exceeded all minimum regulatory capital requirements.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Years Ended December 31, 2010 and December 31, 2009

General

Cheviot Financial’s net earnings totaled $2.0 million for the year ended December 31, 2010, an increase of $877,000, or 79.7%, compared to the net earnings recorded for the year ended December 31, 2009.  The increase in net earnings reflects an $852,000 increase in net interest income, a $303,000 decrease in the provision for loan losses and an increase of $510,000 in other income, which was partially offset by a $399,000 increase in general, administrative and other expenses and a $389,000 increase in the provision for federal income taxes.

Interest Income

Total interest income for the year ended December 31, 2010, totaled $15.4 million, a decrease of $1.0 million, or 6.3%, compared to the year ended December 31, 2009.  The decrease in interest income reflects the impact of a 38 basis point decrease in the average yield to 4.78% from 5.16%, which was partially offset by a $3.9 million increase in the average balance of interest-earning assets during the year ended December 31, 2010 as compared to the year ended December 31, 2009.

Interest income on loans decreased by $1.4 million, or 9.3%, for the year ended December 31, 2010.  The decrease in interest income on loans reflects a $13.1 million, or 5.2%, decrease in the average balance outstanding during 2010 and a decrease of 25 basis points in the average yield to 5.53%.  Interest income on mortgage-backed securities decreased by $148,000, or 33.9%, during the year ended December 31, 2010, due primarily to a decrease in the average yield of 101 basis points from 2009 and a decrease in the average balance outstanding of $1.2 million.

Interest income on investment securities increased by $517,000, or 43.2%, during the year ended December 31, 2010, due to an increase of $25.1 million, or 58.9%, increase in the average balance outstanding which was partially offset by a decrease in the average yield of 28 basis points from 2009.  Interest income on other interest-earning assets decreased by $46,000, or 23.5%, during the year ended December 31, 2010.  The decrease was due to a $6.9 million decrease in the average balance outstanding, which was partially offset by a 124 basis point increase in the average yield.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Year ended December 31, 2010 and December 31, 2009 (continued)

Interest Expense

Interest expense totaled $4.7 million for the year ended December 31, 2010, a decrease of $1.9 million, or 28.7%, compared to the year ended December 31, 2009.  The average balance of interest-bearing liabilities outstanding increased by $5.7 million during 2010, which was partially offset by a decrease in the average cost of liabilities of 75 basis points to 1.74% for the year ended December 31, 2010.  Interest expense on deposits totaled $3.4 million for the year ended December 31, 2010, a decrease of $1.4 million, or 29.1%, from the year ended December 31, 2009.  This decrease was a result of a decrease of 71 basis points in the average cost of deposits to 1.45% for 2010, which was partially offset by an increase in the average balance outstanding of $12.4 million, or 5.5%, for 2010.  Interest expense on borrowings totaled $1.3 million for the year ended December 31, 2010, a decrease of $478,000, or 27.5%, from the 2009 period.  This decrease resulted from a decrease in the average balance of borrowings outstanding of $6.6 million, or 16.7% for the year ended December 31, 2010.  The  decrease in the average cost of deposits and borrowings  reflects  lower short term  interest  rates  in  2010 as compared to 2009, as actions by the Federal  Reserve to reduce  short term interest  rates resulted in a  steepening  of the yield curve and a reduction  of short term and medium term interest rates.

Net Interest Income

As a result of the foregoing changes in interest income and interest expense, net interest income increased by $852,000, or 8.6%, during the year ended December 31, 2010 from the year ended December 31, 2009. The Savings Bank’s cost of its liabilities decreased more significantly than the yield on its assets during 2010. The average interest rate spread increased to 3.04% for the year ended December 31, 2010 from 2.67% for the year ended December 31, 2009.  The net interest margin increased to 3.33% for the year ended December 31, 2010 from 3.10% for the year ended December 31, 2009.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Year ended December 31, 2010 and December 31, 2009 (continued)

Provision for Losses on Loans

As a result of an analysis of historical experience, the volume and type of lending conducted by the Savings Bank, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to the Savings Bank’s market area, and other factors related to the collectability of the Savings Bank’s loan portfolio, management recorded a $550,000 provision for losses on loans for the year ended December 31, 2010.  Management’s analysis of the allowance resulted in an $853,000 provision for losses on loans for the year ended December 31, 2009.  The  decision  to make a smaller provision  for loan losses  during the year ended  December 31, 2010, as compared  to recent  periods,  reflects  the amount  necessary  to  maintain  an adequate  allowance  based on historical loss experience, changes in the local economy, and other external  factors.  These other external factors, economic conditions, increase in delinquent loans, and collateral value changes, have had a negative impact on non-owner occupied loans in the portfolio.   There can be no assurance that the loan loss allowance will be sufficient to cover losses on nonperforming loans in the future.  At December 31, 2010, the allowance for loan losses totaled $1.2 million, or 0.55% of net loans, compared to $1.0 million, or 0.41% of net loans at December 31, 2009.  Management believes all nonperforming loans are adequately collateralized; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming loans or that the allowance will be adequate to cover losses on nonperforming loans in the future.

Other Income

Other income totaled $1.3 million for the year ended December 31, 2010, an increase of $510,000, or 62.7%, compared to the year ended December 31, 2009. This increase is due primarily to an increase in the gain on sale of loans of $308,000, an increase in other operating income of $110,000 and by a decrease in loss on sale of real estate acquired through foreclosure of $79,000.

General, Administrative and Other Expense

General, administrative and other expense totaled $8.5 million for the year ended December 31, 2010, an increase of $399,000, or 4.9%, compared to the year ended December 31, 2009.  This increase is a result of a $447,000, or 100.7% increase in legal and professional expense and an increase of $92,000, or 16.1% in occupancy and equipment expense, which was partially offset by a $115,000, or 2.5% decrease in employee compensation and benefits.  The increase in legal and professional expenses reflects the additional costs associated with entering into the agreement to acquire First Franklin Corporation and prepare the necessary regulatory applications associated with the transaction. The increase in occupancy and equipment is the result of annual maintenance contracts for the new equipment instituted for the new core computer operating system. The decrease in employee compensation and benefits is a result of the expense vesting period expiring on prior stock-based compensation grants.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of Results of Operations for the Year ended December 31, 2010 and December 31, 2009 (continued)

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

These actions increased our FDIC insurance premiums for the year ended December 31, 2010 to  $291,000 from $248,000 for the same period in 2009.

Federal Income Taxes

The provision for federal income taxes totaled $995,000 for the year ended December 31, 2010, an increase of $389,000, or 64.2%, compared to the provision recorded for the 2009 period.  The effective tax rates were 33.5% and 35.5% for the years ended December 31, 2010 and 2009, respectively. The difference between the Corporation’s effective tax rate in the 2010 and 2009 periods and the 34% statutory corporate rate reflects adjustments caused by the tax-exempt earnings on bank-owned life insurance, tax-exempt interest on municipal obligations and tax benefits for the contribution to the Cheviot Savings Bank Foundation offset by the difference in the stock compensation deduction for tax purposes.

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

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management of Market Risk

Qualitative Analysis

Our most significant form of market risk is interest rate risk.  The primary objective of our interest rate risk policy is to manage the exposure of net interest income to changes in interest rates.  Our board of directors and management evaluates the interest rate risk inherent in certain assets and liabilities, determines the level of risk appropriate given our business strategy, operating environment, capital and liquidity requirements and performance objectives and modifies lending, investing, deposit and borrowing strategies accordingly.  Our board of directors reviews management’s activities and strategies, the effect of those strategies on the net portfolio value, and the effect that changes in market interest rates would have on net portfolio value.  During 2010, short term interest rates declined, which are used to price our deposit products and are used in determining our cost of borrowings, medium and long term interest rates increased, which are used to determine the pricing of our loan products.  This has resulted in an increase of our interest rate spread.  Consequently, our net interest income increased in 2010 as compared to 2009.

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

The Office of Thrift Supervision provides the Savings Bank with the information presented in the following tables.  They present the change in the Savings Bank’s net portfolio value (“NPV”) at December 31, 2010 and 2009 that would occur upon an immediate change in interest rate based on Office of Thrift Supervision assumptions, but without effect to any steps that management might take to counteract that change.  The application of the methodology attempts to quantify interest rate risk as the change in NPV which would result from a theoretical change in market interest rates of 100, 200 and 300 basis points.  Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning assets and outgoing cash flows on interest-bearing liabilities.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Quantitative Analysis (continued)
		December 31, 2010
Change in
Interest Rates in
Basis Points
(“bp”)					Net Portfolio Value
(Rate Shock		Net Portfolio Value(3)			as % of PV of Assets(4)
in Rates)(1)		$ Amount	$ Change	% Change	NPV Ratio(5)	Change
		(In thousands)

+300	bp	$46,083	$(26,275)	(36.3%)	13.52%	(584	) bp
+200	bp	56,788	(15,570)	(21.5)	16.06	(330)
+100	bp	66,217	(6,141)	(8.5)	18.13	(123)
0	bp	72,358	--	--	19.36	--
-100	bp	75,593	3,235	4.5	19.94	58
-200	bp(2)	--	--	--	--	--

		December 31, 2009
Change in
Interest Rates in
Basis Points
(“bp”)					Net Portfolio Value
(Rate Shock		Net Portfolio Value(3)			as % of PV of Assets(4)
in Rates)(1)		$ Amount	$ Change	% Change	NPV Ratio(5)	Change
		(In thousands)

+300	bp	$46,959	$(20,354)	(30.2%)	14.44%	(462	) bp
+200	bp	55,227	(12,086)	(18.0)	16.44	(262)
+100	bp	62,446	(4,867)	(7.2)	18.07	(99)
0	bp	67,313	--	--	19.06	--
-100	bp	69,839	2,526	3.8	19.48	42
-200	bp(2)	--	--	--	--	--

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	Not meaningful because some market rates would compute at a rate less than zero.
(3)	Net portfolio value represents the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities.
(4)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(5)	NPV Ratio represents the net portfolio value divided by the present value of assets.

The model reflects that the Savings Bank’s NPV is more sensitive to an increase in interest rates than a decrease in interest rates.  The above table indicates that as of December 31, 2010, in the event of a 100 basis point increase in interest rates, we would experience an 8.5%, or $6.1 million, decrease in net portfolio value.  In the event of a 100 basis point decrease in interest rates, we would experience a 4.5%, or $3.2 million, increase in net portfolio value.  However, given the current level of market interest rates and the low probability of further significant declines in absolute rates, we did not calculate net portfolio value for interest rate decreases of greater than 200 basis points.

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

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business.  Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures.  Our primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of securities and funds provided by our operations.  In addition, we may borrow from the Federal Home Loan Bank of Cincinnati.  At December 31, 2010 and 2009, we had $27.3 million and $33.7 million, respectively, in outstanding borrowings from the Federal Home Loan Bank of Cincinnati and had the capacity to increase such borrowings at those dates by approximately $115.3 million and $109.3 million, respectively.

Loan repayments and maturing securities are a relatively predictable source of funds.  However, deposit flows, calls of securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace.  These factors reduce the predictability of these sources of funds.

Our primary investing activities are the origination of one- to four-family real estate loans, commercial real estate, construction and consumer loans, and the purchase of securities.  For the year ended December 31, 2010, loan originations totaled $63.7 million, compared to $65.8 million for the year ended December 31, 2009.  Purchases of investment securities totaled $118.7 million for the year ended December 31, 2010 and $76.9 million for the year ended December 31, 2009.

Total deposits increased $21.9 million during the year ended December 31, 2010, while total deposits increased $19.9 million during the year ended December 31, 2009.  Deposit flows are affected by the level of interest rates, the interest rates and products offered by competitors and other factors.  At December 31, 2010, certificates of deposit scheduled to mature within one year totaled $94.5 million. Our ability to retain these deposits will be determined in part by the interest rates we are willing to pay on such deposits.

Cheviot Financial Corp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources (continued)

The following table sets forth information regarding the Corporation’s obligations and commitments to make future payments under contract as of December 31, 2010.

		Payments due by period
	Less	More than	More than	More
	than	1-3	3-5	than
	1 year	years	years	5 years	Total
	(In thousands)

Contractual obligations:
Advances from the Federal Home Loan Bank	$-	$1,150	$8,256	$17,894	$27,300
Certificates of deposit	94,541	37,013	10,066	-	141,620

Amount of loan commitments and expiration
per period:
Commitments to originate one- to four-family
loans	2,532	-	-	-	2,532
Home equity lines of credit	13,550	-	-	-	13,550
Commercial lines of credit	199	-	-	-	199
Undisbursed loans in process	4,482	-	-	-	4,482

Total contractual obligations	$115,304	$38,163	$18,322	$17,894	$189,683

We are committed to maintaining a strong liquidity position.  We monitor our liquidity position on a daily basis.  We anticipate that we will have sufficient funds to meet our current funding commitments.  Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.

At December 31, 2010 and 2009, we exceeded all of the applicable regulatory capital requirements.  Our core (Tier 1) capital was $57.9 million and $54.6 million, or 16.2% of total assets, at both December 31, 2010 and 2009, respectively.  In order to be classified as “well-capitalized” under federal banking regulations, we were required to have core capital of at least $21.3 million, or 6.0% of assets, as of December 31, 2010.  To be classified as a well-capitalized savings bank, we must also have a ratio of total risk-based capital to risk-weighted assets of at least 10.0%.  At December 31, 2010 and 2009, we had a total risk-based capital ratio of 34.9% and 32.9%, respectively.

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

The Corporation’s management assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2010. In making this assessment, the Corporation’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on its assessment, the Corporation’s management believes that as of December 31, 2010, the Corporation’s internal control over financial reporting was effective based on those criteria.

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

March 16, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Cheviot Financial Corp.

We have audited the accompanying consolidated statements of financial condition of Cheviot Financial Corp. as of December 31, 2010 and 2009 and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for the year ended December 31, 2010, 2009, and 2008.  These consolidated financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cheviot Financial Corp. as of December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for the years ended December 31, 2010, 2009, and 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio
March 16, 2011

105 east fourth street, ste. 1500
cincinnati, oh 45202

www.cshco.com
p. 513.241,3111
f. 513.241.1212
cincinnati | columbus | dayton | middletown | springfield

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31, 2010 and 2009
 (In thousands)

ASSETS	2010	2009

Cash and due from banks	$5,776	$3,217
Federal funds sold	5,924	4,582
Interest-earning deposits in other financial institutions	6,449	3,484
Cash and cash equivalents	18,149	11,283

Investment securities available for sale - at fair value	88,382	55,851
Mortgage-backed securities available for sale - at fair value	4,279	4,920
Mortgage-backed securities held to maturity - at cost, approximate market value of $4,916 and $5,816 at December 31, 2010 and 2009, respectively	4,779	5,744
Loans receivable - net	220,998	245,905
Loans held for sale-at lower of cost or market	4,440	1,097
Real estate acquired through foreclosure - net	2,007	2,048
Office premises and equipment - at depreciated cost	4,610	4,889
Federal Home Loan Bank stock - at cost	3,375	3,369
Accrued interest receivable on loans	925	1,074
Accrued interest receivable on mortgage-backed securities	23	36
Accrued interest receivable on investments and interest-bearing deposits	392	322
Prepaid expenses and other assets	1,510	1,591
Bank-owned life insurance	3,791	3,653
Prepaid federal income taxes	409	78

Total assets	$358,069	$341,860

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$257,852	$235,904
Advances from the Federal Home Loan Bank	27,300	33,672
Advances by borrowers for taxes and insurance	1,440	1,501
Accrued interest payable	99	136
Accounts payable and other liabilities	1,955	1,625
Deferred federal income taxes	4	272
Total liabilities	288,650	273,110

Commitments and contingencies

Shareholders’ equity
Preferred stock - authorized 5,000,000 shares, $.01 par value; none issued
Common stock - authorized 30,000,000 shares, $.01 par value; 9,918,751 shares issued at December 31, 2010 and 2009	99	99
Additional paid-in capital	43,878	43,819
Shares acquired by stock benefit plans	(1,302)	(2,069)
Treasury stock - at cost, 1,053,843 and 1,050,045 shares at December 31, 2010 and 2009	(12,860)	(12,828)
Retained earnings - restricted	40,655	40,109
Accumulated comprehensive loss, unrealized losses on securities available for sale, net of tax benefits	(1,051)	(380)
Total shareholders’ equity	69,419	68,750

Total liabilities and shareholders’ equity	$358,069	$341,860

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF EARNINGS

For the years ended December 31, 2010, 2009 and 2008
 (In thousands, except per share data)

	2010	2009	2008
Interest income
Loans	$13,285	$14,643	$15,436
Mortgage-backed securities	289	437	464
Investment securities	1,714	1,197	2,074
Interest-earning deposits and other	150	196	84
Total interest income	15,438	16,473	18,058

Interest expense
Deposits	3,435	4,844	6,727
Borrowings	1,263	1,741	1,718
Total interest expense	4,698	6,585	8,445

Net interest income	10,740	9,888	9,613

Provision for losses on loans	550	853	668

Net interest income after provision for losses on loans	10,190	9,035	8,945

Other income
Rental	64	51	51
Loss on sale of real estate acquired through foreclosure	(23)	(102)	(48)
Gain (loss) on sale of office premises and equipment	-	1	(15)
Gain on sale of loans	694	386	53
Earnings on bank-owned life insurance	138	137	133
Other operating	450	340	329
Total other income	1,323	813	503

General, administrative and other expense
Employee compensation and benefits	4,489	4,604	4,331
Occupancy and equipment	664	572	582
Property, payroll and other taxes	965	984	960
Data processing	238	314	311
Legal and professional	891	444	382
Advertising	197	195	196
FDIC expense	291	248	31
Other operating	805	780	647
Total general, administrative and other expense	8,540	8,141	7,440

Earnings before income taxes	2,973	1,707	2,008

Federal income taxes (benefits)
Current	917	623	724
Deferred	78	(17)	(132)
Total federal income taxes	995	606	592

NET EARNINGS	$1,978	$1,101	$1,416

Earnings per share - basic and diluted	$0.23	$0.13	$0.16

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended December 31, 2010, 2009 and 2008
 (In thousands)

	2010	2009	2008

Net earnings	$1,978	$1,101	$1,416

Other comprehensive loss, net of tax benefit:
Unrealized holding losses on securities during the period, net of tax benefits of $346, $123 and $96 for the years ended December 31, 2010, 2009 and 2008, respectively	(671)	(239)	(187)

Comprehensive income	$1,307	$862	$1,229

Accumulated comprehensive loss	$(1,051)	$(380)	$(141)

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the years ended December 31, 2010, 2009 and 2008
(In thousands, except per share data)

	Common stock	Additional paid-in capital	Shares acquired by stock benefit plans	Treasury stock	Retained earnings	Unrealized gains (losses)on on securities available for sale	Total shareholders’ equity

Balance at December 31, 2007	$99	$43,418	$(3,582)	$(12,074)	$40,013	$46	$67,920

Net earnings for the year ended December 31, 2008	-	-	-	-	1,416	-	1,416
Cash dividends of $.36 per share	-	-	-	-	(1,153)	-	(1,153)
Amortization expense of stock benefit plans	-	(38)	753	-	-	-	715
Stock option expense	-	245	-	-	-	-	245
Treasury stock repurchases	-	-	-	(725)	-	-	(725)
Unrealized gains on securities designated as available for sale, net of related tax benefits	-	-	-	-	-	(187)	(187)

Balance at December 31, 2008	$99	$43,625	$(2,829)	$(12,799)	$40,276	$(141)	$68,231

Net earnings for the year ended December 31, 2009	-	-	-	-	1,101	-	1,101
Cash dividends of $.40 per share	-	-	-	-	(1,268)	-	(1,268)
Amortization expense of stock benefit plans	-	(54)	760	-	-	-	706
Stock option expense	-	248	-	-	-	-	248
Treasury stock repurchases	-	-	-	(29)	-	-	(29)
Unrealized gains on securities designated as available for sale, net of related tax benefits	-	-	-	-	-	(239)	(239)

Balance at December 31, 2009	$99	$43,819	$(2,069)	$(12,828)	$40,109	$(380)	$68,750

Net earnings for the year ended December 31, 2010	-	-	-	-	1,978	-	1,978
Cash dividends of $.44 per share	-	-	-	-	(1,432)	-	(1,432)
Amortization expense of stock benefit plans	-	(37)	767	-	-	-	730
Stock option expense	-	96	-	-	-	-	96
Treasury stock repurchases	-	-	-	(32)	-	-	(32)
Unrealized gains on securities designated as available for sale, net of related tax benefits	-	-	-	-	-	(671)	(671)

Balance at December 31, 2010	$99	$43,878	$(1,302)	$(12,860)	$40,655	$(1,051)	$69,419

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2010, 2009 and 2008
(In thousands)

	2010	2009	2008
Cash flows from operating activities:
Net earnings for the period	$1,978	$1,101	$1,416
Adjustments to reconcile net earnings to net cash provided by operating activities:
Amortization of premiums and discounts on investment and mortgage-backed securities, net	18	29	(21)
Depreciation	317	317	301
Amortization expense related to stock benefit plans	730	706	715
Amortization of deferred loan origination fees	105	(13)	1
Proceeds from sale of loans in the secondary market	26,771	23,486	3,836
Loans originated for sale in the secondary market	(29,734)	(23,100)	(3,783)
Gain on sale of loans	(694)	(386)	(53)
Loss on sale of real estate acquired through foreclosure	23	102	48
Impairment on real estate acquired through foreclosure	107	-	-
Loss on sale of office premises and equipment	-	-	15
Federal Home Loan Bank stock dividends	(6)	-	(131)
Earnings on bank-owned life insurance	(138)	(137)	(133)
Provision for losses on loans	550	853	668
Increase (decrease) in cash due to changes in:
Accrued interest receivable on loans	149	85	(40)
Accrued interest receivable on mortgage-backed securities	13	(4)	19
Accrued interest receivable on investments and interest-bearing deposits	(70)	144	(48)
Prepaid expenses and other assets	81	(1,294)	(143)
Accrued interest payable	(37)	(36)	55
Accounts payable and other liabilities	330	556	130
Federal income taxes
Current	(331)	82	(16)
Deferred	78	(17)	(132)
Net cash flows provided by operating activities	240	2,474	2,704

Cash flows used in investing activities:
Principal repayments on loans	58,585	63,429	45,625
Loan disbursements	(33,991)	(42,662)	(65,784)
Loans purchased	(541)	(1,700)	(455)
Purchase of investment securities – available for sale	(118,720)	(76,936)	(18,973)
Proceeds from maturity of investment securities – available for sale	85,101	44,000	7,000
Proceeds from maturity of investment securities – held to maturity	-	7,000	16,000
Proceeds from maturity of municipal obligations – held to maturity	-	565	-
Purchase of mortgage-backed securities – available for sale	-	(5,267)	-
Principal repayments on mortgage-backed securities – available for sale	694	1,033	146
Principal repayments on mortgage-backed securities – held to maturity	965	1,171	2,585
Additions to real estate acquired through foreclosure	(107)	(222)	(9)
Proceeds from sale of real estate acquired through foreclosure	531	710	839
Purchase of office premises and equipment	(38)	(238)	(154)
Proceeds from the sale of office premises and equipment	-	1	-
Net cash flows used in investing activities	(7,521)	(9,116)	(13,180)

Net cash flows used in operating and investing activities balance carried forward	$(7,281)	$(6,642)	$(10,476)

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended December 31, 2010, 2009 and 2008
(In thousands)

	2010	2009	2008

Net cash flows used in operating and investing activities balance brought forward	$(7,281)	$(6,642)	$(10,476)

Cash flows provided by financing activities:
Net increase (decrease) in deposits	21,948	19,856	(3,478)
Proceeds from Federal Home Loan Bank advances	10,000	-	25,500
Repayments on Federal Home Loan Bank advances	(16,372)	(10,932)	(9,561)
Advances by borrowers for taxes and insurance	(61)	37	211
Stock option expense, net	96	248	245
Treasury stock repurchases	(32)	(29)	(725)
Dividends paid on common stock	(1,432)	(1,268)	(1,153)
Net cash flows provided by financing activities	14,147	7,912	11,039

Net increase in cash and cash equivalents	6,866	1,270	563

Cash and cash equivalents at beginning of period	11,283	10,013	9,450

Cash and cash equivalents at end of period	$18,149	$11,283	$10,013

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Federal income taxes	$1,238	$537	$744

Interest on deposits and borrowings	$4,661	$6,549	$8,390

Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate acquired through foreclosure	$513	$1,574	$1,294

Loans originated upon sales of real estate acquired through foreclosure	$-	$193	$185

Recognition of mortgage servicing rights	$206	$182	$23

The accompanying notes are an integral part of these statements.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2010, 2009 and 2008

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

1.  Principles of Consolidation

The accompanying consolidated financial statements as of and for the years ended December 31, 2010, 2009 and 2008, include the accounts of the Corporation and its wholly-owned subsidiary, the Savings Bank.  All significant intercompany items have been eliminated.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

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

Loans held for sale are carried at the lower of cost (less principal payments received) or fair value (market value), calculated on an aggregate basis.  At December 31, 2010, the Corporation had $4.4 million in loans held for sale.

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

The Corporation recorded mortgage servicing rights totaling $144,000, $147,000 and $(2,000), net of amortization of $62,000, $35,000 and $25,000, during the years ended December 31, 2010, 2009 and 2008, respectively.  The carrying value of the Corporation’s mortgage servicing rights totaled approximately $366,000 and $222,000 at December 31, 2010 and 2009, respectively.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

3.  Loans Receivable (continued)

The Corporation was servicing mortgage loans of approximately $44.5 million and $27.9 million at December 31, 2010 and 2009, respectively, all of which had been sold to the Federal Home Loan Bank of Cincinnati.

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

5.  Allowance for Loan Losses

It is the Corporation’s policy to provide valuation allowances for estimated losses on loans primarily based on past loan loss experience and economic factors such as level of delinquencies, collateral values and overall employment and economy in the market area.  Additionally, the Corporation considers changes in the composition of the loan portfolio, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area.  When the collection of a loan becomes doubtful, or otherwise troubled, the Corporation records a charge-off equal to the difference between the fair value of the property securing the loan and the loan’s carrying value.  Major loans and major lending areas are reviewed periodically to determine potential problems at an early date.  The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

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

Years ended December 31, 2010, 2009 and 2008

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

7.  Investment in Federal Home Loan Bank Stock

The Corporation is required as a condition of membership in the Federal Home Loan Bank of Cincinnati (FHLB) to maintain an investment in FHLB common stock.  The stock is redeemable at par and, therefore, its cost is equivalent to its redemption value.  The Corporation’s ability to redeem FHLB shares is dependent on the redemption practices of the FHLB of Cincinnati.  At December 31, 2010, the FHLB of Cincinnati placed no restrictions on redemption of shares in excess of a member’s required investment in the stock.

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

Years ended December 31, 2010, 2009 and 2008

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

The Corporation is subject to income taxes in the U.S. federal jurisdiction, as well as various state jurisdictions.  Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, the Corporation is no longer subject to U.S.  federal, state and local, or non U.S.  income tax examinations by tax authorities for the tax years before 2007.

The  Corporation  will  recognize,  if applicable,  interest  accrued related to unrecognized  tax  benefits  in  interest  expense and  penalties  in  operating expenses.  No interest or penalties were recognized in the financial statements for 2010, 2009 and 2008.

10.  Benefit Plans

The Corporation has a 401(k) retirement savings plan, which covers all employees who have attained the age of 21 and have completed one year of service.  The Corporation is annually required to contribute 3% of eligible employees’ salaries, plus the lesser of 3% of each participant’s salary or 50% of each participant’s contributions, to the plan.  Additional employer contributions are made at the discretion of the Board of Directors.  Employer contributions totaled $231,000, $195,000, and $177,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

The Corporation has a nonqualified directors deferred compensation plan (the “compensation plan”) which provides for the payment of benefits to its directors upon termination of service with the Corporation.  The Corporation recorded expense of approximately $36,000, $21,000, and $21,000 for the directors deferred compensation plan for the years ended December 31, 2010, 2009 and 2008.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

10.  Benefit Plans (continued)

In connection with the Reorganization, the Corporation implemented an Employee Stock Ownership Plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who have completed one year of service and have attained the age of 21. The Corporation records a compensation expense equal to the fair value of ESOP shares allocated to participants during a given year. Allocation of shares to the ESOP participants is predicated upon the repayment of a loan to Cheviot Financial Corp. totaling $1.2 million and $1.6 million at December 31, 2010 and 2009, respectively. Dividends paid on the unallocated shares are used to fund the loan payment. The Corporation recorded expense related to the ESOP of approximately $301,000, $275,000 and $300,000 for the years ended December 31, 2010, 2009 and 2008, respectively. The fair value of the unearned ESOP shares approximated $953,000 at December 31, 2010.

In 2005, the Corporation initiated a Management Recognition Plan (“MRP” or the “Plan”) which provided for awards of 194,408 shares to members of the board of directors, management and certain employees.  Common shares awarded under the MRP vest over a five year period, commencing with the date of the grant.  Expense recognized under the MRP totaled $156,000, $407,000 and $400,000 for the years ended December 31, 2010, 2009 and 2008, respectively.  During  the years ended December 31, 2010, 2009 and 2008, 3,375 shares, 3,025 shares and 3,025 shares were awarded under the Corporation’s MRP, respectively at a weighted average grant price of $11.57.  During the year ended December 31, 2010, 35,605 shares vested at an average price of $8.24.  At December 31, 2010 total non-vested shares were 37,131 at a weighted average grant date fair value of $11.57.

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

Years ended December 31, 2010, 2009 and 2008

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

11.  Fair Value of Financial Instruments (continued)

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at December 31, 2010 and 2009:

Cash and cash equivalents: The carrying amounts presented in the consolidated statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

Investment and mortgage-backed securities:  For investment and mortgage-backed securities, fair value is deemed to equal the quoted market price, where available.  If a quoted market price is not available, fair value is estimated using quoted market prices of comparable instruments.

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

Loans held for sale: Loans held for sale are carried at the lower of cost or fair market value, as determined by outstanding commitments from investors, on an aggregated basis.  At December 31, 2010 and 2009, market value approximates cost.

Federal Home Loan Bank stock: The carrying amount presented in the consolidated statements of financial condition is deemed to approximate fair value.

Deposits:  The fair value of NOW accounts, passbook accounts, and money market demand deposits is deemed to approximate the amount payable on demand at December 31, 2010 and 2009.  Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

Advances from the Federal Home Loan Bank:  The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities or, when available, quoted market prices.

Advances by Borrowers for Taxes and Insurance: The carrying amount of advances by borrowers for taxes and insurance is deemed to approximate fair value.

Commitments to extend credit:  For fixed-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates.  At December 31, 2010 and 2009, the fair value of loan commitments was not material.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

11.  Fair Value of Financial Instruments (continued)

Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation’s financial instruments were as follows at December 31:

	2010		2009
	Carrying	Fair	Carrying	Fair
	value	value	value	value
	(In thousands)
Financial assets
Cash and cash equivalents	$18,149	$18,149	$11,283	$11,283
Investment securities	88,382	88,382	55,851	55,851
Mortgage-backed securities	9,058	9,195	10,664	10,736
Loans receivable - net and loans held for sale	225,438	233,272	247,002	258,986
Federal Home Loan Bank stock	3,375	3,375	3,369	3,369

	$344,402	$352,373	$328,169	$340,225

Financial liabilities
Deposits	$257,852	$257,672	$235,904	$235,771
Advances from the Federal Home Loan Bank	27,300	30,597	33,672	37,807
Advances by borrowers for taxes and insurance	1,440	1,440	1,501	1,501

	$286,592	$289,709	$271,077	$275,079

12.  Advertising

Advertising costs are expensed when incurred.

13.  Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold and interest-bearing deposits in other financial institutions with original terms to maturity of ninety days or less.

The Corporation maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits.  The Company has not experienced any losses in such accounts.  The Corporation believes it is not exposed to any significant credit risk on cash and cash equivalents.

14.  Earnings Per Share

Basic earnings per share is computed based upon the weighted-average common shares outstanding during the year less shares in the ESOP that are unallocated and not committed to be released.  Weighted-average common shares deemed outstanding gives effect to a reduction for 107,126, 142,833 and 178,540 unallocated shares held by the ESOP for the fiscal years ended December 31, 2010, 2009 and 2008, respectively.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

14.  Earnings Per Share (continued)

	December 31,
	2010	2009	2008

Weighted-average common shares outstanding (basic)	8,723,463	8,691,554	8,684,509

Dilutive effect of assumed exercise of stock options	8,441	17,242	44,527

Weighted-average common shares outstanding (diluted)	8,731,904	8,708,796	8,729,036

Options to purchase 412,340 shares of common stock ranging in price from $8.48 to $13.63 were outstanding during the year but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares.

15.  Stock Option Plan

On April 26, 2005, the Corporation approved a Stock Incentive Plan that provides for grants of up to 486,018 stock options.  During 2010, 2009, and 2008 approximately 8,860, 8,060, and 8,060 option shares were granted subject to five year vesting.

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

The Corporation elected the modified prospective transition method in applying ASC 718. Under this method, the provisions of ASC 718 apply to all awards granted or modified after the date of adoption, as well as for all unvested options outstanding at December 31, 2005. The compensation cost recorded for unvested equity-based awards is based on their grant-date fair value. For the year ended December 31, 2010, the Corporation recorded $96,000 in after-tax compensation cost for equity-based awards that vested during year.  The Corporation has $68,000 unrecognized pre-tax compensation cost related to non-vested equity-based awards granted under its stock incentive plan as of December 31, 2010, which is expected to be recognized over a weighted-average vesting period of approximately 0.2 years. There is no intrinsic value on the vested outstanding options due to the strike price exceeding the market price at December 31, 2010.

A summary of the unvested stock awards is as follows:

		Weighted Average Fair Value
	Shares	on Award Date
Unvested at December 31, 2009	97,548	$3.23
Awarded	8,860	4.83
Vested	(82,468)	3.32
Unvested at December 31, 2010	23,940	$3.52

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

15.  Stock Option Plan (continued)

A summary of the status of the Corporation’s stock option plan as of December 31, 2010, 2009, and 2008 and changes during the year then ended is presented below:

	2010		2009		2008
	Shares	Weighted- average exercise price	Shares	Weighted- average exercise price	Shares	Weighted- average exercise price

Outstanding at beginning of year	412,340	$11.17	404,280	$11.16	396,220	$11.21
Granted	8,860	8.07	8,060	8.48	8,060	9.03
Exercised	-	-	-	-	-	-
Forfeited	-	-	-	-	-	-

Outstanding at end of year	421,200	$11.05	412,340	$11.11	404,280	$11.16

Options exercisable at year-end	397,260	$11.16	314,792	$11.17	233,936	$11.17

Fair value of options granted during the year		$4.83		$3.31		$1.93

Cumulative option compensation cost over service period		$1,238		$1,195		$1,169
(in thousands)

Weighted average remaining vesting period		2 months		7 months		18 months

The following information applies to options outstanding at December 31, 2010:

Number outstanding	421,200
Exercise price	$8.07 - $13.63
Weighted-average exercise price	$11.16
Weighted-average remaining contractual life	4.7 years

The expected term of options is based on evaluations of historical and expected future employee exercise behavior.  The risk-free interest rate is based upon the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected life at grant date.  Volatility is based upon the historical volatility of the Corporation’s stock.

The fair value of each option granted is estimated on the date of grant using the modified Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 2010, 2009 and 2008:  dividend yield of 5.45%, 4.48% and 3.65%; expected volatility of 44.55%, 56.38% and 26.13%; risk-free interest rates of 3.38%, 3.25% and 3.78%; and expected lives of 10 years. The effects of expensing stock options are reported in “cash provided by financing activities” in the Consolidated Statements of Cash Flows.

 CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

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

Securities available for sale:  Fair value on available for sale securities were based upon a market approach. Securities which are fixed income instruments that are not quoted on an exchange, but are traded in active markets, are valued using prices obtained from our custodian, which used third party data service providers and classified as level 2 assets.  Management compares the fair values to another third party report for reasonableness.  Available for sale securities includes U.S. agency securities, municipal bonds and mortgage-backed agency securities.

	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant other unobservable inputs (Level 3)

Securities available for sale at December 31, 2010:
U.S. Government agency securities		$87,009
Municipal obligations		$1,373
Mortgage-backed securities		$4,279

Securities available for sale at December 31, 2009:
U.S. Government agency securities		$54,455
Municipal obligations		$1,396
Mortgage-backed securities		$4,920

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

16. Disclosures about Fair Value of Assets and Liabilities (continued)

The Corporation is predominately an asset-based lender with real estate serving as collateral on a substantial majority of loans.  Loans which are deemed to be impaired are primarily valued on a nonrecurring basis at the fair values of the underlying real estate collateral.  Such fair values are obtained using independent appraisals based on comparable sales, which the Corporation considers to be Level 2 inputs.  The aggregate carrying amount of impaired loans at December 31, 2010 and December 31, 2009 were approximately $4.9 million and $2.4 million, respectively.

The Corporation has real estate acquired through foreclosure totaling $2.0 million at both December 31, 2010 and December 31, 2009, respectively.  Real estate acquired through foreclosure is carried at the lower of the cost or fair value less estimated selling expenses at the date of acquisition. Fair values are obtained using independent appraisals, based on comparable sales which the Corporation considers to be Level 2 inputs.  The aggregate amount of real estate acquired through foreclosure that is carried at fair value was approximately $1.1 million and $732,000 at December 31, 2010 and December 31, 2009, respectively.  The aggregate amount of real estate acquired through foreclosure that is carried at cost was approximately $936,000 and $1.3 million at December 31, 2010 and December 31, 2009, respectively.

17.  Effects of Recent Accounting Pronouncements

We adopted the following accounting guidance in 2010, none of which had a material effect, if any, on our year-end consolidated financial position or results of operations.

In January 2010, the FASB issued ASU No. 2010-01 “Accounting for Distributions to Shareholders with Components of Stock and Cash,” which updated the Codification on accounting for distributions to shareholders that offers them the ability to elect to receive their entire distribution in cash or stock with a potential limitation on the total amount of cash that all shareholders can receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend. The new guidance is effective for interim and annual periods after December 15, 2009, and would be applied on a retrospective basis. The adoption of this guidance did not have any effect on our consolidated financial statements.

In January 2010, the FASB issued ASU No. 2010-06 “Improving Disclosures about Fair Value Measurements,” as the guidance for fair value measurements and disclosures. The guidance in ASU 2010-06 requires a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and to describe the reasons for the transfers. Furthermore, ASU 2010-06 requires a reporting entity to present separately information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements using significant unobservable inputs; clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value; and amends guidance on employers’ disclosures about postretirement benefit plan assets to require that disclosures be provided by classes of assets instead of by major categories of assets. The new guidance is effective for interim and annual reporting periods beginning January 1, 2010, except for the disclosures about purchases, sales, issuances, and settlements in the rollforward of activity in Level 3 fair value measurements. Those disclosures are effective January 1, 2011 and for interim periods thereafter. In the period of initial adoption, entities will not be required to provide the amended disclosures for any previous periods presented for comparative purposes. Early adoption is permitted. The adoption of this guidance is not expected to significantly impact our annual and interim financial statement disclosures and will not have any impact on our consolidated financial statements.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

17.  Effects of Recent Accounting Pronouncements (continued)

In February 2010, the FASB issued ASU No. 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements. The amendments in the ASU remove the requirement for companies that are subject to the periodic reporting requirements of the Exchange Act to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. generally accepted accounting principles (“U.S. GAAP”). The FASB also clarified that if the financial statements have been revised, then an entity that is not an SEC filer should disclose both the date that the financial statements were issued or available to be issued and the date the revised financial statements were issued or available to be issued. The FASB believes these amendments remove potential conflicts with the SEC’s literature. All of the amendments in the ASU were effective upon issuance, except for the use of the issued date for conduit debt obligors, which will be effective for interim or annual periods ending after June 15, 2010. The adoption of this guidance did not have a material effect on the consolidated financial statements.

In March 2010, the FASB issued ASU No. 2010-11, “Derivatives and Hedging (Topic 815),” which clarifies that the only type of embedded credit derivative feature related to the transfer of credit risk that is exempt from derivative bifurcation requirements is one that is in the form of subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination will need to assess those embedded credit derivatives to determine if bifurcation and separate accounting as a derivative is required. This guidance is effective on July 1, 2010. Early adoption is permitted at the beginning of an entity’s first interim reporting period beginning after issuance of this guidance. The adoption of this guidance did not have any impact on our consolidated financial statements.

In April 2010,  the FASB issued  Codification  Accounting  Standards  Update No. 2010-18 (ASU No. 2010-18) Effect of Loan Modification when the Loan is Part of a Pool that is accounted  for as a Single Asset (a consensus of the FASB  Emerging Issues  Task  Force).  The amendments in this update affect any entity that acquires loans subject to ASC Subtopic 310-30, that accounts for some or all of those loans within pools, and that subsequently modifies one or more of those loans after acquisition. ASU No. 2010-18 is effective for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the interim period ending September 30, 2010, and the amendments are to be applied prospectively. . The adoption of this guidance did not have any impact on our consolidated financial statements.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

17.  Effects of Recent Accounting Pronouncements (continued)

In July 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The ASU amends FASB Accounting Standards Codification™ (the “Codification” or “ASC”) Topic 310, Receivables, to improve the disclosures about the credit quality of an entity’s financing receivables and the related allowance for credit losses. As a result of these amendments, an entity is required to disaggregate, by portfolio segment or class of financing receivable, certain existing disclosures and provide certain new disclosures about its financing receivables and related allowance for credit losses.

In July 2010, the FASB issued Accounting Standards Update (ASU) 2010-20, “Disclosures About the Credit Quality of Financing Receivables and the Allowance for Credit Losses.”  This purpose of this Update is to improve transparency by companies that hold financing receivables, including loans, leases and other long-term receivables. The Update requires such companies to disclose more information about the credit quality of their financing receivables and the credit reserves against them. This guidance became effective during the three month period ended December 31, 2010, with the exception of certain disclosures which include information for activity that occurs during a reporting period (activity in the allowance for credit losses and modifications of financing receivables) which will be effective for the first interim or annual period beginning after December 15, 2010.

The following accounting guidance will be adopted in 2011, and is not expected to have a material impact, if any, on our consolidated financial position or results of operations.

In December 2010, the FASB issued ASU 2010-28, When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. This ASU modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating an impairment may exist. The qualitative factors are consistent with the existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the amendments in this Update are effective for fiscal year, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. This ASU is not expected to have a significant impact on the Company’s financial statements.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

17.  Effects of Recent Accounting Pronouncements (continued)

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments in this Update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. This ASU is not expected to have a significant impact on the Company’s financial statements.

In January 2011, the FASB issued ASU 2011-1, “Receivables (Topic 310): Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20”, which delays the effective date of the disclosures about troubled debt restructurings in ASU 2010-20 in order to allow the FASB time to complete its deliberations on what constitutes a troubled debt restructuring. The effective date of the new disclosures about troubled debt restructurings and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated. Currently, that guidance is anticipated to be effective for interim and annual periods ending after June 15, 2011. Management is currently evaluating the impact, if any, that the adoption of the remaining amendments will have on its consolidated financial statements.

18. Subsequent Events

The Corporation evaluates events and transactions occurring subsequent to the date of the financial statements for matters requiring recognition or disclosure in the financial statements.

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of investment securities at December 31 are shown below.

	December 31, 2010
	Amortized cost	Gross unrealized holding gains	Gross unrealized holding losses	Estimated fair value
	(In thousands)
Available for Sale:
U.S. Government agency securities	$88,529	$102	$1,622	$87,009
Municipal obligations	1,545	5	177	1,373

	$90,074	$107	$1,799	$88,382

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

	December 31, 2009
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	holding gains	holding losses	value
	(In thousands)
Available for Sale:
U.S. Government agency securities	$54,915	$67	$527	$54,455
Municipal obligations	1,545	4	153	1,396

	$56,460	$71	$680	$55,851

An investment security with a carrying value of approximately $500,000 at December 31, 2010 was pledged to secure an investment in the Senior Housing Crime Prevention Foundation.

The amortized cost of investment securities at December 31, 2010 and 2009, by contractual term to maturity, are shown below.

	December 31,
	2010	2009
	(In thousands)
Less than one year	$20,997	$24,919
One to five years	53,345	22,996
Five to ten years	4,497	2,310
More than ten years	11,235	6,235

	$90,074	$56,460

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of mortgage-backed securities at December 31, 2010 and 2009 are shown below.

	December 31, 2010
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	holding gains	holding losses	value
	(In thousands)
Available for sale:
Federal Home Loan Mortgage Corporation adjustable-rate participation certificates	$723	$13	$-	$736
Federal National Mortgage Association adjustable-rate participation certificates	548	17	-	565
Government National Mortgage Association adjustable-rate participation certificates	2,908	70	-	2,978

	$4,179	$100	$-	$4,279

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

Held to maturity:
Federal Home Loan Mortgage Corporation adjustable-rate participation certificate	$464	$10	$1	$473
Federal National Mortgage Association adjustable-rate participation certificates	515	7	-	522
Government National Mortgage Association adjustable-rate participation certificate	3,800	121	-	3,921

	$4,779	$138	$1	$4,916

	December 31, 2009
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	holding gains	holding losses	value
	(In thousands)
Available for sale:
Federal Home Loan Mortgage Corporation adjustable-rate participation certificates	$829	$1	$-	$830
Federal National Mortgage Association adjustable-rate participation certificates	700	9	-	709
Government National Mortgage Association adjustable-rate participation certificates	3,358	24	1	3,381

	$4,887	$34	$1	$4,920

Held to maturity:
Federal Home Loan Mortgage Corporation adjustable-rate participation certificates	$603	$1	$7	$597
Federal National Mortgage Association adjustable-rate participation certificates	640	3	1	642
Government National Mortgage Association adjustable-rate participation certificates	4,501	76	-	4,577

	$5,744	$80	$8	$5,816

The amortized cost of mortgage-backed securities, including those designated as available for sale, at December 31, 2010 and 2009, by contractual terms to maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

	December 31,
	2010	2009
	(In thousands)

Due in one year or less	$359	$611
Due in one year through five years	1,543	2,704
Due in five years through ten years	2,199	4,047
Due in more than ten years	4,857	3,269

	$8,958	$10,631

The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2010 and 2009:

				December 31, 2010
	Less than 12 months			12 months or longer			Total
Description of securities	Number of investments	Fair value	Unrealized holding losses	Number of investments	Fair value	Unrealized holding losses	Number of investments	Fair value	Unrealized holding losses
	(Dollars in thousands)

U.S. Government agency securities	17	$61,360	$1,622	-	$-	$-	17	$61,360	$1,622
Municipal obligations	-	-	-	2	1,058	177	2	1,058	177
Mortgage-backed securities	-	-	-	1	9	1	1	9	1

Total temporarily impaired securities	17	$61,360	$1,622	3	$1,067	$178	20	$62,427	$1,800

				December 31, 2009
	Less than 12 months			12 months or longer			Total
Description of securities	Number of investments	Fair value	Unrealized holding losses	Number of investments	Fair value	Unrealized holding losses	Number of investments	Fair value	Unrealized holding losses
	(Dollars in thousands)

U.S. Government agency securities	13	$26,996	$523	1	$1,000	$4	14	$27,996	$527
Municipal obligations	-	-	-	2	1,235	153	2	1,235	153
Mortgage-backed securities	3	137	5	13	1,537	4	16	1,674	9

Total temporarily impaired securities	16	$27,133	$528	16	$3,772	$161	32	$30,905	$689

Management does not intend to sell any of the debt securities with an unrealized loss and does not believe that it is more likely than not that it will be required to sell a security in an unrealized loss position prior to a recovery in value.  The fair values are expected to recover as securities approach maturity dates. The Company has evaluated these securities and has determined that the decline in their values is temporary.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

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

NOTE C - LOANS RECEIVABLE

The composition of the loan portfolio, including loans held for sale, at December 31 was as follows:

	2010	2009
	(In thousands)

One- to four-family residential	$195,801	$220,714
Multi-family residential	8,594	9,114
Construction	7,081	4,868
Commercial	19,329	15,925
Consumer	207	51
	231,012	250,672
Less:
Undisbursed portion of loans in process	4,482	2,696
Deferred loan origination fees	(150)	(51)
Allowance for loan losses	1,242	1,025

	$225,438	$247,002

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

NOTE C – LOAN RECEIVABLE (continued)

The Corporation’s lending efforts have historically focused on one- to four-family and multi-family residential real estate loans, which comprise approximately $207.0 million, or 92% of the net loan portfolio, at December 31, 2010 and approximately $232.0 million, or 94% of the net loan portfolio, at December 31, 2009.  Generally, such loans have been underwritten on the basis of no more than an 85% loan-to-value ratio, which has historically provided the Corporation with adequate collateral coverage in the event of default.  Nevertheless, the Corporation, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of southwestern Ohio, thereby impairing collateral values.

In the ordinary course of business, the Corporation has made loans to its executive officers and directors.  Loans to these officers and directors, as well as employees, are made at reduced interest rates and closing costs.  These loans do not involve more than the normal risk of collectability.  The aggregate dollar amount of loans to executive officers and directors totaled approximately $1.2 million and $1.3 million at December 31, 2010 and 2009, respectively.  During the year ended December 31, 2010, one new line of credit was originated to a director totaling $100,000. During the year ended December 31, 2010, there were repayments of approximately $91,000.

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

If a loss on an individual loan is in excess of homeowner equity and (if applicable) primary mortgage insurance, funds are withdrawn from the related LRA to cover the shortfall. The Company is eligible to receive LRA funds, net of any losses, beginning in the sixth year from the date a master commitment is fulfilled and ending in the eleventh year or when all of the loans sold under a master commitment have been paid in full. The Company’s LRA totaled $292,000 at December 31, 2010 and $182,000 at December 31, 2009.  The amount is reported in other assets and as deferred income until the FHLB remits amounts to the Company based on loan performance, at which time revenue will be recognized.  During 2010 and 2009, the Company received payments of $5,000 and $3,000 which were recognized in other income.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

NOTE D - ALLOWANCE FOR LOAN LOSSES

	Real Estate Loans – mortgage
	One-to four
	Family	Multi-family
2010	Residential	Residential	Construction	Commercial	Consumer	Total

Allowance for loan losses:

Beginning balance	$892	$30	$28	$75	$-	$1,025
Provision	364	19	5	161	1	550
Charge-offs	(277)	-	-	(56)	-	(333)
Recoveries	-	-	-	-	-	-

Ending balance	$979	$49	$33	$180	$1	$1,242

Ending balance:
individually evaluated for impairment	$217	$-	$-	$-	$-	$217

Ending balance:
collectively evaluated for impairment	$762	$49	$33	$180	$1	$1,025

Ending balance:
loans acquired with deteriorated credit quality	$-	$-	$-	$--	$-	$-

Loans receivable:

Ending balance	$195,801	$8,594	$7,081	$19,329	$207	$231,012

Ending balance:
individually evaluated for impairment	$4,989	$-	$-	$222	$-	$5,211

Ending balance:
Collectively evaluated for impairment	$190,812	$8,594	$7,081	$19,107	$207	$225,801

Ending balance:
loans acquired with deteriorated credit quality	-	-	-	--	-	-

2009 and 2008	2009	2008
	(In thousands)

Beginning balance	$709	$596
Provision for losses on loans	853	668
Charge-offs of loans	(537)	(572)
Recoveries	-	17

Ending balance	$1,025	$709

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

Credit Quality Indicators
As of December 31, 2010

Credit Risk Profile by Internally Assigned Grade

	Real Estate Loans – mortgage
	One-to four Family Residential	Multi-family Residential	Construction	Commercial	Consumer	Total
Grade:
Pass	$190,812	$8,594	$7,081	$19,107	$207	$225,801
Special mention	-	-	-	-	-	-
Substandard	4,989	-	-	222	-	5,211
Doubtful	-	-	-	-	-	-
Loss	-	-	-	-	-	-
Total	$195,801	$8,594	$7,081	$19,329	$207	$231,012

Age Analysis of Past Due Loans Receivable As of December 31, 2010
							Recorded Investment 90 Days and Accruing
	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loan Receivables

Real Estate:
1-4 family
Residential	$588	$429	$4,695	$5,712	$190,089	$195,801	-
Multi-family
Residential	-	-	-	-	8,594	8,594	-
Construction	-	-	-	-	7,081	7,081	-
Commercial	-	46	160	206	19,123	19,329	-
Consumer	-	-	-	-	207	207	-
Total	$588	$475	$4,855	$5,918	$225,094	$231,012	-

Impaired Loans
For the Year Ended December 31, 2010

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

With no related
allowance recorded:
Real Estate:
1-4 family	$4,038	$4,038	$-	$104	$126
Residential
Multi-family
Residential	-	-	-	-	-
Construction	-	-	-	-	-
Commercial	222	222	-	111	2
Consumer	-	-	-	-	-
Total	$4,260	$4,260	$-	$215	$128

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

With an allowance recorded:
Real Estate:
1-4 family	$734	$951	$217	$56	$9
Residential
Multi-family
Residential	-	-	-	-	-
Construction	-	-	-	-	-
Commercial	-	-	-	-	-
Consumer	-	-	-	-	-
Total	$734	$951	$217	$56	$9
Total:
Real Estate:
1-4 family	$4,772	$4,989	$217	$92	$135
Residential
Multi-family
Residential	-	-	-	-	-
Construction	-	-	-	-	-
Commercial	222	222	-	111	2
Consumer	-	-	-	-	-
Total	$4,994	$5,211	$217	$203	$137

Loan Receivable on Nonaccrual Status
As of December 31, 2010

Real Estate:
1-4 family	$4,695
Residential
Multi-family
Residential	-
Construction	-
Commercial	160
Consumer	-
Total	$4,855

At December 31, 2010, 2009 and 2008, the Corporation’s allowance for loan losses was comprised of a general loan loss allowance of $1.0 million, $876,000 and $679,000, respectively, which is includible as a component of regulatory risk-based capital, and a specific loan loss allowance totaling $217,000 at December 31, 2010, $149,000 at December 31, 2009 and $30,000 at December 31, 2008.  Nonperforming and impaired loans totaled approximately $4.9 million and $2.4 million at December 31, 2010 and 2009, respectively.  At December 31, 2010, impaired loans of approximately $951,000 had specific reserves of $217,000.  At December 31, 2010, all loans past due more than 90 days were non-accrual.  During the years ended December 31, 2010, 2009 and 2008, interest income of approximately $199,000, $92,000 and $126,000, respectively, would have been recognized had nonperforming loans been performing in accordance with contractual terms.

During the year ended December 31, 2010, the Corporation had total troubled debt restructurings of $2.4 million.  These loans were modified due to short term concessions with no impairment as the Corporation expects to recognize the full amount of the commitment.   The Corporation has no commitments to lend additional funds to these debtors owing receivables whose terms have been modified in troubled debt restructurings.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

NOTE E - OFFICE PREMISES AND EQUIPMENT

Office premises and equipment are comprised of the following at December 31:

	2010	2009
	(In thousands)

Land	$1,044	$1,044
Buildings and improvements, including construction-in-progress	5,875	5,875
Furniture and equipment	1,283	1,245
Automobiles	45	45
	8,247	8,209
Less accumulated depreciation	3,637	3,320

	$4,610	$4,889

At December 31, 2010 and 2009, the Corporation had capitalized interest costs of approximately $11,000 related to the construction of branch offices.

NOTE F - DEPOSITS

Deposits consist of the following major classifications at December 31:

Deposit type and weighted-average	2010	2009
interest rate	(In thousands)

NOW accounts
2010 - 0.22%	$32,929
2009 - 0.29%		$24,426
Passbook accounts
2010 - 0.15%	14,994
2009 - 0.24%		15,096
Money market demand deposit
2010 – 0.76%	68,309
2009 – 0.92%		54,549

Total demand, transaction and passbook deposits	116,232	94,071

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

NOTE F - DEPOSITS (continued)

Certificates of deposit
Original maturities of:
Less than 12 months
2010 – 0.66%	20,403
2009 – 1.11%		30,012
12 to 18 months
2010 – 1.21%	60,649
2009 – 2.03%		61,231
24 months – 36 months
2010 – 1.88%	35,054
2009 – 2.58%		28,033
Over 36 months
2010 - 3.85%	25,514
2009 - 4.27%		22,557

Total certificates of deposit	141,620	141,833

Total deposits	$257,852	$235,904

The Savings Bank had deposit accounts with balances in excess of $100,000 totaling $81.2 million and $61.6 million, including intercompany accounts totaling $8.0 million and $6.7 million, which are eliminated in consolidation, at December 31, 2010 and 2009, respectively. The Dodd-Frank Wall Street Reform and Consumer Protection Act permanently raised the standard maximum deposit insurance amount to $250,000.

Interest expense on deposits is summarized as follows at December 31:

	2010	2009	2008
		(In thousands)

Passbook savings and money market demand deposits	$512	$546	$695
NOW deposits	69	75	98
Certificates of deposit	2,854	4,223	5,934

	$3,435	$4,844	$6,727

Maturities of outstanding certificates of deposit at December 31 are summarized as follows:

	2010	2009
	(In thousands)

Less than six months	$53,405	$57,144
Six months to one year	41,136	42,906
Over one year to three years	37,013	30,770
Over three years	10,066	11,013
	$141,620	$141,833

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

NOTE F - DEPOSITS (continued)

In the ordinary course of business, the Corporation accepted deposits from officers and directors. At December 31, 2010 and 2009, total deposits from officers and directors totaled approximately $1.1 million and $1.0 million, respectively.

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at December 31, 2010 and 2009 by pledges of certain residential mortgage loans totaling $34.1 million and $42.1 million, respectively, and the Savings Bank’s investment in Federal Home Loan Bank stock are summarized as follows:

Interest rate range	Maturing year ending December 31,	2010	2009
(at fixed rates)		(Dollars in thousands)

2.98% - 4.61%	2010	$-	$9,000
3.89% - 5.44%	2012	1,150	2,023
3.75% - 4.84%	2014	2,291	3,027
4.31% - 5.36%	2015	5,965	7,733
5.25%	2016	667	868
5.27% - 5.35%	2017	1,969	2,643
3.29% - 4.18%	2018	6,024	8,378
1.81%	2020	9,234	-

		$27,300	$33,672

Weighted-average interest rate		3.64%	4.33%

The borrowings require principal payments as follows:

2011	$4,274
2012	4,409
2013	4,254
2014	4,061
2015	3,166
Thereafter	7,136

$27,300

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

NOTE H - FEDERAL INCOME TAXES

Federal income tax on earnings differs from that computed at the statutory corporate tax rate for the years ended December 31, 2010, 2009 and 2008 as follows:

	2010	2009	2008
	(Dollars in thousands)

Federal income taxes at statutory rate	$1,011	$580	$683
Increase (decrease) in taxes resulting primarily from:
Stock compensation	66	117	68
Charitable contributions carryforwards	-	(57)	(74)
Nontaxable interest income	(22)	(24)	(30)
Cash surrender value of life insurance	(47)	(47)	(45)
Other	(13)	37	(10)

Federal income taxes per financial statements	$995	$606	$592

Effective tax rate	33.5%	35.5%	29.5%

The composition of the Corporation’s net deferred tax liability at December 31 is as follows:

Taxes (payable) refundable on temporary	2010	2009
differences at statutory rate:	(In thousands)

Deferred tax assets:
General loan loss allowance	$347	$298
Deferred compensation	86	97
Stock benefit plans	152	212
Unrealized losses on securities available for sale	541	196
Merger related transaction costs	90	-
Other	5	2
Total deferred tax assets	1,221	805

Deferred tax liabilities:
Deferred loan origination costs	(250)	(216)
Federal Home Loan Bank stock dividends	(784)	(784)
Book/tax depreciation	(67)	(1)
Mortgage servicing rights	(124)	(76)
Total deferred tax liabilities	(1,225)	(1,077)

Net deferred tax liability	$(4)	$(272)

The Corporation was allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at December 31, 2010 include approximately $3.0 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction at December 31, 2010 was approximately $1.0 million. During 2006, the Corporation elected to file a consolidated federal tax return with the Bank. This enabled the Corporation to utilize approximately $217,000 of charitable contribution carryforwards for both years ended December 31, 2009, and 2008, respectively. At December 31, 2009, the Corporation had fully utilized the charitable contribution carryforwards.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

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

At December 31, 2010 and 2009, the Corporation had outstanding commitments to originate fixed-rate loans with interest rates ranging from 3.95% to 5.25% totaling $2.3 million and $2.3 million in fixed rate loans and $276,000 and $463,000 in variable rate loans, respectively, secured by one- to four-family residential real estate.  Additionally, the Corporation had unused lines of credit under home equity loans totaling $13.6 million and $12.8 million at December 31, 2010 and 2009, respectively.  In the opinion of management, all loan commitments equaled or exceeded prevalent market interest rates as of December 31, 2010 and 2009, and such commitments have been underwritten on the same basis as that of the existing loan portfolio.  Management believes that all loan commitments are able to be funded through cash flow from operations and existing excess liquidity.  Fees received in connection with these commitments have not been recognized in earnings.

In 2009, the Savings Bank entered into contract with COCC for the next six and a half years.  COCC will provide the CORE banking services for the Savings Bank at a minimum annual cost of $245,000.

At December 31, 2010 and 2009, the Savings Bank had a $1.0 million line of credit with another local bank.  No funds have been drawn on this line of credit as of December 31, 2010.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

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

As of December 31, 2010 and 2009, the Savings Bank met all capital adequacy requirements to which it was subject.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

NOTE J - REGULATORY CAPITAL (continued)

	As of December 31, 2010
	Actual		For capital adequacy purposes			To be “well- capitalized” under prompt corrective action provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in thousands)

Tangible capital	$57,854	16.2%	≥$	5,320	≥1.5%	≥$	17,735	≥ 5.0%

Core capital	$57,854	16.2%	≥$	14,188	≥4.0%	≥$	21,282	≥ 6.0%

Risk-based capital	$58,876	34.9%	≥$	13,488	≥8.0%	≥$	16,860	≥10.0%

	As of December 31, 2009
	Actual		For capital adequacy purposes			To be “well- capitalized” under prompt corrective action provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in thousands)

Tangible capital	$54,612	16.2%	≥$	5,035	≥1.5%	≥$	16,785	≥ 5.0%

Core capital	$54,612	16.2%	≥$	13,428	≥4.0%	≥$	20,142	≥ 6.0%

Risk-based capital	$55,488	32.9%	≥$	13,442	≥8.0%	≥$	16,803	≥10.0%

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

The Savings Bank is subject to regulations imposed by the OTS regarding the amount of capital distributions payable by the Savings Bank to Cheviot Financial.  Generally, the Savings Bank’s payment of dividends is limited, without prior OTS approval, to net earnings for the current calendar year plus the two preceding calendar years, less capital distributions paid over the comparable time period.  Insured institutions are required to file an application with the OTS for capital distributions.  Dividends totaling $3.5 million were paid to Cheviot Financial Corp. in 2009.

Regulations of the OTS governing mutual holding companies permit Cheviot Mutual Holding Company (the “Holding Company”) to waive the receipt by it of any common stock dividend declared by Cheviot Financial or the Savings Bank, provided the OTS does not object to such waiver.  Pursuant to these provisions, the Holding Company waived $2.4 million in dividends during 2010.

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

NOTE K - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION

The following condensed financial statements summarize the financial position of the Corporation as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years ended December 31, 2010, 2009 and 2008:

CHEVIOT FINANCIAL CORP.
STATEMENT OF FINANCIAL CONDITION
December 31, 2010 and 2009
(In thousands)

ASSETS	2010	2009

Cash in Cheviot Savings Bank	$8,015	$6,705
Cash and due from banks	32	33
Investment securities available for sale – at fair value	3,011	6,036
Loan receivable - ESOP	1,223	1,600
Investment in Cheviot Savings Bank	56,833	54,241
Accrued interest receivable on investments and interest-bearing deposits	12	20
Prepaid federal income taxes	442	134

Total assets	$69,568	$68,769

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and other liabilities	$70	$12
Deferred federal income taxes	79	7
Total liabilities	149	19

Common stock	99	99
Additional paid-in capital	43,878	43,819
Shares acquired by stock benefit plans	(1,302)	(2,069)
Treasury stock	(12,860)	(12,828)
Retained earnings	40,655	40,109
Accumulated comprehensive loss,
Unrealized losses on securities available for sale, net of tax benefits	(1,051)	(380)

Total shareholders’ equity	$69,419	$68,750

Total liabilities and shareholders’ equity	$69,568	$68,769

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

NOTE K - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION (continued)

CHEVIOT FINANCIAL CORP.
STATEMENT OF EARNINGS
Year ended December 31, 2010, 2009 and 2008
(In thousands)

	2010	2009	2008

Income
Interest income	$166	$68	$70
Equity in earnings of Cheviot Savings Bank	2,429	1,218	1,528
Total income	2,595	1,286	1,598

General, administrative and other expense	849	245	240

Earnings before federal income tax benefits	1,746	1,041	1,358

Federal income tax benefits	(232)	(60)	(58)

Net earnings	$1,978	$1,101	$1,416

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

NOTE K - CHEVIOT FINANCIAL CORP. CONDENSED FINANCIAL INFORMATION  (continued)

CHEVIOT FINANCIAL CORP.
STATEMENT OF CASH FLOWS
Years ended December 31, 2010, 2009 and 2008
(In thousands)

	2010	2009	2008

Cash flows provided (used) by operating activities:
Net earnings for the year	$1,978	$1,101	$1,416
Amortization of premiums and discounts on investment securities, net	17	21	-
Equity in undistributed earnings of Cheviot Savings Bank	(2,901)	1,664	(2,143)
Amortization of expense related to stock benefit plans	730	706	715
Increase (decrease) in cash due to changes in
Accrued interest receivable on investments and interest-bearing deposits	8	(20)	-
Prepaid expenses and other assets	19	466	(466)
Accounts payable and other liabilities	58	(87)	4
Prepaid federal income taxes
Current	(308)	(59)	(62)
Deferred	75	-	-
Net cash provided (used) by operating activities	(324)	3,792	(536)

Cash flows provided (used) by investing activities:
Purchase of investment securities – available for sale	(6,999)	(8,039)	-
Proceeds from maturity of investment securities – available for sale	10,000	2,000	-
Net cash flows provided (used) by investing activities	3,001	(6,039)	-

Cash flows used in financing activities:
Stock option expense, net	96	248	245
Treasury stock repurchases	(32)	(29)	(725)
Dividends paid	(1,432)	(1,268)	(1,153)
Net cash used in financing activities	(1,368)	(1,049)	(1,633)

Net increase (decrease) in cash and cash equivalents	1,309	(3,296)	(2,169)

Cash and cash equivalents at beginning of year	6,738	10,034	12,203

Cash and cash equivalents at end of year	$8,047	$6,738	$10,034

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

NOTE L - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table summarizes the Corporation’s quarterly results for the years ended December 31, 2010 and 2009.

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
2010:	(In thousands, except per share data)

Total interest income	$3,597	$3,841	$3,993	$4,007
Total interest expense	1,066	1,130	1,221	1,281

Net interest income	2,531	2,711	2,772	2,726
Provision for losses on loans	300	150	60	40
Net interest income after provision for loan losses	2,231	2,561	2,712	2,686
Other income	481	473	187	182
General, administrative and other expense	2,415	2,061	1,966	2,098

Earnings before income taxes	297	973	933	770
Federal income taxes	83	290	355	267

Net earnings	$214	$683	$578	$503

Earnings per share:
Basic and diluted	$.03	$.08	$.06	$.06

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
2009:	(In thousands, except per share data)

Total interest income	$3,955	$4,081	$4,105	$4,332
Total interest expense	1,431	1,591	1,718	1,845

Net interest income	2,524	2,490	2,387	2,487
Provision for losses on loans	50	351	115	337
Net interest income after provision for loan losses	2,474	2,139	2,272	2,150
Other income	160	179	243	231
General, administrative and other expense	2,097	1,883	2,181	1,980

Earnings before income taxes	537	435	334	401
Federal income taxes	195	194	109	108

Net earnings	$342	$241	$225	$293

Earnings per share:
Basic and diluted	$.04	$.03	$.03	$.03

CHEVIOT FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Years ended December 31, 2010, 2009 and 2008

NOTE M –SUBSEQUENT EVENT AND POTENTIAL ACQUISITION

On March 1, 2011 the Corporation received approval from the Office of Thrift Supervision to acquire First Franklin Corporation (First Franklin) and its subsidiary Franklin Savings and Loan Company, an Ohio chartered savings and loan association.  At December 31, 2010, First Franklin had approximately $271.4 million in assets, $250.7 million in liabilities and $20.7 million in equity.  First Franklin’s subsidiary operates 7 full service branch offices in the Cincinnati, Ohio area.  The acquisition is expected to close on or about March 16, 2011.

Under the terms of the agreement the shareholders of First Franklin will receive in cash, $14.50 for each share of common stock held on the closing date.  In addition, the merger agreement provides that all options to purchase First Franklin stock that are outstanding and unexercised, immediately prior to the closing under First Franklin’s various stock option plans, will be cancelled in exchange for a cash payment equal to the positive difference between $14.50 and the exercise price.  The estimated aggregate cost of the transaction is $24.4 million.

The Merger Agreement contains certain termination rights for both the Corporation and First Franklin, including allowing First Franklin to terminate the Merger Agreement if First Franklin has received an acquisition proposal that First Franklin’s board of directors reasonably determines to be superior to the Merger from a financial point-of-view to First Franklin’s stockholders.  Further, upon termination of the Merger Agreement under certain circumstances, First Franklin may be required to pay the Corporation a termination fee of $980,000.

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
officer)
Robert L. Thomas
Owner/Operator
R&R Quality Meats
and Catering

Steven R. Hausfeld
CPA/Owner
Steven R. Hausfeld, CPA

INVESTOR AND CORPORATE INFORMATION

Annual Meeting

The Annual Meeting of shareholders will be held at 3:00 p.m., Eastern Daylight Savings Time, on April 26, 2011 at the Cheviot Savings Bank Corporate Offices located at 3723 Glenmore Avenue, Cheviot, Ohio.

Stock Listing

Cheviot Financial Corp. common stock is listed on The Nasdaq Capital Market under the symbol “CHEV.”

As of March 2, 2011, there were 9,918,751 shares of Cheviot Financial Corp. common stock issued (including unallocated ESOP shares) and there were approximately 775 registered holders of record.

Set forth below are the high and low prices of our common stock for the year, as well as our quarterly dividend payment history.

Quarter Ended	High	Low	Dividend paid

March 31, 2010	$9.22	$7.22	$0.11
June 30, 2010	$9.50	$7.55	$0.11
September 30, 2010	$8.95	$7.53	$0.11
December 31, 2010	$9.49	$8.09	$0.11

March 31, 2009	$7.69	$5.89	$0.10
June 30, 2009	$9.80	$6.65	$0.10
September 30, 2009	$9.00	$7.18	$0.10
December 31, 2009	$8.32	$7.01	$0.10

Shareholder and General Inquiries	Transfer Agent

Cheviot Financial Corp.	Registrar and Transfer Company
3723 Glenmore Avenue	10 Commerce Drive
Cincinnati, Ohio 45211	Cranford, New Jersey 07016
(513) 661-0457	(800) 525-7686
Attn: Kimberly A. Siener
Investor Relations

Registered Independent Auditors	Corporate Counsel

Clark, Schaefer, Hackett & Co.	Luse Gorman Pomerenk & Schick, P.C.
105 East Fourth Street	5335 Wisconsin Avenue NW
Suite 1500	Suite 400
Cincinnati, Ohio 45202	Washington, DC 20015
(513) 241-3111	(202) 274-2000

Annual Reports

A copy, without exhibits, of the Cheviot Financial Corp. Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Kimberly A. Siener, Investor Relations, Cheviot Financial Corp., 3723 Glenmore Avenue, Cheviot, Ohio 45211. It may also be accessed through our website at www.cheviotsavings.com.

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
(513) 347-4991

Taylor Creek
7072 Harrison Avenue
Cincinnati, Ohio 45247
(513) 353-5140

3723 Glenmore Avenue Cheviot, OH 45211